As filed with the Securities and Exchange Commission on February 2, 2024

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LCNB Corp.

(Exact name of Registrant as specified in its charter)

Ohio	6021	31-1626393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 North Broadway, Lebanon, Ohio 45036

(513) 932-1414

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Eric J. Meilstrup

President & Chief Executive Officer

LCNB Corp.

2 North Broadway, Lebanon, Ohio 45036

(513) 932-1414

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian Gonzalez, Esq.	Kip A. Weissman, Esq.
Dinsmore & Shohl LLP	Luse Gorman, PC
199 W. Nationwide Blvd., Suite 200	5335 Wisconsin Avenue, N.W., Suite 780
Columbus, Ohio 43215	Washington, DC 20015
Phone: (614) 628-6921	Phone: (202) 274-2029

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☒	Non-accelerated filer

☐	Accelerated filer	☒	Smaller reporting company

		☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐	Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED FEBRUARY 2, 2024 SUBJECT TO COMPLETION

Prospectus of LCNB Corp.	Proxy Statement of Eagle Financial Bancorp, Inc.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholder of Eagle Financial Bancorp, Inc.:

LCNB Corp. (“LCNB”) and Eagle Financial Bancorp, Inc. (“EFBI”) have entered into an Agreement and Plan of Merger dated as of November 28, 2023 (the “Merger Agreement”), which provides for the merger of EFBI with and into LCNB, with LCNB being the surviving entity (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite approval of the stockholders of EFBI and the approval of the Merger by various regulatory agencies.

If completed, the proposed Merger will bring together two customer-focused organizations with deep commitments to the communities they serve, and will be a great benefit to all stakeholders by driving opportunities to expand LCNB’s presence in the Cincinnati metro and surrounding communities. Overall, the Merger will benefit EFBI’s customers by providing them access to a broader array of products and services offered by LCNB.

Under the terms of the Merger Agreement:

•

Prior to the effective time of the Merger, holders of EFBI common stock will be entitled to elect whether they would like to receive cash consideration or LCNB common shares for their outstanding EFBI common stock. Ultimately, at least 60% but no more than 70% of the aggregate consideration will be LCNB common shares and at least 30% but no more than 40% of the aggregate consideration will be cash. In the event the elected ratio is less than 60% or greater than 70% LCNB common shares, the consideration will be reallocated until such ratio is obtained, as detailed in the Merger Agreement.

•

Holders of EFBI common stock will be entitled to receive from LCNB, after the Merger is completed, merger consideration payable in the form of a combination of LCNB common shares and cash to be calculated as set forth in the Merger Agreement.

•

At the effective time of the Merger, each previously held share of EFBI common stock will be converted into the right to receive either: (i) 1.1401 LCNB common shares; (ii) cash consideration equal to $19.10; or (iii) a combination thereof subject to the reallocation procedures detailed in the Merger Agreement.

•	Holders of LCNB common shares will continue to own their existing LCNB common shares. LCNB common shares are traded on the Nasdaq Capital Market® under the symbol “LCNB.”

On November 28, 2023, the date of execution of the Merger Agreement, the closing price of LCNB common shares was $14.65 per share. On February 1, the closing price of LCNB common shares was $14.84 per share. Shares of EFBI common stock are traded on the OTCQB Market under the symbol “EFBI.” On November 28, 2023, the date of execution of the Merger Agreement, the closing price of EFBI common stock was $15.15 per share. On February 1, the closing price of EFBI common stock was $17.40 per share of common stock. The value of LCNB common shares at the time of completion of the Merger could be greater than, less than or the same as the value of LCNB common shares on the date of this proxy statement/prospectus. We urge you to obtain current market quotations of LCNB common shares and EFBI common stock.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of EFBI common stock who would otherwise be entitled to receive a fractional LCNB common share (after taking into account all shares of EFBI common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by $19.10.

EFBI will hold a special meeting of its stockholders to vote on the approval of the Merger Agreement and the transactions contemplated thereby. The special meeting of EFBI stockholders will be held at Western Hills Country Club, located at 5780 Cleves Warsaw Pike, Cincinnati, Ohio, at [ ], Eastern Time, on [ ], 2024. EFBI stockholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a proxy statement of EFBI that it is using to solicit proxies for use at its special meeting of stockholders to vote on the Merger Agreement and the transactions contemplated by it, including the Merger. It is also a prospectus relating to LCNB’s offer and sale of its common shares in connection with the Merger. This proxy statement/prospectus describes the EFBI special meeting, the Merger proposal, and other related matters.

The board of directors of EFBI unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that stockholders vote “FOR” each of the proposals to be considered at the EFBI special meeting.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 18 for a discussion of the risks related to the Merger and owning LCNB common shares after the Merger.

Whether or not you plan to attend the EFBI special meeting, your board urges you to vote by either completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope or by submitting your proxy by telephone or over the Internet.

Not voting by proxy or at the special meeting will have the same effect as voting against the approval of the Merger Agreement. Your board urges you to carefully read this proxy statement/prospectus, which contains a detailed description of EFBI’s special meeting, the Merger proposal, the LCNB common shares to be issued in the Merger and other related matters.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Laurel Hill Advisory Group, LLC, EFBI’s proxy solicitor, by calling toll-free at 1-(888)-742-1305. Banks and brokers should call (516) 933-3100.

Sincerely,

Gary J. Koester Chairman and Chief Executive Officer Eagle Financial Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the LCNB common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement/prospectus is dated [  ], 2024, and it

is first being mailed to EFBI stockholders on or about [  ], 2024.

EAGLE FINANCIAL BANCORP, INC.

6415 Bridgetown Road

Cincinnati, Ohio 45248

(513) 574-0700

Notice of Special Meeting of Stockholders

to be held on [ ], 2024

To the Stockholders of Eagle Financial Bancorp, Inc.:

Notice is hereby given that a special meeting of the stockholders of Eagle Financial Bancorp, Inc. (“EFBI”) will be held at Western Hills Country Club, located at 5780 Cleves Warsaw Pike, at [ ] p.m., Eastern Time, on [ ], 2024, for the purpose of considering and voting on the following matters:

1.	A proposal to approve the Agreement and Plan of Merger dated as of November 28, 2023, by and between LCNB Corp. and EFBI; and

2.	A proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

Holders of record of EFBI common stock at the close of business on [ ], 2024, the record date, are entitled to notice of and to vote on each of these proposals at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of EFBI’s shares of common stock outstanding and entitled to vote is required to approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Pursuant to Maryland law and EFBI’s Articles of Incorporation, holders of EFBI common stock are not entitled to the rights of an objecting or dissenting stockholder.

Your vote is very important, regardless of the number of shares of EFBI common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of EFBI common stock are represented at the special meeting, you may vote your shares by completing, signing, dating and returning the enclosed proxy card or by submitting your proxy by telephone or over the Internet. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The EFBI board of directors unanimously recommends that you vote (1) “FOR” the approval of the Agreement and Plan of Merger, and (2) “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Gary J. Koester
Chairman and Chief Executive Officer
, 2024 Cincinnati, Ohio	Eagle Financial Bancorp, Inc.

WHERE YOU CAN FIND MORE INFORMATION

LCNB Corp. (“LCNB”) is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). LCNB’s public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of LCNB’s filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below. Certain information filed by LCNB with the SEC is also available, without charge, through LCNB’s website at www.lcnbcorp.com.

LCNB has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to EFBI stockholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about LCNB from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 89. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

LCNB Corp.

2 North Broadway

Lebanon, Ohio 45036

Attn: Investor Relations

(513) 932-1414

To obtain timely delivery of these documents, you must request the information no later than [  ], 2024 in order to receive them before the EFBI special meeting.

EFBI does not file reports or other information with the SEC. If you would like copies of EFBI’s Articles of Incorporation and/or Bylaws from EFBI, please send a request in writing or by telephone to the EFBI address and telephone number listed below:

Eagle Financial Bancorp, Inc.

6415 Bridgetown Road

Cincinnati, OH 45248

Attn: Gary J. Koester

(513) 574-0700

To obtain timely delivery of these documents, you must request the information no later than [  ], 2024 in order to receive them before the EFBI special meeting.

LCNB common shares are traded on the Nasdaq Capital Market® under the symbol “LCNB.” EFBI’s common stock is traded on the OTCQB Market under the symbol “EFBI.”

Neither LCNB nor EFBI has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of LCNB’s and EFBI’s business, financial condition, results of operations and prospects may have changed since those dates.

i

COMPARISON OF CERTAIN RIGHTS OF EFBI STOCKHOLDERS AND LCNB SHAREHOLDERS	82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EFBI	85

FUTURE STOCKHOLDER PROPOSALS	87

EXPERTS	88

LEGAL MATTERS	88

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	89

Financial Information:

Unaudited Consolidated Financial Statements of Eagle Financial Bancorp, Inc. as of and for the Nine Months Ended September 30, 2023

Audited Consolidated Financial Statements of Eagle Financial Bancorp, Inc. as of and for the Years Ended December 31, 2022, 2021, 2020 and 2019

Annexes:

ANNEX A	Agreement and Plan of Merger	A-1

ANNEX B	Opinion of Janney Montgomery Scott LLC	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Merger and the EFBI special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because LCNB Corp. (“LCNB”) and Eagle Financial Bancorp, Inc. (“EFBI”) have entered into an Agreement and Plan of Merger dated as of November 28, 2023 (the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which EFBI will be merged with and into LCNB, with LCNB being the surviving entity (the “Merger”) on the effective date of the Merger (the “Effective Date”). Immediately following the Merger, EAGLE.bank, a state-chartered bank operating under a universal bank charter in accordance with applicable Ohio law and wholly-owned subsidiary of EFBI (“Eagle Bank”), will merge with and into LCNB National Bank, a national bank and wholly owned subsidiary of LCNB (“LCNB Bank”), with LCNB Bank being the surviving entity (the “Subsidiary Bank Merger”).

The Merger Agreement must be approved by the stockholders of EFBI before the Merger can be completed. To that end, EFBI is holding a special meeting of its stockholders (the “EFBI Special Meeting”) to obtain the required approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by EFBI’s stockholders.

This document constitutes the proxy statement of EFBI for use in soliciting proxies from EFBI stockholders for the EFBI Special Meeting. This document is also a prospectus that is being delivered by LCNB to EFBI’s stockholders because, in connection with the Merger, LCNB is offering LCNB common shares to holders of EFBI’s common stock.

This proxy statement/prospectus contains important information about the Merger and the EFBI Special Meeting, and you should read it carefully. The enclosed voting materials allow you to vote your EFBI common stock without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the Merger?

A:

In the Merger, EFBI will merge with and into LCNB, with LCNB being the surviving entity. Each share of EFBI common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive merger consideration (the “Merger Consideration”). After completion of the Merger, EFBI will cease to exist as a separate legal entity. The Articles of Incorporation and Code of Regulations of LCNB immediately prior to the Effective Time will continue to be the Articles of Incorporation and Code of Regulations of LCNB immediately following the Effective Time. Immediately after the Merger, or at a later time determined by LCNB, the Subsidiary Bank Merger will occur, with LCNB Bank as the surviving bank. Holders of LCNB common shares will continue to own their existing LCNB common shares. See the information provided in the section entitled “THE MERGER” beginning on page 41 and the Merger Agreement included as Annex A for more information about the Merger.

Q:	What will EFBI stockholders receive in the Merger?

A:	Under the terms of the Merger Agreement, stockholders of EFBI will be entitled to receive from LCNB, after the Merger is completed, Merger Consideration payable in the form of LCNB common shares to be calculated as set forth in the Merger Agreement or cash, pursuant to the election made by the EFBI stockholder prior to the Effective Time. At the Effective Time, each share of EFBI common stock, other than treasury shares, will be converted into the right to receive either 1.1401 LCNB common shares or $19.10 in cash, without interest, depending on the EFBI stockholder’s previously completed election and subject to the reallocation procedures detailed in the Merger Agreement.

LCNB will not issue any fractional shares in connection with the Merger. Instead, each holder of EFBI common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of EFBI common stock owned by such holder at the Effective Time) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled multiplied by $19.10. Any such cash paid for fractional shares will not count toward the allocation of consideration to be paid in cash.

Q:	As an EFBI stockholder, can I make an election as to the form of Merger Consideration I receive?

A:

Yes. At least fifteen (15) days prior to the Effective Time, EFBI stockholders will have the opportunity to elect what they would like to receive as Merger Consideration via materials transmitted by the exchange agent, Computershare (the “Exchange Agent”): (i) LCNB common shares at an exchange ratio of 1.1401 per share of EFBI common stock (the “Exchange Ratio”, and such LCNB common shares received the “Per Share Stock Consideration”); or (ii) cash at a rate of $19.10 (the “Per Share Cash Consideration”). In addition to making their election via the materials provided by the Exchange Agent, the EFBI stockholders will provide any shares held in physical form as well as a letter of transmittal or other required exchange materials.

Ultimately, no less than 60% and no greater than 70% of the Merger Consideration will be LCNB common shares and no less than 30% and no greater than 40% of the Merger Consideration will be cash. If holders of EFBI common stock elect to receive more than 70% total Merger Consideration as LCNB common shares or if holders of EFBI common stock elect to receive more than 40% total Merger Consideration as cash, the ratio will be appropriately adjusted to no less than 60% and no greater than 70% LCNB common shares and no less than 30% and no greater than 40% cash, and the ratio will be applied pro rata to the holders of EFBI common stock that made such election.

Any holder of EFBI who does not make an election will receive LCNB common shares or cash at the discretion of the Exchange Agent prior to the re-balancing discussed above in order to help the Exchange Agent reach the no less than 60% and no greater than 70% LCNB common shares and no less than 30% and no greater than 40% cash ratio prior to redistributing the shares of those stockholders who made the election.

Q:	Why are LCNB and EFBI proposing to merge?

A:

EFBI believes that the Merger is in the best interests of its stockholders and other constituencies because, among other reasons, the Merger Consideration will provide enhanced value and increased liquidity to EFBI stockholders. Furthermore, as a result of the Merger, EFBI will become part of a larger banking institution improving its ability to compete with larger financial institutions and better serve its customers’ needs, while maintaining the community bank philosophy that both institutions currently share. To review EFBI’s reasons for the Merger in more detail, see “THE MERGER—EFBI’s Reasons for the Merger” on page 44 of this proxy statement/prospectus.

LCNB believes that the Merger will benefit LCNB and its shareholders by enabling LCNB to further strengthen its position in the Cincinnati, Ohio area market and the competitive position of the combined organization. Furthermore, LCNB believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review LCNB’s reasons for the Merger in more detail, see “THE MERGER—LCNB’s Reasons for the Merger” on page 57 of this proxy statement/prospectus.

Q:	Does EFBI anticipate paying any dividends prior to the Effective Date?

A:	EFBI anticipates paying a quarterly cash dividend on EFBI common stock in the amount of $0.08 per share, consistent with past practice, prior to the Effective Date.

Q:	What are the expected material U.S. Federal Income Tax consequences of the Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and LCNB has received a legal opinion to that effect. Accordingly, we expect the Merger, generally, to be tax-free to United States resident EFBI common stockholders for United States federal income tax purposes with respect to the shares of LCNB common shares that they receive pursuant to the Merger. However, neither LCNB nor EFBI has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. The United States federal income tax consequences of the Merger to a United States resident EFBI common stockholder will depend on the receipt of cash or LCNB common shares received by that EFBI common stockholder. United States resident EFBI common stockholders will not recognize any gain or loss for United States federal income tax purposes if they exchange their shares of EFBI common stock for LCNB common shares in the Merger, except with respect to cash received in lieu of fractional LCNB common shares. United States resident EFBI common stockholders will recognize gain or loss if they exchange their shares of EFBI common stock for cash in the Merger. United States resident EFBI common stockholders will recognize gain, but not loss, if their shares are exchanged for a combination of LCNB common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. Any gain recognized on the Merger consideration could be subject to an additional tax on “net investment income,” depending on the stockholder’s adjusted gross income, as described below under “Medicare Tax on Net Investment Income.” You should consult with your tax advisor for the specific tax consequences of the Merger to you. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 61.

THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When and where will the EFBI special meeting of stockholders take place?

A:

The special meeting of stockholders of EFBI (the “EFBI Special Meeting”) will be held at Western Hills Country Club, located at 5780 Cleves Warsaw Pike, Cincinnati, Ohio, at [ ], Eastern Time, on [ ], 2024.

Even if you plan to attend the EFBI Special Meeting, EFBI recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of EFBI common stock are represented at the special meeting, you may vote your shares by completing, signing, dating and returning the enclosed proxy card or by submitting your proxy by telephone or over the Internet. If you hold your shares in “street name” through a broker or other nominee, you should follow the instructions in the notice of Internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common stock. The availability of telephone and Internet voting will depend on the voting process of your broker or other nominee.

Q:	What matters will be considered at the special meeting of EFBI?

A:

The stockholders of EFBI will be asked to (1) vote to approve the Merger Agreement and the transactions contemplated thereby, and (2) vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Q:	What vote is needed to approve the Merger Agreement and to approve the other matters at the EFBI Special Meeting?

A:

The EFBI capital stock outstanding on the record date for the EFBI Special Meeting only consists of common stock. The approval of the Merger proposal requires the affirmative vote of the holders of at least a majority of the shares of EFBI common stock outstanding on the record date for the EFBI Special Meeting and entitled to vote.

The adjournment of the EFBI Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the EFBI Special Meeting, will be decided by a majority of the votes cast if a quorum is present. If a quorum is not present at the EFBI Special Meeting, EFBI’s Bylaws permit the EFBI board of directors or the holders of the majority of shares present at the meeting to adjourn the EFBI Special Meeting to another date, time and place.

Q:	Who is entitled to vote at the EFBI Special Meeting?

A:

If you were the record holder of EFBI common stock as of the close of business on [ ], 2024 (the record date for the EFBI Special Meeting), you are entitled to receive notice of, and to vote at, the EFBI Special Meeting.

Each holder of EFBI common stock is entitled to cast one (1) vote on each matter properly brought before the EFBI Special Meeting for each share of EFBI common stock that such holder owned as of the close of business on the record date.

Q:	How do I vote my common stock of EFBI?

A:

Attendance in person at the EFBI Special Meeting is not required to vote. Whether or not you attend the EFBI Special Meeting, the EFBI board of directors urges you to promptly submit your voting instructions before the EFBI Special Meeting so that your shares will be represented at the EFBI Special Meeting. If you return your properly executed and dated proxy card prior to the special meeting and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Shares of EFBI’s common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Merger proposal and “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.

Q: How can I vote my shares in person if I attend the EFBI Special Meeting?

A:	Record Holders. Shares held directly in your name as the holder of record of EFBI common stock may be voted at the EFBI Special Meeting.

Shares in “street name.” If your EFBI common stock is held through a broker, bank or other institution, you must obtain a “legal proxy” from the record holder of your shares in order to vote in person at the EFBI Special Meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.

Eagle.bank Employee Stock Ownership Plan (the “ESOP”) Participants. If you participate in the ESOP, you will receive a voting instruction card that reflects all shares that you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP and all allocated shares for which no timely voting instructions are received in the same proportion as shares for which it has received valid voting instructions.

Eagle.bank 401(k) Profit Sharing Plan (the “401(k) Plan”) Participants. If you hold Eagle Bank common stock in the 401(k) Plan, you will receive a voting instruction card that reflects all shares that you may direct the 401(k) Plan trustee to vote on your behalf under the 401(k) Plan. Under the terms of the 401(k) Plan, you may direct the 401(k) Plan trustee how to vote the shares allocated to your account. If the 401(k) Plan trustee does not receive your voting instructions, the 401(k) Plan trustee will be instructed to vote your shares in the same proportion as the voting instructions received from other 401(k) Plan participants.

The deadline for returning your voting instruction cards is [ ], 2024.

Even if you plan to attend the EFBI Special Meeting, EFBI recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting. See “How can I vote my share without attending the special meeting?” below. Additional information on attending the special meetings can be found under the section entitled “The Special Meeting of Stockholders of EFBI” on page 37.

Q:	What will happen if I fail to vote or abstain from voting at the EFBI Special Meeting?

A:

A majority of the shares of EFBI common stock outstanding as of the close of business on the record date must be represented at the EFBI Special Meeting in person or by proxy in order to constitute a quorum for purposes of acting on the Merger proposal. If you fail to attend the EFBI Special Meeting and fail to submit timely a proxy for the EFBI Special Meeting (or fail to instruct your bank, broker, or other nominee how to vote), your shares of EFBI common stock will not be counted towards a quorum and will have the same effect as a vote “AGAINST” the approval of the Merger proposal.

If you fail to promptly submit your voting instructions by returning your proxy card before the EFBI Special Meeting or vote in person at the EFBI Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to return your proxy card or submit your voting instructions by telephone or via the Internet or vote in person at the EFBI Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to approve the adjournment of EFBI’s Special Meeting, if necessary, to solicit additional proxies, it will have no effect on the votes on those proposals.

Q:	How will my shares be voted if I return a blank proxy card?

A:

If you sign, date and return your proxy card or your proxy instructions with respect to the EFBI proposals and do not indicate how you want your shares of EFBI common stock to be voted, then your shares will be voted “FOR” the approval of the Merger Agreement and, if necessary, “FOR” the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of common stock are held in a stock brokerage account or by a bank or other nominee in “street name,” will my broker, bank or other nominee vote my shares for me?

A:

No. You must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your common stock. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common stock will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are an EFBI stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Whether you vote by mail, by telephone or via the Internet, if you are a registered stockholder, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Special Meeting (Note: Attendance at the meeting will not, in itself, constitute revocation of your proxy).

If you hold your shares through the ESOP, the 401(k) Plan, a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Q:	Are the EFBI stockholders entitled to dissenters’ rights?

A:	No. Under Section 3-202 of Maryland General Corporation Law and EFBI’s Articles of Incorporation, holders of EFBI common stock are not entitled to dissenter’s rights in connection with the Merger.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the second quarter of 2024, assuming stockholder approval and all applicable governmental approvals have been received and all other conditions precedent to the Merger, detailed in the Merger Agreement, have been satisfied or waived.

Q:	Should EFBI stockholders send in their stock certificates now?

A:

No. In connection with the Merger Consideration election process, which will take place at least fifty-five (55) days prior to the Effective Date, and conclude at least fifteen (15) days prior to the Effective Date, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your EFBI stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:

After carefully reviewing this proxy statement/prospectus, including its Annexes, please vote your EFBI common stock using one of the methods as described in the questions above entitled “How do I vote my common stock of EFBI?” on page 4, as soon as possible. By submitting your proxy, you authorize the individuals named to vote your common stock at the EFBI Special Meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the EFBI Special Meeting, please submit your proxy with voting instructions to ensure that your shares will be voted at the EFBI Special Meeting.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the EFBI merger proposal or the other proposals to be considered at the EFBI Special Meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 18. You also should read and carefully consider the risk factors of LCNB contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What is householding and how does it affect me?

A:

If you and others who share your address own your shares of EFBI common stock in “street name,” your broker or other holder of record may be sending only one proxy statement/prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate proxy statement/prospectus in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of the proxy statement/prospectus, you can request householding by contacting your broker or other holder of record.

Q:	Who can answer my questions about the Merger?

A:

If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards or copies of documents of LCNB incorporated by reference into this proxy statement/prospectus, please contact LCNB or EFBI, as applicable:

LCNB Corp.	Eagle Financial Bancorp, Inc.
2 North Broadway	6415 Bridgetown Road
Lebanon, Ohio 45036	Cincinnati, OH 45248
Attn: Investor Relations	Attn: Gary J. Koester
(513) 932-1414	(513) 574-0700

Q:	Who can answer my questions about voting my shares of EFBI Common Stock?

A:	If you have questions about voting your shares of EFBI common stock, please contact EFBI’s proxy solicitor:

Laurel Hill Advisory Group, LLC

Record Holders: 1-(888) 742-1305 (toll-free)

Banks and brokers (516) 933-3100

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about LCNB into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 89. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

LCNB Corp.

LCNB Corp.

P.O. Box 59

2 North Broadway

Lebanon, Ohio 45036

Attention: Eric J. Meilstrup, President and CEO

Phone: (513) 932-1414

LCNB is a financial holding company headquartered in Lebanon, Ohio. Substantially all of the assets, liabilities and operations of LCNB are attributable to its wholly-owned subsidiary, LCNB National Bank (“LCNB Bank”). LCNB Bank, was formed as a national banking association in 1877. On May 19, 1999, LCNB Bank became a wholly-owned subsidiary of LCNB.

LCNB Bank is a full service community bank offering a wide range of commercial, personal banking, and trust and investment services. Deposit services include checking accounts, NOW accounts, savings accounts, Christmas and vacation club accounts, money market deposit accounts, Lifetime Checking accounts (a program designed for senior citizens), individual retirement accounts, and certificates of deposit. Additional supportive services include online banking, bill pay, mobile banking and telephone banking. Commercial customers also have both cash management and remote deposit capture products as potential options. Deposits of LCNB Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”).

Loan products offered include commercial and industrial loans, commercial and residential real estate loans, agricultural loans, construction loans, various types of consumer loans, and Small Business Administration loans. LCNB Bank’s mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for commercial or consumer purposes secured by residential or commercial mortgages. Most fixed-rate residential real estate loans are sold to the Federal Home Loan Mortgage Corporation with servicing retained. Consumer lending activities include automobile, boat, home improvement and personal loans.

The wealth management division of LCNB Bank provides complete trust administrative, estate settlement, and fiduciary services and also offers investment management of trusts, agency accounts, individual retirement accounts, and foundations/endowments.

Security brokerage services are offered by the Bank through arrangements with LPL Financial LLC, a registered broker/dealer. Licensed brokers offer a full range of investment services and products, including financial needs analysis, mutual funds, securities trading, annuities, and life insurance.

Other services offered include safe deposit boxes, night depositories, cashier’s checks, bank-by-mail, ATMs, cash and transaction services, debit cards, wire transfers, electronic funds transfer, utility bill collections, notary public service, personal computer-based cash management services, 24-hour telephone banking, PC Internet banking, mobile banking, and other services tailored for both individuals and businesses.

LCNB Bank considers its primary market area to consist of counties where it has a physical presence and neighboring counties, which includes Southwestern and South Central Ohio. LCNB Bank has thirty-three (33) bank offices serving ten (10) southwestern and south-central Ohio counties, and one (1) bank office serving Boone County, Kentucky.

LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” LCNB is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about LCNB is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 89 of this proxy statement/prospectus.

Eagle Financial Bancorp, Inc.

Eagle Financial Bancorp, Inc.

6415 Bridgetown Road

Cincinnati, Ohio

Attention: Gary J. Koester, Chairman and Chief Executive Officer

Phone: (513) 574-0700

EFBI is a Maryland corporation and the bank holding company for Eagle Bank. EFBI is subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System.

Originally organized in 1882, Eagle Bank is an Ohio-chartered bank operating under a universal bank charter election in accordance with applicable Ohio law. Eagle Bank conducts business from its main office and two branch offices, all located in Hamilton County, Ohio. Eagle Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential real estate loans, commercial real estate and land loans, construction loans and home equity loans and lines of credit. To a lesser extent, Eagle Bank also originates commercial business loans, multi-family real estate loans and other consumer loans. Eagle Bank also conducts mortgage banking operations. Eagle Bank offers a variety of deposit accounts, including checking accounts, savings accounts, money market demand accounts and certificate of deposit accounts.

Eagle Bank’s primary lending market is Hamilton County, Ohio, and the adjoining counties of Butler, Warren and Clermont Counties in Ohio, Boone, Kenton and Campbell Counties in Kentucky, and Dearborn County in Indiana.

EFBI’s common stock is quoted on the OTCQB Market under the symbol “EFBI”.

The Merger (page 41)

The Merger Agreement provides that, if all of the conditions to the closing of the Merger are satisfied or waived, EFBI will be merged with and into LCNB, with LCNB as the surviving entity. Immediately following the Merger, or at such later time specified by LCNB, Eagle Bank will merge with and into LCNB Bank, with

LCNB Bank being the surviving entity. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What EFBI stockholders will receive in the Merger (page 68)

Under the terms of the Merger Agreement, if the Merger is completed, stockholders of EFBI will be entitled to receive, for each share of EFBI common stock, at the election of the holder thereof:

(i) 1.1401 LCNB common shares; or

(ii) $19.10 in cash, without interest.

The form of consideration to be received by each holder of EFBI common stock is subject to reallocation to ensure that no less than 60% and no greater than 70% of the Merger Consideration will be converted into the right to receive LCNB common shares and no less than 30% and no greater than 40% of the Merger Consideration will be converted into the right to receive cash.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of EFBI common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all EFBI common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the LCNB fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by $19.10.

Exchange of EFBI common stock (page 69)

Once the Merger is complete, Computershare, as exchange agent (the “Exchange Agent”), will mail you confirmation of your LCNB common shares to be issued by book-entry transfer. Transmittal instructions will be issued during the election process.

EFBI Special Meeting of stockholders (page 37)

A special meeting of stockholders of EFBI will be held at Western Hills Country Club, located at 5780 Cleves Warsaw Pike, Cincinnati, Ohio, at [ ] p.m., Eastern Time, on [ ], 2024, for the purpose of considering and voting on the following matters:

•	a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger; and

•	a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned shares of EFBI common stock as of the close of business on [ ], 2024. As of the close of business on [ ], 2024, a total of [ ] shares of EFBI common stock were outstanding and entitled to be voted on each matter submitted to stockholders at the EFBI Special Meeting. As of the same date, there were no shares of EFBI preferred stock outstanding and eligible to be voted at the EFBI Special Meeting.

Required vote (page 37)

A quorum, consisting of a majority of the EFBI common stock entitled to be voted at the EFBI Special Meeting, is required in order for stockholders to take action on the Merger proposal at the EFBI Special Meeting.

The approval of the Merger Agreement and the transactions contemplated thereby at the EFBI Special Meeting will require the affirmative vote of the holders of at least [ ] shares of EFBI common stock, which is a majority of the [ ] shares of EFBI common stock outstanding and entitled to be voted at the EFBI Special Meeting. If a quorum of the EFBI common stock exists, the adjournment of the EFBI Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the EFBI Special Meeting, will be approved if a majority of the votes cast are voted in favor of adjournment. If a quorum is not present at the EFBI Special Meeting, EFBI’s Bylaws permit EFBI’s board of directors or a majority of stockholders there present to adjourn the EFBI Special Meeting to another date, time and place.

As of the close of business on [ ], 2024, directors of EFBI owned an aggregate of [ ] shares of EFBI common stock, an amount equal to approximately [ ]% of the outstanding shares EFBI common stock. The directors of EFBI each entered into a support agreement with LCNB on November 28, 2023, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares of common stock in favor of the approval of the Merger Agreement. As of the close of business on [ ], 2024, LCNB and its directors, executive officers and affiliates beneficially owned no EFBI common stock, and EFBI and its directors, executive officers and affiliates beneficially owned [ ] LCNB common shares.

Recommendation to EFBI stockholders (page 44)

The board of directors of EFBI unanimously approved the Merger Agreement. The board of directors of EFBI believes that the Merger is in the best interests of EFBI and its stockholders, and, as a result, the directors unanimously recommend that EFBI stockholders vote “FOR” the approval of the Merger Agreement and “FOR” adjourning the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of EFBI considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER— EFBI’s Reasons for the Merger” beginning on page 41 and page 44, respectively, of this proxy statement/prospectus.

Opinion of EFBI’s Financial Advisor (page 46)

In connection with the Merger Agreement, EFBI’s financial advisor, Janney Montgomery Scott LLC (“Janney”), delivered a written opinion, dated November 28, 2023, to the EFBI board of directors to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of EFBI common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. Janney’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was addressed to, the EFBI board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of EFBI to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the EFBI board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of EFBI common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 61)

LCNB and EFBI intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Both LCNB and EFBI intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by LCNB or EFBI as a result of the Merger, and (ii) U.S. resident EFBI stockholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their EFBI common stock for LCNB common shares in the Merger, except with respect to cash received in lieu of fractional LCNB common shares. U.S. resident EFBI stockholders will recognize gain or loss if they exchange their shares of EFBI common stock for cash in the Merger. Any gain recognized on the Merger Consideration could be subject to an additional tax on “net investment income,” depending on the stockholder’s adjusted gross income, as described below under “Medicare Tax on Net Investment Income.”

All EFBI stockholders should carefully read the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 61 of this proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters. All EFBI stockholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including, without limitation, the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any LCNB common shares received in the Merger, your holding period with respect to any LCNB common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

Interests of directors and executive officers of EFBI (page 58)

The directors and executive officers of EFBI have interests in the Merger that are different from, or in addition to, the interests of EFBI stockholders generally. These include:

•

new settlement agreements with Patricia L. Walter, President of EFBI and Eagle Bank, Kevin Strehle, Vice President – Residential Lending of Eagle Bank, Ray McCleese, Vice President – Commercial Lending of Eagle Bank, Gary J. Koester, Chairman and Chief Executive Officer of EFBI and Eagle Bank, Kevin Schramm, Vice President, Chief Financial Officer and Treasurer of Eagle Bank and Mendee Wyenandt, Vice President – Operations and Chief Information Officer of Eagle Bank, which will supersede and replace their employment agreements existing as of the Effective Time of the Merger, and which provide for cash payments and for Kevin Strehle, Ray McCleese and Mendee Wyenandt only, certain health and welfare benefits;

•	the accelerated vesting of EFBI restricted stock awards;

•	cash payment in exchange for the cancellation of EFBI stock options; and

•	continued indemnification and continued insurance for directors and officers of EFBI for events occurring before the Merger.

Each of LCNB’s and EFBI’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of EFBI Directors and Officers in the Merger” beginning on page 58 of this proxy statement/prospectus.

Dissenters’ rights of EFBI stockholders (page 40)

Under Section 3-202 of Maryland General Corporation Law and EFBI’s Articles of Incorporation, EFBI stockholders are not entitled to exercise dissenters’ or appraisal rights.

Certain differences in shareholder rights (page 82)

When the Merger is completed, some EFBI stockholders will receive LCNB common shares and therefore, will become LCNB shareholders. As LCNB shareholders, your rights will be governed by LCNB’s Amended and Restated Articles of Incorporation and Code of Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF EFBI AND LCNB SHAREHOLDERS” beginning on page 82 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 57)

The Merger cannot be completed until LCNB receives the required regulatory approvals (or grants of waivers of applications), which include the approval of both the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). LCNB has filed an application with the OCC for the Subsidiary Bank Merger, and intends to file a waiver request to the Federal Reserve relating to the filing of an application for the approval of the Merger.

Conditions to the Merger (page 72)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger is conditioned on the approval of the Merger Agreement by EFBI stockholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary closing conditions detailed in the Merger Agreement. Although LCNB and EFBI anticipate the closing of the Merger will occur in the second quarter of 2024, neither LCNB nor EFBI can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 72 of this proxy statement/prospectus.

Termination of the Merger Agreement (page 79)

LCNB and EFBI may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after stockholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either LCNB or EFBI, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•

a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect under the terms and conditions provided in the Merger Agreement;

•

if the Merger is not consummated by July 1, 2024, unless the failure of the Merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;

•

(i) the approval of any governmental authority required for consummation of the Merger shall have been denied and the denial has become final and nonappealable, (ii) any governmental authority whose approval is required for consummation of the Merger shall have requested, directed or advised LCNB or EFBI to withdraw its application for approval of the Merger, or (iii) any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger; or

•

if the requisite EFBI stockholder vote shall not have been obtained at the Special Meeting, provided that the party seeking to terminate shall not have materially breached its obligations under the Merger Agreement in a manner that primarily caused the failure to obtain the requisite EFBI vote.

LCNB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before EFBI stockholders approve the Merger Agreement upon written notice to EFBI if:

•

the EFBI board of directors shall have failed to include its recommendation of the Merger Agreement in the proxy statement/prospectus, or withdrawn, modified or qualified its recommendation in a manner adverse to LCNB, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms of the Merger Agreement;

•

the EFBI board of directors shall have recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after the acquisition proposal is publicly announced; or

•

EFBI or its board of directors has breached its obligations under certain provisions of the Merger Agreement relating to the EFBI Special Meeting and alternative acquisition proposals in any material respect.

EFBI, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to LCNB:

•

that the EFBI board (or a duly authorized committee thereof) has authorized the acceptance of a superior acquisition proposal; provided, that the right of EFBI to terminate the Merger Agreement pursuant to this provision is conditioned on and subject to the prior payment by EFBI to LCNB of a $1,025,000 termination fee in accordance with the Merger Agreement; or

•

if, prior to the Effective Time and during the time period specified in the Merger Agreement, the market value of LCNB’s common shares drops below a certain pre-determined threshold while the NASDAQ Bank Index does not; subject, however, to LCNB’s right to cure by providing notice to EFBI that LCNB intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 80)

If the Merger Agreement is terminated by EFBI under certain circumstances involving alternative acquisition proposals, EFBI may be required to pay a termination fee to LCNB equal to $1,025,000.

Risk Factors (page 18)

In evaluating the Merger Agreement, the Merger or the issuance of LCNB common shares, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 18.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of LCNB and EFBI, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, project, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page 18 and the factors previously disclosed in LCNB’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

•	changes in general economic, political, or industry conditions;

•	uncertainty in U.S. fiscal and monetary policy, including the ongoing increasing interest rate policies of the Federal Reserve;

•	volatility and disruptions in global capital and credit markets;

•	movements in interest rates;

•	discontinuation of LIBOR;

•	competitive pressures on product pricing and services;

•	ongoing geopolitical volatility and political uncertainty;

•	success, impact, and timing of LCNB’s and EFBI’s business strategies, including market acceptance of any new products or services;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, as well as those involving the OCC, Federal Reserve, FDIC, and other regulatory authorities, as required;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against LCNB or EFBI;

•	delays in completing the Merger;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);

•	the failure to obtain stockholder approval or to satisfy any of the other conditions to the Merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where LCNB and EFBI do business;

•	the effect of divestitures that may be required by regulatory authorities in certain markets in which LCNB and EFBI compete;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•	the potential impact of any future acquisition activity of LCNB following the completion of the Merger;

•	the ability to complete the Merger and integration of LCNB and EFBI successfully;

•	the dilution caused by LCNB’s issuance of additional shares of its capital stock in connection with the Merger;

•	revenues or earnings following the Merger may be lower than expected; and

•	other factors that may affect the future results of LCNB and EFBI.

In addition, certain statements may be contained in the future filings of LCNB with the SEC, in press releases and in oral and written statements made by or with the approval of LCNB or EFBI that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between LCNB and EFBI, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of LCNB or EFBI or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither LCNB nor EFBI undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that LCNB has filed with the SEC as described under “Where You Can Find More Information” in the forepart of this document.

LCNB and EFBI expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 15, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

An investment by EFBI stockholders in LCNB common shares as a result of the exchange of EFBI common stock for LCNB common shares in the Merger involves certain risks. Certain material risks and uncertainties connected with the Merger Agreement and transactions contemplated thereby, including the Merger and the Subsidiary Bank Merger, and ownership of LCNB common shares are discussed below. In addition, LCNB discusses certain other material risks connected with the ownership of LCNB common shares and with LCNB’s business under the caption “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC or may be filed with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.

Holders of EFBI common stock should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the proposals for which they may be entitled to vote at the EFBI Special Meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of LCNB common shares that you, as an existing holder of EFBI common stock, will hold upon consummation of the Merger, and could result in a significant decline in the value of LCNB common shares and the holders of EFBI common stock to lose all or part of the value of their respective investments in LCNB common shares.

Risks Related to the Merger

Because the market price of LCNB common shares may fluctuate, holders of EFBI common stock cannot be certain of the market value of the Merger Consideration they will receive.

Under the terms of the Merger Agreement, holders of between 60% and 70% of the EFBI common stock will receive 1.1401 shares of LCNB common shares for each share of EFBI common stock they hold immediately prior to the Effective Time.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of EFBI common stock who would otherwise be entitled to receive a fraction of an LCNB common share (after taking into account all shares of EFBI common stock owned by such holder at the Effective Time) will receive cash, without interest, in an amount equal to the LCNB fractional common share to which such holder would otherwise be entitled to multiplied by $19.10.

Any change in the market price of LCNB common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that EFBI stockholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of LCNB and EFBI, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects, consumer concerns regarding the banking industry, and regulatory considerations.

Therefore, at the time of the EFBI Special Meeting, EFBI stockholders will not know the precise market value of the consideration they will receive at the Effective Time. EFBI stockholders should obtain current sale prices for LCNB common shares before voting their shares at the EFBI Special Meeting.

You may receive a form of consideration different from the form of consideration you elect.

Under the terms of the Merger Agreement, stockholders of EFBI will be entitled to elect to receive, after the Merger is completed, for each share of EFBI common stock: (i) cash or (ii) LCNB common shares. The form of consideration to be received by each EFBI stockholder is subject to reallocation to ensure that no less than 30% and no more than 40% of the Merger Consideration will consist of cash and at least 60% but no more than 70% of the Merger Consideration will consist of LCNB’s common shares. The Merger Agreement contains proration and allocation methods to achieve this result. If you elect to receive cash and the available cash is oversubscribed, then you will receive a portion of the Merger Consideration in the form of LCNB’s common shares. If you elect to receive LCNB common shares and the available stock is oversubscribed, then you will receive a portion of the Merger consideration in cash.

The market price of LCNB common shares after the Merger may be affected by factors different from those affecting the shares of EFBI common stock or LCNB common shares currently.

In the Merger, holders of EFBI common stock will become holders of LCNB common shares. Although similar in some respects, LCNB’s business does differ from that of EFBI. Accordingly, the results of operations of the combined company and the market price of LCNB common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of LCNB and EFBI. For a discussion of the businesses of LCNB and EFBI and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.

LCNB could experience difficulties in managing its growth and effectively integrating the operations of EFBI and Eagle Bank.

The earnings, financial condition and prospects of LCNB after the Merger will depend in part on LCNB’s ability to successfully integrate the operations of EFBI and Eagle Bank and to continue to implement its own business plan. LCNB may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of EFBI and Eagle Bank with the LCNB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and LCNB may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. In addition, the attention of LCNB’s management and leadership team could be diverted should they choose to pursue additional acquisition activity. These factors could contribute to LCNB not fully achieving the expected benefits from the Merger.

The Merger Agreement limits EFBI’s ability to pursue alternatives to the Merger with LCNB, may discourage other acquirers from offering a higher valued transaction to EFBI and may, therefore, result in less value for the EFBI stockholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits EFBI from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire EFBI or Eagle Bank.

In addition, if the Merger Agreement is terminated by EFBI under certain circumstances involving alternative acquisition proposals, EFBI may be required to pay a termination fee to LCNB equal to $1,025,000. The requirement that EFBI make such a payment could discourage another company from making a competing proposal.

The opinion of EFBI’s financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.

EFBI’s board of directors received an opinion, dated November 28, 2023, from EFBI’s financial advisor as to the fairness of the Merger Consideration, from a financial point of view, as of the date of each such opinion. Subsequent changes in the operation and prospects of EFBI or LCNB, general market and economic conditions and other factors that may be beyond the control of EFBI or LCNB may significantly alter the value of EFBI or LCNB or the prices of the shares of EFBI common stock or LCNB common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger Consideration, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of EFBI’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER— Opinion of EFBI’s Financial Advisor” on page 46 of this proxy statement/prospectus.

LCNB shareholders and EFBI stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will dilute the ownership position of LCNB shareholders and result in EFBI stockholders having an ownership stake in the combined company that is smaller than their current stake in EFBI. Upon completion of the Merger and subject to the reallocation, we estimate that continuing LCNB shareholders will own approximately 92.94% of the issued and outstanding common shares of the combined company, and former EFBI stockholders will own approximately 7.06% of the issued and outstanding common shares of the combined company. Consequently, LCNB shareholders and EFBI stockholders, as a general matter, will have less influence over the management and policies of the combined company after the Effective Time than they currently exercise over the management and policies of LCNB and EFBI, respectively.

The Merger Agreement subjects LCNB and EFBI to certain restrictions on their respective business activities prior to the Effective Time.

The Merger Agreement subjects LCNB and EFBI to certain restrictions on their respective business activities prior to the Effective Time. Subject to certain specified exceptions, the Merger Agreement obligates EFBI to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of LCNB and EFBI to cause, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either LCNB or EFBI to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent EFBI from pursuing certain business opportunities that arise prior to the Effective Time. See the section entitled “THE MERGER AGREEMENT – EFBI’s Conduct of Business Pending the Merger” beginning on page 75 and “THE MERGER AGREEMENT – LCNB’s Conduct of Business Pending the Merger” beginning on page 79.

The LCNB common shares to be received by EFBI stockholders upon completion of the Merger will have different rights from EFBI common stock.

Upon completion of the Merger, holders of EFBI common stock will no longer be stockholders of EFBI and some will become shareholders of LCNB, and their rights as shareholders of LCNB will be governed by the Ohio Revised Code and by LCNB’s Amended and Restated Articles of Incorporation and Code of Regulations. The terms of LCNB’s Amended and Restated Articles of Incorporation and LCNB’s Code of Regulations are in some respects materially different than the terms of EFBI’s Articles of Incorporation (“EFBI’s Articles of Incorporation”) and EFBI’s Bylaws. See “COMPARISON OF CERTAIN RIGHTS OF EFBI AND LCNB SHAREHOLDERS” on page 82 of this proxy statement/prospectus.

Failure to complete the Merger could negatively impact the value of EFBI’s stock and future businesses and financial results of LCNB and EFBI.

If the Merger is not completed, the ongoing businesses of LCNB and EFBI may be adversely affected and LCNB and EFBI will be subject to several risks, including the following:

•	LCNB and EFBI will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, EFBI is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by LCNB and EFBI management, which could otherwise have been devoted to other opportunities that may have been beneficial to LCNB and EFBI as independent companies, as the case may be.

In addition, if the Merger is not completed, EFBI may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. EFBI also could be subject to litigation related to any failure to complete the Merger.

The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While EFBI and LCNB have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of LCNB and EFBI to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of EFBI stockholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the LCNB common shares to be issued to EFBI for listing on the Nasdaq Capital Market®, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 72 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by July 1, 2024, either LCNB or EFBI may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the EFBI stockholders. In addition, LCNB or EFBI may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 79 of this proxy statement/prospectus for a fuller description of these circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the Merger and the Subsidiary Bank Merger may be completed, various approvals, consents and non-objections must be obtained from the OCC, Federal Reserve and other regulatory authorities. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER—Regulatory Approvals Required” beginning on page 57. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither LCNB, EFBI nor Eagle Bank is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section entitled “THE MERGER —Regulatory Approvals Required” beginning on page 57.

Issuance of shares of LCNB common shares in connection with the Merger may adversely affect the market price of LCNB common shares.

In connection with the payment of the Merger Consideration, LCNB expects to issue up to 1,071,230 LCNB common shares to EFBI stockholders. The issuance of these new LCNB common shares may result in fluctuations in the market price of LCNB common shares, including a stock price decrease.

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, then the EFBI stockholders may be required to pay substantial U.S. federal income taxes.

LCNB’s and EFBI’s obligations to complete the Merger are conditioned upon the receipt of a legal opinion from Dinsmore to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue the Code (the “Merger Tax Opinion”). The Merger Tax Opinion will be based on, among other things, certain representations and assumptions as to factual matters made by LCNB and EFBI. The failure of any factual representation or assumption to be true, correct and complete in all material respects could affect the validity of the Merger Tax Opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions set forth in the Merger Tax Opinion. In addition, the Merger Tax Opinion will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, then the stock consideration received in the Merger would be taxable to the U.S. resident EFBI stockholders and such stockholders would be treated as selling their EFBI common stock in a taxable transaction in exchange for LCNB common shares and cash (if any) received in the Merger, and could as a result recognize taxable income in the Merger with respect to the stock consideration as well as the cash consideration received in the Merger. All EFBI stockholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 61 of this proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters.

Risks Related to LCNB’s Business

You should read and consider risk factors specific to LCNB’s business that will also affect the combined company after the Merger, described in LCNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by LCNB with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 89 of this proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION

LCNB’s common shares listed and traded on the NASDAQ Capital Market® under the symbol “LCNB”. As of [ ], 2024 there were [ ] LCNB common shares outstanding, which were held by [ ] holders of record.

EFBI’s common stock is quoted on the OTCQB under the symbol “EFBI;” however, the shares do not have an active trading market and are not traded frequently. As of [ ], 2024, there were [ ] shares of EFBI common stock outstanding, which were held by [ ] holders of record.

The information presented in the following table reflects the last reported sale prices per share of LCNB common shares and EFBI common stock as of November 28, 2023, the last trading day preceding our public announcement of the Merger, and February 1, 2024, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the implied value of EFBI common stock based on those prices for LCNB’s common shares and the 1.1401 fixed exchange ratio that makes up the common share portion of the Merger Consideration. No assurance can be given of what the market price of LCNB’s common shares will be if and when the Merger is completed.

	LCNB Common Shares	EFBI Common Stock	Implied value per share of EFBI common stock at the 1.1401 fixed exchange ratio
November 28, 2023	$14.65	$15.15	$16.70
February 1, 2024	$14.84	$17.40	$16.92

The following table lists the high and low sales prices per share for LCNB common shares and EFBI common stock and the cash dividends declared by each company for the periods indicated.

		LCNB Common Shares			EFBI Common Stock (1)

	High	Low	Dividend	High	Low	Dividend
2023
First Quarter	$19.10	$15.27	0.21	$18.72	$16.66	$0.08
Second Quarter	17.38	13.33	0.21	$18.00	$16.35	$0.08
Third Quarter	17.53	14.17	0.21	$18.00	$17.08	$0.08
2022
First Quarter	20.36	17.54	0.20	$19.15	$18.10	$0.07
Second Quarter	18.05	14.75	0.20	$22.00	$17.00	$0.07
Third Quarter	16.74	14.73	0.20	$19.50	$18.00	$0.07
Fourth Quarter	18.75	15.79	0.21	$20.00	$17.77	$0.07
2021
First Quarter	19.99	14.07	0.19	$18.41	$16.50	$0.07
Second Quarter	19.00	16.10	0.19	$18.60	$17.80	$0.07
Third Quarter	18.10	15.85	0.19	$18.75	$18.10	$0.07
Fourth Quarter	20.69	17.05	0.20	$18.70	$18.12	$0.07

(1)

EFBI’s common stock is quoted on the over-the-counter market, referred to as the OTCQB Market, does not have an active trading market and is not traded frequently. Consequently, the prices quoted above may not represent an accurate indication of the value of EFBI common stock.

The following table provides information as of December 31, 2022 with respect to EFBI’s equity compensation plan under which shares of EFBI common stock are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	163,290	$16.18	62,502
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	163,290	$16.18	62,502

CERTAIN INFORMATION ABOUT EFBI

Management’s Discussion and Analysis of Financial Condition of EFBI at September 30, 2023 and December 31, 2022

Total Assets. Total assets were $175.8 million at September 30, 2023, an increase of $2.0 million, or 1.2%, over the $173.7 million at December 31, 2022. The increase was primarily due to an increase in loans, net of allowance for credit losses of $7.1 million, and an increase in loans held for sale of $2.3 million, offset by a decrease in cash and cash equivalents of $3.0 million, a decrease in interest bearing time deposits in other banks of $3.5 million, and a decrease in US treasuries of $2.2 million.

Net Loans. Net loans totaled $139.2 million at September 30, 2023, as compared to $132.1 million at December 31, 2022, an increase of $7.1 million or 5.4%. During the nine months ended September 30, 2023, we originated $72.4 million of loans, $53.3 million of which were one- to four-family residential real estate loans, and sold $29.8 million of loans in the secondary market. During the nine months ended September 30, 2023, one- to four-family residential real estate loans increased $5.8 million, or 7.5%, to $83.3 million, multi-family loans decreased $349,000, or 38.6%, to $555,000, commercial real estate loans and land loans increased $3.7 million, or 13.2%, to $31.6 million, construction loans increased $1.2 million, or 6.7%, to $19.5 million, home equity and other consumer loans decreased $328,000, or 4.3% to $7.3 million, and commercial loans decreased $807,000, or 9.0% to $8.2 million. Management continues to emphasize the origination of high-quality loans for retention in the loan portfolio.

Deposits. Deposits increased by $2.1 million, or 1.6%, to $135.0 million at September 30, 2023 from $132.8 million at December 31, 2022. Our core deposits, which are all deposits other than certificates of deposit, decreased $10.9 million, or 12.1%, to $79.6 million at September 30, 2023 from $90.5 million at December 31, 2022. Certificates of deposit increased $13.1 million, or 30.9%, to $55.4 million at September 30, 2023 from $42.3 million at December 31, 2022. During the nine months ended September 30, 2023, the deposit base was impacted by the rising interest rate environment as customers were retained and attracted by higher interest earning certificates of deposit.

Shareholders’ Equity. Shareholders’ equity decreased $346,000, or 1.3%, to $26.3 million at September 30, 2023 from $26.6 million at December 31, 2022. The decrease resulted primarily from the implementation of the Financial Accounting Standards Board (“FASB”) ASU 2016-13, a current expected credit loss model (“CECL”), which resulted in a $376,000 contribution to the allowance for credit losses, a repurchase of common stock of $27,000, and dividends paid of $322,000, offset by expense of $85,000 related to the ESOP shares committed to be released, expense of $205,000 related to stock-based compensation, and net income of $89,000 during the nine months ended September 30, 2023.

Management’s Discussion and Analysis of Results of Operation of EFBI for the Three Months Ended September 30, 2023 and September 30, 2022

General. Our net income for the three months ended September 30, 2023 was $30,000, compared to a net income of $268,000 for the three months ended September 30, 2022, a decrease of $238,000, or 88.8%. The decrease was largely driven by a $563,000 increase in total interest expense, offset by a $358,000 increase in total interest and dividend income, and a $63,000 reduction in provision for income taxes.

Interest Income. Total interest income increased $358,000, or 25.6%, to $1.8 million for the three months ended September 30, 2023 from $1.4 million for the three months ended September 30, 2022. This increase was primarily attributable to a $340,000 increase in interest on loans, and an increase of $31,000 in dividend income on Federal Home Loan Bank stock. The average balance of interest-earning assets increased $6.5 million for the three months ended September 30, 2023, or 4.3%, from the average balance for the three months ended September 30, 2022, while the average yield on interest-earning assets increased by 75 basis points to 4.39% for the three months ended September 30, 2023 from 3.64% for the three months ended September 30, 2022.

Interest Expense. Total interest expense increased $563,000, or 489.6%, to $678,000 for the three months ended September 30, 2023 from $115,000 for the three months ended September 30, 2022. This increase is the result of interest expense on deposits, which increased by $412,000, and interest expense on Federal Home Loan Bank (“FHLB”) advances, which increased by $151,000. The average balance of deposits for the three months ended September 30, 2023 decreased by $1.2 million, or 1.0% from the average balance for the three months ended September 30, 2022, while the average cost of deposits increased by 128 basis points to 1.64% for the three months ended September 30, 2023 from 0.36% for the three months ended September 30, 2022. The average balance of FHLB advances for the three months ended September 30, 2023 increased by $11.0 million, while the average cost of FHLB advances increased by 551 basis points to 5.51% for the three months ended September 30, 2023.

Net Interest Income. Net interest income decreased $205,000, or 16.0%, to $1.1 million for the three months ended September 30, 2023, compared to $1.3 million for the three months ended September 30, 2022. The decrease reflected an increase in total interest and dividend income of $358,000, and an increase in total interest expense of $563,000. Our net interest margin decreased to 2.69% for the three months ended September 30, 2023 from 3.34% for the three months ended September 30, 2022. Our net interest rate spread decreased to 2.44% for the three months ended September 30, 2023 from 3.28% for the three months ended September 30, 2022. The interest rate spread and net interest margin were impacted by the rising interest rate environment during the three months ended September 30, 2023.

Provision for Credit Losses. We recorded no provision for credit losses for the three months ended September 30, 2023 and 2022. The allowance for credit losses was $1.6 million, or 1.08% of total loans, at September 30, 2023, compared to $1.2 million, or 0.85% of total loans, at December 31, 2022. Total nonperforming loans were $3.1 million at September 30, 2023, compared to $1.1 million at December 31, 2022. Classified loans were $3.1 million at September 30, 2023 and December 31, 2022. Total loans past due 30 days or more were $3.1 million and $608,000 at September 30, 2023 and December 31, 2022, respectively. Net charge-off totaled $5,000 for the three months ended September 30, 2023, compared to $2,000 of net recovery for the three months ended September 30, 2022.

Non-Interest Income. Total non-interest income totaled $483,000 for both of the three months ended September 30, 2023 and September 30, 2022.

Non-Interest Expense. Non-interest expense increased $96,000, or 6.8%, to $1.5 million for the three months ended September 30, 2023, compared to $1.4 million for the three months ended September 30, 2022. The increase was primarily the result of an increase in data processing of $54,000, and an increase in legal and professional services of $71,000, offset by a decrease in franchise and other taxes of $13,000, and a decrease in advertising of $13,000 each.

Federal Income Taxes. Federal income taxes decreased by $63,000 to an income tax expense of $14,000 for the three months ended September 30, 2023, compared to an income tax expense of $77,000 for the three months ended September 30, 2022. The decrease in income tax expense for the three months ended September 30, 2023 was primarily a result of the decrease in net interest income and the resulting decrease in net income.

Management’s Discussion and Analysis of Operating Results of EFBI for the Nine Months Ended September 30, 2023 and September 30, 2022

General. Our net income for the nine months ended September 30, 2023 was $89,000, compared to a net income of $445,000 for the nine months ended September 30, 2022, a decrease of $356,000, or 80.0%. The decrease was largely driven by a $1.3 million increase in total interest expense, and a $843,000 decrease in total non-interest income, offset by a $1.4 million increase in total interest and dividend income, a $109,000 decrease in provision for credit losses, and a $88,000 decrease in income taxes for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Interest Income. Interest income increased $1.4 million, or 38.2%, to $5.1 million for the nine months ended September 30, 2023 from $3.7 million for the nine months ended September 30, 2022. This increase was attributable to an increase in interest income on loans of $1.1 million, an increase in interest income on US treasuries of $101,000, an increase in FHLB stock dividends of $121,000, and an increase in other interest earning deposits of $141,000. The average balance of interest-earning assets increased $7.0 million for the nine months ended September 30, 2023, or 4.6%, from the average balance for the nine months ended September 30, 2022, while the average yield on interest-earning assets increased by 104 basis points to 4.27% for the nine months ended September 30, 2023 from 3.23% for the nine months ended September 30, 2022.

Interest Expense. Total interest expense increased $1.3 million, or 351.9%, to $1.6 million for the nine months ended September 30, 2023 from $364,000 for the nine months ended September 30, 2022, due to an increase in interest expense on deposit accounts and FHLB advances. The average balance of deposits during the nine months ended September 30, 2023 decreased by $3.8 million, or 2.9% from the average balance for the nine months ended September 30, 2022, while the average cost of deposits increased by 91 basis points to 1.28% for the nine months ended September 30, 2023 from 0.37% for the nine months ended September 30, 2022. The average balance of FHLB advances for the nine months ended September 30, 2023 increased by $11.1 million, while the average cost of FHLB advances was 5.10% for the nine months ended September 30, 2023.

Net Interest Income. Net interest income increased $138,000, or 4.1%, to $3.5 million for the nine months ended September 30, 2023, compared to $3.4 million for the nine months ended September 30, 2022. The increase reflected an increase in total interest and dividend income of $1.4 million, offset by an increase in total interest expense of $1.3 million. Our net interest margin decreased to 2.90% for the nine months ended September 30, 2023 from 2.91% for the nine months ended September 30, 2022. Our net interest rate spread decreased to 2.69% for the nine months ended September 30, 2023 from 2.86% for the nine months ended September 30, 2022. The interest rate spread and net interest margin were impacted by the increasing interest rate environment in the nine months ended September 30, 2023.

Provision for Credit Losses. We recorded no provision for credit losses for the nine months ended September 30, 2023, as compared to $109,000 for the nine months ended September 30, 2022. The allowance for credit losses was $1.6 million, or 1.08% of total loans, at September 30, 2023, compared to $1.2 million, or 0.85% of total loans, at December 31, 2022. Total nonperforming loans were $3.1 million at September 30, 2023, compared to $1.1 million at December 31, 2022. Classified loans were $3.1 million at September 30, 2023 and December 31, 2022. Total loans past due 30 days or more were $3.1 million and $608,000 at September 30, 2023 and December 31, 2022, respectively. Net charge-off totaled $5,000 for the nine months ended September 30, 2023, compared to $91,000 of net charge-off for the nine months ended September 30, 2022.

Non-Interest Income. Non-interest income decreased $843,000, or 43.5%, to $1.1 million for the nine months ended September 30, 2023 from $1.9 million for the nine months ended September 30, 2022. The decrease was primarily due to a decrease in net gain on sale of loans of $221,000, a decrease in other service charges and fees of $328,000, and a decrease in gain on sale of foreclosed real estate of $296,000 during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Non-Interest Expense. Non-interest expense decreased $152,000, or 3.3%, to $4.5 million for the nine months ended September 30, 2023, compared to $4.6 million for the nine months ended September 30, 2022. The decrease was primarily the result of a decrease in compensation and employee benefits of $297,000, offset by an increase in data processing expense of $123,000.

Federal Income Taxes. Federal income taxes decreased by $88,000 to an income tax expense of $37,000 for the nine months ended September 30, 2023, compared to an income tax expense of $125,000 for the nine months ended September 30, 2022. The decrease in income tax expense for the nine months ended September 30, 2023 was a primarily the result of the decrease in non-interest income of $843,000, offset by the increase in net interest income after provision for credit losses of $247,000, and the decrease of non-interest expense of $152,000 for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022, and the resulting decrease in income before income taxes.

Management’s Discussion and Analysis of Financial Condition of EFBI at December 31, 2022 and December 31, 2021

Total Assets. Total assets were $173.7 million at December 31, 2022, a decrease of $1.1 million, or 0.6%, below the $174.8 million at December 31, 2021. The decrease was primarily due to a decrease in cash and cash equivalents of $33.3 million, a decrease in loans held for sale of $2.7 million, offset by an increase in loans, net of allowance for loan losses of $20.1 million, an increase in interest bearing time deposits in other banks of $4.4 million, and an increase in held-to-maturity securities net of (discount)/premium of $10.1 million.

Net Loans. Net loans totaled $132.1 million at December 31, 2022, as compared to $111.9 million at December 31, 2021, an increase of $20.1 million or 18.0%. During the year ended December 31, 2022, we originated $112.7 million of loans, $77.2 million of which were one-to four-family residential real estate loans, and sold $46.0 million of loans in the secondary market. During the year ended December 31, 2022, one-to four-family residential real estate loans increased $12.4 million, or 18.3%, to $80.1 million, multi-family loans decreased $246,000, or 21.4%, to $904,000, commercial real estate loans and land loans increased $3.6 million, or 14.7%, to $27.9 million, construction loans increased $2.5 million, or 16.0% to 18.2 million, home equity and other consumer loans increased $2.0 million, or 34.5% to $7.6 million, and commercial loans increased $437,000, or 5.1% to $9.0 million. Management continues to emphasize the origination of high quality loans for retention in the loan portfolio.

We primarily sell one- to four-family residential loans on a servicing released basis. We sell loans in transactions with the FHLB-Cincinnati through its mortgage purchase program, Franklin American Mortgage Company, and to other investors. We sold $46.0 million of loans in fiscal 2022. Loans serviced for these investors were $478,000 at December 31, 2022. Management intends to continue this sales activity in future periods.

Interest-Bearing Deposits in Other Banks. The Bank’s investment in certificates of deposit in other banks increased by $4.4 million to a total of $7.4 million at December 31, 2022, compared to $3.0 million at December 31, 2021.

Held-to-Maturity Securities. The Bank purchased $10.0 million in held-to-maturity securities net of (discount) premium in 2022. The balance of held-to-maturity securities net of (discount) premium at December 31, 2022 was $10.1 million.

Federal Home Loan Bank Stock. We hold common stock of the FHLB-Cincinnati in connection with our FHLB borrowing activities totaling (at cost) $3.5 million and $2.6 million at December 31, 2022 and 2021. The FHLB-Cincinnati common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional FHLB-Cincinnati stock if we increase our FHLB-Cincinnati advances in the future.

Foreclosed Real Estate Held for Sale, Net. Foreclosed assets decreased to $25,000, at December 31, 2022, from $409,000 at December 31, 2021. The foreclosed real estate consisted of one nonowner-occupied one-to four-family residential property.

Deposits. Deposits decreased by $8.7 million, or 6.1%, to $132.8 million at December 31, 2022 from $141.5 million at December 31, 2021. Our core deposits, which are all deposits other than certificates of deposit, decreased $8.1 million, or 8.2%, to $90.5 million at December 31, 2022 from $98.6 million at December 31, 2021. Certificates of deposit decreased $614,000, or 1.4%, to $42.3 million at December 31, 2022 from $42.9 million at December 31, 2021. During the year ended December 31, 2022, management continued its strategy of pursuing growth in demand accounts and other lower cost core deposits. Management intends to continue its efforts to increase core deposits, with a special emphasis on growth in consumer and business demand deposits.

Federal Home Loan Bank Advances. The Bank had $11.0 million of advances from the Federal Home Loan Bank at December 31 2022, compared to $0 at December 31, 2021. At December 31, 2022, the Bank had a $25.0 million line of credit with the Federal Home Loan Bank of which $14.0 million remained available. Our Federal Home Loan Bank advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to reprice than our deposits, they can change our interest rate risk profile. See Note 8 to the Financial Statements for additional information on the maturity of our FHLB-Cincinnati advances. At December 31, 2022, we had $11.0 million in outstanding advances from the FHLB-Cincinnati. At December 31, 2022, based on available collateral, our ownership of FHLB stock, and based upon our internal policy, we had access to additional FHLB-Cincinnati advances of up to $40.3 million.

Shareholders’ Equity. Shareholders’ equity decreased $3.5 million, or 11.6%, to $26.6 million at December 31, 2022 from $30.1 million at December 31, 2021. The decrease resulted from a repurchase of 185,911 shares of common stock for $3.9 million, and dividends paid of $379,000, offset by net income of $452,000 during the year ended December 31, 2022, expense of $121,000 related to the ESOP shares committed to be released and expense of $247,000 related to stock-based compensation.

Management’s Discussion and Analysis of Results of Operation of EFBI at December 31, 2022 and December 31, 2021

General. Our net income for the year ended December 31, 2022 was $452,000, compared to a net income of $1.1 million for the year ended December 31, 2021, a decrease of $626,000, or 58.1%. The decrease in net income was due to a decrease in non-interest income of $2.6 million, offset by an increase in total interest and dividend income of $662,000, a decrease in total non-interest expense of $1.1 million, and a decrease in total income tax of $191,000 for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Interest Income. Interest income increased $662,000, or 14.4%, to $5.3 million for the year ended December 31, 2022 from $4.6 million for the year ended December 31, 2021. This increase was attributable to a $155,000 increase in interest income on loans receivable, an increase in interest income on other interest-earning deposits of $239,000, an increase in dividend income on FHLB stock of $108,000, and an increase in interest income on held-to-maturity securities of $160,000. The average balance of loans for the year ended December 31, 2022 increased by $11.0 million, or 10.1%, from the average balance for the year ended December 31, 2021, and the average yield on loans decreased by 26 basis points to 3.91% for the year ended December 31, 2022 from 4.17% for the year ended December 31, 2021. The average balance of interest earning deposits decreased $5.3 million, however, the average yield on those deposits increased by 149 basis points to 1.67% for the year ended December 31, 2022 from 0.18% for the year ended December 31, 2021.

Interest Expense. Total interest expense decreased $71,000, or 11.2%, to $565,000 for the year ended December 31, 2022 from $636,000 for the year ended December 31, 2021. Interest expense on deposit accounts decreased $127,000, or 20.0%, to $509,000 for the year ended December 31, 2022 from $636,000 for the year ended December 31, 2021. The average balance of deposits during the year ended December 31, 2022 increased by $3.4 million, or 2.7% from the average balance for the year ended December 31, 2021, while the average cost of deposits decreased by 11 basis points to 0.39% for the year ended December 31, 2022 from 0.50% for the year ended December 31, 2021. Interest expense on FHLB advances increased $56,000, or 100.0%, to $56,000 for the year ended December 31, 2022 from $0 for the year ended December 31, 2021. The average balance of FHLB advances during the year ended December 31, 2022 increased by $1.3 million, or 133.3% from the average balance for the year ended December 31, 2021, while the average cost of FHLB advances increased by 392 basis points to 4.20% for the year ended December 31, 2022 from 0.28% for the year ended December 31, 2021. The increase in interest expense on FHLB advances was a result of an increase in FHLB borrowings of $11.0 million.

Net Interest Income. Net interest income increased $733,000, or 18.5%, to $4.7 million for the year ended December 31, 2022, compared to $4.0 million for the year ended December 31, 2021. The increase reflected an increase in total interest and dividend income of $662,000, and a decrease in total interest expense of $71,000.

Our net interest margin increased to 3.04% for the year ended December 31, 2022 from 2.67% for the year ended December 31, 2021. Our net interest rate spread increased to 2.98% for the year ended December 31, 2022 from 2.59% for the year ended December 31, 2021. The interest rate spread and net interest margin were again impacted by increasing interest rates in the year ended December 31, 2022.

Provision for Loan Losses. We recorded a $109,000 provision for loan losses for the year ended December 31, 2022, as compared to $65,000 for the year ended December 31, 2021. The allowance for loan losses was $1.2 million, or 0.85% of total loans, at December 31, 2022, compared to $1.2 million, or 0.97% of total loans, at December 31, 2021. Total nonperforming loans were $1.1 million at December 31, 2022, compared to $2.0 million at December 31, 2021. Classified loans decreased to $3.1 million at December 31, 2022, compared to $5.0 million at December 31, 2021. Total loans past due 30 days or more were $608,000 and $1.8 million at December 31, 2022 and December 31, 2021, respectively. Net charge-offs totaled $91,000 for the year ended December 31, 2022, compared to $252,000 of net loan charge-off for the year ended December 31, 2021. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2022 and 2021. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income decreased $2.6 million, or 55.8%, to $2.1 million for the year ended December 31, 2022 from $4.7 million for the year ended December 31, 2021. The decrease was primarily due to a decrease in the net gain on sale of loans of $2.5 million, and a decrease of $476,000 in other service charges and fees, offset by an increase in gain on sale of foreclosed real estate of $311,000 during the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Non-Interest Expense. Non-interest expense decreased $1.1 million, or 15.6%, to $6.1 million for the year ended December 31, 2022, compared to $7.2 million for the year ended December 31, 2021. The decrease was primarily the result of a decrease in compensation and employee benefits of $1.0 million.

Federal Income Taxes. Federal income taxes decreased by $191,000 to an income tax expense of $120,000 for the year ended December 31, 2022, compared to an income tax expense of $311,000 for the year ended December 31, 2021. The decrease in income tax expense for the year ended December 31, 2022 was a direct result of the $2.6 million decrease in noninterest income, offset by an increase in net interest income of $733,000, and a decrease of $1.1 million in non-interest expense.

Management’s Discussion and Analysis of Financial Condition of EFBI at December 31, 2021 and December 31, 2020

Total Assets. Total assets were $174.8 million at December 31, 2021, an increase of $14.4 million, or 9.0%, over the $160.4 million at December 31, 2020. The increase was primarily due to an increase in cash and cash equivalents of $27.4 million, and an increase of interest-bearing time deposits in other banks of $2.7 million, offset by a decrease in loans held for sale of $11.2 million and a decrease in loans, net of allowance for loan losses of $8.9 million.

Net Loans. Net loans totaled $110.5 million at December 31, 2021, as compared to $119.4 million at December 31, 2020, a decrease of $8.9 million or 7.4%. During the year ended December 31, 2021, we originated $165.1 million of loans, $132.1 million of which were one-to four-family residential real estate loans, and sold $114.5 million of loans in the secondary market. During the year ended December 31, 2021, one-to four-family residential real estate loans increased $4.9 million, or 8.3%, to $64.2 million, multi-family loans decreased $202,000, or 14.9%, to $1.2 million, commercial real estate loans and land loans increased $2.1 million, or 9.8%, to $22.9 million, construction loans increased $5.0 million, or 47.3%, to $15.7 million, home equity and other consumer loans decreased $1.5 million, or 20.8% to $5.7 million, commercial loans increased $3.3 million, or 63.9% to $8.5 million, and SBA PPP loans, forgiven by the SBA, decreased $20.4 million. Management continues to emphasize the origination of high quality loans for retention in the loan portfolio.

We primarily sell one- to four-family residential loans on a servicing released basis. We sell loans in transactions with the FHLB-Cincinnati through its mortgage purchase program, Franklin American Mortgage Company, and to other investors. We sold $114.5 million of loans in fiscal year 2021. Loans serviced for these investors were $515,000 at December 31, 2021. Management intends to continue this sales activity in future periods.

Interest-Bearing Deposits in Other Banks. The Bank’s investment in certificates of deposit in other banks increased by $2.7 million to a total of $3.0 million at December 31, 2021, compared to $249,000 at December 31, 2020.

Federal Home Loan Bank Stock. We hold common stock of the FHLB-Cincinnati in connection with our FHLB borrowing activities totaling (at cost) $2.6 million and $1.3 million at December 31, 2021 and 2020. The FHLB-Cincinnati common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional FHLB-Cincinnati stock if we increase our FHLB-Cincinnati advances in the future.

Foreclosed Real Estate Held for Sale, Net. Foreclosed assets increased to $1.8 million, at December 31, 2021, from $34,000 at December 31, 2020, due to the foreclosure of two commercial real estate properties totaling $1.8 million and one nonowner-occupied one-to four-family residential property totaling $25,000.

Deposits. Deposits increased by $13.1 million, or 10.2%, to $141.5 million at December 31, 2021 from $128.4 million at December 31, 2020. Our core deposits, which are all deposits other than certificates of deposit, increased $12.9 million, or 15.0%, to $98.6 million at December 31, 2021 from $85.7 million at December 31, 2020. Certificates of deposit increased $214,000, or 0.5%, to $42.9 million at December 31, 2021 from $42.7 million at December 31, 2020. During the year ended December 31, 2021, management continued its strategy of pursuing growth in demand accounts and other lower cost core deposits. Management intends to continue its efforts to increase core deposits, with a special emphasis on growth in consumer and business demand deposits.

Federal Home Loan Bank Advances. The Bank had no advances from the Federal Home Loan Bank at December 31, 2021 and 2020. At December 31, 2021 and 2020, the Bank had an unused line of credit with the Federal Home Loan Bank of $25.0 million, respectively. Our Federal Home Loan Bank advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to reprice than our deposits, they can change our interest rate risk profile. See Note 8 to the Financial Statements for additional information on the maturity of our FHLB-Cincinnati advances. At December 31, 2021, we had no outstanding advances from the FHLB-Cincinnati. At December 31, 2021, based on available collateral, our ownership of FHLB stock, and our internal policy, we had access to additional FHLB-Cincinnati advances of up to $49.9 million.

Shareholders’ Equity. Total shareholders’ equity increased $1.1 million, or 3.8%, to $30.1 million at December 31, 2021 from $29.0 million at December 31, 2020. The increase resulted from net income of $1.1 million during the year ended December 31, 2021, expense of $116,000 related to the ESOP shares committed to be released and expense of $246,000 related to stock-based compensation, offset by a repurchase of common stock of $39,000 and dividends paid of $304,000.

Management’s Discussion and Analysis of Results of Operations of EFBI at December 31, 2021 and December 31, 2020

General. Our net income for the year ended December 31, 2021 was $1.1 million, compared to a net income of $2.1 million for the year ended December 31, 2020, a decrease of $1.0 million, or 48.3%. The decrease in net income was due to a decrease in non-interest income of $800,000, a decrease in interest income of $533,000, and an increase in non-interest expense of $533,000, offset by a decrease in interest expense of $370,000, a decrease in provision for loan losses of $225,000, and a decrease in provision for income taxes of $265,000 for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Interest Income. Interest income decreased $533,000, or 10.4%, to $4.6 million for the year ended December 31, 2021 from $5.1 million for the year ended December 31, 2020. This decrease was attributable to a $501,000 decrease in interest income on loans receivable, a decrease in interest income on other interest-earning deposits of $60,000, offset by an increase in dividend income on FHLB stock of $28,000. The average balance of loans for the year ended December 31, 2021 decreased by $9.6 million, or 8.2%, from the average balance for the year ended December 31, 2020, and the average yield on loans decreased by eight basis points to 4.17% for the year ended December 31, 2021 from 4.25% for the year ended December 31, 2020. The average balance of interest earning deposits increased $24.8 million, however, the average yield on those deposits decreased by 50 basis points to 0.18% for the year ended December 31, 2021 from 0.68% for the year ended December 31, 2020.

Interest Expense. Total interest expense decreased $370,000, or 36.8%, to $636,000 for the year ended December 31, 2021 from $1.0 million for the year ended December 31, 2020. Interest expense on deposit accounts decreased $366,000, or 36.5%, to $636,000 for the year ended December 31, 2021 from $1.0 million for the year ended December 31, 2020. The average balance of deposits during the year ended December 31, 2021 increased by $12.8 million, or 11.3% from the average balance for the year ended December 31, 2020, while the average cost of deposits decreased by 38 basis points to 0.50% for the year ended December 31, 2021 from 0.88% for the year ended December 31, 2020. The Bank had no interest expense on FHLB advances for the year ended December 31, 2021, as compared to $4,000 of expense for the year ended December 31, 2020.

Net Interest Income. Net interest income decreased $163,000, or 4.0%, to $4.0 million for the year ended December 31, 2021, compared to $4.1 million for the year ended December 31, 2020. The decrease reflected a decrease in total interest and dividend income of $533,000, offset by a decrease in total interest expense of $370,000. Our net interest margin decreased to 2.67% for the year ended December 31, 2021 from 3.09% for the year ended December 31, 2020. Our net interest rate spread decreased to 2.59% for the year ended December 31, 2021 from 2.98% for the year ended December 31, 2020. The interest rate spread and net interest margin were again impacted by declining interest rates in the year ended December 31, 2021.

Provision for Loan Losses. We recorded a $65,000 provision for loan losses for the year ended December 31, 2021, as compared to $290,000 for the year ended December 31, 2020. The allowance for loan losses was $1.2 million, or 0.98% of total loans, at December 31, 2021, compared to $1.4 million, or 1.08% of total loans, at December 31, 2020. Total nonperforming loans were $659,000 at December 31, 2021, compared to $1.0 million at December 31, 2020. Classified loans increased to $3.6 million at December 31, 2021, compared to $2.8 million at December 31, 2020. Total loans past due 30 days or more were $385,000 and $2.4 million at December 31, 2021 and December 31, 2020, respectively. Net charge-offs totaled $252,000 for the year ended December 31, 2021, compared to $70,000 of net loan charge-off for the year ended December 31, 2020. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2021 and 2020. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income decreased $800,000, or 14.5%, to $4.7 million for the year ended December 31, 2021 from $5.5 million for the year ended December 31, 2020. The decrease was primarily due to a decrease in the net gain on the sale of loans of $1.3 million, offset by a $520,000 increase in other service charges and fees during the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Non-Interest Expense. Non-interest expense increased $533,000, or 8.0%, to $7.2 million for the year ended December 31, 2021, compared to $6.7 million for the year ended December 31, 2020. The increase was primarily the result of an increase in compensation and employee benefits of $315,000, an increase in occupancy and equipment of $121,000, an increase in data processing expenses of $28,000, and an increase in other operating expenses of $65,000.

Federal Income Taxes. Federal income taxes decreased by $265,000 to an income tax expense of $311,000 for the year ended December 31, 2021, compared to an income tax expense of $576,000 for the year ended December 31, 2020. The decrease in income tax expense for the year ended December 31, 2021 was a direct result of the $800,000 decrease in noninterest income, and the $533,000 increase in non-interest expense, and the resulting decrease in net income.

Management’s Discussion and Analysis of Financial Condition of EFBI at December 31, 2020 and December 31, 2019

Total Assets. Total assets were $160.4 million at December 31, 2020, an increase of $17.7 million, or 12.4%, over the $142.8 million at December 31, 2019. The increase was primarily due to an increase in loans, net of allowance for loan losses of $12.8 million and an increase in loans held for sale of $7.6 million, offset by a decrease in interest-bearing time deposits in other banks of $2.7 million.

Net Loans. Net loans totaled $119.4 million at December 31, 2020, as compared to $106.6 million at December 31, 2019, an increase of $12.8 million or 12.0%. During the year ended December 31, 2020, we originated $210.6 million of loans, $167.2 million of which were one- to four-family residential real estate loans, and sold $147.4 million of loans in the secondary market. During the year ended December 31, 2020, one- to four-family residential real estate loans decreased $581,000, or 1.0%, to $59.3 million, multi-family loans increased $287,000, or 27.0%, to $1.4 million, commercial real estate loans and land loans increased $69,000, or 0.3%, to $20.9 million, construction loans decreased $1.0 million, or 8.7%, to $10.7 million, home equity and other consumer loans decreased $2.5 million, or 25.9% to $7.2 million, and commercial loans increased $19.7 million, or 332.2% to $25.6 million, of which $20.4 million was due to loans made under the Small Business Administration’s Payment Protection Program (or “PPP”). Management continues to emphasize the origination of high quality loans for retention in the loan portfolio.

We primarily sell one- to four-family residential loans on a servicing released basis. We sell loans in transactions with the FHLB-Cincinnati, through its mortgage purchase program, and to other investors. We sold $147.4 million of loans in fiscal 2020. Loans serviced for these investors were $1.3 million at December 31, 2020. Management intends to continue this sales activity in future periods.

Interest-Bearing Deposits in Other Banks. The Bank’s investment in certificates of deposit in other banks decreased by $2.7 million, or 91.7%, to a total of $249,000 at December 31, 2020, compared to $3.0 million at December 31, 2019.

Federal Home Loan Bank Stock. We hold common stock of the FHLB-Cincinnati in connection with our FHLB borrowing activities totaling (at cost) $1.3 million and $816,000 at December 31, 2020 and 2019. The FHLB-Cincinnati common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional FHLB-Cincinnati stock if we increase our FHLB-Cincinnati advances in the future.

Foreclosed Real Estate Held for Sale, Net. Foreclosed assets increased to $34,000, at December 31, 2020, from none at December 31, 2019, due to the foreclosure of an owner-occupied one-to four-family residential property.

Deposits. Deposits increased by $16.4 million, or 14.7%, to $128.4 million at December 31, 2020 from $112.0 million at December 31, 2019. Our core deposits, which are all deposits other than certificates of deposit, increased $21.3 million, or 33.1%, to $85.7 million at December 31, 2020 from $64.4 million at December 31, 2019. Certificates of deposit decreased $4.9 million, or 10.2%, to $42.7 million at December 31, 2020 from $47.6 million at December 31, 2019. During the year ended December 31, 2020, management continued its strategy of pursuing growth in demand accounts and other lower cost core deposits. Management intends to continue its efforts to increase core deposits, with a special emphasis on growth in consumer and business demand deposits.

Federal Home Loan Bank Advances. The Bank had no advances from the Federal Home Loan Bank at December, 31 2020 and 2019. At December 31, 2020 and 2019 the Bank had an unused line of credit with the Federal Home Loan Bank of $25.0 million and $10.0 million, respectively. Our Federal Home Loan Bank advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to reprice than our deposits, they can change our interest rate risk profile. See Note 8 to the Financial Statements for additional information on the maturity of our FHLB-Cincinnati advances. At December 31, 2020, we had no outstanding advances from the FHLB-Cincinnati. At December 31, 2020, based on available collateral, our ownership of FHLB stock, and our internal policy, we had access to additional FHLB-Cincinnati advances of up to $47.3 million.

Shareholders’ Equity. Total shareholders’ equity increased $1.1 million, or 4.0%, to $29.0 million at December 31, 2020 from $27.9 million at December 31, 2019. The increase resulted from net income of $2.1 million during the year ended December 31, 2020, expense of $104,000 related to the ESOP shares committed to be released and expense of $246,000 related to stock-based compensation, offset by a repurchase of common stock of $1.1 million and dividends paid of $232,000.

Management’s Discussion and Analysis of Operating Results of EFBI at December 31, 2020 and December 31, 2019

General. Our net income for the year ended December 31, 2020 was $2.1 million, compared to a net income of $658,000 for the year ended December 31, 2019, an increase of $1.4 million, or 216.7%. The increase in net income was due to an increase in non-interest income of $2.7 million, offset by an increase in provision for loan losses of $290,000, a decrease in net interest income of $182,000, and an increase in income taxes of $389,000 for the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Interest Income. Interest income decreased $281,000, or 5.2%, to $5.1 million for the year ended December 31, 2020 from $5.4 million for the year ended December 31, 2019. This decrease was attributable to an $83,000 decrease in interest income on loans receivable, a decrease on FHLB stock dividends of $25,000, and a decrease in interest income on other interest-earning deposits of $173,000. The average balance of loans for the year ended December 31, 2020 increased by $7.9 million, or 7.1%, from the average balance for the year ended December 31, 2019, but the average yield on loans decreased by 38 basis points to 4.25% for the year ended December 31, 2020 from 4.63% for the year ended December 31, 2019. This decrease was largely due to the effect of issuing $22.3 million in loans under the PPP at reduced interest rates. The average balance of interest earning deposits increased $493,000; however, the average yield on those deposits decreased by 138 basis points to 0.68% for the year ended December 31, 2020 from 2.06% for the year ended December 31, 2019.

Interest Expense. Total interest expense decreased $99,000, or 9.0%, to $1.0 million for the year ended December 31, 2020 from $1.1 million for the year ended December 31, 2019. Interest expense on deposit accounts decreased $103,000, or 9.3%, to $1.0 million for the year ended December 31, 2020 from $1.1 million for the year ended December 31, 2019. The average balance of deposits during the year ended December 31, 2020 increased by $10.9 million, or 10.6% from the average balance for the year ended December 31, 2019, while the average cost of deposits decreased by 19 basis points to 0.88% for the year ended December 31, 2020 from 1.07% for the year ended December 31, 2019, respectively. Interest expense on FHLB advances increased $4,000, or 400.0%, to $4,000 for the year ended December 31, 2020. The average balance of FHLB advances during the year ended December 31, 2020 increased by $1.4 million from the average balance for the year ended December 31, 2019, and the average cost of FHLB advances was 0.28% and 2.58% for the years ended December 31, 2020 and 2019.

Net Interest Income. Net interest income decreased $182,000, or 4.2%, to $4.1 million for the year ended December 31, 2020, compared to $4.3 million for the year ended December 31, 2019. The decrease reflected a decrease in total interest and dividend income of $281,000, and a decrease in total interest expense of $99,000. Our net interest margin decreased to 3.09% for the year ended December 31, 2020 from 3.44% for the year ended December 31, 2019. Our net interest rate spread decreased to 2.98% for the year ended December 31, 2020 from 3.26% for the year ended December 31, 2019. The interest rate spread and net interest margin were impacted by declining interest rates in the year ended December 31, 2020.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies—Allowance for Loan Losses,” we recorded a $290,000 provision for loan losses for the year ended December 31, 2020, as compared to $0 for the year ended December 31, 2019. The allowance for loan losses was $1.4 million, or 1.08% of total loans, at December 31, 2020, compared to $1.2 million, or 1.02% of total loans, at December 31, 2019. Total nonperforming loans were $1.0 million at December 31, 2020, compared to $1.1 million at December 31, 2019. Classified loans increased to $2.8 million at December 31, 2020, compared to $1.4 million at December 31, 2019. Total loans past due 30 days or more were $2.4 million and $952,000 at December 31, 2020 and December 31, 2019, respectively. Net charge-offs totaled $70,000 for the year ended December 31, 2020, compared to $21,000 of net loan charge-off for the year ended December 31, 2019. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2020 and 2019. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $2.7 million, or 99.1%, to $5.5 million for the year ended December 31, 2020 from $2.8 million for the year ended December 31, 2019. The increase was primarily due to an increase in the net gain on the sale of loans of $2.6 million, and a $173,000 increase in other service charges and fees during the year ended December 31, 2020 as compared to the year ended December 31, 2019.

Non-Interest Expense. Non-interest expense increased $462,000, or 7.4%, to $6.7 million for the year ended December 31, 2020, compared to $6.2 million for the year ended December 31, 2019. The increase was primarily the result of an increase in compensation and employee benefits of $478,000, offset by a $35,000 decrease in other operating expenses.

Federal Income Taxes. Federal income taxes increased by $389,000 to an income tax expense of $576,000 for the year ended December 31, 2020, compared to an income tax expense of $187,000 for the year ended December 31, 2019. The increase in income tax expense for the year ended December 31, 2020 was a direct result of the increase in gain on loans sales, and the resulting increase in net income.

THE SPECIAL MEETING OF STOCKHOLDERS OF EFBI

Time, Date and Place

This proxy statement/prospectus is being provided to EFBI stockholders in connection with the solicitation of proxies by the EFBI board of directors for use at the special meeting of stockholders to be held at [ ] p.m., Eastern Time, on [ ] 2024, at Western Hills Country Club, located at 5780 Cleves Warsaw Pike, Cincinnati, Ohio, including proxies solicited for any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by LCNB to EFBI stockholders as a prospectus in connection with the issuance of LCNB common shares upon completion of the Merger.

Matters to be Considered

At the EFBI Special Meeting, the stockholders of EFBI will be asked to consider and vote upon the following matters:

•	a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

The board of directors of EFBI believes that the Merger with LCNB is in the best interests of EFBI stockholders and unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement, and (2) “FOR” the proposal adjourning the special meeting of EFBI stockholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of EFBI has fixed the close of business on [ ], 2024, as the record date for determining the EFBI stockholders who are entitled to notice of and to vote at the EFBI Special Meeting of stockholders. Only holders of EFBI common stock at the close of business on the record date will be entitled to notice of and to vote at the EFBI Special Meeting.

As of the close of business on [ ], 2024, there were [ ] shares of EFBI common stock outstanding and entitled to be voted at the EFBI Special Meeting. As of the same date, there were no shares of EFBI preferred stock outstanding. The shares of EFBI common stock were held of record by approximately [ ] stockholders. Each share of EFBI common stock entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under EFBI’s Articles of Incorporation and the Maryland General Corporation Law, the approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of EFBI common stock outstanding as of the close of business on the record date for the special meeting and entitled to be voted. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have the effect of a vote against the Merger proposal but will have no effect on the voting on the proposal to adjourn.

As of November 28, 2023, directors of EFBI owned an aggregate of 288,757 shares of EFBI common stock, an amount equal to approximately 21.51% of the outstanding shares of EFBI common stock. All of the directors of EFBI entered into a support agreement on such date with LCNB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the approval of the Merger Agreement. As of the date of this proxy statement/prospectus, LCNB and its directors, executive officers and affiliates beneficially owned no EFBI common stock.

Your vote is important. Beneficial owners who hold EFBI common stock in “street name” through a broker must instruct their broker how to vote their shares of EFBI common stock on the approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to return your proxy card or properly- authenticated Internet or telephone voting instructions prior to the deadline for doing so or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your shares of EFBI common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement, but will have no effect on the adjournment proposal.

A quorum, consisting of the holders of a majority of the outstanding shares of common stock, must be present in person or by proxy, to take action on the Merger proposal at the EFBI Special Meeting. A properly executed and dated proxy card marked “ABSTAIN” or voting instructions via the Internet or by telephone instructing abstention will be counted for purposes of determining whether a quorum is present.

The EFBI board of directors does not expect any matter other than the approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the EFBI Special Meeting.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to EFBI stockholders. Your proxy is being solicited by the board of directors of EFBI. Whether or not you attend the special meeting, the EFBI board of directors urges you to promptly submit your proxy by telephone, over the Internet, or by mail by returning your properly executed and dated proxy card as soon as possible. If you timely submit your properly executed and dated proxy card prior to the EFBI Special Meeting or timely submit your voting instructions via the Internet or by telephone and do not revoke it prior to its use, the EFBI common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Shares of EFBI common stock will be voted as specified on the proxy card or pursuant to your voting instructions via the Internet or by telephone or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed and dated proxy card, you may revoke it at any time before a vote is taken at the EFBI Special Meeting:

•	by filing a written notice of revocation with the Secretary of EFBI, at 6415 Bridgetown Road, Cincinnati, OH 45248;

•	by executing and returning another proxy card with a later date; or

•	by attending the special meeting in person and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your EFBI common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your shares of common stock, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Cost of Solicitation

EFBI will bear its own cost of solicitation of proxies on behalf of the EFBI board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of EFBI, none of whom will receive additional compensation for their solicitation activities. EFBI will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of EFBI common stock not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of EFBI common stock entitled to vote at the special meeting. In addition, EFBI has retained Laurel Hill Advisory Group, LLC to assist in soliciting proxies. EFBI has agreed to pay Laurel Hill Advisory Group, LLC a fee of $7,000, plus reimbursement of expenses (including telephone solicitation fees per telephone call made or received) for its services.

PROPOSALS SUBMITTED TO EFBI STOCKHOLDERS

EFBI Merger Proposal

As discussed throughout this proxy statement/prospectus, EFBI is asking its stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. EFBI stockholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, stockholders are directed to the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.

The board of directors of EFBI unanimously recommends a vote “FOR” the approval of the Merger Agreement.

EFBI Adjournment Proposal

The EFBI Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the EFBI Special Meeting to approve the Merger Agreement. If, at the time of the EFBI Special Meeting, the number of shares of EFBI common stock present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, EFBI intends to move to adjourn the EFBI Special Meeting in order to enable the EFBI board of directors and proxy solicitor to solicit additional proxies for approval of the proposal. In that event, EFBI will ask the holders of shares of EFBI common stock to vote only upon the adjournment proposal and not the Merger proposal.

In the EFBI adjournment proposal, EFBI is asking the holders of its common stock to authorize the holder of any proxy solicited by the EFBI board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the EFBI Special Meeting to another date, time and place for the purpose of soliciting additional proxies. If the EFBI stockholders approve the adjournment proposal, EFBI could adjourn the EFBI Special Meeting and any adjourned session of the EFBI Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from EFBI stockholders who have previously voted.

EFBI’s Bylaws provide that if a quorum is not present at a stockholders’ meeting, the chairman of the meeting or the holders of the majority in voting power of shares of EFBI entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date and time.

The EFBI board of directors unanimously recommends a vote “FOR” the EFBI adjournment proposal.

DISSENTERS’ RIGHTS

No Rights for Dissenting EFBI Stockholders

Pursuant to Section 3-202 of the Maryland General Corporation Law and EFBI’s Amended and Restated Articles of Incorporation, holders of EFBI common stock are not entitled to exercise any rights of an objecting stockholder.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of EFBI with and into LCNB, with LCNB as the surviving entity. Thereafter, at a later time specified by LCNB Bank in its certificate of merger filed with the OCC, Eagle Bank will be merged with and into LCNB Bank, with LCNB Bank surviving the Subsidiary Bank Merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference.  You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

In July 2017, EFBI completed its initial public offering in connection with the conversion of Eagle Savings Bank (now known as EAGLE.bank) from the mutual form of organization to the stock form of organization. Since that time, EFBI’s board of directors and senior management have periodically reviewed and assessed EFBI’s strategic alternatives and the business and regulatory environments facing EFBI and EAGLE.bank. As part of this process, EFBI’s board of directors and senior management have periodically reviewed and discussed EFBI’s strategic alternatives, including a possible merger or sale transaction, and have consulted periodically with various industry experts, including investment bankers, regarding strategic planning matters.

The executive committee of EFBI’s board of directors (consisting of all EFBI directors) met on February 7, 2023, with representatives of Janney attending. The committee discussed EFBI’s strategic alternatives, including continued independence and potentially engaging in a merger transaction, and the perceived advantages and disadvantages of each alternative in light of prevailing market and economic conditions. Representatives of Janney provided a summary overview of potential strategic partners for the committee to consider. The committee noted that the rising interest rate environment had significantly slowed residential mortgage loan origination activity, historically a significant contributor to EFBI’s earnings, and had dramatically increased funding costs, which had significantly reduced profitability and narrowed profit margins. The potential that market interest rates would continue to rise given continuing inflationary pressures was also noted. The committee also discussed board succession planning and the financial and other resources that would need to be expended to attract qualified successors. The committee met on February 9, 2023, to review and further discuss the matters considered at the February 7th meeting. After lengthy discussion, it was the consensus of the committee that given EFBI’s small size and attendant challenges to achieving economies of scale, prevailing economic conditions, and other factors, EFBI would likely face significant challenges to growth and profitability by operating independently under its existing business plan and that considering a strategic transaction would likely be in the best interests of EFBI’s stockholders and other constituencies. The committee met on February 23, 2023, to review the matters discussed at the prior meeting and approved the engagement of Janney to assist EFBI in evaluating its strategic alternatives, including a potential sale transaction. EFBI senior management has had a long relationship with certain senior investment bankers at Janney before their affiliation with Janney. Janney is a nationally recognized investment banking firm with substantial experience advising financial institutions with respect to mergers and acquisitions and other matters. The committee determined after review that Janney’s existing and prior relationships as disclosed to EFBI would not interfere with its ability to provide investment banking services to EFBI.

The strategic planning committee of EFBI’s board of directors (consisting of all EFBI directors) met on March 21, 2023, to review and further discuss the matters considered at the prior meetings. The committee also reviewed and discussed materials provided by EFBI’s legal counsel regarding the fiduciary duties of EFBI’s directors when considering a potential sale transaction, and related matters. The committee met on April 18, 2023, with a representative of EFBI’s legal counsel attending, to review and further discuss the matters considered at the March 21st meeting. During April 2023, representatives of EFBI senior management worked with Janney representatives to prepare a confidential information memorandum (“CIM”) to be distributed to potential interested parties to solicit their interest in a potential merger transaction with EFBI.

The strategic planning committee met on May 3, 2023, with representatives of Janney attending. The committee reviewed and further discussed the matters considered at the prior meetings regarding the challenges faced by EFBI should it continue to operate independently under its existing business plan. The committee reviewed and discussed a list of 41 banks and four credit unions, developed by Janney, which institutions Janney considered to potentially have a strategic interest and financial capacity to engage in a possible business combination with EFBI. The committee also discussed with Janney’s representatives the process for soliciting non-binding indications of interest from potential interested parties by distributing the CIM, conditioned upon executing a confidentiality agreement with EFBI. The committee met on May 12, 2023, to review and discuss the matters considered at the May 3rd meeting, including the list of potential transaction partners developed by Janney, and determined to meet on May 18, 2023, to review and consider the CIM. At a meeting on May 18, 2023, the committee reviewed and further discussed the matters considered at prior meetings and reviewed the CIM. After lengthy discussion, the committee approved the CIM and authorized its distribution to the potential interested parties identified by Janney, in consultation with EFBI, conditioned upon executing a confidentiality agreement.

Thereafter, a form of confidentiality agreement was prepared for use in connection with the distribution of the CIM. EFBI populated a virtual data room containing financial and other information regarding EFBI. Janney contacted 27 potential interested parties (each on the list of potential interested parties identified by Janney, in consultation with EFBI) without revealing the identity of EFBI, all of which parties signed confidentiality agreements before the identity of EFBI was disclosed to them. Each confidentiality agreement included customary non-disclosure provisions and a standstill provision prohibiting the EFBI counterparty, for one year from the date of the confidentiality agreement, from offering to acquire or acquiring EFBI, and from taking certain other actions, including soliciting proxies, without the prior written consent of EFBI; provided, however, that this standstill provision would become null and void if EFBI enters into and publicly announces a definitive acquisition agreement with any third party. EFBI and LCNB entered into a confidentiality agreement on May 25, 2023. Five of the parties that signed confidentiality agreements withdrew from consideration before reviewing the CIM and 18 withdrew from consideration after reviewing the CIM. As a result of this solicitation process, LCNB submitted a non-binding indication of interest letter (“IOI”) on June 16, 2023, another Ohio bank holding company (Company A) submitted an IOI on June 16, 2023, a Kentucky bank holding company (Company B) submitted an IOI on June 16, 2023, and a Pennsylvania bank holding company (Company C) submitted an IOI on June 20, 2023.

EFBI’s strategic planning committee met on June 20, 2023, with representatives of Janney and of EFBI’s legal counsel attending, to review the results of the solicitation process and the terms of the IOIs received from LCNB, Company A, Company B, and Company C. LCNB’s IOI proposed a 50% stock/50% cash transaction at a price of $17.11 per share, which implied an exchange ratio of 1.13161 based on LCNB’s closing stock price on June 15, 2023. LCNB’s IOI provided for EFBI President Patricia L. Walter to join LCNB’s Executive Management Group. Company A’s IOI proposed a price of $14.00 per share, with a to-be-determined cash/stock mix. Company B’s IOI proposed an all-cash transaction at a price based on EFBI’s consolidated tangible book value at the closing of the proposed transaction after deducting one-time merger expenses, which implied a price of approximately $13.50 per share. Company C proposed an all-cash transaction at a price of $19.53 per share. As part of this discussion, Janney representatives updated the committee regarding the prevailing bank and thrift mergers and acquisitions market. The committee also reviewed again its decision to explore a potential merger and noted the prevailing macroeconomic conditions, including the rising interest rate environment and the challenges it would pose to profit margins, funding and growth, and the effect of these conditions on the banking industry in general and on EFBI in particular, among other matters. As a result of this discussion, the committee concluded that these challenges remained and had likely increased since its decision to explore a potential business combination. After lengthy discussion, the committee authorized Janney to contact LCNB and Company C to give them the opportunity to conduct further due diligence on EFBI so that they may submit revised IOIs for review and consideration and to contact Company A and Company B to inform them of EFBI’s decision not to pursue their IOIs at this time.

During late-June and into July 2023, representatives of EFBI conducted preliminary reverse due diligence on both LCNB and Company C, and representatives of LCNB and Company C conducted further due diligence on EFBI.

On July 20, 2023, Company C informed representatives of Janney of its decision to withdraw from further consideration of a potential merger with EFBI. Among the reasons cited by Company C for its decision was the recent decline in Company C’s stock price.

The strategic planning committee met on July 27, 2023. The committee discussed Company C’s decision to withdraw, among other matters, and determined that a representative of Janney contact LCNB and request that it submit an updated LOI for consideration.

LCNB submitted a revised IOI on July 31, 2023, which was revised on August 2, 2023, following additional due diligence. The July 31st IOI proposed a 60% stock/40% cash transaction at an increased cash price of $17.50 per share and an exchange ratio of 1.030 shares of LCNB common stock for each share of EFBI common stock, which valued the stock component at $18.06 per share based on LCNB’s closing price on July 31, 2023. Following further negotiation, the IOI was revised on August 2nd to increase the exchange ratio to 1.04466 shares of LCNB common stock for each share of EFBI common stock, which valued the stock component at $18.31 per share based on LCNB’s closing stock price on July 31, 2023. The August 2nd IOI left the cash consideration unchanged at $17.50 per share.

The strategic planning committee met on August 3, 2023, with representatives of Janney and legal counsel attending. The committee discussed LCNB’s revised IOI and representatives of Janney updated the committee on the current mergers and acquisitions market and recent pricing metrics, among other matters. After lengthy discussion, the committee directed the representatives of Janney to contact LCNB and request that it update its IOI based on EFBI’s financial results as of June 30, 2023.

LCNB submitted a revised IOI on August 21, 2024, proposing a stock (no less than 60% and no greater than 70%) and cash (no greater than 40% and no less than 30%) transaction with an increased cash price of $19.10 per share and an increased exchange ratio of 1.1401 shares of LCNB common stock for each share of EFBI common stock. Based on these parameters, the revised IOI indicated a blended price of $16.75 per share at that date.

The strategic planning committee met on August 22, 2023, with representatives of Janney and legal counsel attending. Representatives of Janney reviewed the solicitation process that had been undertaken. The committee reviewed and discussed LCNB’s revised IOI. Following a lengthy discussion of the revised IOI and other matters, the committee approved the LCNB’s revised IOI subject to minor clarifications. On August 24, 2023, LCNB submitted such revised IOI and it was accepted and delivered to LCNB. Following EFBI’s acceptance and delivery of LCNB’s August 24th IOI, there were no further discussions between EFBI and LCNB regarding the pricing terms set forth in that IOI.

On October 5, 2023, LCNB’s counsel distributed an initial draft of the merger agreement to EFBI’s legal counsel. Over the ensuing days, multiple drafts of the merger agreement were exchanged and representatives of LCNB’s legal counsel and representatives of EFBI’s legal counsel participated in calls to discuss open issues, which included deal protections, termination fees, the conduct of EFBI’s business before closing, certain representations and warranties, and employee matters. During this time period, LCNB conducted further due diligence on EFBI, EFBI conducted reverse due diligence on LCNB and Ms. Walter commenced separate discussions with representatives of LCNB regarding the terms of her proposed post-closing employment with LCNB.

EFBI’s board of directors met on November 16, 2023, with representatives of Janney and of legal counsel attending, to discuss the then current status of the merger agreement negotiations. Representatives of EFBI senior management reported that the reverse due diligence conducted on LCNB generally confirmed expectations. Legal counsel reviewed with the board of directors the most recent draft of the merger agreement and, together with senior management, updated the board on the terms that were still under negotiation.

EFBI’s board of directors met on November 28, 2023, with representatives of Janney and legal counsel attending, to consider whether to approve the merger agreement and the transactions contemplated by it. Before the meeting, senior management distributed to each director the proposed merger agreement, and ancillary documents, and a financial presentation prepared by Janney. Representatives of Janney reviewed in detail the pricing and other financial terms of the proposed merger agreement. Based on the pricing terms of the merger agreement, representatives of Janney informed the board that the proposed merger consideration implied a blended price of $17.74 per share based on LCNB’s closing stock price on November 27th. Legal counsel and EFBI senior management reviewed in detail the non-pricing terms and conditions of the proposed merger agreement, including, but not limited to, the transaction structure, the respective representations, warranties and covenants made by EFBI and LCNB, the closing conditions, and the respective termination rights of EFBI and LCNB. The board of directors reviewed all aspects of the merger process, including EFBI’s current financial position, performance and prospects; its decision to pursue a strategic transaction; the process used to identify potential merger partners and solicit merger proposals; prevailing economic and stock market conditions, including the impact of rising interest rates; EFBI’s due diligence investigation of LCNB; LCNB’s stock price performance and valuation metrics; the terms and conditions of the proposed merger agreement; the value of the proposed merger consideration; and the impact of the proposed merger on EFBI’s stockholders and other constituencies. All questions and issues raised by the directors were addressed by senior management, representatives of Janney or representatives of legal counsel, as appropriate. Representatives of Janney then presented orally Janney’s opinion, which was subsequently confirmed in a letter addressed to the board of directors, to the effect that, as of November 28, 2023, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in the opinion letter, the merger consideration to be paid by LCNB to EFBI’s common stockholders pursuant to the proposed merger agreement was fair to EFBI’s common stockholders from a financial point of view. After considering the proposed merger agreement, and ancillary documents, and the matters discussed at the meeting and at prior meetings of the board of directors, the board of directors voted unanimously to adopt and approve the proposed merger agreement, to recommend that EFBI’s stockholders vote to approve the proposed merger agreement and the transactions contemplated by it, and to authorize EFBI Chairman and Chief Executive Officer Gary J. Koester to execute and deliver the merger agreement, and ancillary documents, on behalf of EFBI.

After the close of stock market trading on November 28, 2023, EFBI and LCNB executed the merger agreement. On November 29, 2023, before the opening of trading, EFBI and LCNB issued a joint press release to publicize the execution of the merger agreement.

EFBI’s Reasons for the Merger and Recommendation of the EFBI Board of Directors

EFBI’s board of directors, together with EFBI’s senior management and its financial and legal advisors, reviewed and discussed the merger agreement and the transactions contemplated by it, and the board of directors determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of EFBI and its stockholders. In reaching its conclusion to approve the merger agreement and the transactions contemplated by it, the board of directors considered a number of factors. The board of directors considered the following material factors:

•	The board of directors’ understanding of the business, operations, financial condition, earnings, and prospects of EFBI;

•

Prevailing national and local economic conditions, particularly the uncertainty as to future economic conditions including potential continued volatility in market interest rates, expected future impact of market interest rates, inflation, the prospects for recession, and other factors, and the expected effect of these conditions on EFBI’s financial condition, earnings, and prospects and on the stock prices of banking institutions, including EFBI;

•

The board of directors’ recognition that EFBI’s ability to grow independently would require substantial investment in information technology and other infrastructure, and the effect such investment would have on EFBI’s future earnings potential;

•

The value of the merger consideration proposed by LCNB compared to the value of the merger consideration proposed by other parties and the estimated potential future value of EFBI’s common stock if EFBI would continue to operate independently;

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The competitive environment facing financial institutions generally and the competitive environment in EFBI’s geographic market area in particular, and the trend toward consolidation in the financial services industry;

•	LCNB’s ability to pay the merger consideration and obtain regulatory approval for the merger, considering EFBI’s due diligence investigation of LCNB;

•	The scope and results of the solicitation process conducted by EFBI, with Janney’s assistance;

•	The complementary business cultures of EFBI and LCNB;

•	The perceived favorable impact of the proposed merger on the employees, depositors, customers, and communities served by EAGLE.bank, considering the complementary business cultures of EFBI and LCNB;

•	The current and historical market prices and pricing metrics for EFBI’s common stock;

•	The cash component of the merger consideration, although taxable to a EFBI stockholder, offered value certainty to counteract potential decreases in LCNB’s stock price;

•

The review by the board of directors, with the assistance of legal counsel, of the terms of the merger agreement, including the provisions that permit EFBI, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination transaction, subject, in certain circumstances, to paying a $1,025,000 cash termination fee to LCNB;

•

The financial analyses performed by Janney and the opinion of Janney, dated November 28, 2023, addressed to EFBI’s board of directors, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in the opinion letter, the merger consideration as set forth in the merger agreement was fair to EFBI’s common stockholders from a financial point of view, as more fully described under “Opinion of EFBI’s Financial Advisor;”

•

LCNB pays a regular quarterly cash dividend of $0.22 per share, compared to EFBI’s quarterly cash dividend of $0.08 per share; on a per share equivalent basis, EFBI’s stockholders who elect to receive LCNB common stock would receive a pro forma annual dividend of $1.00 per share; and

•	The proposed merger offers a liquidity event for EFBI’s stockholders.

EFBI’s board of directors also considered potential risks associated with the transactions contemplated by the merger agreement, including:

•

The interests of EFBI’s executive officers and directors with respect to the transactions contemplated by the merger agreement apart from their interests as stockholders of EFBI as disclosed under “Security Ownership of Certain Beneficial Owners and Management of EFBI,” and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement;

•

The risk that the merger agreement provisions relating to the payment by EFBI of a cash termination fee under specified circumstances, although required by LCNB as a condition to entering into the merger agreement, could discourage other parties that may be interested in engaging in a business combination transaction with EFBI from proposing it;

•	The risk of litigation;

•

The restrictions imposed by the merger agreement on the conduct of EFBI’s business before the completion of the merger, which could delay or prevent EFBI from undertaking certain business opportunities that may arise during that time;

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That the fixed exchange ratio for the stock consideration, by its nature, would generally not adjust upward to compensate for any declines in LCNB’s stock price before the completion of the merger, meaning that EFBI’s stockholders would not be protected against any decrease in LCNB’s stock price before the completion of the merger, unless, as provided for in the merger agreement, the decrease in LCNB’s stock price relative to a broad bank market index was of a magnitude that LCNB would agree to increase the merger consideration; and

•	The need to obtain EFBI stockholder approval and governmental approvals to consummate the proposed merger.

EFBI’s board of directors evaluated the factors described above and reached consensus that the merger agreement and the transactions contemplated by it were in the best interests of EFBI and its stockholders. Accordingly, the board of directors unanimously approved the merger agreement and unanimously recommends that EFBI’s stockholders vote “FOR” approval of the merger agreement and transactions contemplated by it.

The foregoing discussion of the information and factors considered by EFBI’s board of directors is not intended to be exhaustive but constitutes the material factors considered by the board of directors. In reaching its determination to approve the merger agreement and recommend that EFBI’s stockholders vote to approve the merger agreement, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm’s length negotiations between representatives of EFBI and LCNB.

Opinion of EFBI’s Financial Advisor

EFBI engaged Janney to render financial advisory and investment banking services to the EFBI board, including delivery of an opinion to the EFBI board as to the fairness, from a financial point of view, of the merger consideration to the holders of EFBI common stock. EFBI engaged Janney because Janney is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Janney is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Janney attended the meeting of the EFBI board held on November 28, 2023, at which the EFBI board evaluated the Merger. At this meeting, Janney reviewed the financial aspects of the Merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration to be received in the Merger by the holders of EFBI common stock was fair, from a financial point of view, to such shareholders. The EFBI board unanimously adopted the Merger Agreement at this meeting.

The following description of the Janney fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in preparing the opinion.

Janney’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was addressed to, the EFBI board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness to the holders of EFBI common stock, from a financial point of view, of the merger consideration to be received in the Merger by such shareholders. It did not address the underlying business decision of EFBI to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the EFBI board in connection with the Merger, and it does not constitute a recommendation to any holder of EFBI common stock as to how to vote in connection with the Merger or any other matter. Janney also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of EFBI, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other stockholder.

Janney’s opinion was reviewed and approved by Janney’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Janney reviewed, analyzed and familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of EFBI, LCNB and the Merger. Janney reviewed, among other things:

•	a draft of the Merger Agreement, dated November 28, 2023;

•	certain publicly available financial statements and other historical financial information of EFBI and its banking subsidiary, EAGLE.bank, that Janney deemed relevant;

•	certain publicly available financial statements and other historical financial information of LCNB and its banking subsidiary, LCNB National Bank, that Janney deemed relevant;

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certain internal financial projections for EFBI for the year ending December 31, 2023 with long term-estimated annual earnings growth rates for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of EFBI;

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publicly available consensus analyst estimates for LCNB for the years ending December 31, 2023 and December 31, 2024, as well as estimated long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2025 through December 31, 2028, as provided by the senior management and advisors of LCNB;

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the pro forma financial impact of the Merger on LCNB based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of EFBI and LCNB, as well as estimated net income for EFBI for the years ending December 31, 2023 with an estimated annual net income growth rate for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of EFBI and LCNB, and relied upon by Janney at the direction of such management and with the consent of EFBI;

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the publicly reported stock market performance, historical price and trading activity for EFBI common stock and LCNB common shares, including a comparison of certain stock market information for EFBI common stock and LCNB common shares and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for EFBI and LCNB with similar financial institutions for which information is publicly available;

•	the nature and financial terms of the Merger as compared with the nature and financial terms of certain other Merger and business combinations in the banking industry;

•	the current market environment generally and the banking environment in particular;

•	discussions with members of EFBI’s and LCNB’s senior management with respect to their respective operations, historical financial statements and future prospects; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Janney considered relevant.

Janney also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Janney relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by EFBI and LCNB, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by EFBI and LCNB, including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Janney relied upon the pro forma financial impact of the Merger on LCNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of EFBI and LCNB. Janney assumed that all forecasts and projections provided to Janney were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of EFBI and LCNB as to their most likely future financial performance. Janney has further relied on the assurances of the respective management teams of EFBI and LCNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Janney relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Janney is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Janney assumed, without independent verification, that the allowances for loan losses reported on the balance sheets of EFBI and LCNB are adequate to cover such losses. In rendering its opinion, Janney did not review any individual loans or credit files.

Janney did not make an independent valuation of the quality of EFBI’s or LCNB’s deposit base nor has Janney independently evaluated potential deposit concentrations or the deposit composition of EFBI or LCNB. Janney did not make an independent valuation of the quality of EFBI’s or LCNB’s investment securities portfolio nor has Janney independently evaluated potential concentrations in the investment portfolio of EFBI or LCNB.

Janney assumed, in all respects material to its analyses:

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that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the Merger Agreement (the final terms of which Janney had assumed would not differ in any respect material to Janney’s analyses from the draft version reviewed by Janney and referred to above) represented the entire agreement between the parties, that the Merger Agreement would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of EFBI common stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions would be imposed that would materially affect EFBI, LCNB, the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger; and

•	that the Merger would be treated as a tax-free reorganization for federal income tax purposes.

Janney assumed that the Merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Janney was further advised by representatives of EFBI that EFBI relied upon advice from its advisors (other than Janney) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Janney did not provide advice with respect to any such matters.

Janney’s opinion addressed only the fairness to the holders of EFBI common stock, from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the Merger by such shareholders. Janney’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Janney through such date and, accordingly, it speaks to no other date. Janney did not and does not have an obligation to update, revise or reaffirm its opinion. Janney’s opinion did not address, and Janney expressed no view or opinion with respect to:

•	the relative merits of the Merger and the other business strategies that the EFBI board considered or may have considered;

•	the underlying business decision of the EFBI board to proceed with the Merger;

•	the prices at which EFBI’s securities or LCNB’s securities may trade at any time; or

•	any advice or recommendation provided by any other advisor to EFBI.

Additionally, Janney assumed that the Merger is, in all respects, lawful under applicable law. Further, Janney’s analyses and opinion, and the financial projections on which they were based, did not reflect changes in the operations and projections of EFBI and LCNB subsequent to the date of Janney’s opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Janney, EFBI and LCNB. Any estimates contained in the analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Janney opinion was among several factors taken into consideration by the EFBI board in making its determination to approve the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the EFBI board to approve the Merger Agreement and the transactions contemplated thereby. The type and amount of consideration payable in the Merger were determined through negotiation between EFBI and LCNB, and the decision for EFBI to enter into the Merger Agreement was solely that of the EFBI board.

The following is a summary of the material financial analyses presented by Janney to the EFBI board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Janney to the EFBI board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Janney believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Merger Consideration and Implied Transaction Metrics

Janney reviewed the financial terms of the Merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of EFBI common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive, at the election of the holder thereof, $19.10 in cash or a fixed exchange ratio of 1.1401 shares of LCNB common stock, with up to 40% of EFBI shares being exchanged for cash and at least 60% of EFBI shares being exchanged for LCNB stock. Based on this provision of the Merger Agreement, Janney calculated an aggregate implied transaction value of approximately $23.2 million and an implied purchase price per share of $17.74 consisting of the implied value of 1,342,275 shares of EFBI common stock outstanding (gross of the elimination of EFBI’s $986,000 ESOP loan) and 115,807 options with a weighted average exercise price of $16.18 based on the closing price of LCNB common shares on November 27, 2023. Based upon financial information for EFBI as of or for the last twelve-months (“LTM”) ended September 30, 2023 and the closing price of EFBI common stock on November 27, 2023, Janney calculated the following implied aggregate transaction metrics:

Transaction Value / Tangible Book Value:	88.1%
Transaction Value / LTM Earnings	NM	(1)
Transaction Value / LTM Core Earnings(2):	58.9	x
Core Deposit Premium(3):	(3.0%)

(1)	Not meaningful.
(2)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(3)	Core deposits calculated as Total Deposits less CDs greater than $100,000.

LCNB Comparable Companies Analysis

Using publicly available information, Janney compared the financial performance, financial condition and market performance of LCNB to seventeen (17) exchange-traded banks and bank holding companies headquartered in the Midwest with total assets between $1 billion - $3 billion, tangible common equity / tangible assets 6% – 9% and LTM core return on average tangible common equity greater than 10%, excluding mutuals and merger targets (the “LCNB comparable companies”).

The LCNB comparable companies were as follows:

First Farmers Financial Corporation (FFMR)	Merchants Financial Group, Inc. (MFGI)
Isabella Bank Corporation (ISBA)	CF Bankshares Inc. (CFBK)
Tri City Bankshares Corporation (TRCY)	Hawthorn Bancshares, Inc. (HWBK)
Heartland BancCorp (HLAN)	Citizens Community Bancorp, Inc. (CZWI)
Middlefield Banc Corp. (MBCN)	Fentura Financial, Inc. (FETM)
PSB Holdings, Inc. (PSBQ)	SB Financial Group, Inc. (SBFG)
CNB Community Bancorp, Inc. (CNBB)	CSB Bancorp, Inc. (CSBB)
FS Bancorp (FXLG)	First Capital, Inc. (FCAP)
Croghan Bancshares, Inc. (CHBH)

To perform this analysis, Janney used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (“MRQ”), or latest twelve months (“LTM”), and market price information as of November 27, 2023. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in LCNB’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data so presented.

Janney’s analysis showed the following concerning the financial condition and performance of LCNB and the LCNB comparable companies for the LTM:

	LCNB Comparable Companies
(in % unless otherwise noted)	LCNB	Low	Average	Median	High
Total Assets ($MM)	1,982	1,095	1,710	1,793	2,857
Market Capitalization ($MM)	194	78	140	106	429
TCE / Tangible Assets	7.36	6.26	7.46	7.50	8.87
LTM Core ROAA(1)	1.03	0.69	1.04	1.01	1.69
LTM Core ROATCE(1)	14.02	10.34	13.83	13.50	20.77
LTM Efficiency Ratio	66.4	45.3	63.2	64.8	77.1
Loans / Deposits	90.2	60.0	87.4	93.0	105.8
NPAs / Assets(2)	0.00	0.02	0.32	0.30	0.79

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.

In addition, Janney’s analysis showed the following concerning the market performance of LCNB and the LCNB comparable companies:

	LCNB Comparable Companies
(in % unless otherwise noted)	LCNB	Low	Average	Median	High
Dividend Yield	5.96	1.50	3.54	3.27	6.03
Price / Tangible Book Value	124.2	69.6	107.1	102.2	188.2
Price / LTM EPS (x)	8.3	5.9	7.9	7.3	11.3

None of the LCNB comparable companies used as a comparison in the above analyses is identical to LCNB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

EFBI Comparable Companies Analysis

Using publicly available information, Janney compared the financial performance, financial condition and market performance of EFBI to fourteen (14) exchange-traded banks and bank holding companies headquartered in the United States with total assets less than $400 million, tangible common equity / tangible assets 10% – 20% and LTM core return on average tangible common equity less than 10%, excluding mutuals and merger targets (the “EFBI comparable companies”).

The EFBI comparable companies were as follows:

Pacific Alliance Bank (PFBN)	Ottawa Bancorp, Inc. (OTTW)
WVS Financial Corp. (WVFC)	Pioneer Bankshares, Inc. (PNBI)
Pacific West Bancorp (PWBK)	Mid-Southern Bancorp, Inc. (MSVB)
VWF Bancorp, Inc. (VWFB)	Gouverneur Bancorp, Inc. (GOVB)
Apollo Bancorp, Inc. (APLO)	WCF Bancorp, Inc. (WCFB)
MNB Holdings Corporation (MNBO)	Town Center Bank (TCNB)
Southern Community Bancshares, Inc. (SCBS)	California International Bank, N.A. (CAIB)

To perform this analysis, Janney used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (“MRQ”), or latest twelve months (“LTM”), and market price information as of November 27, 2023. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in EFBI’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data so presented.

Janney’s analysis showed the following concerning the financial condition and performance of EFBI and the EFBI comparable companies for the LTM:

	EFBI Comparable Companies
(in % unless otherwise noted)	EFBI	Low	Average	Median	High
Total Assets ($MM)	176	60	235	209	385
Market Capitalization ($MM)	20	6	18	20	30
TCE / Tangible Assets	14.95	10.21	12.65	11.83	18.85
LTM Core ROAA(1)	0.06	(0.45)	0.47	0.55	1.00
LTM Core ROATCE(1)	0.36	(3.12)	4.09	4.79	8.03
LTM Efficiency Ratio	97.9	55.0	81.6	80.7	112.0
Loans / Deposits	104.3	53.5	91.7	97.6	111.7
NPAs / Assets(2)	3.26	0.00	0.21	0.13	1.16

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.

In addition, Janney’s analysis showed the following concerning the market performance of EFBI and the EFBI comparable companies:

	EFBI Comparable Companies
(in % unless otherwise noted)	EFBI	Low	Average	Median	High
Dividend Yield	2.11	0.00	1.93	1.80	5.99
Price / Tangible Book Value	77.4	29.1	64.7	63.7	91.1
Price / LTM EPS (x)	51.7	7.1	17.2	11.9	62.2

None of the EFBI comparable companies used as a comparison in the above analyses is identical to EFBI. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Janney’s analysis compared pricing multiples for the Merger to the implied merger pricing multiples of the EFBI comparable companies on a per share basis. To account for an equity control premium, Janney applied a 25.7% premium to the EFBI comparable companies based on the median one-day stock price premium for all bank and thrift merger transactions announced over the last 10 years as of November 27, 2023, based on data from S&P Capital IQ Pro.

	EFBI Comparable Companies
(in % unless otherwise noted)	EFBI	10th Percentile	Median	90th Percentile
Price / Tangible Book Value	90.6	54.2	80.0	109.2
Price / LTM EPS (x)	60.6	9.5	15.0	26.0
Core Deposit Premium	(3.0)	(12.2)	(4.2)	1.5

Select Transactions Analysis

Janney reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.	Sixteen (16) selected recent bank and thrift transactions announced since March 31, 2023, with target assets less than $2 billion (the “Recent Group”);

2.

Eighteen (18) selected Midwest bank and thrift transactions announced since January 1, 2019, with target assets less than $500 million, tangible common equity / tangible assets greater than 12% and LTM ROAE less than 9% (the “Midwest Group”); and

3.

Seventeen (17) selected nationwide bank and thrift transactions announced since January 1, 2018, with target assets less than $400 million, tangible common equity / tangible assets greater than 12%, LTM ROAE less than 5% and NPAs / Assets greater than 1% (the “Nationwide Group”).

All three sets of transactions excluded mergers of equals and transactions without disclosed deal values.

Recent Group

Buyer Name	Target Name	Announcement Date
First Busey Corporation	Merchants & Manufacturers Bank	11/27/2023
First Financial Corporation	Simply Bank	11/13/2023
Central Valley Community Bancorp	Community West Bancshares	10/10/2023
Peoples Financial Services Corp.	FNCB Bancorp Inc.	9/27/2023
MidWestOne Financial Group Inc.	Denver Bankshares Inc.	9/27/2023
Midfed Acquisition Corp.	Midland Capital Holdings Corp.	9/12/2023
NexTier Incorporated	Mars Bancorp Inc.	8/31/2023
PB Financial Corporation	Coastal Bank & Trust	8/30/2023
Glacier Bancorp, Inc.	Community Financial Group, Inc.	8/8/2023
Eureka Investor Group, Inc.	Eureka Homestead Bancorp	8/4/2023
Harborstone Credit Union	First Sound Bank	8/1/2023
MC Bancshares, Inc.	Heritage NOLA Bancorp, Inc.	7/6/2023
LCNB Corp.	Cincinnati Bancorp, Inc.	5/18/2023
Wells Bancshares, Inc.	Connections Bancshares, Inc.	5/12/2023
Bancorp 34, Inc.	CBOA Financial, Inc.	4/27/2023
CrossFirst Bankshares Inc.	Canyon Bancorporation, Inc.	4/21/2023

Midwest Group

Buyer Name	Target Name	Announcement Date
LCNB Corp.	Cincinnati Bancorp, Inc.	5/18/2023
Middlefield Banc Corp.	Liberty Bancshares, Inc.	5/26/2022
Community Bancorp, Inc.	Quarry City Savings & Loan Association	3/22/2022
Double Bottomline Corp.	Community Savings Bancorp, Inc.	6/9/2021
HBT Financial, Inc.	NXT Bancorporation, Inc.	6/7/2021
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank	5/4/2021
Summit Financial Group, Inc.	WinFirst Financial Corporation	9/28/2020
Crane Credit Union	Our Community Bank	8/19/2020
FFBW, Inc.	Mitchell Bank	7/28/2020
SB Financial Group, Inc.	Edon Bancorp, Inc.	2/7/2020
Southern Missouri Bancorp, Inc.	Central Federal Bancshares, Inc.	1/17/2020
Liberty Financial Services, Inc.	Louisville Development Bancorp, Inc.	12/5/2019
FB Financial Corporation	FNB Financial Corp.	9/17/2019
First York Ban Corp.	Malmo Bancorp, Inc.	9/3/2019
Farmers National Banc Corp.	Maple Leaf Financial, Inc.	8/30/2019
Premier Financial Bancorp, Inc.	First National Bank of Jackson	7/9/2019
RMB Bancshares, Inc.	Cairo/Moberly Bancshares, Inc.	4/5/2019
Wintrust Financial Corporation	Rush-Oak Corporation	2/20/2019

Nationwide Group

Buyer Name	Target Name	Announcement Date
Newtek Business Services Corp.	National Bank of New York City	8/2/2021
Double Bottomline Corp.	Community Savings Bancorp, Inc.	6/9/2021
Community First Bancorporation	SFB Bancorp, Inc.	10/9/2020
FFBW, Inc.	Mitchell Bank	7/28/2020
ST Hldgs Inc.	Rochelle State Bank	3/25/2020
Liberty Financial Services, Inc.	Louisville Development Bancorp Inc.	12/5/2019
BancFirst Corporation	Citizens State Bank	12/3/2019
Farmers National Banc Corp.	Maple Leaf Financial, Inc.	8/30/2019
Premier Financial Bancorp, Inc.	First National Bank of Jackson	7/9/2019
Wintrust Financial Corporation	Rush-Oak Corporation	2/20/2019
Beresford Bancorp, Inc.	Western Bancshares Alamogordo, Inc.	12/20/2018
Hanover Bancorp, Inc.	Chinatown Federal Savings Bank	9/20/2018
NorthWest Indiana Bancorp	AJS Bancorp, Inc.	7/31/2018
Hometown Financial Group MHC	Pilgrim Bancshares, Inc.	7/25/2018
City Holding Company	Farmers Deposit Bancorp, Inc.	7/11/2018
Premier Financial Bancorp, Inc.	First Bank of Charleston, Inc.	4/19/2018
BOLC Corp.	North Alabama Bancshares, Inc.	3/13/2018

For each selected transaction, Janney derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Transaction price per share of common stock to tangible book value per share of common stock of the acquired company;

•

Transaction price per share of common stock to LTM core earnings per share (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles);

•	Core deposit premium

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the Merger based on the aggregate transaction value for the Merger of $23.2 million and using historical financial information for EFBI as of or for the last 12 months ended September 30, 2023.

The results of the analysis are set forth in the following tables:

Recent Group

	EFBI Selected Comparable Transactions
(in % unless otherwise noted)	EFBI	10th Percentile	Median	90th Percentile
Deal Value / Tangible Book Value	88.1	92.7	128.3	162.7
Deal Value / LTM EPS (x)	58.9	8.1	13.3	31.4
Core Deposit Premium	(3.0)	(0.8)	2.9	6.5

Midwest Group

	EFBI Selected Comparable Transactions
(in % unless otherwise noted)	EFBI	10th Percentile	Median	90th Percentile
Deal Value / Tangible Book Value	88.1	88.2	119.3	147.1
Deal Value / LTM EPS (x)	58.9	14.1	24.4	38.6
Core Deposit Premium	(3.0)	(7.0)	3.7	14.0

Nationwide Group

	EFBI Selected Comparable Transactions
(in % unless otherwise noted)	EFBI	10th Percentile	Median	90th Percentile
Deal Value / Tangible Book Value	88.1	56.2	112.8	157.2
Deal Value / LTM EPS (x)	58.9	22.6	34.4	49.7
Core Deposit Premium	(3.0)	(13.8)	3.7	15.6

No company or transaction used as a comparison in the above selected transactions analysis is identical to EFBI, LCNB or the Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis and Capital Ratios

Janney performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of EFBI and LCNB. Using closing balance sheet estimates as of September 30, 2023 for EFBI and LCNB provided by EFBI and LCNB management, LCNB analyst earnings estimates for 2023 and 2024, assumed long term earnings growth rates provided by EFBI management, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses expected to result from the Merger) provided by LCNB management, Janney analyzed the estimated financial impact of the Merger on certain projected financial and operating results. This analysis indicated that the Merger could be (i) accretive to LCNB’s 2024, 2025 and 2026 estimated EPS, and (ii) dilutive to LCNB’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the Merger, LCNB’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above those required to be deemed “well capitalized” under regulatory guidelines. For all of the above analyses, the actual results achieved by LCNB following the Merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis

Janney performed a discounted cash flow analysis to estimate a range for the implied equity value of EFBI. In this analysis, the future cash flows are derived from EFBI’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rates for EFBI was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk-free rate, the beta of EFBI stock compared to the broader market, the Full-Information Beta for commercial banks from the Kroll U.S. Cost of Capital Navigator of 1.11, the Historical Long-Term Market Risk Premium from the Kroll U.S. Cost of Capital Navigator of 7.17%, and the Micro Cap Size Premium from the Kroll U.S. Cost of Capital Navigator of 3.05% and the 10-year Treasury Rate of 4.53%. The discount rate resulting from this method was approximately 15.0%.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that EFBI could generate over the five-year period from 2024 to 2028 and (ii) the present value of EFBI’s implied terminal value at the end of such period. In calculating the net present value of EFBI using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 12.0x to 16.0x LTM earnings, with a midpoint of 14.0x. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per share of EFBI common stock of $11.17 per share to $14.10 per share with a midpoint of $12.54 per share. In calculating the net present value of EFBI using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 80% to 120% of tangible book value, with a midpoint of 100%. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per share of EFBI common stock of $12.79 per share to $17.97 per share with a midpoint of $15.20 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of EFBI or the pro forma combined company.

Janney’s Relationship with EFBI

Janney acted as financial advisor to EFBI in connection with the Merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Janney is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Janney has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its broker-dealer businesses, and further to certain existing sales and trading relationships between each of EFBI and LCNB and Janney, Janney and its affiliates may from time to time purchase securities from, and sell securities to, EFBI and LCNB, and as a market maker in securities, Janney and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of EFBI or LCNB for its own accounts and for the accounts of its customers and clients. Janney employees may also from time to time maintain individual positions in EFBI common stock and/or LCNB common stock.

Pursuant to the Janney engagement agreement, EFBI agreed to pay Janney a cash fee equal to 1.50% of the implied transaction value, $25,000 of which became payable before the rendering of Janney’s opinion, $100,000 of which became payable concurrently with the rendering of Janney’s opinion, and the balance of which is contingent upon the consummation of the Merger. Janney’s fee for rendering the fairness opinion was not contingent upon Janney reaching any particular conclusion. EFBI also agreed to reimburse Janney for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Janney against certain liabilities relating to or arising out of Janney’s engagement or Janney’s role in connection therewith.

With respect to previous engagements, Janney was engaged in January 2023 by LCNB to render financial advisory and investment banking services to the LCNB’s board, including delivery of an opinion to the LCNB board as to the fairness, from a financial point of view, to the holders of LCNB common stock of the merger consideration, in connection with its acquisition of Cincinnati Bancorp, Inc. The transaction closed on November 1, 2023, and Janney received compensation for its role.

Except for the arrangement between Janney and LCNB described in the preceding paragraph, Janney has not had any material financial advisory and investment banking relationship with EFBI or LCNB during the past two years in which compensation was received or was intended to be received as a result of the relationship between Janney, on the one hand, and EFBI or LCNB, on the other hand. Janney may provide investment banking services to LCNB in the future (and to EFBI, if the Merger is not consummated), although there is no agreement to do so.

LCNB’s Reasons for the Merger

LCNB believes that the Merger is in the best interests of LCNB and its shareholders. In reaching this determination, the LCNB board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•	the long-term interests of LCNB and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which LCNB operates;

•	the compatibility of the cultures of LCNB and EFBI, particularly with respect to meeting local banking needs and fostering strong community ties;

•	an enhanced market share in Ohio with an increased high-quality loan portfolio;

•	the Merger will expand and enhance LCNB’s existing franchise in the attractive market of Cincinnati, Ohio;

•	enhanced market share with incremental high-quality, low-cost core deposits;

•

the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined bank following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

•	the anticipated increase in mortgage origination capability; and

•	the anticipated increase in LCNB’s loan-to-deposit ratio, return on average assets and return on average tangible common equity.

The board of directors of LCNB also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of LCNB considered:

•	the costs associated with the regulatory approval process and other Merger related costs;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•	the dilution to current LCNB shareholders from the issuance of additional LCNB common shares in the Merger;

•	the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of EFBI; and

•	other risks described under the sections entitled “RISK FACTORS” beginning on page 18 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 15.

The above discussion of the information and factors considered by the LCNB board of directors is not intended to be exhaustive but includes the material factors considered by the LCNB board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the LCNB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The LCNB board of directors considered all these factors as a whole, including through its discussions with LCNB’s management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement. Hovde Group, LLC will not be issuing a fairness opinion in connection with the Merger.

Regulatory Approvals Required

To complete the Merger and Subsidiary Bank Merger, LCNB and EFBI need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities.

Subject to the terms of the Merger Agreement, LCNB and EFBI have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Merger and the Subsidiary Bank Merger by the Federal Reserve and the OCC, respectively. The Merger and the Subsidiary Bank Merger must receive approval from the Federal Reserve and the OCC, respectively, before the Merger and the Subsidiary Bank Merger may be consummated. LCNB will submit an application or waiver to the Federal Reserve for approval or nonobjection of the Merger and has submitted application to the OCC for approval of the Subsidiary Bank Merger.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to EFBI stockholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

LCNB and EFBI believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.

Interests of EFBI Directors and Officers in the Merger

As described below, some of EFBI’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of EFBI stockholders generally. The EFBI board of directors was aware of these interests and considered them in approving the Merger Agreement.

Restricted Stock Awards

EFBI has awarded certain executive officers restricted EFBI common stock, which may not be transferred and is subject to vesting restrictions. Immediately before the Effective Time and pursuant to the Merger Agreement, the vesting restrictions of the restricted stock will end, and the restricted shares will be treated as EFBI common stock for the purposes of the Merger. The following table sets forth the number of unvested restricted stock awards held by each executive officer of EFBI as of November 28, 2023, the date the Merger Agreement was executed, which will vest as a result of the Merger. The estimated value of the restricted stock awards is based on (i) the average closing market price of EFBI common stock over the first five (5) business days following the first public announcement of the transaction, which began on November 29, 2023, multiplied by (ii) the total number of shares subject to each restricted stock award. EFBI’s directors do not hold any restricted stock awards.

Name	Unvested Restricted Stock Awards	Aggregate Restricted Stock Value
Guy W. Cagney	—	—
Steven J. Dulle	—	—
Adam Goetzman	—	—
Steven C. Kehoe	—	—
Gary J. Koester	—	—
Ray McCleese	1,935	$32,779
Kevin R. Schramm	—	—
Kevin Strehle	1,283	$21,734
Patricia L. Walter	1,032	$17,482
Mendee Wyenandt	1,283	$21,734

Stock Options

EFBI has awarded executive officers and directors stock options to purchase EFBI common stock pursuant to the Eagle Financial Bancorp, Inc. 2018 Equity Incentive Plan (“EFBI Equity Incentive Plan”). Immediately before the Effective Time and pursuant to the Merger Agreement, all stock options, both vested and unvested, to purchase EFBI common stock issued pursuant to the EFBI Equity Incentive Plan will be cancelled in exchange for a cash payment equal to $19.10 less the exercise price of each such EFBI option. Set forth below is the number of non-vested stock options held by each executive officer of EFBI as of November 28, 2023, the date the Merger Agreement was executed, and the cash-out value of the stock options as determined under the terms of the Merger Agreement. Directors hold only fully vested stock options.

Name	Non-Vested Stock Options (#)	Cash-Out Value
Guy W. Cagney	—	—
Steven J. Dulle	—	—
Adam Goetzman	—	—
Steven C. Kehoe	—	—
Gary J. Koester	—	—
Ray McCleese	4,840	$726
Kevin R. Schramm	—	—
Kevin Strehle	3,227	$484
Patricia L. Walter	2,902	$435
Mendee Wyenandt	3,227	$484

Indemnification and Directors’ and Officers’ Liability Insurance

LCNB will indemnify each person who served as a director or officer of EFBI or its subsidiaries on or after the date of the Merger Agreement and before the Effective Time to the fullest extent provided by EFBI’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of EFBI or its subsidiaries, subject to compliance with applicable state and federal laws. In addition, the Merger Agreement provides that, before the Merger, EFBI will purchase, at the expense of LCNB, a directors’ and officers’ and company liability insurance policy to be effective for six (6) years following the Effective Date, with a premium not to exceed over 150% of EFBI’s existing policy premium.

Employment and Settlement Agreements

Eagle Bank entered into employment agreements with each of Patricia L. Walter, President of EFBI and Eagle Bank, Kevin Strehle, Vice President, Residential Lending of Eagle Bank, Ray McCleese, Vice President, Commercial Lending of Eagle Bank, Gary J. Koester, Chief Executive Officer of EFBI and Eagle Bank, Kevin

Schramm, Vice President, Chief Financial Officer and Treasurer of Eagle Bank and Mendee Wyenandt, Vice President – Operations and Chief Information Officer of Eagle Bank, which provide certain payments and benefits to each executive officer in the event that executive officer’s employment is terminated (other than for cause) in connection with a change in control. The term of the agreement with Mr. Koester is three years and the term of the agreements with Ms. Walter, Mr. Strehle, Mr. McCleese, Mr. Schramm and Ms. Wyenandt is two years. Each year, the board of directors of Eagle Bank may renew the agreements for an additional year, so that the terms again become either three or two years. If, during the term of the agreement, the executive officer’s employment is involuntarily terminated, other than for “cause” (as defined in the agreement) or if the executive officer voluntarily terminates employment for “good reason” (as defined in the agreement), in either case, within 18 months following a change in control, Eagle Bank, or its successor, will pay the executive severance equal to a multiple of the sum of (i) executive’s highest annual rate of base salary paid to executive at any time under the agreement, plus (ii) the highest bonus paid to executive with respect to the last completed two fiscal years (three fiscal years for Mr. Koester) prior to the change in control. The multiple is three times, in the case of Mr. Koester, and two times, in the case of Ms. Walter, Mr. Strehle, Mr. McCleese, Mr. Schramm and Ms. Wyenandt. In addition, Eagle Bank, or its successor, will pay Mr. Koester the cost of the executive officer’s medical and dental coverage and life insurance coverage until the earlier of (i) executive’s employment by another employer whereby the executive receives or may elect to receive substantially similar insurance coverage, or (ii) thirty-six (36) months following termination of executive’s employment. In the case of Ms. Walter, Mr. Strehle, Mr. McCleese, Mr. Schramm and Ms. Wyenandt, Eagle Bank, or its successor, will pay such executive the cost of the executive officer’s medical and dental coverage and life insurance coverage until the earlier of (i) executive’s employment by another employer whereby the executive receives or may elect to receive substantially similar insurance coverage, or (ii) twenty-four (24) months following termination of executive’s employment. For purposes of the agreements, the term “good reason” includes (i) the failure to reappoint the executive officer to the position(s) he/she held immediately before the change in control, (ii) a material change in the executive officer’s position(s) to be one of lesser responsibility, importance or scope to which executive has not agreed in writing, (iii) a liquidation or dissolution of Eagle Bank, (iv) a material reduction in the executive officer’s base salary or benefits, (v) a relocation of the executive’s principal place of employment by more than thirty (30) miles from the location of Eagle Bank’s principal executive offices, or (vi) a material breach of the change in control agreements by Eagle Bank.

In connection with the Merger, the EFBI executive officers entered settlement agreements, which become effective immediately prior to the Effective Time of the Merger, and will supersede, replace and terminate their respective change in control and employment agreements, including those agreements described previously under this section. In exchange for the settlement of their existing change in control and employment agreements, the executive officers will receive lump sum cash payments on the closing date of the Merger. The settlement agreements provide that if the payments under the agreements, together with any other payments or benefits to which the executive officer has the right to receive from Eagle Bank or EFBI, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to the settlement agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Code. The amount of the cash payments that Mr. Koester, Ms. Walter, Mr. Strehle, Mr. McCleese, Mr. Schramm and Ms. Wyenandt are entitled to receive under their settlement agreements are estimated to be $554,068, $403,843, $247,268, $333,532, $314,831, and $235,142, respectively. In addition, the settlement agreements for Mr. Strehle, Mr. McCleese and Ms. Wyenandt provide that the executive officers and their dependents will be entitled to elect continuing medical and dental coverage under Section 4980B of the Code (“COBRA”) and that LCNB Bank shall pay the cost of the executive officers’ (and, to the extent applicable, the executive officers’ dependent’s) continuing medical and dental coverage for a period of eight (8) months following the effective time of the Merger.

Supplemental Executive Retirement Plan. Eagle Bank maintains a Supplemental Executive Retirement Plan, effective as of January 1, 2010 (the “SERP”), for the benefit of Mr. Koester, Ms. Walter, Mr. Schramm and Ms. Wyenandt. The Merger Agreement provides that the SERP will be terminated and paid out on or immediately before the Effective Time. In connection with the termination of the SERP, Mr. Koester, Mr. Schramm, Ms. Walter and Ms. Wyenandt are entitled to receive cash payments estimated to be $867,586, $401,673, $63,402, and $415,716 respectively.

Employee Stock Ownership Plan. The Eagle Bank employee stock ownership plan (the “ESOP”) is a tax-qualified plan that covers substantially all of the employees of Eagle Bank. The ESOP received a loan from EFBI, the proceeds of which were used to acquire shares of EFBI’s common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, with contributions received from Eagle Bank. In connection with the Merger, the outstanding balance of the ESOP loan will be repaid by the ESOP by returning a sufficient number of unallocated shares of EFBI’s common stock to EFBI in satisfaction of the loan payment. Following the repayment of the loan, any excess assets in the suspense account will be allocated to active participants, as earnings, based on their proportionate account balances, in accordance with the terms of the plan. All of EFBI’s common stock in the ESOP allocated to the accounts of the ESOP participants will be exchanged for the Merger Consideration. In connection with the Merger, the ESOP will be terminated and all participants’ accounts will become fully vested.

Supplemental Director Retirement Plan. Eagle Bank maintains a Supplemental Director Retirement Plan effective as of January 1, 2010 (the “Director Plan”), for the benefit of Mr. Cagney, Mr. Dulle, Mr. Goetzman, Mr. Kehoe, Mr. Koester and Ms. Walter. The Merger Agreement provides that the Director Plan will be terminated and paid out on or immediately before the Effective Time. In connection with the termination of the Director Plan, Mr. Cagney, Mr. Dulle, Mr. Goetzman, Mr. Kehoe, Mr. Koester and Ms. Walter are entitled to receive cash payments estimated to be $94,229, $98,517, $49,013, $63,397, $184,197, and $5,105, respectively.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to LCNB, EFBI, and U.S. holders of EFBI common stock who exchange their shares for LCNB common shares pursuant to the Merger. LCNB and EFBI intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and EFBI intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. LCNB has received an opinion of Dinsmore & Shohl LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of LCNB and EFBI), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

The following discussion assumes that the U.S. Internal Revenue Service (“IRS”) and the courts agree that the Merger is a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that LCNB and EFBI are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, LCNB and EFBI have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS or any court or other administrative body. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to LCNB, EFBI, and the stockholders of EFBI described in this proxy statement/prospectus. In addition, if any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of LCNB or EFBI. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any LCNB common shares received in the Merger, your holding period with respect to any LCNB common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published judicial and administrative rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of EFBI common stock who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds EFBI common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding EFBI common stock, you should consult your tax advisors.

This discussion is applicable only to those U.S. resident EFBI stockholders that hold their EFBI common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular EFBI stockholders in light of their individual circumstances or to EFBI stockholders that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those through entities;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	holders of EFBI common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons that exercise dissenters’ rights;

•	persons that hold EFBI common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their EFBI common stock as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	expatriates of the United States;

•	persons that have a functional currency other than the U.S. dollar;

•

holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of the EFBI common stock pursuant to the merger) 5% or more of the outstanding EFBI common stock; and

•	persons that acquired their EFBI common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Department regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the Merger may be complex. They will depend on specific situations and on factors that are not within the control of EFBI or LCNB. All holders of EFBI common stock should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any LCNB common shares received in the Merger, your holding period with respect to any LCNB common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Reorganization Treatment

The Merger is intended to be a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and EFBI are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to LCNB and EFBI

No Gain or Loss. No gain or loss will be recognized by LCNB or EFBI as a result of the Merger.

Tax Basis. The aggregate tax basis of the assets of EFBI in the hands of LCNB will be the same as the aggregate tax basis of such assets in the hands of EFBI immediately prior to the Merger.

Holding Period. The holding period of the assets of EFBI to be received by LCNB will include the period during which such assets were held by EFBI.

General Federal Income Tax Consequences to U.S. Holders Dependent on Elections

The U.S. federal income tax consequences of the Merger to a U.S. holder will depend on whether such U.S. holder receives cash, LCNB common shares or a combination of cash and shares, as a result of reallocation, in exchange for such U.S. holder’s EFBI common stock. At the time an EFBI stockholder makes a cash or share election pursuant to the terms of the Merger Agreement, such stockholder will not know whether, and to what extent, the proration provisions of the Merger Agreement will alter the mix of consideration such stockholder will receive. As a result, the tax consequences to such stockholder will not be ascertainable with certainty until such stockholder knows the precise amount of cash and LCNB common shares that such stockholder will receive pursuant to the Merger.

Exchange Solely for LCNB Common Shares

A U.S. holder of EFBI common stock that exchanges all of its EFBI common stock solely for LCNB common shares pursuant to the Merger will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional LCNB common shares as discussed in more detail under “Cash in Lieu of Fractional Shares” below). A U.S. holder’s aggregate tax basis in the LCNB common shares received in the Merger in exchange for its EFBI common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will equal such U.S. holder’s aggregate tax basis in the EFBI common stock surrendered by such U.S. holder in the Merger. The holding period for the LCNB common shares received by such U.S. holder in the Merger in exchange for its EFBI common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will include the holding period for the EFBI common stock exchanged therefor.

Cash in Lieu of Fractional Shares

A U.S. holder of EFBI common stock that receives cash in lieu of a fractional LCNB common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the EFBI common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder held such stock as a capital asset at the time of the Merger and the U.S. holder’s holding period for its EFBI shares exceeds one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Tax Consequences to EFBI Stockholders who Receive Only Cash

A U.S. holder of EFBI common stock who receives solely cash in exchange for all of its EFBI common stock (and is not treated as constructively owning LCNB common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in EFBI’s common shares surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the Effective Time. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for a Combination of EFBI Common Shares and Cash

Except as discussed below, a U.S. holder who receives a combination of LCNB common shares and cash pursuant to reallocation will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any LCNB common shares received in the Merger, over such U.S. holder’s adjusted tax basis in the EFBI common stock surrendered by such U.S. holder in the Merger and (ii) the amount of cash received by such U.S. holder in the Merger (other than cash received in lieu of fractional LCNB common shares).

For purposes of this calculation, the fair market value of LCNB common shares is based on the trading price of LCNB common shares on the date of the Merger, rather than price negotiated between LCNB and EFBI in the Merger Agreement used to calculate the number of LCNB common shares to be issued to the stockholder. In the case of any U.S. holder who acquired different blocks of EFBI common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of common stock exchanged in the Merger. A loss realized on the exchange of one block of common stock cannot be used to offset a gain realized on the exchange of another block of common stock, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Prior to voting on the Merger, any U.S. holder potentially in that circumstance should consult its tax advisor with regard to identifying the basis or holding periods of the particular LCNB common shares received in the Merger.

Generally, a U.S. holder’s aggregate tax basis in the LCNB common shares received by that U.S. holder in the Merger in exchange for its EFBI common stock, including any fractional shares deemed received by the U.S. holder under the treatment (discussed above in “Cash in Lieu of Fractional Shares”) will equal such U.S. holder’s aggregate tax basis in the EFBI common stock surrendered in the Merger, increased by the amount of taxable gain (or dividend income as described below in “Possible Dividend Treatment”), if any, recognized by such U.S. holder in the Merger (other than with respect to cash received in lieu of fractional LCNB common shares) and decreased by the amount of cash, if any, received by such U.S. holder in the Merger (other than cash received in lieu of fractional LCNB common shares). The holding period for the LCNB common shares received in the Merger, including any fractional shares deemed received by the U.S. holder (discussed above in “Cash in Lieu of Fractional Shares”), generally will include the holding period for the EFBI common stock exchanged therefor.

Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), any capital gain generally will be long-term capital gain if the U.S. holder held the EFBI common stock for more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations.

Possible Dividend Treatment

In some cases, if a U.S. holder of EFBI common stock actually or constructively owns LCNB common shares other than the LCNB common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under tests set forth in the Internal Revenue Code, in which case such gain would be treated as dividend income. This could happen, for example, because of ownership of additional LCNB common shares by such holder, ownership of LCNB common shares by a person related to such holder, or a share repurchase by LCNB from other holders of LCNB common shares. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of EFBI common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Medicare Tax on Net Investment Income

A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the Merger.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of EFBI common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of EFBI common stock owning at least 5% (by vote or value) of the outstanding shares of EFBI common stock or having a basis of $1,000,000 or more in its EFBI common stock, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the EFBI common stock exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of EFBI common stock will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is not tax advice.

Each EFBI stockholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the stockholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of EFBI will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of LCNB common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of LCNB Common Shares

LCNB has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of LCNB common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of LCNB common shares issued to any EFBI stockholder who may become an “affiliate” of LCNB for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding LCNB common shares.

Employee Matters

Participation by EFBI Employees in LCNB’s Employee Benefit Program(s): The Merger Agreement provides that employees of EFBI or Eagle Bank who become employees of LCNB as a result of the Merger will, as determined by LCNB, participate in the employee benefit plans sponsored by LCNB for LCNB’s employees. Employees of EFBI or Eagle Bank will receive credit for their years of service with EFBI or Eagle Bank, as applicable, for participation and vesting purposes under the applicable LCNB employee benefit plans, including credit for years of service and for seniority under LCNB’s paid time off program, but subject to the eligibility and other terms of such plans. In addition, LCNB will waive all restrictions and limitations on pre-existing conditions under LCNB’s group health plan and applicable insurance policy.

Severance: Subject to any applicable regulatory restrictions, LCNB has agreed to pay to each employee of EFBI or Eagle Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of EFBI or Eagle Bank immediately before the Effective Time, (iii) has been an employee of EFBI or Eagle Bank for at least six (6) months prior to the Effective Time, (iv) is not offered continued employment by LCNB or any of its subsidiaries for six (6) months after the Effective Time, and (v) who sign and deliver LCNB’s standard form of termination and release agreement, a severance amount. The severance amount is equal to two (2) weeks’ base pay in effect at the time of termination multiplied by the number of whole years of service of such employee with EFBI or Eagle Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four (4) weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay.

Termination of EFBI 401(k) Plan: EFBI is required to terminate the EFBI 401(k) Plan effective immediately prior to the Effective Time. In addition, as soon as feasible after the closing of the Merger, LCNB will take commercially reasonable steps to allow employees of EFBI and Eagle Bank who continue as employees of LCNB and its subsidiaries to participate in the LCNB 401(k) Plan and to accept roll-overs of benefits from the EFBI 401(k) Plan to the LCNB 401(k) Plan.

Termination of the Employee Stock Ownership Plan: Prior to the Effective Time, the EFBI board of directors is required to terminate the Eagle Bank Employee Stock Ownership Plan (the “EFBI ESOP”). In connection with the termination of the EFBI ESOP, all plan accounts will be fully vested and all outstanding indebtedness of the EFBI ESOP will be fully repaid by delivering a sufficient number of unallocated shares of EFBI common stock to EFBI, at least five (5) business days prior to the Effective Time. All remaining shares of EFBI common stock held by the EFBI ESOP will be converted into the right to receive Merger Consideration, and the balance of the unallocated shares and other unallocated assets remaining in the EFBI ESOP after repayment of the EFBI ESOP loan will be allocated as earnings to the accounts of the EFBI ESOP participants who are employed as of the date of termination of the EFBI ESOP based on their account balances and distributed after a favorable determination letter from the IRS.

Accrued and Unused Paid-Time-Off: Each employee for the 2024 fiscal year that continues with LCNB will, at the Effective Time, be entitled to the greater of the accrued and unused paid-time-off the employee has as of the Effective Time or ten (10) medical days under LCNB’s existing policies and procedures.

Retention Arrangements: The Merger Agreement also provides for up to $11,000 to be allocated amongst certain other EFBI or Eagle Bank employees in such amounts and to such employees as mutually agreed to between EFBI and LCNB.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of EFBI and LCNB. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders/stockholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificate and articles of merger, EFBI will merge with and into LCNB, with LCNB surviving the Merger and continuing as an Ohio corporation and a registered financial holding company and the separate corporate existence of EFBI ceasing to exist. Immediately after the Merger, or at such later time specified by LCNB, LCNB will cause Eagle Bank to be merged with and into LCNB Bank, with LCNB Bank surviving the Merger and continuing as a national banking association.

Effective Time

LCNB and EFBI will cause the effective date of the Merger to be as soon as practicable after all of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless LCNB and EFBI otherwise agree in writing, the effective date of the Merger will not be later than July 1, 2024. The Merger will become effective upon the later to occur of (a) the filing of articles of merger with the Maryland State Department of Assessments and Taxation and a certificate of merger with the Ohio Secretary of State, or (b) at a later time that LCNB and EFBI agree to in writing and specify in the articles of merger and certificate of merger.

LCNB and EFBI currently anticipate closing the Merger in the second quarter of 2024.

Merger Consideration

Under the terms of the Merger Agreement, if the Merger is completed, stockholders of EFBI will be entitled to receive, for each share of EFBI common stock, at the election of the holder thereof:

(i) 1.1401 LCNB common shares; or

(ii) $19.10 in cash, without interest.

The form of consideration to be received by each holder of EFBI common stock is subject to reallocation in order to ensure that the Merger Consideration will consist of at least 30% but no more than 40% cash and at least 60% but no more than 70% of the Merger Consideration will consist of LCNB’s common shares.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of EFBI common stock who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all EFBI common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest cent) equal to the LCNB fractional common share to which such holder would otherwise be entitled (rounded to the nearest one-thousandth when expressed in decimal form) multiplied by $19.10.

At the effective time of the Merger, EFBI common stock will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of EFBI common stock will cease to be, and will have no rights as, stockholders of EFBI, other than the right to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement.

Election, Exchange and Payment Procedures; Surrender of Certificates

LCNB will engage the Exchange Agent to act as its exchange agent to handle the election and exchange of EFBI common stock for the Merger Consideration. An election form (an “Election Form”) will be mailed at least fifty-five (55) days prior to the Effective Date to each holder of record of EFBI common stock, and each EFBI stockholder will have at least forty (40) days to make and submit their election.

Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive LCNB common shares with respect to all of such holder’s EFBI common stock, (ii) to elect to receive cash with respect to all of such holder’s EFBI common stock, or (iii) to indicate that such holder makes no such election with respect to such holder’s EFBI common stock (“No Election Shares”). Any shares of EFBI common stock with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any shares of EFBI common stock with respect to which the holder has elected to receive LCNB common shares are hereinafter referred to as “Stock Election Shares.” Any shares of EFBI common stock with respect to which the holder thereof shall not have made, as of the Election Deadline (as defined below), an election by submission to the Exchange Agent, of an effective, properly completed Election Form shall be deemed to be No Election Shares.

Any election to receive cash or LCNB common shares will be considered to have been properly made by an EFBI stockholder only if the Exchange Agent receives a properly completed Election Form by the deadline set forth in the Election Form (the “Election Deadline”), accompanied by one or more certificates representing shares of EFBI common stock (“Old Certificate(s)”) (or customary affidavits and, if required, indemnification regarding the loss or destruction of such Old Certificates) representing all shares of EFBI common stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any EFBI stockholder who does not return an Election Form prior to the Election Deadline will receive a transmittal letter from the Exchange Agent as soon as practicable after the Election Deadline. The transmittal letter to be returned by mail from the EFBI stockholder will be deemed properly completed only if accompanied by the Old Certificates to be converted into cash, LCNB common shares or some combination of both.

Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

Promptly after the effective time of the Merger, the Exchange Agent will cause new certificates representing LCNB common shares into which a stockholders’ shares of EFBI common stock were converted in the Merger, and a check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or distributions which such stockholder is entitled to receive, to be delivered to the stockholder. No interest will be paid on any cash paid in exchange for shares of EFBI common stock or in respect of any fractional share interests, dividends or distributions which any stockholder is entitled to receive under the terms of the Merger Agreement. LCNB shall not be responsible for lost, stolen, or damaged stock certificates or checks as a result of delivery to the stockholder.

Until surrendered, each EFBI stock certificate will be deemed after the effective time of the Merger to represent only the right to receive, upon surrender of such certificate, an LCNB stock certificate and/or a check in an amount equal to the sum of the cash to be paid to the holder as part of the Merger Consideration, any cash to be paid in lieu of any fractional LCNB common shares to which the holder is entitled under the terms of the Merger Agreement and any cash to be paid in respect of any distributions to which the holder may be entitled with respect to his or her LCNB common shares (in each case, without interest).

An EFBI stockholder will not be entitled to receive payment of any dividends or distributions with respect to LCNB common shares with a record date occurring after the effective time of the Merger until the stockholder has followed the procedures described above for surrendering his or her EFBI stock certificates. After an EFBI stockholder has properly surrendered his or her EFBI stock certificates in exchange for LCNB common shares, the stockholder will be entitled to receive any dividends or distributions on LCNB common shares with a record date occurring on or after the effective time of the Merger. No interest will be paid on any such dividends or distributions.

If any EFBI stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the EFBI stockholder must take.

Reallocation of Merger Consideration

All elections by EFBI stockholders are subject to the reallocation procedures described in the Merger Agreement. These procedures are intended to ensure that at least 30% but no more than 40% of the Merger Consideration will consist of cash and at least 60% but no more than 70% of the Merger Consideration will consist of LCNB common shares. As a result, the Merger Agreement describes procedures to be followed if EFBI stockholders in the aggregate elect to receive more LCNB common shares than LCNB has agreed to issue or more cash than LCNB has agreed to pay. These procedures are summarized below:

•	Undersubscription of Cash Elections: If the number of Cash Election Shares (excluding cash to be paid in lieu of fractional LCNB common shares) is less than 30% of the Merger Consideration, then:

•	each of the Cash Election Shares shall receive cash;

•

the Exchange Agent will designate first among the No Election Shares, on a pro rata basis, and then, if necessary, from the Stock Election Shares, on a pro rata basis, a sufficient number of shares to be reclassified to receive cash, until the number of Cash Election Shares (including cash to be paid in lieu of fractional LCNB common shares) plus the number of the reallocated Cash Election Shares equals at least 30% of the Merger Consideration; and

•	each of the No Election Shares and Stock Election Shares that are not reallocated to Cash Election Shares shall be converted into the right to receive LCNB common shares.

•	Oversubscription of Cash Elections: If the number of Cash Election Shares (excluding cash to be paid in lieu of fractional LCNB common shares) is greater than 40% of the Merger Consideration, then:

•	each of the Stock Election Shares and No Election Shares shall receive LCNB common shares;

•

the Exchange Agent will designate, among the Cash Election Shares, on a pro rata basis, a sufficient number of shares to be reclassified to receive LCNB common shares, until the remaining number of Cash Election Shares (excluding cash to be paid in lieu of fractional LCNB common shares) equals less than 40% of Merger Consideration; and

•	each of the Cash Election Shares that are not reallocated to Stock Election Shares will have the right to receive cash.

Neither EFBI nor LCNB is making any recommendation as to whether EFBI stockholders should elect to receive cash or LCNB common shares in the Merger. Each EFBI stockholder must make his or her own decision with respect to any such election.

No guarantee can be made that you will receive the amounts of cash or LCNB common shares that you elect. As a result of the reallocation procedures and other limitations outlined in this proxy statement/prospectus, you might receive LCNB common shares or cash in amounts that vary from the amounts you elected to receive.

Treatment of EFBI Options and Restricted Stock Awards

Immediately prior to the Effective Time, all rights with respect to EFBI common stock pursuant to the EFBI Equity Incentive Plan (the “EFBI Options”) shall be cancelled in exchange for a cash payment equal to the Per Share Cash Consideration less the exercise price per share of each such EFBI Option. All unvested EFBI Options will be accelerated immediately prior to cancellation in exchange for payment in cash. In addition, any vesting restrictions on outstanding EFBI restricted shares will automatically lapse and each restricted share will be treated as issued and outstanding.

Treatment of EFBI Shares in the ESOP

EFBI will conduct a pass-through vote of the ESOP participants to direct the ESOP trustee to vote the shares of EFBI common stock owned by the ESOP and allocated to the plan accounts of ESOP participants either in favor of or against the merger of EFBI with and into LCNB (the “ESOP Vote”). Prior to the Effective Date, the EFBI board of directors will terminate the ESOP. In connection with the termination of the ESOP, all plan accounts will be fully vested, all outstanding indebtedness of the ESOP will be repaid by delivering a sufficient number of unallocated shares of EFBI common stock to EFBI, and all remaining shares of EFBI common stock held by the ESOP will be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the ESOP after repayment of the ESOP loan will be allocated as earnings to the accounts of the ESOP participants who are employed as of the date of termination of the ESOP based on their account balances under the ESOP as of the date of termination of the ESOP and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS.

Prior to the Effective Time, EFBI will take all such actions as are necessary (determined in consultation with LCNB) to submit the application for a favorable determination letter from the IRS in advance of the Effective Time. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided, however, that nothing contained in the Merger Agreement will delay the distribution or transfer of account balances in the ESOP for reasons other than the termination of such plan.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

For a period of six (6) years after the effective time of the Merger, and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of EFBI on or after the date of the Merger Agreement and before the effective time of the Merger to the fullest extent provided by EFBI’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was a director, officer or employee of EFBI or its subsidiaries or was serving at the request of EFBI or any of its subsidiaries as a director or officer of another person. In addition, the Merger Agreement provides that, prior to the Merger, EFBI will procure, at the expense of LCNB, a policy of directors’ and officers’ and company liability insurance to be effective for a period of up to six (6) years following the Merger, on terms no less advantageous than those contained in EFBI’s existing policy, provided that the premium on the policy will not exceed 150% of EFBI’s current premium levels (the “Tail Policy”).

Tax Consequences

For federal income tax purposes, the Merger is intended to constitute a reorganization, and EFBI and LCNB adopted the Merger Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

NASDAQ Stock Listing

LCNB’s common shares are currently listed on the NASDAQ Capital Market® under the symbol “LCNB.” The shares to be issued to EFBI’s stockholders as Merger Consideration will also be eligible for trading on the NASDAQ. LCNB shall cause the LCNB common shares to be issued in the Merger to be approved for listing on the NASDAQ Capital Market® as of the Effective Time of the Merger.

Conditions to Consummation of the Merger

Conditions of LCNB and EFBI. The respective obligations of LCNB and EFBI to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement shall have been duly adopted and approved by the requisite vote of the holders of EFBI common stock;

•

all regulatory approvals required to consummate the Merger and the transactions contemplated thereby must have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB board of directors reasonably determines would either before or after the Effective Time have a material adverse effect on LCNB and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB board of directors reasonably determines would either before or after the Effective Time be unduly burdensome. For the purposes of this condition, in the event any regulatory approval does not result in the termination of all outstanding regulatory orders applicable to EFBI and/or its subsidiaries, if any, prior to or at the Effective Time, such outstanding regulatory order, if any, shall be deemed to have a material adverse effect on LCNB and its subsidiaries taken as a whole after giving effect to the consummation of the Merger;

•

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•	the LCNB common shares to be issued in the Merger shall have been authorized for listing on the NASDAQ Capital Market®; and

•

the registration statement, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order by the SEC.

Conditions of EFBI. EFBI will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•

the representations and warranties of LCNB contained in the Merger Agreement must be true and correct, subject to certain disclosures, as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date), and EFBI shall have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect;

•

LCNB must have performed in all material respects all obligations required to be performed by LCNB under the Merger Agreement at or prior to the Effective Time, and EFBI shall have received a certificate, dated as of the Effective Date, signed on behalf of LCNB by its chief executive officer to such effect;

•	there must not have been any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on LCNB after November 28, 2023; and

•

EFBI must have received an opinion of Dinsmore & Shohl LLP, legal counsel to LCNB, dated as of the Effective Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of EFBI and LCNB, reasonably satisfactory in form and substance to such counsel.

Conditions of LCNB. LCNB will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•

the representations and warranties of EFBI set forth in the Merger Agreement must be true and correct, subject to certain disclosures, as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time of the Merger (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date) and LCNB must have received a certificate, dated the Effective Date, signed on behalf of EFBI by the chief executive officer of EFBI to such effect;

•

EFBI must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated as of the Effective Date and signed on behalf of EFBI by its chief executive officer to such effect;

•

EFBI must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a material adverse effect, after the Effective Time, on LCNB, as the surviving corporation;

•

LCNB shall have received a statement executed on behalf of EFBI, dated as of the Effective Date of the Merger, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3), in a form reasonably applicable to LCNB certifying that shares of EFBI common stock do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the regulations promulgated thereunder;

•

there must not have been any condemnation, eminent domain or similar proceedings commenced or threatened in writing by any government authority with respect to any real estate owned and used as offices by EFBI or any of its subsidiaries;

•

either (i) the results of each Phase I Environmental Site Assessment conducted pursuant to the Merger Agreement as reported shall be satisfactory to LCNB, or (ii) any violation or potential violation of the environmental matters representations and warranties of the Merger Agreement disclosed in a Phase I report shall have been remedied by EFBI or any of its subsidiaries to the reasonable satisfaction of LCNB;

•	EFBI shall have procured the Tail Policy in accordance with the terms of the Merger Agreement;

•	EFBI shall have delivered to LCNB an estoppel certificate, in such form as is acceptable to LCNB, for each applicable lease agreement from the applicable counterparty;

•

from the date of the Merger Agreement, November 28, 2023, there must not have occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on EFBI; and

•

LCNB shall have received an opinion of Dinsmore & Shohl LLP, legal counsel to LCNB, dated as of the Effective Date and in form and substance reasonably satisfactory to the parties, dated on or about the Effective Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of EFBI and LCNB, reasonably satisfactory in form and substance to such counsel.

LCNB or EFBI may waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

EFBI has made customary representations and warranties in the Merger Agreement relating to:

•	organization, standing and authority;

•	capital structure;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	financial statements, material adverse effect, and internal controls;

•	litigation;

•	regulatory matters;

•	compliance with laws;

•	material contracts and any associated defaults;

•	brokerage and finder’s fees;

•	employee benefit plans and employee matters;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	use of risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans;

•	repurchase agreements;

•	investment securities portfolio;

•	deposit insurance;

•	information security;

•	Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	receipt of Janney’s fairness opinion;

•	absence of undisclosed liabilities;

•	occurrence of any material adverse effect;

•	tax treatment of Merger;

•	provision of true and complete information; and

•	mortgage banking business.

LCNB has made customary representations and warranties in the Merger Agreement relating to:

•	organization, standing and authority;

•	capital structure;

•	no ownership of EFBI’s common stock;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	compliance with SEC reporting requirements;

•	financial statements, material adverse effect, and internal controls;

•	regulatory matters;

•	litigation;

•	compliance with laws;

•	brokerage and finder’s fees;

•	takeover laws;

•	tax treatment of Merger;

•	provision of true and complete information;

•	no stockholder approval;

•	financial ability to pay Merger Consideration; and

•	regulatory capital.

EFBI’s Conduct of Business Pending the Merger

From November 28, 2023 until the Effective Time, except as otherwise expressly contemplated or permitted by the Merger Agreement or as disclosed in the EFBI disclosure schedules, required by any applicable law, regulatory order or other regulation, EFBI shall not, and shall cause its subsidiaries not to:

•

conduct the business of EFBI and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon EFBI’s ability to perform any of its obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional EFBI common stock or other capital stock or any rights to capital stock of EFBI;

•	enter into any agreement to amend any EFBI equity incentive plans except for as otherwise set forth in the Merger Agreement;

•	permit any additional grants of restricted stock, options, or other rights or stock-based employee rights under the EFBI equity incentive plans or any other plan or program;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•

make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for cash dividends on EFBI Common Stock at the amount of $0.08 per quarter consistent with past practice, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•

enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, consultant, officer or employee of EFBI or any of its subsidiaries;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then-existing on November 28, 2023;

•

grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments) except for changes that are required by applicable law or as otherwise contemplated by the Merger Agreement;

•

enter into, establish, adopt, amend, modify, make any contributions (except the ESOP contribution and payment otherwise due no later than each December 31 consistent with past practices) to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of EFBI or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any restricted stock, phantom stock or other compensation or benefits payable thereunder, except as set forth in the disclosure schedules to the Merger Agreement;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person or any claims against any person, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	amend the EFBI Articles of Incorporation, the EFBI Bylaws or the organizational and governing documents of any subsidiary;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by GAAP;

•

(i) terminate, amend, or waive any provision of, any material contract (a “Material Contract”); (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to EFBI; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by EFBI or any EFBI Subsidiary of $10,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by EFBI or any EFBI Subsidiary from and after the date of this Agreement, would result in aggregate required payments by EFBI or any EFBI Subsidiary in excess of $50,000;

•

settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $10,000 or, in the aggregate, not to exceed $50,000, for all such claims, actions or proceedings;

•

take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the Effective Time of the Merger, (ii) any of the conditions to the consummation of the Merger not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•

(i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail in any material respects to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail in any material respect to follow its existing policies or practices with respect to managing its fiduciary risks;

•

other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements);

•	make or purchase any indirect or brokered loans;

•

purchase from or sell to any financial institution or non-depository lender an interest in a loan, except for such credit facilities made to borrowers in EFBI’s territory which are secured by collateral located in the EFBI’s territory in the ordinary course and consistent with past practices;

•	make, or commit to make, any capital expenditures in excess of $10,000;

•

(i) enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any loan except for loans made, acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any loan (A) in the case of new loans (other than unsecured loans), if immediately after making the loan the person obtaining the loan and the person’s affiliates would have debt owed to Eagle Bank that is, in the aggregate, in excess of $1,000,000 or any new loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any loan (other than unsecured loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the loan the person obtaining the modification, renewal, or extension of the loan and the person’s affiliates would have an aggregate credit exposure to EFBI or any of its subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured loans, or the modification, renewal, or extension of any unsecured loan outstanding as of November 28, 2023, if immediately after making the new unsecured loan or immediately after the modification, renewal or extension of the unsecured loan the person obtaining the new unsecured loan or the modification, renewal or extension of the unsecured loan and the person’s affiliates would have unsecured debt owed to EFBI or any of its subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $100,000 and that is classified by EFBI as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as, a CARES Act “Modified Loan,” in each case with respect to any loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) through (iv) above LCNB shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to LCNB;

•

restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $200,000 or in the aggregate that would exceed $1,000,000;

•

(i) fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to pay timely any tax due (whether or not required to be shown on any such tax returns), or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of taxes or file any amended tax return);

•

open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of EFBI or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•

foreclose upon or otherwise cause EFBI or any of its subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I environmental site assessment thereon, which indicates that the property is free of hazardous material; provided, however, that no such report shall be required to be obtained with respect to residential real property of one acre or less to be foreclosed upon unless EFBI has reason to believe that such real property may contain any such hazardous material;

•	take any action to cause any material change in the amount or composition of deposit liabilities;

•

not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree or commit to do any of the foregoing.

LCNB’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the Effective Time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of EFBI, LCNB has agreed not to, and to cause LCNB Bank not to do, any of the following:

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	amend the LCNB Articles of Incorporation or the LCNB Code of Regulations in a manner that would adversely affect the holders of LCNB common stock;

•

take any action that is intended or is reasonably likely to result in (i) any of its representations or warranties in the Merger Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time of the Merger, (ii) any conditions in the Merger Agreement not being satisfied, (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or (iv) a delay in the consummation of the transactions contemplated by the Merger Agreement; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

LCNB and EFBI are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent. The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the effective time of the Merger, by the mutual written consent of LCNB and EFBI, if the board of directors of each so determines by vote of a majority of the members of its entire board.

Termination by either LCNB or EFBI. The Merger Agreement may be terminated at any time prior to the Effective Time by LCNB or EFBI upon written notice to the other party, if either board of directors so determines by vote of a majority of the members of the entire board, in the event of the following circumstances:

•

a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a material adverse effect under the terms and conditions provided in the Merger Agreement;

•

if the Merger is not consummated by July 1, 2024, unless the failure of the Merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;

•

(i) the approval of any governmental authority required for consummation of the Merger shall have been denied and the denial has become final and nonappealable, (ii) any governmental authority whose approval is required for consummation of the Merger shall have requested, directed or advised LCNB or EFBI to withdraw its application for approval of the Merger, or (iii) any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger; or

•

if the requisite EFBI stockholder vote shall not have been obtained at the Special Meeting, provided that the party seeking to terminate shall not have materially breached its obligations under the Merger Agreement in a manner that primarily caused the failure to obtain the requisite EFBI vote.

Termination by LCNB. LCNB may terminate the Merger Agreement and abandon the Merger prior to the time the requisite EFBI vote is obtained and EFBI must pay to LCNB a termination fee in the amount of $1,025,000 if:

•

the EFBI board of directors shall have failed to include its recommendation of the Merger Agreement in the proxy statement/prospectus, or withdrawn, modified or qualified its recommendation in a manner adverse to LCNB, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms of the Merger Agreement;

•

the EFBI board of directors shall have recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after the acquisition proposal is publicly announced; or

•

EFBI or its board of directors has breached its obligations under certain provisions of the Merger Agreement relating to the special meeting and alternative acquisition proposals in any material respect.

Termination by EFBI. EFBI may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective if:

•

the EFBI board (or a duly authorized committee thereof) has authorized the acceptance of a superior acquisition proposal; provided, that the right of EFBI to terminate the Merger Agreement pursuant to this provision is conditioned on and subject to the concurrent payment by EFBI to LCNB of a $1,025,000 termination fee in accordance with the Merger Agreement; or

•

if, prior to the Effective Time and during the time period specified in the Merger Agreement, the market value of LCNB’s common stock drops below a certain pre-determined threshold while the NASDAQ Bank Index does not; subject, however, to LCNB’s right to cure by providing notice to EFBI that LCNB intends to proceed with the Merger by paying additional consideration.

Support Agreements

Under the Merger Agreement, the directors of EFBI executed support agreements pursuant to which they agreed to vote their EFBI common stock owned directly or indirectly, and, where applicable, their respective spouses have consented to such agreement to the extent of such spouse’s interest in such shares, in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, EFBI shall not, and shall cause any of its subsidiaries and the officers, directors, employees, advisors and other agents of EFBI and its subsidiaries not to, directly or indirectly take any action to (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or group any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any acquisition proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any acquisition transaction or acquisition proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, EFBI to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations under the Merger Agreement, or (vii) propose or agree to do any of the foregoing; unless the EFBI board of directors determines in good faith, after consultation with EFBI’s outside legal and financial advisors, that (a) such acquisition proposal constitutes or is reasonably capable of becoming a superior proposal, and (b) the failure of the EFBI board to take such action could reasonably be expected to cause the EFBI board to violate its fiduciary duties to the stockholders of EFBI under applicable law, provided, that EFBI receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of the Merger Agreement.

As promptly as practicable (but in no event more than 24 hours) following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal, EFBI (i) must advise LCNB in writing of the receipt of such acquisition proposal, request or inquiry and the terms and conditions of such acquisition proposal, request or inquiry, (ii) must promptly provide to LCNB a written summary of the material terms of such acquisition proposal, request or inquiry including the identity of the person or group making the acquisition proposal, and (iii) must keep LCNB promptly apprised of the status of any related developments, discussions and negotiations.

If EFBI terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then EFBI must pay to LCNB a termination fee of $1,025,000.

Notwithstanding the foregoing, at any time prior to the EFBI stockholder meeting, EFBI may accept or approve a superior acquisition proposal, thereby withdrawing its recommendation of the Merger to its stockholders, only if: (i) EFBI has complied with the terms of the Merger Agreement; (ii) EFBI received an unsolicited, bona fide written acquisition proposal and determined, in good faith, and after consultation with financial advisors and outside legal counsel, that the acquisition proposal was a superior proposal, after taking into account any proposed modification to the Merger Agreement by LCNB; (iii) EFBI provided at least five (5) business days written notice to LCNB and specified the material terms and conditions of the proposal to LCNB; (iv) during the notice period, EFBI and its advisors negotiated with LCNB in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such proposal ceases to constitute a superior proposal; and (v) the EFBI board of directors concluded, in good faith, after such negotiations, that the acquisition proposal is superior.

Amendment

Subject to compliance with applicable law, the Merger Agreement may be amended by the parties thereto at any time before or after the receipt of the requisite EFBI stockholder vote; provided, however, that after the receipt of the requisite EFBI stockholder vote, there may not be, without further approval of the EFBI stockholder, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party.

COMPARISON OF CERTAIN RIGHTS OF EFBI STOCKHOLDERS AND LCNB SHAREHOLDERS

If the Merger is completed, the rights of the EFBI stockholders who receive LCNB common shares in the Merger will be governed by the Ohio General Corporation Law (the “OGCL”), the Amended and Restated Articles of Incorporation of LCNB, as amended, and the Code of Regulations of LCNB, as amended. Prior to the Merger, EFBI stockholders’ rights are determined by the Maryland General Corporation Law (the “MGCL”) and the Articles of Incorporation and Bylaws of EFBI.

Although the rights of LCNB shareholders and the rights of EFBI stockholders are similar in many respects, there are some differences. The following is a summary of the material differences between (1) the current rights of holders of EFBI common stock under the MGCL and the EFBI Articles of Incorporation and Bylaws and (2) the current rights of holders of LCNB common shares under the OGCL and the LCNB Amended and Restated Articles of Incorporation and Code of Regulations.

LCNB and EFBI believe that this summary describes the material differences between the rights of holders of LCNB common shares as of the date of this proxy statement/prospectus and the rights of holders of EFBI common stock as of the date of this proxy statement/prospectus. The following chart compares certain rights of the holders of EFBI’s common stock to the rights of holders of LCNB common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law, Maryland law and the respective corporate governing documents of EFBI and LCNB. To find out where copies of these documents can be obtained, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.

EFBI	LCNB
Authorized Capital Stock

Authorized Capital. EFBI’s Articles of Incorporation authorize EFBI to issue up to 50,000,000 shares of common stock, with $0.01 par value per share, and (ii) 5,000,000 shares of preferred stock, with $0.01 par value per share.

As of the close of business on the record date for the EFBI Special Meeting, there were [ ] shares of common stock outstanding and no shares of preferred stock outstanding.

Authorized Capital. LCNB’s Amended and Restated Articles of Incorporation authorizes LCNB to issue up to (i) 19,000,000 shares of common stock, without par value, and (ii) 1,000,000 shares of preferred stock, without par value.

As of the date of this proxy statement/prospectus, there were [ ] LCNB common shares outstanding.

Board of Directors

Number of Directors. EFBI’s Articles of Incorporation provide that the board of directors shall initially consist of six members, which number may be increased or decreased in accordance with the EFBI Bylaws, provided that such number shall never be less than the minimum number of directors required by the MGCL. The number of directors of EFBI is currently fixed at six.

Number of Directors. LCNB’s Code of Regulations require that it have not less than five (5) and not more than fifteen (15) members of the board of directors. The board of directors currently has twelve (12) members.

The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot decrease the number of directors so as to shorten the term of any incumbent director or increase the directors to more than three directors beyond the number fixed at the most recently held meeting of shareholders.

Stockholder Nominations. EFBI’s Bylaws contain the procedures a stockholder must follow in order to nominate a candidate for election to EFBI’s board of directors. Nominations may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the board of directors; or (ii) by any stockholder of EFBI who (1) is a stockholder of record on the date such stockholder gives the notice required and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the notice procedures in the Bylaws. Such nominations, other than those made by or at the direction of the board of directors, shall be made by timely notice in writing to the secretary of EFBI. The stockholder must be entitled to vote in the election of directors and deliver or mail written notice of the intent to make the nomination to the secretary of EFBI not less than 110 days nor more than 120 days prior to the meeting at which the election will be held provided that if the date of the meeting of stockholders is advanced by more than 30 days before the anniversary of the prior year’s meeting of stockholders, the written notice must be mailed or delivered and received by EFBI’s secretary no later than the 10th day following the earlier of the date notice of the meeting was mailed to stockholders or public disclosure of the date of meeting is first made. Such notice must contain information regarding the proposed nominee and each person making the nomination, as specified in EFBI’s Bylaws.	Shareholder Nominations. Any shareholder can propose a candidate for director by giving written notice of such proposal to the secretary (i) at least 45 days prior to an annual meeting and (ii) no more than seven (7) days after notice of a special meeting is given. The proposal must contain certain information about the candidate and the proposing shareholder and include a consent of the candidate to serve as director if elected.

Election of Directors. At all elections of directors, the candidates shall be determined by a plurality of the votes cast.	Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.

Removal of Directors. EFBI’s Articles of Incorporation provide that the directors of EFBI may be removed at any time, but only for cause upon the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of common stock.	Removal of Directors. In accordance with Section 1701.58 of the OGCL and LCNB’s Amended and Restated Articles of Incorporation, directors may be removed by a shareholder vote of not less than two-thirds of the voting power entitled to vote at a meeting for such a purpose.

Cumulative Voting: EFBI’s Articles of Incorporation prohibit cumulative voting.	Cumulative Voting: The OGCL permits cumulative voting as long as written notice of the intention to exercise cumulative voting rights is given to the secretary of LCNB at least 48 hours before the beginning of the shareholder meeting to elect directors.

Voting

Required Vote to Pass Certain Actions. In most instances, matters submitted to the EFBI stockholders are decided by holders of a majority of the total number of shares outstanding and entitled to vote. Under the default provisions of the MGCL, certain extraordinary corporate actions, such as a merger, must be approved by two-thirds vote of the total number of shares of all classes of EFBI capital stock.

However, EFBI’s Articles of Incorporation update the threshold for any provision of the MGCL that would require stockholder authorization by a greater proportion than a majority of the total number of shares of all classes of capital stock to a majority threshold.

Required Vote to Pass Certain Actions. Neither LCNB’s Amended and Restated Articles of Incorporation nor its Code of Regulations provide for special voting procedures in connection with a merger unless another party to the merger is, as of the record date, a beneficial owner of 10% or more of LCNB’s outstanding shares of capital stock. Therefore, pursuant to Section 1701.78 of the OGCL and under certain circumstances, the affirmative vote of the holders of not less than two-thirds of the outstanding LCNB common shares is required to adopt a merger or consolidation of LCNB with another bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF EFBI

The following table provides information as of December 31, 2023, about the beneficial owners known to EFBI to own more than 5% of EFBI’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which the person has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)
EAGLE.bank Employee Stock Ownership Plan 6415 Bridgetown Road Cincinnati, OH 45248	129,024	9.61%

(1)	Based on 1,342,275 shares outstanding at December 31, 2023.

The following table provides information as of December 31, 2023, about the shares of EFBI common stock beneficially owned by each director, by each executive officer who is not a director, and by all directors and executive officers as a group. A person may be considered to beneficially own any shares of common stock over which he has, directly or indirectly, sole or shared voting or investment power and/or which are subject to stock options exercisable within 60 days after December 31, 2023. Unless otherwise indicated, each named individual has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his shares.

	Number of Shares Owned		Percent of Common Stock Outstanding (1)
Directors:
Gary J. Koester	93,270	(1)	6.95
Guy W. Cagney	37,031	(2)	2.76
Steven J. Dulle.	39,031	(3)	2.91
Adam B. Goetzman	27,031	(4)	2.01
Steven C. Kehoe	29,028	(5)	2.16
Patricia L. Walter	63,946	(6)	4.76
Executive Officers Who Are Not Directors:
W. Raymond McCleese	14,219	(7)	1.06
Kevin R. Schramm	36,087	(8)	2.69
Kevin G. Strehle	23,445	(9)	1.75
Mendee L. Wyenandt	9,251	(10)	0.69

All directors and executive officers as a group (10 persons)	372,339		27.74%

(1)

Includes 5,700 shares of common stock held in Mr. Koester’s individual retirement account (“IRA”), 20,000 shares held by Mr. Koester’s spouse, 14,300 shares held in Mr. Koester’s 401(k) plan account, 4,240 shares held indirectly through the ESOP, 13,550 shares of restricted stock, and 35,480 exercisable stock options.

(2)

Includes 16,500 shares of common stock held in Mr. Cagney’s IRA, 4,300 shares held directly, 7,200 shares held by Mr. Cagney’s spouse’s individual retirement account, 2,580 shares of restricted stock, and 6,451 exercisable stock options.

(3)

Includes 15,000 shares of common stock held in Mr. Dulle’s IRA, 15,000 shares held by Mr. Dulle’s spouse’s individual retirement account, 2,580 shares of restricted stock, and 6,451 exercisable stock options.

(4)	Includes 18,000 shares held directly by Mr. Goetzman, 2,580 shares of restricted stock, and 6,451 exercisable stock options.
(5)	Includes 15,997 shares of common stock held in Mr. Kehoe’s IRA, 4,000 shares held directly, 2,580 shares of restricted stock, and 6,451 exercisable stock options.

(6)

Includes 15,999 shares of common stock held in Ms. Walter’s IRA, 12,650 shares held by Ms. Walter’s spouse’s IRA, 1,350 shares held by Ms. Walter’s three children, 2,975 shares held indirectly through the ESOP, 9,422 shares of restricted stock and 21,550 exercisable stock options.

(7)

Includes 2,408 shares held in Mr. McCleese’s 401(k) plan account, 1,702 shares held directly, 24 shares held by Mr. McCleese’s child, 2,666 shares held indirectly through the ESOP, 3,225 shares of restricted stock, and 4,194 exercisable stock options.

(8)

Includes 10,000 shares of common stock held in Mr. Schramm’s IRA, 10,000 shares held in Mr. Schramm’s 401(k) plan account, 2,537 shares indirectly through the ESOP, 3,870 shares of restricted stock, and 9,680 exercisable stock options.

(9)

Includes 80 shares held in Mr. Strehle’s 401(k) plan account, 7,620 shares held directly, 1,869 shares indirectly through the ESOP, 8,500 shares held in Mr. Strehle’s spouse’s 401(k) plan account, 1,400 shares held in Mr. Strehle’s spouse’s IRA, 1,398 shares held indirectly through the ESOP for Mr. Strehle’s spouse, 1,283 shares of restricted stock, 650 shares of restricted stock for Mr. Strehle’s spouse, and 645 exercisable stock options.

(10)	Includes 5,000 shares held in Ms. Wyenandt’s 401(k) plan account, 1,673 shares indirectly through the ESOP, 1,933 shares of restricted stock, and 645 exercisable stock options.

FUTURE STOCKHOLDER PROPOSALS

EFBI does not anticipate holding a 2024 annual meeting of stockholders if the Merger is completed, as currently expected. If the Merger is not completed within the expected time frame or at all, EFBI may hold an annual meeting in 2024. Any stockholder nominations or proposed business intended to be presented by a stockholder at EFBI’s next annual meeting of stockholders must be submitted to EFBI as set forth below.

EFBI’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to EFBI’s Corporate Secretary not less than 110 days nor more than 120 days before the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Corporate Secretary no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made. The EFBI Bylaws provide specific requirements for the contents of the written notice regarding any such nomination or proposal.

EXPERTS

The consolidated financial statements of LCNB appearing in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of LCNB’s internal control over financial reporting as of December 31, 2022 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of LCNB as of December 31, 2021 and for the two-year period ended December 31, 2021, have been audited by FORVIS, LLP (formerly BKD, LLP), an independent registered public accounting firm, as set forth in their reports thereon, and included in this proxy statement/prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of EFBI as of December 31, 2022, 2021, 2020 and 2019 and for each of the years then ended, have been audited by FORVIS, LLP (formerly BKD, LLP), an independent registered public accounting firm, as set forth in their reports thereon, and included in this proxy statement/prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the LCNB common shares to be issued to the EFBI stockholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Dinsmore & Shohl LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows LCNB to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that LCNB can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that LCNB incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about LCNB and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by LCNB (File No. 000-26121):

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 8, 2023;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2023;

•

Current Reports on Form 8-K filed with the SEC on each of February 27, 2023, April 27, 2023, May 18, 2023 (only with respect to items 1.01 and 8.01), November 1, 2023 (only with respect to items 1.01 and 8.01) and November 29, 2023 (only with respect to items 1.01 and 8.01);

•	The description of LCNB’s common stock, no par value, contained as an Exhibit in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 4, 2020.

In addition, LCNB is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of EFBI’s special meeting of stockholders.

LCNB files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials LCNB files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither LCNB nor EFBI have authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

F-Table of Contents

Eagle Financial Bancorp, Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2023 (Unaudited) and December 31, 2022

(Amounts in thousands, except share and per share data)

Assets	September 30, 2023	December 31, 2022
	(Unaudited)
Cash and due from banks	$513	$541
Federal Reserve and Federal Home Loan Bank (FHLB) demand accounts	4,233	7,196

Cash and cash equivalents	4,746	7,737
Interest-bearing time deposits in other banks	3,911	7,397
US Treasuries net of (discount)/premium	7,927	10,100
Loans held for sale	2,408	134
Loans, net of allowance for credit losses of $1,643 and $1,217 at September 30, 2023 and December 31, 2022, respectively	139,197	132,071
Premises and equipment - at depreciated cost	3,844	3,917
FHLB stock - at cost	3,882	3,514
Foreclosed real estate held for sale, net	—	25
Bank-owned life insurance (BOLI)	2,970	2,920
FHLB lender risk account receivable	4,505	4,631
Accrued interest receivable	552	472
Deferred federal tax asset	595	447
Prepaid federal income tax	30	84
Other assets	1,198	274

Total assets	$175,765	$173,723

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$6,825	$8,717
Interest-bearing	128,149	124,108

Total deposits	134,974	132,825
Advances from borrowers for taxes and insurance	659	880
FHLB advances	10,500	11,000
Accrued interest payable	46	38
Accrued supplemental retirement plans	2,003	1,914
Other liabilities	1,300	437

Total liabilities	149,482	147,094

Shareholders’ Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 1,342,275 and 1,343,775 shares issued and outstanding at
September 30, 2023 and December 31, 2022	16	16
Additional paid-in capital	10,213	9,998
Retained earnings	16,909	17,518
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(855)	(903)

Total shareholders’ equity	26,283	26,629

Total liabilities and shareholders’ equity	$175,765	$173,723

Eagle Financial Bancorp, Inc.

Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2023 and 2022 (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September30,
	2023	2022	2023	2022		2023
Interest and Dividend Income
Interest earned on loans	$1,519	$1,179	$4,422	$3,366	1	$1,519
Dividends on FHLB stock	83	52	215	94	2	83
Interet eamed US Treasuries	61	70	193	92		61
Other interest-earning, deposits	92	96	304	163	3	92

Total interest and dividend income	1,755	1,397	5,134	3,715		1,755

Interest Expense
Interest on deposits	527	115	1,221	364	4	527
FHLB advances	151	—	424	—	5	151

Tolal interest expense	678	115	1,645	364		678

Net Interest Income	1,077	1,282	3,489	3,351		1,077
Provision for Credit Losses	—	—	—	109	6	—

Net lnterest Income After Provision for Credit Losses	1,077	1,282	3,489	3,242		1,077

Noninterest Income
Ner gains on loan sales	423	335	890	1,111	7	423
Other service charges and fees	43	132	132	460	8	43
Gain on sale of foreclosed real estate	—	—	21	317		—
Income from BOLI	17	16	50	48	11	17

Total noninterest income	483	483	1,093	1,936		483

Noninterest Expense
Compensation and benefits	929	938	2,746	3,043	12	929
Occupancy and equipment, net	75	87	239	262	13	75
Data processing	122	68	369	246	14	122
Legal and professional services	145	74	332	253	15	145
FDIC premium expense	23	11	49	34	16	23
Foreclosed real estate impairments and expenses, net	(2)	2	7	23	17	(2)
Franchise and other taxes	37	50	109	151	18	37
Advertising	11	24	34	66	19	11
ATM processing expense	29	27	83	75	20	29
Other expenses	147	139	488	455	23	147

Total noninterest expense	1,516	1,420	4,456	4,608		1,516

Income Before Income Taxes	44	345	126	570		44

Income Taxes
Provision for Income taxes	14	77	37	125	24	14

Total income taxes	14	77	37	125		14

Net lncome and Comprehensive Income	$30	$268	$89	$445		$30

Earnings per share - basic and diluted	$0.02	$0.21	$0.07	$0.35

Weighted-average shares outstanding - basic	1,243,170	1,237,167	1,241,328	1,260,860

Weighted-average shares outstanding - diluted	1,247,787	1,245,582	1,244,620	1,268,535

See accompanying notes to condensed financial statements.

Eagle Financial Bancorp, Inc.

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2023 and 2022 (Unaudited)

	Nine Months Ended September30,
	2023	2022
Operating Activities
Net income	$89	$445
Items not requiring (providing) cash:
Depreciation and amortization	85	332
Proceeds on sale of loans in the secondary market	30,701	40,319
Loans originated for sale in the secondary market	(32,085)	(37,244)
Gain on sale of loans	(890)	(1,111)
Provision for Loan Losses	—	109
Gain on sale of foreclosed real estate	(21)	(316)
Deferred federal tax asset	(48)	(52)
Increase in cash surrender value of BOLI	(50)	(48)
Stock based compensation expense	205	184
ESOP compensation expense	85	91
Changes in:
FHLB lender risk account receivable	126	109
Accrued interest receivable and interest payable	(72)	(151)
Other assets and prepaid federal income taxes	(870)	400
Accrued supplemental retirement plans	89	95
Accrued expenses and other liabilities	817	(77)

Net cash flows (used in) provided by operating activities	(1,839)	3,085

Investing Activities
Net decrease (increase) in interest-bearing time deposits in other banks	3,486	(5,903)
Net decrease (increase) in US Treasuries	2,250	(10,250)
Net (increase) in loans	(7,580)	(9,049)
Purchase of FHLB stock	(368)	(417)
Purchase of premises and equipment	(65)	(118)
Net increase in foreclosed real estate	—	38
Net proceeds from sale of foreclosed real estate	46	700

Net cash (used in) investing activities	(2,231)	(24,999)

Financing Activities
Net increase (decrease) in deposits	2,149	(4,686)
Dividends Paid	(322)	(285)
Net decrease in Federal Home Loan Bank advances	(500)	—
Repurchase of common stock	(27)	(3,792)
Net decrease in advances from borrowers for taxes and insurance	(221)	(340)

Net cash provided by (used in) financing activities	1,079	(9,103)

(Decrease) in Cash and Cash Equivalents	(2,991)	(31,017)
Cash and Cash Equivalents, Beginning of Period	7,737	41,007

Cash and Cash Equivalents, End of Period	$4,746	$9,990

Supplemental Cash Flows Information:
Interest paid	$1,645	$364
Income taxes paid	36	125

See accompanying notes to condensed financial statements.

Independent Auditor’s Report

Board of Directors

Eagle Financial Bancorp, Inc.

Cincinnati, Ohio

Opinion

We have audited the consolidated financial statements of Eagle Financial Bancorp, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Eagle Financial Bancorp, Inc. and its subsidiary as December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of Eagle Financial Bancorp, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Eagle Financial Bancorp, Inc.’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Eagle Financial Bancorp, Inc.’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Eagle Financial Bancorp, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the information included in the annual report but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ FORVIS, LLP
FORVIS, LLP (formerly BKD, LLP)

Cincinnati, Ohio
March 8, 2023

Eagle Financial Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Cash and due from banks	$541	$577
Federal Reserve and Federal Home Loan Bank (FHLB) demand accounts	7,196	40,430

Cash and cash equivalents	7,737	41,007
Interest-bearing time deposits in other banks	7,397	2,988
Held-to-maturity securities	10,100	—
Loans held for sale	134	2,809
Loans, net of allowance for loan losses of $1,217 and $1,199 for 2022 and 2021, respectively	132,071	111,930
Premises and equipment - at depreciated cost	3,917	3,999
FHLB stock - at cost	3,514	2,637
Foreclosed real estate held for sale, net	25	409
Bank-owned life insurance (BOLI)	2,920	2,855
FHLB lender risk account receivable	4,631	4,767
Accrued interest receivable	472	240
Deferred federal tax asset	447	407
Prepaid federal income taxes	84	74
Other assets	274	727

Total assets	$173,723	$174,849

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$8,717	$9,361
Interest-bearing	124,108	132,166

Total deposits	132,825	141,527
Advances from borrowers for taxes and insurance	880	901
FHLB Advances	11,000	—
Accrued interest payable	38	2
Accrued supplemental retirement plans	1,914	1,788
Other liabilities	437	518

Total liabilities	147,094	144,736

Shareholders’ Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 1,343,775 and 1,524,153 shares issued and outstanding at December 31, 2022 and 2021	16	16
Additional paid-in capital	9,998	13,620
Retained earnings	17,518	17,445
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(903)	(968)

Total shareholders’ equity	26,629	30,113

Total liabilities and shareholders’ equity	$173,723	$174,849

Eagle Financial Bancorp, Inc.

Consolidated Statements of Income and Comprehensive Income

Years Ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	2022	2021
Interest and Dividend Income
Interest earned on loans	$4,674	$4,519
Dividends on FHLB stock	149	41
Debt securities, taxable	160	—
Other interest-earning deposits	268	29

Total interest and dividend income	5,251	4,589

Interest Expense
Interest on deposits	509	636
Interest on FHLB advances	56	—

Total interest expense	565	636

Net Interest Income	4,686	3,953
Provision for Loan Losses	109	65

Net Interest Income After Provision for Loan Losses	4,577	3,888

Noninterest Income
Net gains on loan sales	1,176	3,656
Other service charges and fees	531	1,007
Income from BOLI	65	56
Gain on sale of foreclosed real estate	316	5

Total noninterest income	2,088	4,724

Noninterest Expense
Compensation and benefits	4,037	5,085
Occupancy and equipment, net	362	428
Data processing	327	397
Legal and professional services	305	389
FDIC premium expense	45	39
Foreclosed real estate impairments and expenses, net	25	15
Franchise and other taxes	151	135
Advertising	89	49
ATM processing expense	103	91
Other expenses	649	595

Total noninterest expense	6,093	7,223

Income Before Income Taxes	572	1,389

Income Taxes
Current	160	469
Deferred	(40)	(158)

Total income taxes	120	311

Net Income and Comprehensive Income	$452	$1,078

Earnings per share - basic	$0.36	$0.76

Weighted-average shares outstanding - basic	1,256,554	1,402,284

Earnings per share - diluted	$0.35	$0.76

Weighted-average shares outstanding - diluted	1,265,016	1,402,284

Eagle Financial Bancorp, Inc.

Consolidated Statements of Shareholders’ Equity Years

Ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Total
Balance at January 1, 2021	$16	$13,361	$16,671	$(1,032)	$29,016
Net income	—	—	1,078	—	1,078
ESOP shares earned	—	52	—	64	116
Stock based compensation expense		246			246
Dividends on common stock, $0.20 per share			(304)		(304)
Repurchase of common stock	—	(39)	—	—	(39)

Balance at December 31, 2021	$16	$13,620	$17,445	$(968)	$30,113
Net income	—	—	452	—	452
ESOP shares earned	—	56	—	65	121
Stock based compensation expense	—	247	—	—	247
Dividends on common stock, $0.28 per share	—	—	(379)	—	(379)
Repurchase of common stock	—	(3,925)	—	—	(3,925)

Balance at December 31, 2022	$16	$9,998	$17,518	$(903)	$26,629

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Consolidated Statements of Cash Flows Years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	2022	2021
Operating Activities
Net income	$452	$1,078
Items not requiring (providing) cash:
Depreciation	203	202
Amortization and accretion, net	(58)	(296)
Proceeds on sale of loans in the secondary market	47,209	118,410
Loans originated for sale in the secondary market	(43,358)	(103,543)
Gain on sale of loans	(1,176)	(3,656)
Provision for loan losses	109	65
Gain on sale of foreclosed real estate	(316)	(5)
Deferred federal taxes	(40)	(158)
Increase in cash surrender value of BOLI	(65)	(56)
Stock based compensation expense	247	246
ESOP compensation expense	121	116
Changes in:
FHLB lender risk account receivable	136	(347)
Accrued interest receivable	(232)	205
Other assets	453	(186)
Prepaid federal income taxes	(10)	(11)
Accrued supplemental retirement plans	126	116
Accrued expenses and other liabilities	(45)	53

Net cash flows provided by operating activities	3,756	12,233

Investing Activities
Net increase in interest-bearing time deposits in other banks	(4,409)	(2,739)
Purchase of held-to-maturity securities	(10,035)	—
Net decrease (increase) in loans	(20,257)	7,290
Purchase of FHLB stock	(877)	(1,343)
Purchase of premises and equipment	(121)	(103)
Purchase of BOLI	—	(750)
Proceeds from sale of foreclosed real estate	700	39

Net cash (used in) provided by investing activities	(34,999)	2,394

Financing Activities
Net (decrease) increase in deposits	(8,702)	13,087
Proceeds from FHLB advances	11,000	—
Repurchase of common stock	(3,925)	(39)
Dividends paid	(379)	(304)
(Decrease) increase in advances from borrowers for taxes and insurance	(21)	51

Net cash (used in) provided by financing activities	(2,027)	12,795

(Decrease) Increase in Cash and Cash Equivalents	(33,270)	27,422
Cash and Cash Equivalents, Beginning of Year	41,007	13,585

Cash and Cash Equivalents, End of Year	$7,737	$41,007

Supplemental Cash Flows Information:
Interest paid	$565	$636
Income taxes paid	170	480
Transfers to foreclosed real estate held for sale	—	409

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

General

Eagle Financial Bancorp, Inc. (the “Company”), a Maryland corporation and registered bank holding company, was formed on February 21, 2017 to become the bank holding company for EAGLE.bank (the “Bank”). The Bank, then an Ohio chartered savings and loan association, completed its mutual-to-stock conversion on July 20, 2017. The Bank has since made a universal charter election and the Company has become a registered bank holding company. In connection with the Bank’s conversion, the Company acquired 100% ownership of the Bank and the Company offered and sold 1,572,808 shares of its common stock at $10.00 per share, for gross offering proceeds of $15,728. The cost of the conversion and issuance of common stock was approximately $1,423, which was deducted from the gross offering proceeds. The Company also contributed 40,000 shares of its common stock and $100 of cash to Eagle Savings Bank Charitable Foundation (the “Foundation”), a charitable foundation formed in connection with the Bank’s conversion. The Bank’s employee stock ownership plan (“ESOP”) purchased 129,024 shares of the common stock sold by the Company, which was 8% of the 1,612,808 shares of common stock issued by the Company, including the shares contributed to the Foundation. The ESOP purchased the shares using a loan from the Company. The Company contributed $7,153 of the net proceeds from the offering to the Bank, loaned $1,290 of the net proceeds to the ESOP, contributed $100 to the Foundation and retained approximately $5,763 of the net proceeds.

Following the Bank’s conversion, voting rights are held and exercised exclusively by the shareholders of the holding company. Deposit account holders continue to be insured by the FDIC. A liquidation account was established in an amount equal to the Bank’s total equity as of the latest balance sheet date in the final offering circular used in the conversion. Each eligible account holder or supplemental account holder are entitled to a proportionate share of this account (a “subaccount”) in the event of a complete liquidation of the Bank, and only in such event. The value of this subaccount is subject to an annual decrease based on decreases in the eligible account holder’s or supplemental account holder’s deposit balance, and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance.

The Bank may not pay a dividend on its capital stock, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. In addition, the stock holding company is subject to certain laws and regulations that may restrict the payout of dividends by the holding company and the repurchase of its capital stock.

The conversion was accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

Basis of Presentation and Consolidation

The consolidated financial statements as of and for the years ended December 31, 2022 and 2021 include Eagle Financial Bancorp, Inc. and its wholly-owned subsidiary, EAGLE.bank, together referred to as “the Company”. Intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans, as well as revenue related to our mortgage banking activities, as these activities are subject to other GAAP discussed elsewhere within our disclosures.

Descriptions of our revenue-generating activities that are within the scope of ASC 606, which are presented in our income statements as components of non-interest income are as follows:

Service charges on deposit accounts - these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time- based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and fair values of financial instruments.

Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-earning deposits in other financial institutions. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

From time to time, the Bank’s cash accounts may exceed the FDIC’s insured limit of $250. Management considers the risk of loss to be very low and management monitors the account balance and periodically assesses the financial condition of its correspondent banks. The Company had no funds in banks that exceeded federally insured limits at December 31, 2022. Funds of $2,642 held at Federal Home Loan Bank, and $3,965 at Federal Reserve Bank are not subject to FDIC insurance.

Interest-bearing Time Deposits in Other Banks

Interest-bearing time deposits in other banks mature within one year and are carried at cost.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Debt Investments

Debt securities held by the Company generally are classified and recorded in the consolidated financial statements as follows:

Classified as	Description	Recorded at
Held to maturity (HTM) to maturity	Certain Debt securities that management has the positive intent and ability to hold	Amortized cost

Trading principally for the purpose of selling in only a short period of time	Securities that are bought and held value included in earnings the near term and, therefore, held for	Fair value, with unrealized

Available for sale (AFS)	Securities not classified as HTM or trading	Fair Value, with unrealized gains and losses excluded

from earnings and reported in other comprehensive Income

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific identification method.

When the fair value of securities is below the amortized cost, the Company’s accounting treatment for an other-than-temporary impairment (OTTI) is as follows:

Accounting Treatment for OTTI
Components
Circumstances of Impairment Considerations	Credit Component	Remaining Portion
Not intended for sale and more likely than not the Company will not have to sell before recovery of cost basis	Recognized in earnings	Recognized in other comprehensive income

Intended for sale or more likely than not that The Company will be required to sell before recovery of cost basis	Recognized in earnings

For held-to-maturity debt securities, the amount of OTTI recorded in other comprehensive income for the noncredit portion of a previous OTTI is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

When a credit loss component is separately recognized in earnings, the amount is identified as the total of principal cash flows not expected to be received over the remaining term of the security, as projected based on cash flow projections.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees, net of certain direct origination costs are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six consecutive months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on a historical three-year charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments related to changes in lending policies, changes in economic conditions, trends in volume and terms of loans, delinquency levels and trends, changes in value of underlying collateral and the effect of the concentrations of credit are made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical losses or risk rating data.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial real estate and land loans, multi-family loans, commercial loans, construction loans and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Furniture, fixtures and equipment	3-5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No long-lived asset impairment was recognized during the years ended December 31, 2022 and 2021.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Real Estate Held for Sale, Net

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of foreclosed real estate are included in noninterest expense.

Bank-owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Death benefit proceeds received in excess of the policy’s cash surrender value are recognized to noninterest income. Investment returns on the bank-owned life insurance assets are added to the carrying value and included as non-interest income in the statements of income. Any receipt of benefit proceeds is recorded as a reduction of the carrying value of the bank-owned life insurance asset.

FHLB Lender Risk Account Receivable

Certain loan sales transactions with the FHLB of Cincinnati provide for establishment of a Lender Risk Account (LRA). The LRA consists of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are re-evaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset would be evaluated for impairment.

Accrued Interest Receivable

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Accrued interest receivable was as follows:

	December 31,
	2022	2021
Loans	$361	$228
FHLB stock and other	111	12

	$472	$240

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance (ASC 740, Income Taxes). The guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2019. At December 31, 2022 and 2021, the Company had no uncertain income tax positions.

Stock Options and Restricted Stock Awards Plan

The cost of employee services received in exchange for stock option grants is the grant-date fair value of the awards estimated using an option pricing model. The Company uses a Black-Scholes pricing model and related assumptions for estimating the fair value of stock option grants. The compensation costs for restricted stock awards is based on the market price of the Company’s common stock at the date of grant multiplied by the number of shares granted. The impact of forfeitures on compensation cost is recognized in the period the award is forfeited. The estimated cost is recognized on a straight-line basis over the period the employee is required to provide services in exchange for the awards.

Repurchase of Common Stock

Common shares repurchased are at related cost. Cost of shares retired or reissued is determined using the weighted-average method.

Revisions

Certain revisions have been made to the 2021 consolidated financial statements related to the classification on the consolidated balance sheet of one loan in the amount of $1,383 to increase loans and decrease foreclosed real estate held for sale, net. Revisions to the supplemental information in the consolidated statement of cash flows

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

and disclosures in the loan footnote were also made. These revisions did not have a significant impact on the consolidated financial statement line items impacted and had no effect on net income.

Note 2:	Earnings per Share

Basic earnings per common share (“EPS”) allocated to common shareholders is calculated using the two- class method and is computed by dividing net income allocated to common shareholders by the weighted average number of common shares outstanding during the period. Unallocated common shares held by the Company’s Employee Stock Ownership Plan (“the ESOP”) are shown as a reduction in shareholders’ equity and are excluded from weighted-average common shares outstanding for both basic and diluted EPS calculations until they are committed to be released.

Diluted earnings per share is adjusted for the dilutive effects of stock-based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects at December 31, 2021.

The computation for the years ended December 31, 2022 and December 31, 2021 are as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Income	$452	$1,078
Less allocation of earnings to participating securities	5	17

Net income allocated to common shareholders	$447	$1,061
Shares Outstanding for basic earnings per common share:
Weighted Average shares outstanding:	1,349,830	1,502,011
Less: Average Unearned ESOP shares:	93,276	99,727

Weighted average number of shares outstanding used in the calculation of basic earnings per common share	1,256,554	1,402,284
Basic earnings per common share:	$0.36	$0.76
Effect of dilutive securities:
Stock Options	8,462	—
Weighted average number of shares outstanding used in the calculation of dilutive earnings per common share	1,265,016	1,402,284
Diluted earnings per common share:	$0.35	$0.76

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-Maturity Securities:
December 31, 2022:
U.S. treasury notes	$10,100	$—	$(237)	$9,863

	$10,100	$—	$(237)	$9,863

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The amortized cost and fair value of held-to-maturity securities at December 31, 2022, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Within one year	$3,713	$3,652
One to five years	6,387	6,211

	$10,100	$9,863

Certain investments in debt securities have a fair value that is less than their historical cost. Total fair value of these investments at December 31, 2022 was $9.9 million, which is approximately 100% of the Company’s investment portfolio. These declines resulted from changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022:

	Less than 12 Months		December 31, 2022 12 Months or More Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Held-to-Maturity Securities:
U.S treasury notes	$9,863	$(237)	$—	$—	$9,863	$(237)

Total temporarily impaired securities	$9,863	$(237)	$—	$—	$9,863	$(237)

U.S. Treasury Notes

The unrealized losses on the Company’s investments in U.S. Treasury obligations were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2022.

Note 4:	Loans and Allowance for Loan Losses

The composition of the loan portfolio at December 31, 2022 and 2021 was as follows:

	December 31,
	2022	2021
Residential mortgage loans	$77,499	$64,227
Commercial real estate and land loans	27,885	24,304
Home equity and other consumer	7,649	5,685
Construction loans	18,234	15,716

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	December 31,
	2022	2021
Residential mortgage loans, non-owner occupied	2,633	3,524
Multi-family real estate loans	904	1,150
Commercial loans	8,957	8,520

	143,761	123,126
Net deferred loan fees	102	(25)
Loans in process	(10,575)	(9,972)
Allowance for loan losses	(1,217)	(1,199)

Net loans	$132,071	$111,930

Loans serviced for the benefit of others at December 31, 2022 and 2021 amounted to $478 and $515, respectively. Loans in process relates to primarily residential mortgage loans.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential Mortgage Loans, Construction Loans and Land Loans: The residential 1-4 family real estate loans and residential construction loans are generally secured by owner-occupied 1-4 family residences. Commercial Construction loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Land loans are secured primarily by unimproved land for future residential use. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Residential Mortgage Loans, Non-Owner Occupied: One-to-four family, non-owner occupied loans carry greater inherent risks than one-to-four family, owner occupied loans, since the repayment ability of the borrower is generally reliant on the success of the income generated from the property.

Commercial Real Estate Loans, Construction Loans and Multi-Family Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. Multi-family real estate loans are generally secured by apartment complexes.

These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Home Equity and Other Consumer: The consumer loan portfolio consists of home equity loans and term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment of the home equity loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Repayment for term and line of credit loans will come from a

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2022 and 2021:

	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non- Owner Occupied	Multi- Family Real Estate Loans	Commercial Loans	Total
December 31, 2022 Allowance for loan losses:
Balance, beginning of year	$409	$416	$97	$154	$23	$14	$86	$1,199
Provision (credit) charged to expense	370	(75)	(46)	(99)	(19)	(13)	(9)	109
Losses charged off	—	(92)	—	—	—	—	—	(92)
Recoveries	—	—	1	—	—	—	—	1

Balance, end of year	$779	$249	$52	$55	$4	$1	$77	$1,217

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$779	$249	$52	$55	$4	$1	$77	$1,217

Loans:
Ending balance	$77,499	$27,885	$7,649	$18,234	$2,633	$904	$8,957	$143,761

Ending balance: individually evaluated for impairment	$—	$—	$12	$—	$72	$—	$690	$774

Ending balance: collectively evaluated for impairment	$77,499	$27,885	$7,637	$18,234	$2,561	$904	$8,267	$142,987

	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans		Residential Mortgage Loans Non- Owner Occupied	Multi-Family Real Estate Loans	Commercial Loans	Total
December 31, 2021 Allowance for loan losses:
Balance, beginning of year	$422	$551	$174	$135		$23	$17	$64	$1,386
Provision (credit) charged to expense	(13)	54	(77)	19		11	(3)	74	65
Losses charged off	—	(189)	—	-	(13)		—	(52)	(254)
Recoveries	—	—	—	—		2	—	—	2

Balance, end of year	$409	$416	$97	$154		$23	$14	$86	$1,199

Ending balance: individually evaluated for impairment	$—	$—	$—	$—		$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$409	$416	$97	$154		$23	$14	$86	$1,199

Loans:
Ending balance	$64,227	$24,304	$5,685	$15,716		$3,524	$1,150	$8,520	$123,126

Ending balance: individually evaluated for impairment	$64	$1,383	$44	$—		$166	$—	$—	$1,657

Endingbalance: collectively evaluated for impairment	$64,163	$22,921	$5,641	$15,716		$3,358	$1,150	$8,520	$121,469

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 5 through 8 are considered satisfactory grades. The grade of 1, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 2, or Substandard, 3, or Doubtful, and 4, or Loss refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Bank’s policy.

Special Mention (grade 1) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (grade 2) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (grade 3) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (grade 4) loans classified as loss are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Satisfactory (grades 5 through 8) represent loans for which quality is considered to be satisfactory.

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2022 and 2021

December 31, 2022	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non-Owner Occupied	Multi-Family Real Estate Loans	Commercial Loans	Total
Rating
Satisfactory (5-8)	$77,153	$26,183	$7,586	$18,234	$2,633	$904	$7,975	$140,668
Special mention (1)	—	—	—	—	—	—	—	—
Substandard (2)	346	1,702	63	—	—	—	982	3,093
Doubtful (3)	—	—	—	—	—	—	—	—
Loss (4)	—	—	—	—	—	—	—	—

Total	$77,499	$27,885	$7,649	$18,234	$2,633	$904	$8,957	$143,761

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

December 31, 2021	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non-Owner Occupied	Multi-Family Real Estate Loans	Commercial Loans	Total
Rating
Satisfactory (5-8)	$63,712	$21,019	$5,579	$15,716	$3,524	$1,150	$7,398	$118,098
Special mention (1)	—	—	—	—	—	—	—	—
Substandard (2)	515	3,285	106	—	—	—	1,122	5,028
Doubtful (3)	—	—	—	—	—	—	—	—
Loss (4)	—	—	—	—	—	—	—	—

Total	$64,227	$24,304	$5,685	$15,716	$3,524	$1,150	$8,520	$123,126

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2022 and 2021:

December 31, 2022	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due or More	Total Past Due	Current	Total Loans Receivable	Recorded Investment 90 Days and Accruing
Residential mortgage loans	$185	$—	$346	$531	$76,968	$77,499	$—
Commercial real estate and land loans	—	—	—	—	27,885	27,885	—
Home equity and other consumer	—	66	11	77	7,572	7,649	—
Construction loans	—	—	—	—	18,234	18,234	—
Residential mortgage loans, non-owner occupied	—	—	—	—	2,633	2,633	—
Multi-family real estate loans	—	—	—	—	904	904	—
Commercial loans	—	—	—	—	8,957	8,957	—

Total	$185	$66	$357	$608	$143,153	$143,761	$—

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due or More	Total Past Due	Current	Total Loans Receivable	Recorded Investment 90 Days and Accruing
Residential mortgage loans	$—	$—	$385	$385	$63,842	$64,227	$—
Commercial real estate and land loans	—	—	1,383	1,383	22,921	24,304	—
Home equity and other consumer	—	—	—	—	5,685	5,685	—
Construction loans	—	—	—	—	15,716	15,716	—
Residential mortgage loans, non-owner occupied	—	—	—	—	3,524	3,524	—
Multi-family real estate loans	—	—	—	—	1,150	1,150	—
Commercial loans		—		—	8,520	8,520	—

Total	$—	$—	$1,768	$1,768	$121,358	$123,126	$—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35- 16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

The following tables present impaired loans as of December 31, 2022 and 2021:

December 31, 2022	Balance	Unpaid Principal Balance	Investment Allocated Allowance	Average Interest Recorded in Impaired Loans	Income Recognized
Loans without an allocated allowance:
Residential mortgage loans	$—	$—	$—	$52	$3
Commercial real estate and land loans	690	690	—	408	41
Home equity and other consumer	12	12	—	21	1
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	72	72	—	106	5
Multi-family real estate loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Loans with an allocated allowance:
Residential mortgage loans	—	—	—	—	—
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	—	—	—	—	—
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—	—	—
Multi-family real estate loans	—	—	—	—	—
Commercial loans	—	—	—	—	—

Total	$774	$774	$—	$587	$50

December 31, 2021	Recorded Balance	Unpaid Principal Balance	Allocated Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without an allocated allowance:
Residential mortgage loans	$64	$64	$—	$75	$4
Commercial real estate and land loans	1,383	1,383	—	1,414	—
Home equity and other consumer	44	$44	—	34	2
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	166	166	—	169	7
Multi-family real estate loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Loans with an allocated allowance:
Residential mortgage loans	—	—	—	—	—
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	—	—	—	—	—
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—	—	—
Multi-family real estate loans	—	—	—	—	—
Commercial loans	—	—	—	—	—

Total	$1,657	$1,657	$—	$1,692	$13

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Interest income recognized is not materially different than interest income that would have been recognized on a cash basis.

The following table presents the Company’s nonaccrual loans at December 31, 2022 and 2021. This table excludes performing troubled debt restructurings.

	December 31,
	2022	2021
Residential mortgage loans	$346	$385
Commercial real estate and land loans	—	1,383
Home equity and other consumer	11	—
Construction loans	—	—
Residential mortgage loans, non-owner occupied	—	—
Multi-family real estate loans	—	—
Commercial loans	—	—

Total	$357	$1,768

Following is a summary of troubled debt restructurings at December 31, 2022 and 2021: Newly classified troubled debt restructurings:

	Pre-modification Number of Outstanding		Post-modification Outstanding Recorded Investment
	Contracts	Recorded Investment
During the Year Ended December 31, 2022
Residential mortgage loans	—	—	—
Commercial real estate and land loans	—	—	—
Home equity and other consumer	—	—	—
Construction loans	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—
Multi-family real estate loans	—	—	—
Commercial loans	1	717	717

Troubled debt restructurings as of each year-end:

	Number of Contracts	Recorded Investment
At December 31, 2022
Residential mortgage loans	—	$—
Commercial real estate and land loans	—	—
Home equity and other consumer	2	12
Construction loans	—	—
Residential mortgage loans, non-owner occupied	2	72
Multi-family real estate loans	—	—
Commercial loans	1	690

	5	$774

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	Number of Contracts	Recorded Investment

At December 31, 2021
Residential mortgage loans	1	$64
Commercial real estate and land loans	—	—
Home equity and other consumer	3	44
Construction loans	—	—
Residential mortgage loans, non-owner occupied	4	166
Multi-family real estate loans	—	—
Commercial loans	—	—

	8	$274

As of December 31, 2022, the Company had total troubled debt restructurings of $774. There were two residential non-owner occupied mortgage loans totaling $72 in troubled debt restructurings with the largest totaling $39. There is one commercial loan for $690 and the remaining $12 in troubled debt restructurings consisted of two home equity loans. As of December 31, 2021, the Company had total troubled debt restructurings of $274. There were five residential mortgage loans and residential non-owner occupied loans totaling $230 in troubled debt restructurings with the largest totaling $64. The remaining $44 in troubled debt restructurings consisted of three home equity loans. These loans were modified due to short term concessions. The Company made no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

During the year ended December 31, 2022 one commercial loan for $717 was modified as a troubled debt restructuring. During the year ended December 31, 2021 one home equity loan for $13 was modified as a troubled debt restructuring.

Loans to executive officers, directors and their affiliates of the Company for the years ended December 31, 2022 and 2021 are summarized as follows:

	December 31,
	2022	2021
Balance, beginning of year	$52	$55
Loan disbursements	—	—
Principal repayments	(52)	(3)

Balance, end of year	$—	$52

At December 31, 2022 and 2021, there was an additional $50 in available credit on loans to executive officers, directors and their affiliates.

In management’s opinion, such loans and other extensions of credit were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, at December 31, 2022 and 2021, are as follows:

	December 31,
	2022	2021
Land	$1,169	$1,169
Buildings and improvements	3,865	3,715
Furniture, fixtures and equipment	1,493	2,113

	6,527	6,997
Less accumulated depreciation	2,610	2,998

Net premises and equipment	$3,917	$3,999

Depreciation expense for the years ended December 31, 2022 and 2021 was $203 and $202, respectively.

Note 6:	FHLB Lender Risk Account (LRA) Receivable

The Company has an established LRA with the FHLB of Cincinnati consisting of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on sold loans. The funds withheld to settle these inherent losses that are probable totaled $7,085 and $7,336 at December 31, 2022 and 2021, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration for inherent losses that are probable. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds from the FHLB to the Company in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA totaled $4,631 and $4,767 at December 31, 2022 and 2021, respectively. The Company had mandatory delivery contracts outstanding of $969 at December 31, 2022.

Note 7:	Foreclosed Real Estate Held for Sale, Net

Foreclosed real estate held for sale, net is summarized as follows:

	December 31,
	2022	2021
Foreclosed real estate held for sale	$25	$409

	$25	$409

At December 31, 2022 foreclosed real estate totaled $25. It consisted of one non-owner-occupied residential property totaling $25. At December 31, 2021 foreclosed real estate included one non-owner- occupied residential property totaling $25, and one non-owner occupied non-residential real estate property totaling $384.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Activity in foreclosed real estate held for sale, net is summarized as follows:

	December 31,
	2022	2021
Balance, beginning of year	$409	$34
Foreclosures	—	409
Proceeds from sale	(700)	(39)
Loans to facilitate sales	—	—
Impairment	—	—
Gain on sale	316	5

Balance, end of year	$25	$409

At December 31, 2022 the Company had no loans in the process of foreclosure.

Note 8:	Deposits

Deposits are summarized as follows: Description and weighted-average interest rates:

	December 31,
	2022	2021
Non-interest bearing checking accounts
2022 - 0.00%	$8,717
2021 - 0.00%		$9,361
Interest bearing checking accounts
2022 - 0.17%	29,726
2021 - 0.18%		30,350
Savings accounts
2022 - 0.15%	28,568
2021 - 0.15%		27,290
Money market demand accounts
2022 - 0.48%	23,503
2021 - 0.23%		31,601

Total checking, savings and money market deposits	90,514	98,602
Certificates of deposits
0.00 - 0.99%	22,840	31,735
1.00 - 1.99%	3,040	4,894
2.00 - 2.99%	6,393	5,420
3.00 - 3.99%	9,236	876
4.00 - 4.99%	802	—

Total certificates - average rate 1.58% and 0.88%	42,311	42,925

Total deposits - average rate 0.70% and 0.41%	$132,825	$141,527

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

At December 31, 2022, the scheduled maturities of certificates of deposits are summarized as follows:

December 31, 2022
2023	$29,914
2024	5,011
2025	3,403
2026	3,180
2027	803

$42,311

Certificates of deposits in denominations of $250 or more were $8,514 and $5,099 at December 31, 2022 and 2021, respectively. There were no brokered deposits at December 31, 2022 and 2021. Under the Federal Deposit Insurance Act and the FDIC’s implementing regulations, $250 is the standard maximum deposit insurance amount for deposits in an insured depository institution that are maintained in the same ownership right and capacity. Deposits maintained in different rights and capacities are insured separately from each other.

Deposits from executive officers, directors and affiliates held by the Bank at December 31, 2022 and 2021 totaled $1,126 and $1,074, respectively.

Interest expense on deposits is summarized as follows:

	Years Ended December 31,
	2022	2021
Checking accounts	$53	$48
Savings accounts	41	36
Money market demand accounts	74	74
Certificates of deposits	341	478

	$509	$636

Note 9:	FHLB Advances

The Bank had advances from the Federal Home Loan Bank of $11.0 million and $0 at December 31, 2022 and 2021, respectively. At December 31, 2022, the Bank had an additional $40.3 million of available borrowing capacity.

	December 31,
Maturity Date	Interest Rate	2022	2021
2023	4.42%	$11,000	$—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

At December 31, 2022 the Bank had an unused line of credit with the Federal Home Loan Bank of $14.0 million. The Federal Home Loan Bank advances are secured by qualifying 1-4 family residential mortgage loans. Certain advances are subject to restrictions or penalties in the event of prepayment.

Note 10:	Income Taxes

The provision for income taxes includes these components:

	Years Ended December 31,
	2022	2021
Federal taxes currently payable	$160	$469
Federal deferred income taxes	(40)	(158)

Federal income tax expense	$120	$311

In lieu of state income taxes, the Company pays a financial institution tax. Financial institution taxes for 2022 and 2021 were $196 and $180, respectively.

A reconciliation of federal income tax expense at the statutory rate to the Company’s actual federal income tax expense is shown below:

	Years Ended December 31,
	2022	2021
Computed at the statutory rate of 21%	$120	$292
Increase (decrease) resulting from
Tax-exempt BOLI income	(14)	(11)
Incentive Stock Options	16	16
ESOP	12	11
Other	(14)	3

Actual federal income tax expense	$120	$311

The tax effects of temporary differences related to the deferred federal tax asset (liability) shown on the balance sheets were:

	December 31,
	2022	2021
Deferred tax assets
Allowance for loan losses	$256	$252
Deferred compensation	365	339
Non-Incentive Stock Options	33	25
Restricted stock and 83B elections	6	4

	660	620

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

	December 31,
	2022	2021
Deferred tax liabilities
FHLB stock basis difference	(87)	(87)
Depreciation	(121)	(118)
Prepaid expenses	(5)	(8)

	(213)	(213)

Net deferred federal tax asset	$447	$407

Retained earnings at December 31, 2022 and 2021, includes approximately $559, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred federal income tax liabilities on the preceding amount that would have been recorded if they were expected to reverse into taxable income in the foreseeable future was approximately $117 at December 31, 2022 and 2021.

Note 11:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under United States Generally Accepted Accounting Principles, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory reporting standards, to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total capital (as defined), Tier I capital (as defined) and common equity Tier 1capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2022 and 2021, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2022 and 2021, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk- based capital, common equity Tier 1 risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

In addition to the minimum capital ratios, the Bank must maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

As a result of the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”), banking regulatory agencies including the Federal Reserve Board must establish for institutions with less than $10 billion of assets a “community bank leverage ratio” of tangible equity capital to total average consolidated assets of between 8 to 10%. Institutions with capital meeting the specified requirement and electing to follow the alternative regulatory capital structure will be considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The “community bank leverage ratio” has been set at 9%.

In addition, as a result of the Act, the Federal Reserve Board has amended its small bank holding company and savings and loan holding company policy statement to provide that holding companies with consolidated assets of less than $3 billion that are (i) not engaged in significant nonbanking activities, (ii) do not conduct significant off-balance sheet activities, and (3) do not have a material amount of SEC-registered debt or equity securities, other than trust preferred securities, that contribute to an organization’s complexity, are not subject to consolidated regulatory capital requirements.

The Bank’s actual capital amounts and ratios are presented in the following tables (minimum capital requirements exclude the capital conservation buffer):

		Minimum Capital Requirement			Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Actual
As of December 31, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$24,821
Allowance for loan losses	1,217

Total risk-based capital (to risk-weighted assets)	$26,038	16.1%	$12,922	8.0%	$16,153	10.0%

Tier I capital (to risk-weighted assets)	24,821	15.4%	9,692	6.0%	12,922	8.0%
Common equity Tier I capital (to risk-weighted assets)	24,821	15.4%	7,269	4.5%	10,500	6.5%
Tier I capital (to adjusted total assets)	24,821	14.6%	6,778	4.0%	8,472	5.0%

		Minimum Capital Requirement			Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Actual
As of December 31, 2021	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$26,102
Allowance for loan losses	1,199

Total risk-based capital(to risk-weighted assets)	$27,301	17.8%	$12,266	8.0%	$15,333	10.0%

Tier I capital (to risk-weighted assets)	26,102	17.0%	9,200	6.0%	12,266	8.0%
Common equity Tier I capital(to risk-weighted assets)	26,102	17.0%	6,900	4.5%	9,967	6.5%
Tier I capital (to adjusted totalassets)	26,102	15.1%	6,931	4.0%	8,664	5.0%

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 12:	Employee Benefits

The Company has supplemental retirement plans for directors, certain senior officers and key employees. Participants in the director plan, shall be fully vested upon retirement and will receive an annual benefit for five years equal to $1 for each year of service provided by the director to the Company. Participants in the plan for certain senior officers and key employees, upon retirement, will receive annually, for fifteen years, 45% of their final three-year annual base salary amount average. The plans are uniquely designed for each participant. The charge to expense for 2022 and 2021 for both plans was approximately $152 and $133, respectively. Such charges reflect the straight-line accrual over the period until full eligibility date at normal retirement of 66 years of age of the present value of benefits due each participant, using a 5% discount factor at both December 31, 2022 and December 31, 2021. The resulting liability at December 31, 2022 and 2021 for both plans was approximately $1,914 and $1,788, respectively. The Company purchased life insurance on the participants. The cash surrender value of such insurance was $2,920 and $2,855 at December 31, 2022 and 2021, respectively.

The Bank has a 401(k) profit-sharing plan covering substantially all employees who have attained the age of 21 and have completed one year of eligibility service. In 2020 the Bank added a Safe Harbor Qualified Matching provision to the plan. This is an annual election made by the Company, at its sole discretion each Plan Year, which provides a matching contribution to participating employees equal to 100% on the first 3% of compensation deferred, and 50% on the next 2% of compensation deferred.

Certain individuals deemed highly compensated per the Internal Revenue Code may be excluded from this contribution. The Company has elected to keep the Safe Harbor provision in effect for the 2023 plan year. The Company may, at its sole discretion, make a Profit Sharing Contribution to the Profit Sharing Plan. Employees will be eligible to receive an allocation if they have completed at least 500 hours of service during the Plan Year or are employed by the Company on the last day of the Plan Year. Profit Sharing Contributions will be allocated to the Profit Sharing Contribution Accounts of each Participant eligible to share in such allocation after the end of the Plan Year if the Board elects to do so. The Company’s contributions to the plan are determined annually by the Board of Directors. Contributions to the plan were $81 and $74 for the years ended December 31, 2022 and 2021, respectively.

Note 13:	Equity Incentive Plan

In September 2018, the Company’s stockholders approved the Eagle Financial Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan authorizes the issuance or delivery to participants of up to 225,792 shares of the Company’s common stock pursuant to the grants of restricted stock awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2018 Plan pursuant to the exercise of stock options is 161,280 shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards is 64,512 shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares awarded under the 2018 Plan may be authorized but unissued shares or treasury shares. The 2018 Plan contains annual and lifetime limits on certain types of awards to individual participants.

Awards may vest or become exercisable only upon the achievement of performance measures or based solely on the passage of time after award. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the 2018 Plan).

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

In September 2018, the Company granted stock options for 32,255 shares to members of the Board of Directors. Awards under the Plan were granted with a vesting rate not exceeding twenty percent (20%) per year for five years. Options granted in September 2018 have an exercise price $15.89, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in September 2018 using the following assumptions: expected volatility of 24.56%, a risk free interest rate of 3.01%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in September 2018 was $5.57 per share.

In October 2018, the Company granted stock options for 69,356 shares to Executive Officers of the Company. Awards under the Plan were granted with a vesting rate not exceeding twenty percent (20%) per year for five years. Options granted in October 2018 have an exercise price $15.75, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in September 2018 using the following assumptions: expected volatility of 24.63%, a risk free interest rate of 3.14%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in October 2018 was $5.59 per share.

In December 2022, the Company granted stock options for 14,196 shares to Executive Officers of the Company. Awards under the Plan were granted with a vesting rate not exceeding twenty percent (20%) per year for five years. Options granted in December 2022 have an exercise price $18.95, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in December 2022 using the following assumptions: expected volatility of 24.63%, a risk free interest rate of 3.44%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in December 2022 was $5.24 per share.

At December 31, 2022, 25,804 of the stock options granted to the Board of Directors were exercisable at an average price of $15.89, and 55,484 of the stock options granted to the Executive Officers were exercisable at an average price of $15.75. At December 31, 2022, no stock options were exercised. The total intrinsic value of options outstanding as of December 31, 2022 and 2021, was $295 and $232, respectively. The total intrinsic value of options exercisable as of December 31, 2022 and 2021, was $239 and $136, respectively.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The table below represents the stock option activity for the period shown:

	Options	Weighted-Average Exercise Price	Remaining Contractual Life (Years)
Options outstanding at January 1, 2022	101,611	$15.79	1.7
Granted	14,196	18.95	10.0
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—

Options outstanding at December 31, 2022	115,807	$16.18	1.9

Options Exercisable at December 31, 2022	81,288	$15.79	0.3

Options outstanding at January 1, 2021	101,611	$15.79	2.7
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—

Options outstanding at December 31, 2021	101,611	15.79	1.7

Options Exercisable at December 31, 2021	60,967	$15.79	1.7

In September 2018, the Company awarded 12,900 restricted shares to members of the Board of Directors. The restricted stock awards have a five year vesting period. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities. At December 31, 2022 and 2021, 10,320 and 7,740, respectively, restricted shares awarded to the Board of Directors were vested.

In October 2018, the Company awarded 29,050 restricted shares to Executive Officers and other employees of the Company. In December 2022, the Company awarded 5,533 additional shares to Executive Officers. The restricted stock awards have a five year vesting period. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities. At December 31, 2022 and 2021, 23,240 and 17,430, respectively, restricted shares awarded to Executive Officers were vested.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The table below presents the restricted stock activity for the period shown:

	Restricted stock awards	Weighted-Average grant date fair value
Non-vested at January 1, 2022	16,780	$15.79
Granted	5,533	18.95
Vested	8,390	18.47
Forfeited	—	—

Non-vested at December 31, 2022	13,923	$17.05

	Restricted stock awards	Weighted-Average grant date fair value
Non-vested at January 1, 2021	25,170	$15.79
Granted	—	—
Vested	8,390	18.12
Forfeited	—	—

Non-vested at December 31, 2021	16,780	$15.79

Total compensation cost recognized in the income statement for share-based payment arrangements during 2022 and 2021 was $247 and $246, respectively.

As of December 31, 2022, there was approximately $356 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a remaining weighted-average period of 2.8 years.

Note 14:	Employee Stock Ownership Plan

In connection with the conversion to an entity owned by stockholders, the Company established an Employee Stock Ownership Plan (“ESOP”) for the exclusive benefit of eligible employees. The ESOP borrowed funds from the Company in an amount sufficient to purchase 129,024 shares (approximately 8.0% of the common stock sold in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Company and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 20 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants. Participants will vest in their accrued benefits under the ESOP at the rate of 20 percent per year after two years of service. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of the Company. Forfeitures will be reallocated to remaining participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP.

The debt of the ESOP is eliminated in consolidation. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports the compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

unallocated ESOP shares, if any, are recorded as a reduction of debt and accrued interest. ESOP compensation was $121 and $116 for the years ended December 31, 2022 and 2021, respectively.

A summary of the ESOP shares as of December 31 are as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Shares released to participants	6,451	6,451
Shares allocated to participants	32,255	25,804
Unreleased shares	90,318	96,769

Total	129,024	129,024

Fair value of unreleased shares	$1,707,010	$1,756,357

In the event the ESOP is unable to satisfy the obligation to repurchase the shares held by each beneficiary upon the beneficiary’s termination or retirement, the Company is obligated to repurchase the shares. In addition, there are no outstanding shares held by former employees that are subject to an ESOP related repurchase option.

Note 15: Operating Leases (Lessee)

The Company has a noncancellable operating lease for a branch that expires in 2025. The remaining future minimum lease payments for 2023 through 2025 are $105. Rental expense for this lease was $48 for both years ended December 31, 2022 and 2021.

Future minimum lease payments at December 31, 2022 are:

2023	42
2024	42
2025	21

Total minimum lease payments	$105

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to recognize a lease liability and a right-of-use (ROU) asset on a discounted basis, for substantially all leases, as well as additional disclosures regarding leasing arrangements. Disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method of applying the new lease standard. Topic 842 can be applied using either a modified retrospective approach at the beginning of the earliest period presented or, as permitted by ASU 2018-11, at the beginning of the period in which it is adopted, i.e., the comparatives under ASC 840 option. The Company adopted the standard in 2021 as a public business entity after the Company’s emerging growth company election expired. Due to immateriality, certain disclosures under ASC 842 have been omitted.

Note 16:	Operating Leases (Lessor)

The Company has entered into agreements as lessor for office space for its corporate building spaces. The leases all have an initial term between three and five years with options to renew at various terms. Rental income for these leases, included in occupancy and equipment, net of noninterest expense, was approximately $102 and $58 for the years ended December 31, 2022 and 2021, respectively.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Future minimum payments to be received at December 31, 2022 are:

2023	122
2024	117
2025	80
2026	33

Total minimum lease receipts	$352

Note 17: Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Fair Value Measurements

There were no recurring or nonrecurring fair value measurements as of December 31, 2022 and 2021.

Fair Value of financial instruments

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents and Interest-bearing Time Deposits in other Banks

The carrying amount approximates fair value.

Held-to-Maturity Securities

The fair value of held-to-maturity securities have been obtained from independent vendor services, which we believe to be reliable.

Loans Held For Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale. The carrying amount is the amount funded.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Loans

The estimated fair value of loans as of December 31, 2022 and 2021 follows the guidance in ASU 2016- 01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments. The fair value calculation at that date discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity and marketability factors.

FHLB Stock

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

FHLB Lender Risk Account Receivable

The fair value of the Federal Home Loan Bank lender risk account receivable is estimated by discounting the estimated remaining cash flows of each strata of the receivable at current rates applicable to each strata for the same remaining maturities.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities. The market rates used were obtained from a knowledgeable independent third party and reviewed by the Company. The rates were the average of current rates offered by local competitors of the Company.

The estimated fair value of checking, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Advances from Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

FHLB Advances

The carrying amount approximates fair value.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to sell securities is estimated based on current market prices for securities of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2022 and 2021, the fair value of such commitments was not material.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

The following tables present estimated fair values of the Company’s financial instruments at December 31, 2022 and 2021.

			Fair Value Measurements Using
December 31, 2022	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$7,737	$7,737	$7,737	$—	$—
Interest-bearing time deposits	7,397	7,397	7,397	—	—
Held-to-maturity securities	10,100	9,863	9,863	—	—
Loans held for sale	134	134	—	—	134
Loans, net of allowance for losses	132,071	126,045	—	—	126,045
FHLB stock	3,514	3,514	—	3,514	—
FHLB lender risk account receivable	4,631	4,155	—	—	4,155
Interest receivable	472	472	—	472	—
Financial Liabilities
Deposits	132,825	131,523	90,514	41,009	—
Advances from borrowers for taxes and insurance	880	880	—	880	—
FHLB advances	11,000	11,000	—	11,000	—
Interest payable	38	38	—	38	—

			Fair Value Measurements Using
December 31, 2021	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$41,007	$41,007	$41,007	$—	$—
Interest-bearing time deposits	2,988	2,988	2,988	—	—
Loans held for sale	2,809	2,809	—	—	2,809
Loans, net of allowance for losses	111,930	111,609	—	—	111,609
FHLB stock	2,637	2,637	—	2,637	—
FHLB lender risk account receivable	4,767	5,052	—	—	5,052
Interest receivable	240	240	—	240	—
Financial Liabilities
Deposits	141,527	141,517	98,602	42,915	—
Advances from borrowers for taxes and insurance	901	901	—	901	—
Interest payable	2	2	—	2	—

Note 18:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in Note 4 regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

At December 31, 2022 and 2021, the Company held $27,885 and $24,304, respectively, in commercial real estate and land loans collateralized by commercial real estate and land in the Cincinnati geographic area. The accompanying financial statements have been prepared using values and information currently available to the Company.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 19:	Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2022 the bank had no loans that had been closed but were yet to fund. At December 31, 2021 the Bank had 2 loans for $1.0 million that had closed but yet to fund. They had interest rates ranging from 3.00% to 3.25%. At December 31, 2022 and 2021, the Company had undisbursed loans in process of $10,575 with interest rate ranges of 3.000% - 7.500% and $9,972 with interest rate ranges of 3.00% - 4.875%, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Lines of credit at December 31, 2022 were as follows:

Unused lines of credit	$4,785
Standby letters of credit	—
Unused home equity lines	13,973

Total commitments	$18,758

Impact of COVID-19 on the Company

In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company as well as the Company’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021.

The CARES Act included several provisions designed to help financial institutions like the Company in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022. The Company had taken advantage of this provision to extend certain payment modifications to loan customers in need. As of December 31, 2022, the Company has no outstanding loans that were modified under the CARES Act guidance, that remain on modified terms.

The CARES Act also approved the Paycheck Protection Program (PPP), administered by the Small Business Administration (SBA) with funding provided by financial institutions. The 2021 Consolidated Appropriations Act approved a new round of PPP loans in 2021. The PPP provides loans to eligible businesses through financial institutions like the Company, with loans being eligible for forgiveness of some or all of the principal amount by the SBA if the borrower meets certain requirements. The SBA guarantees repayment of the loans to the Company if the borrower’s loan is not forgiven and is then not repaid by the customer. The Company earned a 1% interest rate on PPP loans, plus a processing fee from the SBA for processing and originating a loan. The Company originated approximately $2.9 million during 2021, of which all have been forgiven at December 31, 2021.

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to the financial position, results of operations and cash flows of the company:

Condensed Balance Sheet

	2022	2021
Assets
Cash	$796	$2,965
Prepaid expenses	14	14
Loan receivable - ESOP	986	1,037
Investment in EAGLE.bank	24,821	26,102
Prepaid federal income tax	23	21

Total assets	$26,640	$30,139

Liabilities and Shareholders’ Equity
Liabilities
Total liabilities	$11	$26

Shareholder’ Equity
Total shareholders’ equity	26,629	30,113

Total liabilities and shareholders’ equity	$26,640	$30,139

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Condensed Statement of Income and Comprehensive Income

	2022	2021
Income
Interest Income - ESOP	44	46
Dividends from EAGLE.bank	2,186	—

Total income	2,230	46

Expense
Legal and professional services	67	90
Other expense	85	89

Total expense	152	179

Income (loss) before federal income tax benefit	2,078	(133)
Federal income tax benefit	(23)	(21)
Equity in operations of subsidiary	(1,649)	1,190

Net Income and Comprehensive Income	$452	$1,078

Condensed Statement of Cash Flows

	2022	2021
Operating Activities
Net income	$452	$1,078
Items not requiring (providing) cash:
Equity in operations of subsidiary	1,649	(1,190)
Changes in:
Accrued expenses and other liabilities	(15)	7
Other assets and prepaid federal income taxes	(2)	28

Net cash flows provided by (used in) operating activities	2,084	(77)

Investing Activities
Payments received on ESOP loan	51	48

Net cash provided by investing activities	51	48

Financing Activities
Dividends paid	(379)	(304)
Repurchase of common stock	(3,925)	(39)

Net cash used in financing activities	(4,304)	(343)

Decrease in Cash and Cash Equivalents	(2,169)	(372)
Cash and Cash Equivalents, Beginning of Year	2,965	3,337

Cash and Cash Equivalents, End of Year	$796	$2,965

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

(Amounts in thousands, except share and per share data)

Note 21:	Subsequent Events

Future Changes

Accounting for Financial Instruments – Credit Losses

The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available-for-sale securities where fair value is less than cost, credit related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized. The new standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those years.

Subsequent events have been evaluated through March 8, 2023 which is the date the financial statements were available to be issued

Independent Auditor’s Report

Board of Directors

Eagle Financial Bancorp,

Inc. Cincinnati, Ohio

Opinion

We have audited the consolidated financial statements of Eagle Financial Bancorp, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Eagle Financial Bancorp, Inc. and its subsidiary as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are required to be independent of Eagle Financial Bancorp, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Eagle Financial Bancorp’s ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Eagle Financial Bancorp, Inc.’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Eagle Financial Bancorp, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report. The other information comprises the information included in the annual report but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

Cincinnati, Ohio

March 9, 2022

Eagle Financial Bancorp, Inc.

Consolidated Balance Sheets December 31,

2021 and 2020

(Amounts in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Cash and due from banks	$577	$526
Federal Reserve and Federal Home Loan Bank (FHLB) demand accounts	40,430	13,059

Cash and cash equivalents	41,007	13,585
Interest-bearing time deposits in other banks	2,988	249
Loans held for sale	2,809	14,020
Loans, net of allowance for loan losses of $1,199 and $1,386 for 2021 and 2020, respectively	110,547	119,398
Premises and equipment - at depreciated cost	3,999	4,098
FHLB stock - at cost	2,637	1,294
Foreclosed real estate held for sale, net	1,792	34
Bank-owned life insurance (BOLI)	2,855	2,049
FHLB lender risk account receivable	4,767	4,420
Accrued interest receivable	240	445
Deferred federal tax asset	407	249
Prepaid federal income taxes	74	63
Other assets	727	541

Total assets	$174,849	$160,445

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$9,361	$7,410
Interest-bearing	132,166	121,030

Total deposits	141,527	128,440
Advances from borrowers for taxes and insurance	901	850
Accrued interest payable	2	2
Accrued supplemental retirement plans	1,788	1,672
Other liabilities	518	465

Total liabilities	144,736	131,429

Shareholders’ Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 1,524,153 and 1,526,353 shares issued and outstanding at December 31, 2021 and 2020	16	16
Additional paid-in capital	13,620	13,361
Retained earnings	17,445	16,671
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(968)	(1,032)

Total shareholders’ equity	30,113	29,016

Total liabilities and shareholders’ equity	$174,849	$160,445

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Consolidated Statements of Income and Comprehensive Income Years Ended

December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

	2021	2020
Interest and Dividend Income
Interest earned on loans	$4,519	$5,020
Dividends on FHLB stock	41	13
Other interest-earning deposits	29	89

Total interest and dividend income	4,589	5,122

Interest Expense
Interest on deposits	636	1,002
Interest on FHLB advances	—	4

Total interest expense	636	1,006

Net Interest Income	3,953	4,116
Provision for Loan Losses	65	290

Net Interest Income After Provision for Loan Losses	3,888	3,826

Noninterest Income
Net gains on loan sales	3,656	4,946
Other service charges and fees	1,007	487
Income from BOLI	56	44
Gain on sale of foreclosed real estate	5	47

Total noninterest income	4,724	5,524

Noninterest Expense
Compensation and benefits	5,085	4,770
Occupancy and equipment, net	428	307
Data processing	397	369
Legal and professional services	389	358
FDIC premium expense	39	24
Foreclosed real estate impairments and expenses, net	15	78
Franchise and other taxes	135	120
Advertising	49	51
ATM processing expense	91	83
Other expenses	595	530

Total noninterest expense	7,223	6,690

Income Before Income Taxes	1,389	2,660

Income Taxes
Current	469	748
Deferred	(158)	(172)

Total income taxes	311	576

Net Income and Comprehensive Income	$1,078	$2,084

Earnings per share - basic and diluted	$0.76	$1.43

Weighted-average shares outstanding - basic and diluted	1,402,284	1,423,564

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Consolidated Statements of Shareholders’ Equity Years Ended

December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Total
Balance at January 1, 2020	$16	$14,165	$14,819	$(1,097)	$27,903
Net income	—	—	2,084	—	2,084
ESOP shares earned	—	39	—	65	104
Stock based compensation expense		246			246
Dividends on common stock, $0.15 per share			(232)		(232)
Repurchase of common stock	—	(1,089)	—	—	(1,089)

Balance at December 31, 2020	$16	$13,361	$16,671	$(1,032)	$29,016
Net income	—	—	1,078	—	1,078
ESOP shares earned	—	52	—	64	116
Stock based compensation expense	—	246	—	—	246
Dividends on common stock, $0.20 per share	—	—	(304)	—	(304)
Repurchase of common stock	—	(39)	—	—	(39)

Balance at December 31, 2021	$16	$13,620	$17,445	$(968)	$30,113

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Consolidated Statements of Cash Flows Years ended

December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

	2021	2020
Operating Activities
Net income	$1,078	$2,084
Items not requiring (providing) cash:
Depreciation	202	195
Amoritzation of deferred loan fees	(296)	(213)
Proceeds on sale of loans in the secondary market	118,410	152,341
Loans originated for sale in the secondary market	(103,543)	(155,025)
Gain on sale of loans	(3,656)	(4,946)
Provision for loan losses	65	290
Gain on sale of foreclosed real estate	(5)	(47)
Deferred federal taxes	(158)	(172)
Increase in cash surrender value of BOLI	(56)	(44)
Stock based compensation expense	246	246
ESOP compensation expense	116	104
Changes in:
FHLB lender risk account receivable	(347)	(774)
Accrued interest receivable	205	(119)
Other assets	(186)	68
Prepaid federal income taxes	(11)	(72)
Accrued supplemental retirement plans	116	154
Accrued expenses and other liabilities	53	(42)

Net cash flows provided by (used in) operating activities	12,233	(5,972)

Investing Activities
Net (increase) decrease in interest-bearing time deposits in other banks	(2,739)	2,739
Net decrease (increase) in loans	7,290	(13,384)
Purchase of FHLB stock	(1,343)	(478)
Purchase of premises and equipment	(103)	(231)
Purchase of BOLI	(750)	—
Proceeds from sale of foreclosed real estate	39	490

Net cash provided by (used in) investing activities	2,394	(10,864)

Financing Activities
Net increase in deposits	13,087	16,449
Repurchase of common stock	(39)	(1,089)
Dividends paid	(304)	(232)
Increase (decrease) in advances from borrowers for taxes and insurance	51	(8)

Net cash provided by financing activities	12,795	15,120

Increase (Decrease) in Cash and Cash Equivalents	27,422	(1,716)
Cash and Cash Equivalents, Beginning of Year	13,585	15,301

Cash and Cash Equivalents, End of Year	$41,007	$13,585

Supplemental Cash Flows Information:
Interest paid	636	1,006
Income taxes paid	480	805
Transfers to foreclosed real estate held for sale	1,792	477

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

General

Eagle Financial Bancorp, Inc. (the “Company”), a Maryland corporation and registered bank holding company, was formed on February 21, 2017 to become the bank holding company for EAGLE.bank (the “Bank”). The Bank, then an Ohio chartered savings and loan association, completed its mutual-to- stock conversion on July 20, 2017. The Bank has since made a universal charter election and the Company has become a registered bank holding company. In connection with the Bank’s conversion, the Company acquired 100% ownership of the Bank and the Company offered and sold 1,572,808 shares of its common stock at $10.00 per share, for gross offering proceeds of $15,728. The cost of the conversion and issuance of common stock was approximately $1,423, which was deducted from the gross offering proceeds. The Company also contributed 40,000 shares of its common stock and $100 of cash to Eagle Savings Bank Charitable Foundation (the “Foundation”), a charitable foundation formed in connection with the Bank’s conversion. The Bank’s employee stock ownership plan (“ESOP”) purchased 129,024 shares of the common stock sold by the Company, which was 8% of the 1,612,808 shares of common stock issued by the Company, including the shares contributed to the Foundation. The ESOP purchased the shares using a loan from the Company. The Company contributed $7,153 of the net proceeds from the offering to the Bank, loaned $1,290 of the net proceeds to the ESOP, contributed $100 to the Foundation and retained approximately $5,763 of the net proceeds.

Following the Bank’s conversion, voting rights are held and exercised exclusively by the shareholders of the holding company. Deposit account holders continue to be insured by the FDIC. A liquidation account was established in an amount equal to the Bank’s total equity as of the latest balance sheet date in the final offering circular used in the conversion. Each eligible account holder or supplemental account holder are entitled to a proportionate share of this account (a “subaccount”) in the event of a complete liquidation of the Bank, and only in such event. The value of this subaccount is subject to an annual decrease based on decreases in the eligible account holder’s or supplemental account holder’s deposit balance, and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance.

The Bank may not pay a dividend on its capital stock, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. In addition, the stock holding company is subject to certain laws and regulations that may restrict the payout of dividends by the holding company and the repurchase of its capital stock.

The conversion was accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

Basis of Presentation and Consolidation

The consolidated financial statements as of and for the years ended December 31, 2021 and 2020 include Eagle Financial Bancorp, Inc. and its wholly-owned subsidiary, EAGLE.bank, together referred to as “the Company”. Intercompany transactions and balances have been eliminated inconsolidation.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans, as well as revenue related to our mortgage banking activities, as these activities are subject to other GAAP discussed elsewhere within our disclosures.

Descriptions of our revenue-generating activities that are within the scope of ASC 606, which are presented in our income statements as components of non-interest income are as follows:

Service charges on deposit accounts - these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and fair values of financial instruments.

Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-earning deposits in other financial institutions. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

From time to time, the Bank’s cash accounts may exceed the FDIC’s insured limit of $250. Management considers the risk of loss to be very low and management monitors the account balance and periodically assesses the financial condition of its correspondent banks. The Company had no funds in banks that exceeded federally insured limits at December 31, 2021. Funds of $11,374 held at Federal Home Loan Bank, and $28,972 at Federal Reserve Bank are not subject to FDIC insurance.

Interest-bearing Time Deposits in Other Banks

Interest-bearing time deposits in other banks mature within one year and are carried at cost.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees, net of certain direct origination costs are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost- recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six consecutive months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on a historical three-year charge-off experience and expected loss

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

given default derived from the Company’s internal risk rating process. Other adjustments related to changes in lending policies, changes in economic conditions, trends in volume and terms of loans, delinquency levels and trends, changes in value of underlying collateral and the effect of the concentrations of credit are made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical losses or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial real estate and land loans, multi-family loans, commercial loans, construction loans and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Furniture, fixtures and equipment	3-5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No long-lived asset impairment was recognized during the years ended December 31, 2021 and 2020.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Real Estate Held for Sale, Net

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of foreclosed real estate are included in noninterest expense.

Bank-owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Death benefit proceeds received in excess of the policy’s cash surrender value are recognized to noninterest income. Investment returns on the bank-owned life insurance assets are added to the carrying value and included as non-interest income in the statements of income. Any receipt of benefit proceeds is recorded as a reduction of the carrying value of the bank-owned life insurance asset.

FHLB Lender Risk Account Receivable

Certain loan sales transactions with the FHLB of Cincinnati provide for establishment of a Lender Risk Account (LRA). The LRA consists of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are re-evaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset would be evaluated for impairment.

Accrued Interest Receivable

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Accrued interest receivable was as follows:

	December 31,
	2021	2020
Loans	$228	$440
FHLB stock and other	12	5

	$240	$445

Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance (ASC 740, Income Taxes). The guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2018. At December 31, 2021 and 2020, the Company had no uncertain income tax positions.

Stock Options and Restricted Stock Awards Plan

The cost of employee services received in exchange for stock option grants is the grant-date fair value of the awards estimated using an option pricing model. The Company uses a Black-Scholes pricing model and related assumptions for estimating the fair value of stock option grants. The compensation costs for restricted stock awards is based on the market price of the Company’s common stock at the date of grant multiplied by the number of shares granted. The impact of forfeitures on compensation cost is recognized in the period the award is forfeited. The estimated cost is recognized on a straight-line basis over the period the employee is required to provide services in exchange for the awards.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Repurchase of Common Stock

Common shares repurchased are at related cost. Cost of shares retired or reissued is determined using the weighted-average method.

Reclassifications

Certain reclassifications have been made to the 2020 consolidated financial statements to conform to the 2021 consolidated financial statement presentation. These reclassifications had no effect on net income.

Note 2:	Earnings per Share

Basic earnings per common share (“EPS”) allocated to common shareholders is calculated using the two-class method and is computed by dividing net income allocated to common shareholders by the weighted average number of common shares outstanding during the period. Unallocated common shares held by the Company’s Employee Stock Ownership Plan (“the ESOP”) are shown as a reduction in shareholder’s equity and are excluded from weighted-average common shares outstanding for both basic and diluted EPS calculations until they are committed to be released. Diluted earnings per share is adjusted for the dilutive effects of stock-based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects at December 31, 2021 or 2020.

The computation for the years ended December 31, 2021 and December 31, 2020 are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net Income	$1,078	$2,084
Less allocation of earnings to participating securities	17	44

Net income allocated to common shareholders	$1,061	$2,040
Shares Outstanding for basic earnings per common share:
Weighted Average shares outstanding:	1,502,011	1,529,741
Less: Average Unearned ESOP shares:	99,727	106,177

Weighted average number of shares outstanding used in the calculation of basic earnings per common share	1,402,284	1,423,564
Basic earnings per common share:	$0.76	$1.43
Effect of dilutive securities:
Stock Options	—	—
Weighted average number of shares outstanding used in the calculation of dilutive earnings per common share	1,402,284	1,423,564
Diluted earnings per common share:	$0.76	$1.43

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Note 3:	Loans and Allowance for Loan Losses

The composition of the loan portfolio at December 31, 2021 and 2020 was as follows:

	December 31,
	2021	2020
Residential mortgage loans	$64,227	$59,278
Commercial real estate and land loans	22,921	20,869
Home equity and other consumer	5,685	7,177
Construction loans	15,716	10,667
Residential mortgage loans, non-owner occupied	3,524	3,740
Multi-family real estate loans	1,150	1,352
SBA PPP Loans	—	20,393
Commercial loans	8,520	5,198

	121,743	128,674
Net deferred loan fees	(25)	(234)
Loans in process	(9,972)	(7,656)
Allowance for loan losses	(1,199)	(1,386)

Net loans	$110,547	$119,398

Loans serviced for the benefit of others at December 31, 2021 and 2020 amounted to $515 and $1,316, respectively. Loans in process relates to primarily residential mortgage loans.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential Mortgage Loans, Construction Loans and Land Loans: The residential 1-4 family real estate loans and residential construction loans are generally secured by owner-occupied 1-4 family residences. Commercial Construction loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Land loans are secured primarily by unimproved land for future residential use. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Residential Mortgage Loans, Non-Owner Occupied: One-to-four family, non-owner occupied loans carry greater inherent risks than one-to-four family, owner occupied loans, since the repayment ability of the borrower is generally reliant on the success of the income generated from the property.

Commercial Real Estate and Multi-Family Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. Multi-family real estate loans are generally secured by apartment complexes. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Home Equity and Other Consumer: The consumer loan portfolio consists of home equity loans and term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment of the home equity loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Repayment for term and line of credit loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

SBA PPP Loans: This category includes Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that were authorized under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP was implemented by the Small Business Administration (“SBA”) with support from the Department of the Treasury and provided small businesses that were negatively impacted by the COVID-19 pandemic with government guaranteed and potentially forgivable loans that could be used to pay up to eight or twenty-four weeks, depending on the date of the loan, of payroll costs including benefits. Funds could also be used to pay interest on mortgages, rent, and utilities. PPP loans made by the Company have a maturity of two years and an interest rate of 1%. In addition, the SBA pays originating lenders processing fees based on the size of the loan, ranging from 1% to 5% of the loan amount. A borrower who meets certain requirements can request loan forgiveness from the SBA. If loan forgiveness is granted, the SBA will forward the forgiveness amount to the lender. At December 31, 2021 all SBA PPP loans made to borrowers had been forgiven by the SBA.

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2021 and 2020:

December 31, 2021	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non- Owner Occupied	Multi- Family Real Estate Loans	SBA PPP Loans	Commercial Loans	Total
Allowance for loan losses:
Balance, beginning of year	$422	$551	$174	$135	$23	$17	$—	$64	$1,386
Provision (credit) charged to expense	(13)	54	(77)	19	11	(3)	—	74	65
Losses charged off	—	(189)	—	—	(13)	—	—	(52)	(254)
Recoveries	—	—	—	—	2	—	—	—	2

Balance, end of year	$409	$416	$97	$154	$23	$14	$—	$86	$1,199

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$409	$416	$97	$154	$23	$14	$—	$86	$1,199

Loans:
Ending balance	$64,227	$22,921	$5,685	$15,716	$3,524	$1,150	$—	$8,520	$121,743

Ending balance: individually evaluated for impairment	$64	$—	$44	$—	$166	$—	$—	$—	$274

Ending balance: collectively evaluated for impairment	$64,163	$22,921	$5,641	$15,716	$3,358	$1,150	$—	$8,520	$121,469

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

December 31, 2020	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non- Owner Occupied	Multi- Family Real Estate Loans	SBA PPP Loans	Commercial Loans	Total
Allowance for loan losses:
Balance, beginning of year	$394	$346	$225	$139	$29	$13	$—	$20	$1,166
Provision (credit) charged to expense	19	205	(53)	(4)	(7)	4	—	126	290
Losses charged off	—	—	—	—	—	—	—	(82)	(82)
Recoveries	9	—	2	—	1	—	—	—	12

Balance, end of year	$422	$551	$174	$135	$23	$17	$—	$64	$1,386

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$422	$551	$174	$135	$23	$17	$—	$64	$1,386

Loans:
Ending balance	$59,278	$20,869	$7,177	$10,667	$3,740	$1,352	$20,393	$5,198	$128,674

Ending balance: individually evaluated for impairment	$68	$1,571	$35	$—	$174	$—	$—	$428	$2,276

Endingbalance: collectively evaluated for impairment	$59,210	$19,298	$7,142	$10,667	$3,566	$1,352	$20,393	$4,770	$126,398

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 5 through 8 are considered satisfactory grades. The grade of 1, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 2, or Substandard, 3, or Doubtful, and 4, or Loss refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Bank’s policy.

Special Mention (grade 1) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (grade 2) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well- defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (grade 3) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (grade 4) loans classified as loss are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Satisfactory (grades 5 through 8) represent loans for which quality is considered to be satisfactory.

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2021 and 2020:

December 31, 2021	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non-Owner Occupied	Multi-Family Real Estate Loans	SBA PPP Loans	Commercial Loans	Total
Rating
Satisfactory (5-8)	$63,712	$21,019	$5,579	$15,716	$3,524	$1,150	—	$7,398	$118,098
Special mention (1)	—	—	—	—	—	—	—	—	—
Substandard (2)	515	1,902	106	—	—	—	—	1,122	3,645
Doubtful (3)	—	—	—	—	—	—	—	—	—
Loss (4)	—	—	—	—	—	—	—	—	—

Total	$64,227	$22,921	$5,685	$15,716	$3,524	$1,150	$—	$8,520	$121,743

December 31, 2020	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Construction Loans	Residential Mortgage Loans Non-Owner Occupied	Multi-Family Real Estate Loans	SBA PPP Loans	Commercial Loans	Total
Rating
Satisfactory (5-8)	$58,771	$17,385	$7,065	$10,667	$3,740	$1,352	$20,393	$3,615	$122,988
Special mention (1)	—	1,733	—	—	—	—	—	1,148	2,881
Substandard (2)	507	1,751	112	—	—	—	—	435	2,805
Doubtful (3)	—	—	—	—	—	—	—	—	—
Loss (4)	—	—	—	—	—	—	—	—	—

Total	$59,278	$20,869	$7,177	$10,667	$3,740	$1,352	$20,393	$5,198	$128,674

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2021 and 2020:

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due or More	Total Past Due	Current	Total Loans Receivable	Recorded Investment 90 Days and Accruing
Residential mortgage loans	$—	$—	$385	$385	$63,842	$64,227	$—
Commercial real estate and land loans	—	—	—	—	22,921	22,921	—
Home equity and other consumer	—	—	—	—	5,685	5,685	—
Construction loans	—	—	—	—	15,716	15,716	—
Residential mortgage loans, non-owner occupied	—	—	—	—	3,524	3,524	—
Multi-family real estate loans	—	—	—	—	1,150	1,150	—
SBA PPP Loans	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	8,520	8,520	—

Total	$—	$—	$385	$385	$121,358	$121,743	$—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due or More	Total Past Due	Current	Total Loans Receivable	Recorded Investment 90 Days and Accruing
Residential mortgage loans	$—	$117	$309	$426	$58,852	$59,278	$—
Commercial real estate and land loans	1,571	—	—	1,571	19,298	20,869	—
Home equity and other consumer	—	—	—	—	7,177	7,177	—
Construction loans	—	—	—	—	10,667	10,667	—
Residential mortgage loans, non-owner occupied	—	—	—	—	3,740	3,740	—
Multi-family real estate loans	—	—	—	—	1,352	1,352	—
SBA PPP Loans	—	—	—	—	20,393	20,393	—
Commercial loans	—	—	428	428	4,770	5,198	—

Total	$1,571	$117	$737	$2,425	$126,249	$128,674	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310- 10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

The following tables present impaired loans as of December 31, 2021 and 2020:

December 31, 2021	Recorded Balance	Unpaid Principal Balance	Allocated Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without an allocated allowance:
Residential mortgage loans	$64	$64	$—	$75	$4
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	44	44	—	34	2
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	166	166	—	169	7
Multi-family real estate loans	—	—	—	—	—
SBA PPP loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Loans with an allocated allowance:
Residential mortgage loans	—	—	—	—	—
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	—	—	—	—	—
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—	—	—
Multi-family real estate loans	—	—	—	—	—
SBA PPP loans	—	—	—	—	—
Commercial loans	—	—	—	—	—

Total	$274	$274	$—	$278	$13

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

December 31, 2020	Recorded Balance	Unpaid Principal Balance	Allocated Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without an allocated allowance:
Residential mortgage loans	$68	$68	$—	$270	$4
Commercial real estate and land loans	1,571	1,571	—	1,571	51
Home equity and other consumer	35	35	—	37	2
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	174	174	—	504	9
Multi-family real estate loans	—	—	—	—	—
SBA PPP loans	—	—	—	—	—
Commercial loans	428	428	—	428	7
Loans with an allocated allowance:
Residential mortgage loans	—	—	—	—	—
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	—	—	—	—	—
Construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—	—	—
Multi-family real estate loans	—	—	—	—	—
SBA PPP loans	—	—	—	—	—
Commercial loans	—	—	—	—	—

Total	$2,276	$2,276	$—	$2,810	$73

Interest income recognized is not materially different than interest income that would have been recognized on a cash basis.

The following table presents the Company’s nonaccrual loans at December 31, 2021 and 2020. This table excludes performing troubled debt restructurings.

	December 31,
	2021	2020
Residential mortgage loans	$385	$309
Commercial real estate and land loans	—	—
Home equity and other consumer	—	—
Construction loans	—	—
Residential mortgage loans, non-owner occupied	—	—
Multi-family real estate loans	—	—
SBA PPP Loans	—	—
Commercial loans	—	428

Total	$385	$737

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Following is a summary of troubled debt restructurings at December 31, 2021 and 2020:

At December 31, 2021
Residential mortgage loans	1	$64
Commercial real estate and land loans	—	—
Home equity and other consumer	3	44
Construction loans	—	—
Residential mortgage loans, non-owner occupied	4	166
Multi-family real estate loans	—	—
Commercial loans	—	—

	8	$274

At December 31, 2020
Residential mortgage loans	1	$68
Commercial real estate and land loans	—	—
Home equity and other consumer	2	35
Construction loans	—	—
Residential mortgage loans, non-owner occupied	4	174
Multi-family real estate loans	—	—
Commercial loans	—	—

	7	$277

As of December 31, 2021, the Company had total troubled debt restructurings of $274. There were five residential mortgage loans and residential non-owner occupied loans totaling $230 in troubled debt restructurings with the largest totaling $64. The remaining $44 in troubled debt restructurings consisted of three home equity loans. As of December 31, 2020, the Company had total troubled debt restructurings of $277. There were five residential mortgage loans and residential non-owner occupied loans totaling $242 in troubled debt restructurings with the largest totaling $68. The remaining $35 in troubled debt restructurings consisted of two home equity loans. These loans were modified due to short term concessions. The Company made no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

During the year ended December 31, 2021 one home equity loan for $13 was modified as a troubled debt restructuring. During the year ended December 31, 2020 one owner- occupied residential loan for $347 was modified as a troubled debt restructuring. That loan was subsequently paid off during the year.

Loans to executive officers, directors and their affiliates of the Company for the years ended December 31, 2021 and 2020 are summarized as follows:

	December 31,
	2021	2020
Balance, beginning of year	$55	$59
Loan disbursements	—	—
Principal repayments	(3)	(4)

Balance, end of year	$52	$55

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

At December 31, 2021 and 2020, there was an additional $50 in available credit on loans to executive officers, directors and their affiliates.

In management’s opinion, such loans and other extensions of credit were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, at December 31, 2021 and 2020, are as follows:

	December 31,
	2021	2020
Land	$1,169	$1,169
Buildings and improvements	3,715	3,677
Furniture, fixtures and equipment	2,113	2,048

	6,997	6,894
Less accumulated depreciation	2,998	2,796

Net premises and equipment	$3,999	$4,098

Depreciation expense for the years ended December 31, 2021 and 2020 was $202 and $195, respectively.

Note 5:	FHLB Lender Risk Account (LRA) Receivable

The Company has an established LRA with the FHLB of Cincinnati consisting of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on sold loans. The funds withheld to settle these inherent losses that are probable totaled $7,336 and $7,064 at December 31, 2021 and 2020, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration for inherent losses that are probable. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds from the FHLB to the Company in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA totaled $4,767 and $4,420 at December 31, 2021 and 2020, respectively. The Company had mandatory delivery contracts outstanding of $3,440 at December 31, 2021.

Note 6:	Foreclosed Real Estate Held for Sale, Net

Foreclosed real estate held for sale, net is summarized as follows:

	December 31,
	2021	2020
Foreclosed real estate held for sale	$1,792	$34

	$1,792	$34

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

At December 31, 2021 foreclosed real estate totaled $1,792. It consisted of one owner occupied non-residential property totaling $1,383, one non-owner occupied non-residential property totaling $384, and one non-owner occupied one to-four family residential property totaling $25. At December 31, 2020 foreclosed real estate included one owner-occupied residential property totaling $34.

Activity in foreclosed real estate held for sale, net is summarized as follows:

	December 31,
	2021	2020
Balance, beginning of year	$34	$—
Foreclosures	1,792	477
Proceeds from sale	(39)	(490)
Loans to facilitate sales	—	—
Impairment	—	—
Gain on sale	5	47

Balance, end of year	$1,792	$34

At December 31, 2021 the Company had no loans in the process of foreclosure.

Note 7:	Deposits

Deposits are summarized as follows:

Description and weighted-average interest rates:

	December 31,
	2021	2020
Non-interest bearing checking accounts
2021 - 0.00%	$9,361
2020 - 0.00%		$7,409
Interest bearing checking accounts
2021 - 0.18%	30,350
2020 - 0.19%		25,937
Savings accounts
2021 - 0.15%	27,290
2020 - 0.14%		22,975
Money market demand accounts
2021 - 0.23%	31,601
2020 - 0.37%		29,408

Total checking, savings and money market deposits	98,602	85,729
Certificates of deposits
0.00 - 0.99%	31,735	17,931
1.00 - 1.99%	4,894	13,872
2.00 - 2.99%	5,420	10,036
3.00 - 3.99%	876	872

Total certificates - average rate 0.88% and 1.44%	42,925	42,711

Total deposits - average rate 0.41% and 0.65%	$141,527	$128,440

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

At December 31, 2021, the scheduled maturities of certificates of deposits are summarized as follows:

December 31, 2021
2022	$25,770
2023	6,225
2024	4,543
2025	2,778
2026	3,609

$42,925

Certificates of deposits in denominations of $250 or more were $5,099 and $3,133 at December 31, 2021 and 2020, respectively. There were no brokered deposits at December 31, 2021 and 2020. Under the Federal Deposit Insurance Act and the FDIC’s implementing regulations, $250 is the standard maximum deposit insurance amount for deposits in an insured depository institution that are maintained in the same ownership right and capacity. Deposits maintained in different rights and capacities are insured separately from each other.

Deposits from executive officers, directors and affiliates held by the Bank at December 31, 2021 and 2020 totaled $1,074 and $1,346, respectively.

Interest expense on deposits is summarized as follows:

	Years Ended December 31,
	2021	2020
Checking accounts	$48	$43
Savings accounts	36	28
Money market demand accounts	74	121
Certificates of deposits	478	810

	$636	$1,002

Note 8:	FHLB Advances

The Bank had no advances from the Federal Home Loan Bank at December 31, 2021 and 2020. At December 31, 2021, the Bank had an additional $49.9 million of available borrowing capacity.

At December 31, 2021 the Bank had an unused line of credit with the Federal Home Loan Bank of $25.0 million.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	Years Ended December 31,
	2021	2020
Federal taxes currently payable	$469	$748
Federal deferred income taxes	(158)	(172)

Federal income tax expense	$311	$576

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

In lieu of state income taxes, the Company pays a financial institution tax. Financial institution taxes for 2021 and 2020 were $180 and $160, respectively.

A reconciliation of federal income tax expense at the statutory rate to the Company’s actual federal income tax expense is shown below:

	Years Ended December 31,
	2021	2020
Computed at the statutory rate of 21%	$292	$559
Increase (decrease) resulting from
Tax-exempt BOLI income	(11)	(9)
Incentive Stock Options	16	16
ESOP	11	8
Other	3	2

Actual federal income tax expense	$311	$576

The tax effects of temporary differences related to the deferred federal tax asset (liability) shown on the balance sheets were:

	December 31,
	2021	2020
Deferred tax assets
Allowance for loan losses	$252	$291
Deferred compensation	339	315
Non-Incentive Stock Options	25	18
Restricted stock and 83B elections	4	1

	620	625

Deferred tax liabilities
FHLB stock basis difference	(87)	(87)
Depreciation	(118)	(119)
Restricted stock and 83B elections	—	(1)
Prepaid expenses	(8)	(5)
FHLB lender risk account receivable	—	(164)

	(213)	(376)

Net deferred federal tax asset	$407	$249

Retained earnings at December 31, 2021 and 2020, includes approximately $559, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred federal income tax liabilities on the preceding amount that would have been recorded if they were expected to reverse into taxable income in the foreseeable future was approximately $117 at December 31, 2021 and 2020.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Note 10:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under United States Generally Accepted Accounting Principles, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory reporting standards, to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total capital (as defined), Tier I capital (as defined) and common equity Tier 1capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2021 and 2020, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2021 and 2020, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

In addition to the minimum capital ratios, the Bank must maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses.

As a result of the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”), banking regulatory agencies including the Federal Reserve Board must establish for institutions with less than $10 billion of assets a “community bank leverage ratio” of tangible equity capital to total average consolidated assets of between 8 to 10%. Institutions with capital meeting the specified requirement and electing to follow the alternative regulatory capital structure will be considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The “community bank leverage ratio” has been set at 9%.

In addition, as a result of the Act, the Federal Reserve Board has amended its small bank holding company and savings and loan holding company policy statement to provide that holding companies with consolidated assets of less than $3 billion that are (i) not engaged in significant nonbanking activities, (ii) do not conduct significant off-balance sheet activities, and (3) do not have a material amount of SEC-registered debt or equity securities, other than trust preferred securities, that contribute to an organization’s complexity, are not subject to consolidated regulatory capital requirements.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

The Bank’s actual capital amounts and ratios are presented in the following tables (minimum capital requirements exclude the capital conservation buffer):

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2021	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$26,102
Allowance for loan losses	1,199

Total risk-based capital (to risk-weighted assets)	$27,301	17.8%	$12,266	8.0%	$15,333	10.0%

Tier I capital (to risk-weighted assets)	26,102	17.0%	9,200	6.0%	12,266	8.0%
Common equity Tier I capital (to risk-weighted assets)	26,102	17.0%	6,900	4.5%	9,967	6.5%
Tier I capital (to adjusted total assets)	26,102	15.1%	6,931	4.0%	8,664	5.0%

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$24,550
Allowance for loan losses	1,386

Total risk-based capital (to risk-weighted assets)	$25,936	18.3%	$11,344	8.0%	$14,181	10.0%

Tier I capital (to risk-weighted assets)	24,550	17.3%	8,508	6.0%	11,344	8.0%
Common equity Tier I capital (to risk-weighted assets)	24,550	17.3%	6,381	4.5%	9,217	6.5%
Tier I capital (to adjusted total assets)	24,550	15.5%	6,318	4.0%	7,897	5.0%

Note 11:	Employee Benefits

The Company has supplemental retirement plans for directors, certain senior officers and key employees. Participants in the director plan, shall be fully vested upon retirement and will receive an annual benefit for five years equal to $1 for each year of service provided by the director to the Company. Participants in the plan for certain senior officers and key employees, upon retirement, will receive annually, for fifteen years, 45% of their final three-year annual base salary amount average. The plans are uniquely designed for each participant. The charge to expense for 2021 and 2020 for both plans was approximately $133 and $153, respectively. Such charges reflect the straight-line accrual over the period until full eligibility date at normal retirement of 66 years of age of the present value of benefits due each participant, using a 5% discount factor at both December 31, 2021 and December 31, 2020. The resulting liability at December 31, 2021 and 2020 for both plans was approximately $1,788 and $1,672, respectively. The Company purchased life

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

insurance on the participants. During the year ended December 31, 2021, the Bank purchased additional life insurance on an additional senior officer in the amount of $750. The cash surrender value of such insurance was $2,855 and $2,049 at December 31, 2021 and 2020, respectively.

The Bank has a 401(k) profit-sharing plan covering substantially all employees who have attained the age of 21 and have completed one year of eligibility service. In 2020 the Bank added a Safe Harbor Qualified Matching provision to the plan. This is an annual election made by the Company, at its sole discretion each Plan Year, which provides a matching contribution to participating employees equal to 100% on the first 3% of compensation deferred, and 50% on the next 2% of compensation deferred. Certain individuals deemed highly compensated per the Internal Revenue Code may be excluded from this contribution. The Company has elected to keep the Safe Harbor provision in effect for the 2022 plan year. The Company may, at its sole discretion, make a Profit Sharing Contribution to the Profit Sharing Plan. Employees will be eligible to receive an allocation if they have completed at least 500 hours of service during the Plan Year or are employed by the Company on the last day of the Plan Year. Profit Sharing Contributions will be allocated to the Profit Sharing Contribution Accounts of each Participant eligible to share in such allocation after the end of the Plan Year if the Board elects to do so. The Company’s contributions to the plan are determined annually by the Board of Directors. Contributions to the plan were $74 and $137 for the years ended December 31, 2021 and 2020, respectively.

Note 12:	Equity Incentive Plan

In September 2018, the Company’s stockholders approved the Eagle Financial Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan authorizes the issuance or delivery to participants of up to 225,792 shares of the Company’s common stock pursuant to the grants of restricted stock awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2018 Plan pursuant to the exercise of stock options is 161,280 shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards is 64,512 shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares awarded under the 2018 Plan may be authorized but unissued shares or treasury shares. The 2018 Plan contains annual and lifetime limits on certain types of awards to individual participants.

Awards may vest or become exercisable only upon the achievement of performance measures or based solely on the passage of time after award. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the 2018 Plan).

In September 2018, the Company granted stock options for 32,255 shares to members of the Board of Directors. Awards under the Plan were granted with a vesting rate not exceeding twenty percent (20%) per year for five years. Options granted in September 2018 have an exercise price $15.89, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in September 2018 using the following assumptions: expected volatility of 24.56%, a risk free interest rate of 3.01%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in September 2018 was $5.57 per share.

In October 2018, the Company granted stock options for 69,356 shares to Executive Officers of the Company. Awards under the Plan were granted with a vesting rate not exceeding twenty

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

percent (20%) per year for five years. Options granted in October 2018 have an exercise price $15.75, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in September 2018 using the following assumptions: expected volatility of 24.63%, a risk free interest rate of 3.14%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in October 2018 was $5.59 per share.

At December 31, 2021, 19,350 of the stock options granted to the Board of Directors were exercisable at an average price of $15.89, and 41,613 of the stock options granted to the Executive Officers were exercisable at an average price of $15.75. At December 31, 2021, no stock options were exercised. The total intrinsic value of options outstanding as of December 31, 2021 and 2020, was $232 and $68, respectively. The total intrinsic value of options exercisable as of December 31, 2021 and 2020, was $136 and $25, respectively.

The table below represents the stock option activity for the period shown:

	Options	Weighted-Average Exercise Price	Remaining Contractual Life (Years)
Options outstanding at January 1, 2021	101,611	$15.79	2.7
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—

Options outstanding at December 31, 2021	101,611	$15.79	1.7

Options Exercisable at December 31, 2021	60,963	$15.79	1.7

Options outstanding at January 1, 2020	101,611	$15.79	3.7
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—

Options outstanding at December 31, 2020	101,611	15.79	2.7

Options Exercisable at December 31, 2020	40,642	$15.79	2.7

In September 2018, the Company awarded 12,900 restricted shares to members of the Board of Directors. The restricted stock awards have a five year vesting period. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities. At December 31, 2021 and 2020, 7,740 and 5,160, respectively, restricted shares awarded to the Board of Directors were vested.

In October 2018, the Company awarded 29,050 restricted shares to Executive Officers and other employees of the Company. The restricted stock awards have a five year vesting period. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities. At December 31, 2021 and 2020, 17,430 and 11,620, respectively, restricted shares awarded to Executive Officers were vested.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

The table below presents the restricted stock activity for the period shown:

	Restricted stock awards	Weighted-Average grant date fair value
Non-vested at January 1, 2021	25,170	$15.79
Granted	—	—
Vested	8,390	18.12
Forfeited	—	—

Non-vested at December 31, 2021	16,780	$15.79

	Restricted stock awards	Weighted-Average grant date fair value
Non-vested at January 1, 2020	33,560	$15.79
Granted	—	—
Vested	8,390	16.37
Forfeited	—	—

Non-vested at December 31, 2020	25,170	$15.79

Total compensation cost recognized in the income statement for share-based payment arrangements during 2021 and 2020 was $246 each year.

As of December 31, 2021, there was approximately $424 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a remaining weighted-average period of 1.7 years.

Note 13:	Employee Stock Ownership Plan

In connection with the conversion to an entity owned by stockholders, the Company established an Employee Stock Ownership Plan (“ESOP”) for the exclusive benefit of eligible employees. The ESOP borrowed funds from the Company in an amount sufficient to purchase 129,024 shares (approximately 8.0% of the common stock sold in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Company and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 20 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants. Participants will vest in their accrued benefits under the ESOP at the rate of 20 percent per year after two years of service. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of the Company. Forfeitures will be reallocated to remaining participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP.

The debt of the ESOP is eliminated in consolidation. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports the compensation expense equal to the average market price of the shares

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

for the respective period, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares, if any, are recorded as a reduction of debt and accrued interest. ESOP compensation was $116 and $104 for the years ended December 31, 2021 and 2020, respectively.

A summary of the ESOP shares as of December 31 are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Shares released to participants	6,451	6,451
Shares allocated to participants	25,804	19,353
Unreleased shares	96,769	103,220

Total	129,024	129,024

Fair Value of unreleased shares	$1,756,357	$1,699,001

In the event the ESOP is unable to satisfy the obligation to repurchase the shares held by each beneficiary upon the beneficiary’s termination or retirement, the Company is obligated to repurchase the shares. In addition, there are no outstanding shares held by former employees that are subject to an ESOP related repurchase option.

Note 14:	Operating Leases (Lessee)

The Company has a noncancellable operating lease for a branch that expires in 2025. The remaining future minimum lease payments for 2022 through 2025 are $147. Rental expense for this lease was $48 and $46 for the years ended December 31, 2021 and 2020, respectively.

Future minimum lease payments at December 31, 2021 are:

2022	42
2023	42
2024	42
2025	21

Total minimum lease payments	$147

Note 15:	Operating Leases (Lessor)

The Company has entered into agreements as lessor for office space for its corporate building spaces. The leases all have an initial term of five years with options to renew at various terms. Rental income for these leases, included in occupancy and equipment, net of noninterest expense, was approximately $58 and $132 for the years ended December 31, 2021 and 2020, respectively.

Future minimum payments to be received at December 31, 2021 are:

2022	52
2023	55
2024	38
2025	27
2026	13

Total minimum lease receipts	$185

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Note 16:	Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:

Fair Value Measurements Using
December 31, 2021	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (collateral dependent)	$—	$—	$—	$—

Fair Value Measurements Using
December 31, 2020	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans (collateral dependent)	$68	$—	$—	$68

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy. The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary. Appraisals are reviewed for accuracy and consistency by the lending department. Appraisers are selected from the list of approved appraisers

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by comparison to historical results.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/2021	Valuation Technique	Unobservable Inputs	Range
Impaired loans (collateral dependent)	$—	Market comparable properties	Marketability discount	10% - 15%

	Fair Value at 12/31/2020	Valuation Technique	Unobservable Inputs	Range
Impaired loans (collateral dependent)	$68	Market comparable properties	Marketability discount	10% - 15%

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents and Interest-bearing Time Deposits in other Banks

The carrying amount approximates fair value.

Loans Held For Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale. The carrying amount is the amount funded.

Loans

The estimated fair value of loans as of December 31, 2021 and 2020 follows the guidance in ASU 2016-01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments. The fair value calculation at that date discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity and marketability factors.

FHLB Stock

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

FHLB Lender Risk Account Receivable

The fair value of the Federal Home Loan Bank lender risk account receivable is estimated by discounting the estimated remaining cash flows of each strata of the receivable at current rates applicable to each strata for the same remaining maturities.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities. The market rates used were obtained from a knowledgeable independent third party and reviewed by the Company. The rates were the average of current rates offered by local competitors of the Company.

The estimated fair value of checking, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Advances from Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to sell securities is estimated based on current market prices for securities of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2021 and 2020, the fair value of such commitments was not material.

The following tables present estimated fair values of the Company’s financial instruments at December 31, 2021 and 2020.

			Fair Value Measurements Using
December 31, 2021	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$41,007	$41,007	$41,007	$—	$—
Interest-bearing time deposits	2,988	2,988	2,988	—	—
Loans held for sale	2,809	2,809	—	—	2,809
Loans, net of allowance for losses	110,547	110,226	—	—	110,226
FHLB stock	2,637	2,637	—	2,637	—
FHLB lender risk account receivable	4,767	5,052	—	—	5,052
Interest receivable	240	240	—	240	—
Financial Liabilities
Deposits	141,527	141,517	98,602	42,915	—
Advances from borrowers for taxes and insurance	901	901	—	901	—
Interest payable	2	2	—	2	—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

			Fair Value Measurements Using
December 31, 2020	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$13,585	$13,585	$13,585	$—	$—
Interest-bearing time deposits	249	249	249	—	—
Loans held for sale	14,020	14,020	—	—	14,020
Loans, net of allowance for losses	119,398	120,276	—	—	120,276
FHLB stock	1,294	1,294	—	1,294	—
FHLB lender risk account receivable	4,420	4,810	—	—	4,810
Interest receivable	445	445	—	445	—
Financial Liabilities
Deposits	128,440	128,931	85,627	43,304	—
Advances from borrowers for taxes and insurance	850	850	—	850	—
Interest payable	2	2	—	2	—

Note 17:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in Note 3 regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

At December 31, 2021 and 2020, the Company held $22,921 and $20,869, respectively, in commercial real estate and land loans collateralized by commercial real estate and land in the Cincinnati geographic area. The accompanying financial statements have been prepared using values and information currently available to the Company.

Note 18:	Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2021 the bank had 2 loans totaling 1.0 million that had been closed but were yet to fund. They had interest rates ranging from 3.00% to 3.250%. At December 31, 2020 the Bank had 11 loans for $1.7 that had closed but yet to fund. They had interest rates ranging from 2.250% to 4.250%. At December 31, 2021 and 2020, the Company had undisbursed loans in process of $9,972 with interest rate ranges of 3.000% - 4.875% and $7,656 with interest rate ranges of 3.125% - 4.875%, respectively.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Lines of credit at December 31, 2021 were as follows:

Unused lines of credit	$5,317
Standby letters of credit	—
Unused home equity lines	10,887

Total commitments	$16,204

Impact of COVID-19 on the Company

In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company as well as the Company’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021.

The CARES Act included several provisions designed to help financial institutions like the Company in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022. The Company had taken advantage of this provision to extend certain payment modifications to loan customers in need. As of December 31, 2021, the Company has no outstanding loans that were modified during 2020 under the CARES Act guidance, that remain on modified terms.

The CARES Act also approved the Paycheck Protection Program (PPP), administered by the Small Business Administration (SBA) with funding provided by financial institutions. The 2021 Consolidated Appropriations Act approved a new round of PPP loans in 2021. The PPP provides loans to eligible businesses through financial institutions like the Company, with loans being eligible for forgiveness of some or all of the principal amount by the SBA if the borrower meets certain requirements. The SBA guarantees repayment of the loans to the Company if the borrower’s loan is not forgiven and is then not repaid by the customer. The Company earned a 1% interest rate on PPP loans, plus a processing fee from the SBA for processing and originating a loan. The Company originated approximately $22.3 million in PPP loans during 2020, and another $2.9 million during 2021, of which all have been forgiven at December 31, 2021.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Note 19:	Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) -Measurement of Credit Losses on Financial Instruments.” The provisions of ASU 2016-13 were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 eliminate the probable incurred loss recognition in current GAAP and reflect an entity’s current estimate of all expected credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the financial assets. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments were initially effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. On October 16, 2019 FASB voted to delay implementation of ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) -Measurement of Credit Losses on Financial Instruments.” For non SEC filers, the amendments are now effective for fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company continues to evaluate the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at the adoption date. The Company is anticipating a significant change in processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider the expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company has continued developing processes during the fourth quarter of 2021. The Company will continue to work to further update its loan pools, and its CECL model during 2022 and expects to begin testing a parallel run by first quarter 2022. The accounting standard is expected to be effective for the Bank on January 1, 2023. For additional information on the allowance for loan losses, see Note 3.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to the financial position, results of operations and cash flows of the company:

Condensed Balance Sheet

	2021	2020
Assets
Cash	$2,965	$3,337
Prepaid expenses	14	12
Loan receivable - ESOP	1,037	1,085
Investment in EAGLE.bank	26,102	24,550
Prepaid federal income tax	21	51

Total assets	$30,139	$29,035

Liabilities and Shareholders’ Equity

Liabilities
Total liabilities	$26	$19

Shareholder’ Equity
Total shareholders’ equity	30,113	29,016

Total liabilities and shareholders’ equity	$30,139	$29,035

Condensed Statement of Income and Comprehensive Income

	2021	2020
Income
Interest Income - ESOP	46	48
Equity in earnings of EAGLE.bank	1,190	2,187

Total income	1,236	2,235

Expense
Legal and professional services	90	85
Other expense	89	90

Total expense	179	175

Earnings before federal income tax benefit	1,057	2,060
Federal income tax benefit	(21)	(24)

Net Income and Comprehensive Income	$1,078	$2,084

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(Amounts in thousands, except share and per share data)

Condensed Statement of Cash Flows

	2020	2020
Operating Activities
Net income	$1,078	$2,084
Items not requiring (providing) cash:
Equity in undistributed income of subsidiary	(1,190)	(2,187)
Changes in:
Accrued expenses and other liabilities	7	7
Other assets and prepaid federal income taxes	28	49

Net cash flows used in operating activities	(77)	(47)

Investing Activities
Payments received on ESOP loan	48	47

Net cash provided by investing activities	48	47

Financing Activities
Dividends paid	(304)	(232)
Repurchase of common stock	(39)	(1,089)

Net cash used in financing activities	(343)	(1,321)

Decrease in Cash and Cash Equivalents	(372)	(1,321)
Cash and Cash Equivalents, Beginning of Year	3,337	4,658

Cash and Cash Equivalents, End of Year	$2,965	$3,337

Note 21:	Subsequent Events

On August 5, 2020, the Company announced that its Board of Directors had adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 78,673 shares of its common stock or approximately 5% of the then current outstanding shares. During the years ended December 31, 2021 and 2020, the Company repurchased 2,200 shares at an average price of $17.79 per share and 47,120 shares at an average price of $15.95 per share, respectively. At December 31, 2021, the Company has the ability to repurchase an additional 29,353 shares under the current repurchase program. On February 4, 2022, the Company was able to repurchase 148,558 shares outstanding in a private transaction for a total consideration of $3.2 million. This repurchase did not reduce the 29,353 shares that we may still repurchase under the existing plan.

Subsequent events have been evaluated through March 9, 2022 which is the date the financial statements were available to be issued.

Independent Auditor’s Report

Board of Directors

Eagle Financial Bancorp, Inc.

Cincinnati, Ohio

We have audited the accompanying consolidated financial statements of Eagle Financial Bancorp, Inc. and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Financial Bancorp, Inc. and its subsidiary as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Other Information

Our audit was performed for the purpose of forming an opinion on the basic consolidated financial statements as a whole. The message from the chief executive officer and annual report to stockholders are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and accordingly, we do not express an opinion or provide any assurance on it.

Cincinnati, Ohio
March 5, 2021

Eagle Financial Bancorp, Inc.

Consolidated Balance Sheets December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Cash and due from banks	$526	$408
Federal Reserve and Federal Home Loan Bank (FHLB) demand accounts	13,059	14,893

Cash and cash equivalents	13,585	15,301
Interest-bearing time deposits in other banks	249	2,988
Loans held for sale	14,020	6,390
Loans, net of allowance for loan losses of $1,386 and $1,166 for 2020 and 2019, respectively	119,398	106,568
Premises and equipment - at depreciated cost	4,098	4,062
FHLB stock - at cost	1,294	816
Foreclosed real estate held for sale, net	34	—
Bank-owned life insurance (BOLI)	2,049	2,005
FHLB lender risk account receivable	4,420	3,646
Accrued interest receivable	445	326
Deferred federal tax asset	249	77
Other assets	604	609

Total assets	$160,445	$142,788

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$7,410	$5,967
Interest-bearing	121,030	106,024

Total deposits	128,440	111,991
Advances from borrowers for taxes and insurance	850	858
Accrued interest payable	2	2
Accrued supplemental retirement plans	1,672	1,518
Accrued federal income tax	—	9
Other liabilities	465	507

Total liabilities	131,429	114,885

Shareholders’ Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares at December 31, 2020 and 2019; issued 1,654,758 at	16	16
December 31, 2020 and 2019; outstanding 1,526,373 and 1,594,658 at December 31, 2020 and 2019
Additional paid-in capital	13,361	14,165
Retained earnings	16,671	14,819
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(1,032)	(1,097)

Total shareholders’ equity	29,016	27,903

Total liabilities and shareholders’ equity	$160,445	$142,788

Eagle Financial Bancorp, Inc.

Consolidated Statements of Income and Comprehensive Income Years Ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

	2020	2019
Interest and Dividend Income
Interest earned on loans	$5,020	$5,103
Dividends on FHLB stock	13	38
Other interest-earning deposits	89	262

Total interest and dividend income	5,122	5,403

Interest Expense
Interest on deposits	1,002	1,105
Interest on FHLB advances	4	—

Total interest expense	1,006	1,105

Net Interest Income	4,116	4,298
Provision for Loan Losses	290	—

Net Interest Income After Provision for Loan Losses	3,826	4,298

Noninterest Income
Net gains on loan sales	4,946	2,386
Other service charges and fees	487	314
Income from BOLI	44	47
Gain on sale of foreclosed real estate	47	28

Total noninterest income	5,524	2,775

Noninterest Expense
Compensation and benefits	4,770	4,292
Occupancy and equipment, net	307	255
Data processing	369	317
Legal and professional services	358	359
FDIC premium expense	24	16
Foreclosed real estate impairments and expenses, net	78	21
Franchise and other taxes	120	222
Advertising	51	96
ATM processing expense	83	85
Other expenses	530	565

Total noninterest expense	6,690	6,228

Income Before Income Taxes	2,660	845

Income Taxes
Current	748	395
Deferred	(172)	(208)

Total income taxes	576	187

Net Income and Comprehensive Income	$2,084	$658

Earnings per share - basic and diluted	$1.43	$0.43

Weighted-average shares outstanding - basic and diluted	1,423,564	1,475,876

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Consolidated Statements of Shareholders’ Equity Years Ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Total
Balance at January 1, 2019	$16	$14,758	$14,161	$(1,161)	$27,774
Net income	—	—	658	—	658
ESOP shares earned	—	38	—	64	102
Stock based compensation expense		246			246
Repurchase of common stock	—	(877)	—	—	(877)

Balance at December 31, 2019	$16	$14,165	$14,819	$(1,097)	$27,903
Net income	—	—	2,084	—	2,084
ESOP shares earned	—	39	—	65	104
Stock based compensation expense	—	246	—	—	246
Dividends on common stock, $0.15 per share	—	—	(232)	—	(232)
Repurchase of common stock	—	(1,089)	—	—	(1,089)

Balance at December 31, 2020	$16	$13,361	$16,671	$(1,032)	$29,016

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Consolidated Statements of Cash Flows Years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

	2020	2019
Operating Activities
Net income	$2,084	$658
Items not requiring (providing) cash:
Depreciation and amortization	195	199
Proceeds on sale of loans in the secondary market	152,341	84,893
Loans originated for sale in the secondary market	(155,025)	(87,070)
Gain on sale of loans	(4,946)	(2,386)
Provision for loan losses	290	—
Gain on sale of foreclosed real estate	(47)	(28)
Deferred federal taxes	(172)	(208)
Increase in cash surrender value of BOLI	(44)	(47)
Stock based compensation expense	246	246
ESOP compensation expense	104	102
Changes in:
FHLB lender risk account receivable	(774)	(269)
Accrued interest receivable	(119)	28
Other assets and prepaid federal income taxes	68	(458)
Accrued federal income taxes	(72)	(173)
Accrued supplemental retirement plans	154	217
Accrued expenses and other liabilities	(42)	131

Net cash flows used in operating activities	(5,759)	(4,165)

Investing Activities
Net decrease in interest-bearing time deposits in other banks	2,739	498
Net (increase) decrease in loans	(13,597)	6,751
Purchase of FHLB stock	(478)	(62)
Purchase of premises and equipment	(231)	(53)
Proceeds from sale of foreclosed real estate	490	245

Net cash (used in) provided by investing activities	(11,077)	7,379

Financing Activities
Net increase in deposits	16,449	5,622
Repurchase of common stock	(1,089)	(877)
Dividends paid	(232)	—
Net decrease in advances from borrowers for taxes and insurance	(8)	(92)

Net cash provided by financing activities	15,120	4,653

(Decrease) Increase in Cash and Cash Equivalents	(1,716)	7,867
Cash and Cash Equivalents, Beginning of Year	15,301	7,434

Cash and Cash Equivalents, End of Year	$13,585	$15,301

Supplemental Cash Flows Information:
Interest paid	$1,006	$1,104
Income taxes paid	805	388
Transfers to foreclosed real estate held for sale	477	—

See Notes to the Consolidated Financial Statements

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

General

Eagle Financial Bancorp, Inc. (the “Company”), a Maryland corporation and registered bank holding company, was formed on February 21, 2017 to become the bank holding company for EAGLE.bank (the “Bank”). The Bank, an Ohio chartered savings and loan association, completed its mutual-to- stock conversion on July 20, 2017. In connection with the Bank’s conversion, the Company acquired 100% ownership of the Bank and the Company offered and sold 1,572,808 shares of its common stock at $10.00 per share, for gross offering proceeds of $15,728. The cost of the conversion and issuance of common stock was approximately $1,423, which was deducted from the gross offering proceeds. The Company also contributed 40,000 shares of its common stock and $100 of cash to Eagle Savings Bank Charitable Foundation (the “Foundation”), a charitable foundation formed in connection with the Bank’s conversion. The Bank’s employee stock ownership plan (“ESOP”) purchased 129,024 shares of the common stock sold by the Company, which was 8% of the 1,612,808 shares of common stock issued by the Company, including the shares contributed to the Foundation. The ESOP purchased the shares using a loan from the Company. The Company contributed $7,153 of the net proceeds from the offering to the Bank, loaned $1,290 of the net proceeds to the ESOP, contributed $100 to the Foundation and retained approximately $5,763 of the net proceeds.

Following the Bank’s conversion, voting rights are held and exercised exclusively by the shareholders of the holding company. Deposit account holders continue to be insured by the FDIC. A liquidation account was established in an amount equal to the Bank’s total equity as of the latest balance sheet date in the final offering circular used in the conversion. Each eligible account holder or supplemental account holder are entitled to a proportionate share of this account (a “subaccount”) in the event of a complete liquidation of the Bank, and only in such event. The value of this subaccount is subject to an annual decrease based on decreases in the eligible account holder’s or supplemental account holder’s deposit balance, and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related deposit balance.

The Bank may not pay a dividend on its capital stock, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. In addition, the stock holding company is subject to certain laws and regulations that may restrict the payout of dividends by the holding company and the repurchase of its capital stock.

The conversion was accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

Basis of Presentation and Consolidation

The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include Eagle Financial Bancorp, Inc. and its wholly-owned subsidiary, EAGLE.bank, together referred to as “the Company”. Intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The majority of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans, as well as revenue related to our mortgage banking activities, as these activities are subject to other GAAP discussed elsewhere within our disclosures.

Descriptions of our revenue-generating activities that are within the scope of ASC 606, which are presented in our income statements as components of non-interest income are as follows:

Service charges on deposit accounts—these represent general service fees for monthly account maintenance and activity- or transaction-based fees and consist of transaction-based revenue, time-based revenue (service period), item-based revenue or some other individual attribute-based revenue. Revenue is recognized when our performance obligation is completed which is generally monthly for account maintenance services or when a transaction has been completed (such as a wire transfer). Payment for such performance obligations are generally received at the time the performance obligations are satisfied.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and fair values of financial instruments.

Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-earning deposits in other financial institutions. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

From time to time, the Bank’s cash accounts may exceed the FDIC’s insured limit of $250. Management considers the risk of loss to be very low and management monitors the account balance and periodically assesses the financial condition of its correspondent banks. The Company had no funds in banks that exceeded federally insured limits at December 31, 2020. Funds of $7,594 held at Federal Home Loan Bank, and $4,741 at Federal Reserve Bank are not subject to FDIC insurance.

Interest-bearing Time Deposits in Other Banks

Interest-bearing time deposits in other banks mature within one year and are carried at cost.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees, net of certain direct origination costs are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost- recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six consecutive months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on a

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

historical three-year charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments related to changes in lending policies, changes in economic conditions, trends in volume and terms of loans, delinquency levels and trends, changes in value of underlying collateral and the effect of the concentrations of credit are made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical losses or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial real estate and land loans, multi-family loans, commercial loans, construction loans and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Furniture, fixtures and equipment	3-5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No long-lived asset impairment was recognized during the years ended December 31, 2020 and 2019.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Real Estate Held for Sale, Net

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of foreclosed real estate are included in noninterest expense.

Bank-owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Death benefit proceeds received in excess of the policy’s cash surrender value are recognized to noninterest income. Investment returns on the bank-owned life insurance assets are added to the carrying value and included as non-interest income in the statements of income. Any receipt of benefit proceeds is recorded as a reduction of the carrying value of the bank-owned life insurance asset.

FHLB Lender Risk Account Receivable

Certain loan sales transactions with the FHLB of Cincinnati provide for establishment of a Lender Risk Account (LRA). The LRA consists of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on those sold loans. These withheld funds are an asset to the Company as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The receivables are initially measured at fair value. The fair value is estimated by discounting the cash flows over the life of each master commitment contract. The accretable yield is amortized over the life of the master commitment contract. Expected cash flows are re-evaluated at each measurement date. If there is an adverse change in expected cash flows, the accretable yield would be adjusted on a prospective basis and the asset would be evaluated for impairment.

Accrued Interest Receivable

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Accrued interest receivable was as follows:

	December 31,
	2020	2019
Loans	$440	$314
FHLB stock and other	5	12

	$445	$326

Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance (ASC 740, Income Taxes). The guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2017. At December 31, 2020 and 2019, the Company had no uncertain income tax positions.

Stock Options and Restricted Stock Awards Plan

The cost of employee services received in exchange for stock option grants is the grant-date fair value of the awards estimated using an option pricing model. The Company uses a Black-Scholes pricing model and related assumptions for estimating the fair value of stock option grants. The compensation costs for restricted stock awards is based on the market price of the Company’s common stock at the date of grant multiplied by the number of shares granted. The impact of forfeitures on compensation cost is recognized in the period the award is forfeited. The estimated cost is recognized on a straight-line basis over the period the employee is required to provide services in exchange for the awards.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Repurchase of Common Stock

Common shares repurchased are at related cost. Cost of shares retired or reissued is determined using the weighted-average method.

Reclassifications

Certain reclassifications have been made to the 2019 consolidated financial statements to conform to the 2020 consolidated financial statement presentation. These reclassifications had no effect on net income.

Note 2:	Earnings per Share

Basic earnings per common share (“EPS”) allocated to common shareholders is calculated using the two-class method and is computed by dividing net income allocated to common shareholders by the weighted average number of common shares outstanding during the period. Unallocated common shares held by the Company’s Employee Stock Ownership Plan (“the ESOP”) are shown as a reduction in shareholder’s equity and are excluded from weighted-average common shares outstanding for both basic and diluted EPS calculations until they are committed to be released. Diluted earnings per share is adjusted for the dilutive effects of stock-based compensation and is calculated using the two-class method or the treasury method. There were no dilutive effects at December 31, 2020 or 2019.

The computation for the years ended December 31, 2020 and December 31, 2019 are as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net Income	$2,084	$658
Less allocation of earnings to participating securities	44	17

Net income allocated to common shareholders	$2,040	$641
Shares Outstanding for basic earnings per common share:
Weighted Average shares outstanding:	1,529,741	1,588,504
Less: Average Unearned ESOP shares:	106,177	112,628

Weighted average number of shares outstanding used in the calculation of basic earnings per common share	1,423,564	1,475,876
Basic earnings per common share:	$1.43	$0.43
Effect of dilutive securities:
Stock Options	—	—
Weighted average number of shares outstanding used in the calculation of dilutive earnings per common share	1,423,564	1,475,876
Diluted earnings per common share:	$1.43	$0.43

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3:	Loans and Allowance for Loan Losses

The composition of the loan portfolio at December 31, 2020 and 2019 was as follows:

	December 31,
	2020	2019
Residential mortgage loans	$59,278	$59,859
Commercial real estate and land loans	20,869	20,800
Home equity and other consumer	7,177	9,690
Residential construction loans	10,667	11,684
Residential mortgage loans, non-owner occupied	3,740	5,522
Multi-family real estate loans	1,352	1,065
SBA PPP Loans	20,393	—
Commercial loans	5,198	5,921

	128,674	114,541
Net deferred loan (fees) costs	(234)	4
Loans in process	(7,656)	(6,811)
Allowance for loan losses	(1,386)	(1,166)

Net loans	$119,398	$106,568

Loans serviced for the benefit of others at December 31, 2020 and 2019 amounted to $1,316 and $1,633, respectively. Loans in process relates to primarily residential mortgage loans. Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential Mortgage Loans, including Construction Loans and Land Loans: The residential 1-4 family real estate loans and construction loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Land loans are secured primarily by unimproved land for future residential use. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Residential Mortgage Loans, Non-Owner Occupied: One-to-four family, non-owner occupied loans carry greater inherent risks than one-to-four family, owner occupied loans, since the repayment ability of the borrower is generally reliant on the success of the income generated from the property.

Commercial Real Estate and Multi-Family Real Estate: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. Multi-family real estate loans are generally secured by apartment complexes.

These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Bank’s market areas.

Commercial: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Home Equity and Other Consumer: The consumer loan portfolio consists of home equity loans and term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment of the home equity loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Repayment for term and line of credit loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

SBA PPP Loans: This category includes Small Business Administration Paycheck Protection Program (“PPP”) loans that were authorized under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP was implemented by the Small Business Administration (“SBA”) with support from the Department of the Treasury and provided small businesses that were negatively impacted by the COVID-19 pandemic with government guaranteed and potentially forgivable loans that could be used to pay up to eight or twenty-four weeks, depending on the date of the loan, of payroll costs including benefits. Funds could also be used to pay interest on mortgages, rent, and utilities. PPP loans made by the Company have a maturity of two years and an interest rate of 1%. In addition, the SBA pays originating lenders processing fees based on the size of the loan, ranging from 1% to 5% of the loan amount. A borrower who meets certain requirements can request loan forgiveness from the SBA. If loan forgiveness is granted, the SBA will forward the forgiveness amount to the lender.

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2020 and 2019:

December 31, 2020	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Residential Construction Loans	Residential Mortgage Loans Non- Owner Occupied	Multi- Family Real Estate Loans	SBA PPP Loans	Commercial Loans	Total
Allowance for loan losses:
Balance, beginning of year	$394	$346	$225	$139	$29	$13	$—	$20	$1,166
Provision (credit) charged to expense	19	205	(53)	(4)	(7)	4	—	126	290
Losses charged off	—	—	—	—	—	—	—	(82)	(82)
Recoveries	9	—	2	—	1	—	—	—	12

Balance, end of year	$422	$551	$174	$135	$23	$17	$—	$64	$1,386

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$422	$551	$174	$135	$23	$17	$—	$64	$1,386

Ending balance	$59,278	$20,869	$7,177	$10,667	$3,740	$1,352	$20,393	$5,198	$128,674

Loans:
Ending balance: individually evaluated for impairment	$68	$1,571	$35	$—	$174	$—	$—	$428	$2,276

Ending balance: collectively evaluated for impairment	$59,210	$19,298	$7,142	$10,667	$3,566	$1,352	$20,393	$4,770	$126,398

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

December 31, 2019	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Residential Construction Loans	Residential Mortgage Loans Non- Owner Occupied	Multi- Family Real Estate Loans	Commercial Loans	Total
Allowance for loan losses:
Balance, beginning of year	$409	$260	$313	$128	$42	$14	$21	$1,187
Provision (credit) charged to expense	(30)	86	(50)	11	(15)	(1)	(1)	—
Losses charged off	—	—	(39)	—	—	—	—	(39)
Recoveries	15	—	1	—	2	—	—	18

Balance, end of year	$394	$346	$225	$139	$29	$13	$20	$1,166

Ending balance: individually evaluated for impairment	$11	$—	$—	$—	$—	$—	$—	$11

Ending balance: collectively evaluated for impairment	$383	$346	$225	$139	$29	$13	$20	$1,155

Ending balance	$59,859	$20,800	$9,690	$11,684	$5,522	$1,065	$5,921	$114,541

Loans:
Ending balance: individually evaluated for impairment	$105	$—	$39	$—	$671	$—	$—	$815

Ending balance: collectively evaluated for impairment	$59,754	$20,800	$9,651	$11,684	$4,851	$1,065	$5,921	$113,726

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 5 through 8 are considered satisfactory grades. The grade of 1, or Special Mention, represents loans of lower quality and is considered criticized. The grades of 2, or Substandard, 3, or Doubtful, and 4, or Loss refer to assets that are classified. The use and application of these grades by the Company will be uniform and shall conform to the Bank’s policy.

Special Mention (grade 1) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (grade 2) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well- defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful (grade 3) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (grade 4) loans classified as loss are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Satisfactory (grades 5 through 8) represent loans for which quality is considered to be satisfactory.

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2020 and 2019:

December 31, 2020	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Residential Construction Loans	Residential Mortgage Loans Non-Owner Occupied	Multi-Family Real Estate Loans	SBA PPP Loans	Commercial Loans	Total
Rating
Satisfactory (5-8)	$58,771	$17,385	$7,065	$10,667	$3,740	$1,352	$20,393	$3,615	$122,988
Special mention (1)	—	1,733	—	—	—	—	—	1,148	2,881
Substandard (2)	507	1,751	112	—	—	—	—	435	2,805
Doubtful (3)	—	—	—	—	—	—	—	—	—
Loss (4)	—	—	—	—	—	—	—	—	—

Total	$59,278	$20,869	$7,177	$10,667	$3,740	$1,352	$20,393	$5,198	$128,674

December 31, 2019	Residential Mortgage Loans	Commercial Real Estate and Land Loans	Home Equity and Other Consumer	Residential Construction Loans	Residential Mortgage Loans Non-Owner Occupied	Multi-Family Real Estate Loans	Commercial Loans	Total
Rating
Satisfactory (5-8)	$59,395	$20,611	$9,566	$11,684	$5,033	$1,065	$5,773	$113,127
Special mention (1)	—	—	—	—	—	—	—	—
Substandard (2)	464	189	124	—	489	—	148	1,414
Doubtful (3)	—	—	—	—	—	—	—	—
Loss (4)	—	—	—	—	—	—	—	—

Total	$59,859	$20,800	$9,690	$11,684	$5,522	$1,065	$5,921	$114,541

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2020 and 2019:

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due or More	Total Past Due	Current	Total Loans Receivable	Recorded Investment 90 Days and Accruing
Residential mortgage loans	$—	$117	$309	$426	$58,852	$59,278	$—
Commercial real estate and land loans	1,571	—	—	1,571	19,298	20,869	—
Home equity and other consumer	—	—	—	—	7,177	7,177	—
Residential construction loans	—	—	—	—	10,667	10,667	—
Residential mortgage loans, non-owner occupied	—	—	—	—	3,740	3,740	—
Multi-family real estate loans	—	—	—	—	1,352	1,352	—
SBA PPP Loans	—	—	—	—	20,393	20,393	—
Commercial loans	—	—	428	428	4,770	5,198	—

Total	$1,571	$117	$737	$2,425	$126,249	$128,674	$—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days Past Due or More	Total Past Due	Current	Total Loans Receivable	Recorded Investment 90 Days and Accruing
Residential mortgage loans	$75	$—	$364	$439	$59,420	$59,859	$—
Commercial real estate and land loans	—	—	—	—	20,800	20,800	—
Home equity and other consumer	6	18	—	24	9,666	9,690	—
Residential construction loans	—	—	—	—	11,684	11,684	—
Residential mortgage loans, non-owner occupied	—	—	489	489	5,033	5,522	—
Multi-family real estate loans	—	—	—	—	1,065	1,065	—
Commercial loans	—	—	—	—	5,921	5,921	—

Total	$81	$18	$853	$952	$113,589	$114,541	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310- 10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

The following tables present impaired loans as of December 31, 2020 and 2019:

December 31, 2020	Recorded Balance	Unpaid Principal Balance	Allocated Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without an allocated allowance:
Residential mortgage loans	$68	$68	$—	$270	$4
Commercial real estate and land loans	1,571	1,571	—	1,571	51
Home equity and other consumer	35	35	—	37	2
Residential construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	174	174	—	504	9
Multi-family real estate loans	—	—	—	—	—
SBA PPP loans	—	—	—	—	—
Commercial loans	428	428	—	428	7
Loans with an allocated allowance:
Residential mortgage loans	—	—	—	—	—
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	—	—	—	—	—
Residential construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—	—	—
Multi-family real estate loans	—	—	—	—	—
SBA PPP loans	—	—	—	—	—
Commercial loans	—	—	—	—	—

Total	$2,276	$2,276	$—	$2,810	$73

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

December 31, 2019	Recorded Balance	Unpaid Principal Balance	Allocated Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without an allocated allowance:
Residential mortgage loans	$71	$71	$—	$73	$4
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	39	39	—	41	2
Residential construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	671	671	—	307	19
Multi-family real estate loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Loans with an allocated allowance:
Residential mortgage loans	34	34	11	8	1
Commercial real estate and land loans	—	—	—	—	—
Home equity and other consumer	—	—	—	—	—
Residential construction loans	—	—	—	—	—
Residential mortgage loans, non-owner occupied	—	—	—	—	—
Multi-family real estate loans	—	—	—	—	—
Commercial loans	—	—	—	—	—

Total	$815	$815	$11	$429	$26

Interest income recognized is not materially different than interest income that would have been recognized on a cash basis.

The following table presents the Company’s nonaccrual loans at December 31, 2020 and 2019. This table excludes performing troubled debt restructurings.

	December 31,
	2020	2019
Residential mortgage loans	$309	$364
Commercial real estate and land loans	—	—
Home equity and other consumer	—	—
Residential construction loans	—	—
Residential mortgage loans, non-owner occupied	—	489
Multi-family real estate loans	—	—
SBA PPP Loans	—	—
Commercial loans	428	—

Total	$737	$853

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Following is a summary of troubled debt restructurings at December 31, 2020 and 2019:

	Number of Contracts	Recorded Investment
At December 31, 2020
Residential mortgage loans	1	$68
Commercial real estate and land loans	—	—
Home equity and other consumer	2	35
Residential construction loans	—	—
Residential mortgage loans, non-owner occupied	4	174
Multi-family real estate loans	—	—
Commercial loans	—	—

	7	$277

At December 31, 2019
Residential mortgage loans	1	$71
Commercial real estate and land loans	—	—
Home equity and other consumer	2	39
Residential construction loans	—	—
Residential mortgage loans, non-owner occupied	4	182
Multi-family real estate loans	—	—
Commercial loans	—	—

	7	$292

As of December 31, 2020, the Company had total troubled debt restructurings of $277. There were five residential mortgage loans and residential non-owner occupied loans totaling $242 in troubled debt restructurings with the largest totaling $68. The remaining $35 in troubled debt restructurings consisted of two home equity loans. As of December 31, 2019, the Company had total troubled debt restructurings of $292. There were five residential mortgage loans and residential non-owner occupied loans totaling $253 in troubled debt restructurings with the largest totaling $71. The remaining $39 in troubled debt restructurings consisted of two home equity loans. These loans were modified due to short term concessions. The Company made no commitments to lend additional funds to these debtors owing receivables whose terms have been modified in troubled debt restructurings.

During the year ended December 31, 2020 one owner-occupied residential loan for $347,000 was modified as a troubled debt restructuring. That loan was subsequently paid off during the year. During the year ended December 31, 2019 there were no loans modified as troubled debt restructurings.

Loans to executive officers, directors and their affiliates of the Company for the years ended December 31, 2020 and 2019 are summarized as follows:

	December 31,
	2019	2019
Balance, beginning of year	$59	$79
Loan disbursements	—	—
Principal repayments	(4)	(20)

Balance, end of year	$55	$59

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

At December 31, 2020 and 2019, there was an additional $50 in available credit on loans to executive officers, directors and their affiliates.

In management’s opinion, such loans and other extensions of credit were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, at December 31, 2020 and 2019, are as follows:

	December 31,
	2020	2019
Land	$1,169	$1,169
Buildings and improvements	3,677	3,629
Furniture, fixtures and equipment	2,048	1,865

	6,894	6,663
Less accumulated depreciation	2,796	2,601

Net premises and equipment	$4,098	$4,062

Depreciation expense for the years ended December 31, 2020 and 2019 was $195 and $199, respectively.

Note 5:	FHLB Lender Risk Account (LRA) Receivable

The Company has an established LRA with the FHLB of Cincinnati consisting of amounts withheld from loan sale proceeds by the FHLB for absorbing inherent losses that are probable on sold loans. The funds withheld to settle these inherent losses that are probable totaled $7,064 and $6,191 at December 31, 2020 and 2019, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration for inherent losses that are probable. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds from the FHLB to the Company in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA totaled $4,420 and $3,646 at December 31, 2020 and 2019, respectively. The Company had mandatory delivery contracts outstanding of $18,524 at December 31, 2020.

Note 6:	Foreclosed Real Estate Held for Sale, Net

Foreclosed real estate held for sale, net is summarized as follows:

	December 31,
	2020	2019
Owner-occupied residential real estate	$34	$—

	$34	$—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

At December 31, 2020 foreclosed real estate included one owner-occupied residential property totaling $34. At December 31, 2019 there was no foreclosed real estate.

Activity in foreclosed real estate held for sale, net is summarized as follows:

	December 31,
	2020	2019
Balance, beginning of year	$—	$217
Foreclosures	477	—
Proceeds from sale	(490)	(245)
Loans to facilitate sales	—	—
Impairment	—	—
Gain on sale	47	28

Balance, end of year	$34	$—

At December 31, 2020 the Company had two commercial real estate loans in the process of foreclosure totaling $2.0 million.

Note 7:	Deposits

Deposits are summarized as follows: Description and weighted-average interest rates:

	December 31,
	2020	2019
Non-interest bearing checking accounts
2020 - 0.00%	$7,409
2019 - 0.00%		$5,967
Interest bearing checking accounts
2020 - 0.19%	25,937
2019 - 0.18%		20,786
Savings accounts
2020 - 0.14%	22,975
2019 - 0.14%		17,313
Money market demand accounts
2020 - 0.37%	29,408
2019 - 0.63%		20,356

Total checking, savings and money market deposits	85,729	64,422
Certificates of deposits 0.00 - 0.99%	17,931	2,410
1.00 - 1.99%	13,872	19,431
2.00 - 2.99%	10,036	24,860
3.00 - 3.99%	872	868

Total certificates - average rate 1.44% and 2.07%	42,711	47,569

Total deposits - average rate 0.65% and 1.07%	$128,440	$111,991

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

At December 31, 2020, the scheduled maturities of certificates of deposits are summarized as follows:

December 31, 2020
2021	$27,530
2022	6,691
2023	1,705
2024	3,985
2025	2,800

$42,711

Certificates of deposits in denominations of $250 or more were $3,133 and $5,018 at December 31, 2020 and 2019, respectively. There were no brokered deposits at December 31, 2020 and 2019. Under the Federal Deposit Insurance Act and the FDIC’s implementing regulations, $250 is the standard maximum deposit insurance amount for deposits in an insured depository institution that are maintained in the same ownership right and capacity. Deposits maintained in different rights and capacities are insured separately from each other.

Deposits from executive officers, directors and affiliates held by the Bank at December 31, 2020 and 2019 totaled $1,346 and $576, respectively.

Interest expense on deposits is summarized as follows:

	Years Ended December 31,
	2020	2019
Checking accounts	$43	$33
Savings accounts	28	24
Money market demand accounts	121	91
Certificates of deposits	810	957

	$1,002	$1,105

Note 8:	FHLB Advances

The Bank had no advances from the Federal Home Loan Bank at December, 31 2020 and 2019. At December 31, 2020, the Bank had an additional $47.3 million of available borrowing capacity.

At December 31, 2020 the Bank had an unused line of credit with the Federal Home Loan Bank of $25.0 million.

Note 9:	Income Taxes

The provision for income taxes includes these components:

	Years Ended December 31,
	2020	2019
Federal taxes currently payable	$748	$395
Federal deferred income taxes	(172)	(208)

Federal income tax expense	$576	$187

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

In lieu of state income taxes, the Company pays a franchise tax. Franchise taxes for 2020 and 2019 were $160 and $222, respectively.

A reconciliation of federal income tax expense at the statutory rate to the Company’s actual federal income tax expense is shown below:

	Years Ended December 31,
	2020	2019
Computed at the statutory rate of 21%	$559	$177
Increase (decrease) resulting from
Tax-exempt BOLI income	(9)	(10)
Incentive Stock Options	16	16
ESOP	8	7
Other	2	(3)

Actual federal income tax expense	$576	$187

The tax effects of temporary differences related to the deferred federal tax asset (liability) shown on the balance sheets were:

	December 31,
	2020	2019
Deferred tax assets
Allowance for loan losses	$291	$245
Deferred compensation	315	282
Charitable contributions	—	20
Non-Incentive Stock Options	18	10
Restricted stock and 83B elections	1	—
Other assets	—	33

	625	590

Deferred tax liabilities
FHLB stock basis difference	(87)	(87)
Depreciation	(119)	(92)
Restricted stock and 83B elections	(1)	(1)
Prepaid expenses	(5)	—
FHLB lender risk account receivable	(164)	(333)

	(376)	(513)

Net deferred federal tax asset	$249	$77

Retained earnings at December 31, 2020 and 2019, includes approximately $559, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred federal income tax liabilities on the preceding amount that would have been recorded if they were expected to reverse into taxable income in the foreseeable future was approximately $117 at December 31, 2020 and 2019.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 10: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under United States Generally Accepted Accounting Principles, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory reporting standards, to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total capital (as defined), Tier I capital (as defined) and common equity Tier 1capital (as defined) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2020 and 2019, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2020 and 2019, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

In addition to the minimum capital ratios, the Bank must maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses.

As a result of the recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”), banking regulatory agencies including the Federal Reserve Board must establish for institutions with less than $10 billion of assets a “community bank leverage ratio” of tangible equity capital to total average consolidated assets of between 8 to 10%. Institutions with capital meeting the specified requirement and electing to follow the alternative regulatory capital structure will be considered to comply with the applicable regulatory capital requirements, in1cluding the risk-based requirements. The establishment of the community bank leverage ratio is subject to notice and comment rulemaking by the federal regulators and the agencies issued a proposed rule in February 2019 that would set the “community bank leverage ratio” at 9%.

In addition, as a result of the Act, the Federal Reserve Board has amended its small bank holding company and savings and loan holding company policy statement to provide that holding companies with consolidated assets of less than $3 billion that are (i) not engaged in significant nonbanking activities, (ii) do not conduct significant off-balance sheet activities, and (3) do not have a material amount of SEC-registered debt or equity securities, other than trust preferred securities, that contribute to an organization’s complexity, are not subject to consolidated regulatory capital requirements.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

The Bank’s actual capital amounts and ratios are presented in the following tables (minimum capital requirements exclude the capital conservation buffer):

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$24,550
Allowance for loan losses	1,386

Total risk-based capital (to risk-weighted assets)	$25,936	18.3%	$11,344	8.0%	$14,181	10.0%

Tier I capital (to risk-weighted assets)	24,550	17.3%	8,508	6.0%	11,344	8.0%
Common equity Tier I capital (to risk-weighted assets)	24,550	17.3%	6,381	4.5%	9,217	6.5%
Tier I capital (to adjusted total assets)	24,550	15.5%	6,318	4.0%	7,897	5.0%

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio
Equity	$22,013
Allowance for loan losses	1,166

Total risk-based capital (to risk-weighted assets)	$23,179	17.2%	$10,809	8.0%	$13,511	10.0%

Tier I capital (to risk-weighted assets)	22,013	16.3%	8,107	6.0%	10,809	8.0%
Common equity Tier I capital (to risk-weighted assets)	22,013	16.3%	6,080	4.5%	8,782	6.5%
Tier I capital (to adjusted total assets)	22,013	15.4%	5,709	4.0%	7,136	5.0%

Note 11:	Employee Benefits

The Company has supplemental retirement plans for directors, certain senior officers and key employees. Participants in the directors plan, shall be fully vested upon retirement and will receive an annual benefit for five years equal to $1 for each year of service provided by the director to the Company. Participants in the plan for certain senior officers and key employees, upon retirement, will receive annually, for fifteen years, 45% of their final three-year annual base salary amount average. The plans are uniquely designed for each participant. The charge to expense for 2020 and 2019 for both plans was approximately $153 and $218, respectively. Such charges reflect the straight-line accrual over the period until full eligibility date at normal retirement of 66 years of age of the present value of benefits due each participant, using a 5% discount factor at both December 31, 2020 and December 31, 2019. The resulting liability at December 31, 2020 and 2019 for both plans was approximately $1,672 and $1,518, respectively. The Company purchased life insurance on the participants. The cash surrender value of such insurance was $2,049 and $2,005 at December 31, 2020 and 2019, respectively.

The Bank has a 401(k) profit-sharing plan covering substantially all employees who have attained the age of 21 and have completed one year of eligibility service. The Company may, in its sole discretion, make a matched employee contribution during the plan year in an amount as determined by the Company. The Internal Revenue Code may also further restrict matching contributions for highly compensated employees.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

The Company may, in its sole discretion, make a Profit Sharing Contribution to the Profit Sharing Plan. Employees will be eligible to receive an allocation if they have completed at least 1000 hours of service during the Plan Year and are employed by the Company on the last day of the Plan Year. Profit Sharing Contributions will be allocated to the Profit Sharing Contribution Accounts of each Participant eligible to share in such allocation after the end of the Plan Year. The Company’s contributions to the plan are determined annually by the Board of Directors. Contributions to the plan were $137 and $95 for the years ended December 31, 2020 and 2019, respectively.

Note 12: Equity Incentive Plan

In September 2018, the Company’s stockholders approved the Eagle Financial Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan authorizes the issuance or delivery to participants of up to 225,792 shares of the Company’s common stock pursuant to the grants of restricted stock awards, incentive stock options, and non-qualified stock options. Of this number, the maximum number of shares of Company common stock that may be issued under the 2018 Plan pursuant to the exercise of stock options is 161,280 shares and the maximum number of shares of Company common stock that may be issued as restricted stock awards is 64,512 shares. Stock options awarded to employees may be incentive stock options or non-qualified stock options. Shares awarded under the 2018 Plan may be authorized but unissued shares or treasury shares. The 2018 Plan contains annual and lifetime limits on certain types of awards to individual participants.

Awards may vest or become exercisable only upon the achievement of performance measures or based solely on the passage of time after award. Stock options and restricted stock awards provide for accelerated vesting if there is a change in control (as defined in the 2018 Plan).

In September 2018, the Company granted stock options for 32,255 shares to members of the Board of Directors. Awards under the Plan were granted with a vesting rate not exceeding twenty percent (20%) per year for five years. Options granted in September 2018 have an exercise price $15.89, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in September 2018 using the following assumptions: expected volatility of 24.56%, a risk free interest rate of 3.01%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in September 2018 was $5.57 per share.

In October 2018, the Company granted stock options for 69,356 shares to Executive Officers of the Company. Awards under the Plan were granted with a vesting rate not exceeding twenty percent (20%) per year for five years. Options granted in October 2018 have an exercise price $15.75, as determined on the grant date and expire ten years from the grant date.

The fair value was calculated using the Black-Scholes model for stock options granted in September 2018 using the following assumptions: expected volatility of 24.63%, a risk free interest rate of 3.14%, and an expected term of 7.5 years. The Company utilized the simplified method to determine the expected term because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The weighted average grant-date fair value of options granted in October 2018 was $5.59 per share.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

At December 31, 2020, 12,900 of the stock options granted to the Board of Directors were exercisable at an average price of $15.89, and 27,742 of the stock options granted to the Executive Officers were exercisable at an average price of $15.75. At December 31, 2020, no stock options were exercised.

The table below represents the stock option activity for the period shown:

	Options	Weighted-Average Exercise Price	Remaining Contractual Life (Years)
Options outstanding at January 1, 2020	101,611	$15.79	3.7
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—

Options outstanding at December 31, 2020	101,611	$15.79	2.7

Options Exercisable at December 31, 2020	40,642	$15.79	2.7

Options outstanding at January 1, 2019	101,611	$15.79	4.7
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—

Options outstanding at December 31, 2019	101,611	15.79	3.7

Options Exercisable at December 31, 2019	20,321	$15.79	3.7

In September 2018, the Company awarded 12,900 restricted shares to members of the Board of Directors. The restricted stock awards have a five year vesting period. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities. At December 31, 2020, 5,160 restricted shares awarded to the Board of Directors were vested.

In October 2018, the Company awarded 29,050 restricted shares to Executive Officers and other employees of the Company. The restricted stock awards have a five year vesting period. During the restricted period, the holder is entitled to full voting rights and dividends, thus are considered participating securities. At December 31, 2020, 11,620 restricted shares awarded to Executive Officers were vested.

The table below presents the restricted stock activity for the period shown:

	Restricted stock awards	Weighted-Average grant date fair value
Non-vested at January 1, 2020	33,560	$15.79
Granted	—	—
Vested	8,390	16.37
Forfeited	—	—

Non-vested at December 31, 2020	25,170	$15.79

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

	Restricted stock awards	Weighted-Average grant date fair value
Non-vested at January 1, 2019	41,950	$15.79
Granted	—	—
Vested	8,390	15.95
Forfeited	—	—

Non-vested at December 31, 2019	33,560	$15.79

Total compensation cost recognized in the income statement for share-based payment arrangements during 2020 and 2019 was $246 each year.

As of December 31, 2020, there was approximately $670 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a remaining weighted-average period of 2.7 years.

Note 13:	Employee Stock Ownership Plan

In connection with the conversion to an entity owned by stockholders, the Company established an Employee Stock Ownership Plan (“ESOP”) for the exclusive benefit of eligible employees. The ESOP borrowed funds from the Company in an amount sufficient to purchase 129,024 shares (approximately 8.0% of the common stock sold in the stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Company and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, then the remainder will be applied to principal. The loan is expected to be repaid over a period of up to 20 years. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants. Participants will vest in their accrued benefits under the ESOP at the rate of 20 percent per year after two years of service. Vesting is accelerated upon retirement, death or disability of the participant, or a change in control of the Company. Forfeitures will be reallocated to remaining participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP.

The debt of the ESOP is eliminated in consolidation. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports the compensation expense equal to the average market price of the shares for the respective period, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares, if any, are recorded as a reduction of debt and accrued interest. ESOP compensation was $104 and $102 for the years ended December 31, 2020 and 2019, respectively.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

A summary of the ESOP shares as of December 31 are as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Shares released to participants	6,451	6,451
Shares allocated to participants	19,353	12,902
Unreleased shares	103,220	109,671

Total	129,024	129,024

Fair Value of unreleased shares	$1,699,001	$1,738,285

In the event the ESOP is unable to satisfy the obligation to repurchase the shares held by each beneficiary upon the beneficiary’s termination or retirement, the Company is obligated to repurchase the shares. In addition, there are no outstanding shares held by former employees that are subject to an ESOP related repurchase option.

Note 14:	Operating Leases (Lessee)

The Company has a noncancellable operating lease for a branch that expires in 2025. The remaining future minimum lease payments for 2020 through 2025 are $189. Rental expense for this lease was $46, and $45 for both years ended December 31, 2020 and 2019.

Future minimum lease payments at December 31, 2020 are:

2021	42
2022	42
2023	42
2024	42
2025	21

Total minimum lease payments	$189

Note 15:	Operating Leases (Lessor)

The Company has entered into agreements as lessor for office space for its main corporate building. The leases all have an initial term of five years with options to renew at various terms. Rental income for these leases, included in occupancy and equipment, net of noninterest expense, was approximately $132 and $178 for the years ended December 3, 2020 and 2019, respectively.

Future minimum payments to be received at December 31, 2020 are:

2021	27
2022	14
2023	14

Total minimum lease receipts	$55

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 16:	Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

		Fair Value Measurements Using
	Fair	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
December 31, 2020	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans (collateral dependent)	$68	$—	$—	$68

		Fair Value Measurements Using
	Fair	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
December 31, 2019	Value	(Level 1)	(Level 2)	(Level 3)
Impaired loans (collateral dependent)	$105	$—	$—	$105

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy. The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary. Appraisals are reviewed for accuracy and consistency by the lending department. Appraisers are selected from the

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by comparison to historical results.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at 12/31/2020	Valuation Technique	Unobservable Inputs	Range
Impaired loans (collateral dependent)	$68	Market comparable properties	Marketability discount	10% - 15%

	Fair Value at 12/31/2019	Valuation Technique	Unobservable Inputs	Range
Impaired loans (collateral dependent)	$105	Market comparable properties	Marketability discount	10% - 15%

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents and Interest-bearing Time Deposits in other Banks

The carrying amount approximates fair value.

Loans Held For Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale. The carrying amount is the amount funded.

Loans

The estimated fair value of loans as of December 31, 2020 and 2019 follows the guidance in ASU 2016-01, which prescribes an “exit price” approach in estimating and disclosing fair value of financial instruments. The fair value calculation at that date discounted estimated future cash flows using rates that incorporated discounts for credit, liquidity and marketability factors.

FHLB Stock

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

FHLB Lender Risk Account Receivable

The fair value of the Federal Home Loan Bank lender risk account receivable is estimated by discounting the estimated remaining cash flows of each strata of the receivable at current rates applicable to each strata for the same remaining maturities.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities. The market rates used were obtained from a knowledgeable independent third party and reviewed by the Company. The rates were the average of current rates offered by local competitors of the Company.

The estimated fair value of checking, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Advances from Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to sell securities is estimated based on current market prices for securities of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2020 and 2019, the fair value of such commitments was not material.

The following tables present estimated fair values of the Company’s financial instruments at December 31, 2020 and 2019.

			Fair Value Measurements Using
December 31, 2020	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$13,585	$13,585	$13,585	$—	$—
Interest-bearing time deposits	249	249	249	—	—
Loans held for sale	14,020	14,020	—	—	14,020
Loans, net of allowance for losses	119,398	120,276	—	—	120,276
FHLB stock	1,294	1,294	—	1,294	—
FHLB lender risk account receivable	4,420	4,810	—	—	4,810
Interest receivable	445	445	—	445	—
Financial Liabilities
Deposits	128,440	128,931	85,627	43,304	—
Advances from borrowers for taxes and insurance	850	850	—	850	—
Interest payable	2	2	—	2	—

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

			Fair Value Measurements Using
December 31, 2019	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash and cash equivalents	$15,301	$15,301	$15,301	$—	$—
Interest-bearing time deposits	2,988	2,988	2,988	—	—
Loans held for sale	6,390	6,390	—	—	6,390
Loans, net of allowance for losses	106,568	107,360	—	—	107,360
FHLB stock	816	816	—	816	—
FHLB lender risk account receivable	3,646	3,805	—	—	3,805
Interest receivable	326	326	—	326	—
Financial Liabilities
Deposits	111,991	112,197	64,423	47,774	—
Advances from borrowers for taxes and insurance	858	858	—	858	—
Interest payable	2	2	—	2	—

Note 17:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in Note 3 regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

At December 31, 2020 and 2019, the Company held $20,869 and $20,800, respectively, in commercial real estate and land loans collateralized by commercial real estate and land in the Cincinnati geographic area. The accompanying financial statements have been prepared using values and information currently available to the Company.

Note 18:	Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2020 the bank had 11 loans totaling 1.7 million that had been closed but were yet to fund. They had interest rates ranging from 2.250% to 4.250%. At December 31, 2019 the Bank had no loans closed but yet to fund. At December 31, 2020 and 2019, the Company had undisbursed loans in process of $7,656 with interest rate ranges of 3.125% - 4.875% and $6,811 with interest rate ranges of 3.875% - 4.875%, respectively.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Lines of credit at December 31, 2020 were as follows:

Unused lines of credit	$4,582
Standby letters of credit	—
Unused home equity lines	10,606

Total commitments	$15,188

Impact of COVID-19 on the Company

In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company as well as the Company’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021.

The CARES Act included several provisions designed to help financial institutions like the Company in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022. The Company has taken advantage of this provision to extend certain payment modifications to loan customers in need. As of December 31, 2020, the Company has $2.9 million of outstanding loans that were modified during 2020 under the CARES Act guidance, that remain on modified terms. The Company modified other loans during 2020 under the guidance that have since returned to normal repayment status as of December 31, 2020.

The CARES Act also approved the Paycheck Protection Program (PPP), administered by the Small Business Administration (SBA) with funding provided by financial institutions. The 2021 Consolidated Appropriations Act approved a new round of PPP loans in 2021. The PPP provides loans to eligible businesses through financial institutions like the Company, with loans being eligible for forgiveness of some or all of the principal amount by the SBA if the borrower meets certain requirements. The SBA guarantees repayment of the loans to the Company if the borrower’s loan is not forgiven and is then not repaid by the customer. The Company earns a 1% interest rate on PPP loans, plus a processing fee from the SBA for processing and originating a loan. The Company originated approximately $22.3 million in PPP loans during 2020, of which approximately $20.4 million are still outstanding at December 31, 2020.

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 19:	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842).” ASU 2016-02 establishes a right of use model that requires a lessee to record a right of use asset and a lease liability for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. A lease will be treated as sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with certain practical expedients available. The impact is not expected to have a material effect on the Company’s financial position or results of operations since the Company does not have a material amount of lease agreements. The standard is effective but was not adopted since the impact is not material to the Company’s financial position or results of operations.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) -Measurement of Credit Losses on Financial Instruments.” The provisions of ASU 2016-13 were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 eliminate the probable incurred loss recognition in current GAAP and reflect an entity’s current estimate of all expected credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the financial assets. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments were initially effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. On October 16, 2019 FASB voted to delay implementation of ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) -Measurement of Credit Losses on Financial Instruments.” For non SEC filers, the amendments are now effective for fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company continues to evaluate the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from the amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at the adoption date. The Company is anticipating a significant change in processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider the expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company has continued

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

developing processes during the fourth quarter of 2020. Management continues to focus its attention on collecting historical loan loss data, loan level data, and evaluating data capabilities to ensure it is fully compliant with the amendments at adoption date. For additional information on the allowance for loan losses, see Note 3.

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to the financial position, results of operations and cash flows of the company:

Condensed Balance Sheet

	2020	2019
Assets
Cash	$3,337	$4,658
Prepaid expenses	12	—
Loan receivable - ESOP	1,085	1,132
Investment in EAGLE.bank	24,550	22,013
Deferred federal income tax	—	20
Prepaid federal income tax	51	92

Total assets	$29,035	$27,915

Liabilities and Shareholders’ Equity
Liabilities
Total liabilities	$19	$12

Shareholder’ Equity
Total shareholders’ equity	29,016	27,903

Total liabilities and shareholders’ equity	$29,035	$27,915

Condensed Statement of Income and Comprehensive Income

	2020	2019
Income
Interest Income - ESOP	48	50
Equity in earnings of EAGLE.bank	2,187	816

Total income	2,235	866

Expense
Legal and professional services	85	142
Other expense	90	110

Total expense	175	252

Earnings before federal income tax benefit	2,060	614
Federal income tax benefit	(24)	(44)

Net Income and Comprehensive Income	$2,084	$658

Eagle Financial Bancorp, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Condensed Statement of Cash Flows

	2020	2019
Operating Activities
Net income	$2,084	$658
Items not requiring (providing) cash:
Equity in undistributed income of subsidiary	(2,187)	(816)
Changes in:
Accrued expenses and other liabilities	7	12
Other assets and prepaid federal income taxes	49	20

Net cash flows used in operating activities	(47)	(126)

Investing Activities
Payments received on ESOP loan	47	45

Net cash provided by investing activities	47	45

Financing Activities
Dividends paid	(232)	—
Repurchase of common stock	(1,089)	(877)

Net cash used in financing activities	(1,321)	(877)

Decrease in Cash and Cash Equivalents	(1,321)	(958)
Cash and Cash Equivalents, Beginning of Year	4,658	5,616

Cash and Cash Equivalents, End of Year	$3,337	$4,658

Note 21:	Subsequent Events

Subsequent events have been evaluated through March 5, 2021 which is the date the financial statements were available to be issued.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

November 28, 2023

by and between

LCNB CORP.

and

EAGLE FINANCIAL BANCORP, INC.

A-i

EXHIBIT A	Form of Support Agreement
EXHIBIT B	Form of Subsidiary Bank Merger Agreement
EXHIBIT C	Form of Retention Agreement
EXHIBIT D	Form of Settlement Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 28, 2023 (this “Agreement”), is made and entered into by and between LCNB CORP., an Ohio corporation (“LCNB”), and EAGLE FINANCIAL BANCORP, INC., a Maryland corporation (“EFBI”).

WITNESSETH

WHEREAS, LCNB is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and owns all of the outstanding shares of capital stock of LCNB National Bank, a national bank (“LCNB Bank”);

WHEREAS, EFBI is a bank holding company under the BHCA and owns all of the outstanding shares of capital stock of EAGLE.bank, a state-chartered bank operating under a universal bank charter election in accordance with applicable Ohio law (“Eagle Bank”);

WHEREAS, the Boards of Directors of LCNB and EFBI believe that the merger of EFBI with and into LCNB, followed by the subsidiary bank merger of Eagle Bank with and into LCNB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the respective shareholders of LCNB and EFBI;

WHEREAS, the Boards of Directors of LCNB and EFBI have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for LCNB to enter into this Agreement, the directors of EFBI have entered into Support Agreements with LCNB (the “Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which such directors and officers have agreed, among other matters, to vote all of the shares of EFBI Common Stock beneficially owned by such individuals in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreement; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LCNB and EFBI hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(e)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(e)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agency” has the meaning set forth in Section 5.01(gg)(iv).

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).

“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“CARES Act” has the meaning set forth in Section 5.01(s)(vii).

“CARES Act Modified Loan” has the meaning set forth in Section 5.01(s)(vii).

“Cash Election Shares” has the meaning set forth in Section 3.03(b).

“Chosen Courts” has the meaning set forth in Section 9.06.

“Closing” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(k)(i).

“Consultants” has the meaning set forth in Section 5.01(k)(i).

“Data Conversion” has the meaning set forth in Section 6.12.

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.01(k)(i).

“Eagle Bank” has the meaning set forth in the Preamble to this Agreement.

“EFBI” has the meaning set forth in the Preamble to this Agreement.

“EFBI 401(k) Plan” has the meaning set forth in Section 6.10(c).

“EFBI Articles” means the Articles of Incorporation EFBI, as amended.

“EFBI Board” means the Board of Directors of EFBI.

“EFBI Bylaws” means the bylaws of EFBI, as amended.

“EFBI Common Stock” means the shares of common stock, with $0.01 par value of EFBI.

“EFBI Disclosure Schedule” has the meaning set forth in Section 5.01.

“EFBI Equity Incentive Plan” means the Eagle Financial Bancorp, Inc. 2018 Equity Incentive Plan.

“EFBI ESOP” means the Eagle Bank Employee Stock Ownership Plan.

“EFBI Group” has the meaning set forth in Section 5.01(n)(vii).

“EFBI Meeting” has the meaning set forth in Section 5.01(d)(i).

“EFBI Options” has the meaning set forth in 3.04(a).

“EFBI Preferred Stock” has the meaning set forth in Section 5.01(b)(i).

“EFBI Recommendation” has the meaning set forth in in Section 6.02(b).

“EFBI Restricted Stock” has the meaning set forth in Section 3.04(d).

“EFBI Stock” has the meaning set forth in Section 5.01(b)(i).

“EFBI’s Territory” means the geographic area comprising the State of Ohio.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.03.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Election Deadline” has the meaning set forth in Section 3.03(c).

“Election Form” has the meaning set forth in Section 3.03(b).

“Employees” has the meaning set forth in Section 5.01(k)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.01(k)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(k)(iii).

“ESOP Vote” has the meaning set forth in Section 6.10(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(f).

“Exchange Ratio” shall mean 1.1401.

“Executive Employment Agreements” shall mean and refer collectively to the following: the (i) Amended and Restated Employment Agreement by and between Eagle Bank and Patricia L. Walter, dated April 20, 2021, (ii) Employment Agreement by and between Eagle Bank and Kevin Strehle, dated January 1, 2022, (iii) Employment Agreement by and between Eagle Savings Bank and Ray McCleese, dated July 20, 2017, (iv) Amended and Restated Employment Agreement by and between Eagle Bank and Gary J. Koester, dated April 20, 2021; (v) Employment Agreement by and between Eagle Savings Bank and Kevin Schramm, dated July 20, 2017; and (vi) Employment Agreement by and between Eagle Savings Bank and Mendee Wyenandt, dated July 20, 2017.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Information” has the meaning set forth in Section 6.16.

“Insurer” has the meaning set forth in Section 5.01(gg)(iv).

“IRS” has the meaning set forth in Section 5.01(k)(ii).

“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chief Executive Officer, President or Chief Financial Officer, and, with respect to EFBI, the Knowledge of any officer of EFBI and Eagle Bank with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice President of Operations and Chief Information Officer, Bank Secrecy Act Officer, Vice President – Residential Lending, Vice President – Commercial Lending, or Internal Auditor. An officer of LCNB or EFBI shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“LCNB” has the meaning set forth in the Preamble to this Agreement.

“LCNB Articles” means the Articles of Incorporation of LCNB, as amended.

“LCNB Bank” has the meaning set forth in the Preamble to this Agreement.

“LCNB Board” means the Board of Directors of LCNB.

“LCNB Common Shares” means shares of common stock, without par value, of LCNB.

“LCNB Disclosure Schedule” has the meaning set forth in Section 5.02.

“LCNB Equity Plan” means the 2015 Ownership Incentive Plan of LCNB, as amended.

“LCNB Regulations” means the regulations of LCNB, as amended.

“LCNB SEC Reports” has the meaning set forth in Section 5.02(f)(ii).

“Letter of Transmittal” has the meaning set forth in Section 3.03(g)(i).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or other encumbrance.

“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Loan Investor” has the meaning set forth in Section 5.01(gg)(iv).

“Material Adverse Effect” means, with respect to LCNB, or EFBI, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of LCNB and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of EFBI and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either LCNB or EFBI to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (b) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries; (d) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event; (e) public disclosure of the execution of this Agreement, or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees, including, without limitation, in the case of EFBI, employees of Eagle Bank’s mortgage banking business) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (f) the occurrence of any natural or man-made disaster; and (g) expenses incurred by the party and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement; except, with respect to subclauses (a), (b), (c), (d) and (f), to the extent that the effects of the change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 5.01(i)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Bank Merger, as set forth in Sections 2.01 and 2.05.

“MGCL” means the Maryland General Corporation Law.

“NASDAQ” means the NASDAQ Stock Market.

“No Election Shares” has the meaning set forth in Section 3.03(b).

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning set forth in Section 3.03(c).

“OGCL” means the Ohio General Corporation Law, Chapter 1701 of the Ohio Revised Code, as amended.

“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phase I” has the meaning set forth in Section 6.19.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).

“Reallocated Cash Shares” has the meaning set forth in Section 3.03(d)(ii)(2).

“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(i)(2).

“Record Holder” means, with respect to EFBI Common Stock, a Person in whose name shares of EFBI Common Stock are registered on the books of EFBI or its transfer agent, as applicable.

“Record Holder List” has the meaning set forth in Section 3.03(b).

“Registration Statement” has the meaning set forth in Section 5.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(g)(i).

“Regulatory Order” has the meaning set forth in Section 5.01(g)(i).

“Related Parties” has the meaning set forth in Section 5.01(z).

“Related Party Agreements” has the meaning set forth in Section 5.01(aa).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite EFBI Vote” has the meaning set forth in Section 5.01(c)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Subsidiary Bank Merger” has the meaning set forth in Section 2.05(a).

“Subsidiary Bank Merger Agreement” has the meaning set forth in Section 2.05(a).

“Subsidiary Bank Merger Certificates” has the meaning set forth in Section 2.05(b).

“Superior Proposal” has the meaning set forth in Section 6.06(e)(i).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Takeover Laws” has the meaning set forth in Section 5.01(l).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party System” has the meaning set forth in Section 5.01(w).

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means EFBI Stock held by EFBI or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Unduly Burdensome” means that a condition, restriction or requirement would (i) prohibit or materially limit LCNB or LCNB Bank from engaging in any business activity engaged in by any of LCNB, LCNB Bank, EFBI or Eagle Bank as engaged by them as of the date of this Agreement, (ii) prohibit or materially limit LCNB’s or LCNB Bank’s ownership or operation of any material portion of the property or business of LCNB, LCNB Bank, EFBI or Eagle Bank, (iii) compel LCNB or LCNB Bank to dispose of or hold any material asset or property of LCNB, LCNB Bank, EFBI or Eagle Bank, or (iv)  have a Material Adverse Effect on LCNB.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, EFBI shall merge with and into LCNB (the “Parent Merger”), LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of EFBI shall cease. At the Effective Time:

(i) The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL;

(iii) Each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL; and

(iv) At and after the Effective Time, each share of LCNB Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b) Option to Change Method of Merger. LCNB may, at any time prior to the Effective Time, change the method of effecting the Parent Merger and/or the Subsidiary Bank Merger (including, without limitation, changing the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of EFBI Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii) Cause the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.

EFBI, if requested by LCNB, shall enter into one or more amendments to this Agreement in order to effect any such change.

(c) No Dissenters’ Rights. In accordance with the EFBI Articles and Section 3-202 of the MGCL, the holders of shares of EFBI Common Stock are not entitled to any rights of an objecting or dissenting shareholder in connection with the Parent Merger.

2.02 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger with the OSS and the articles of merger with the SDAT; or (ii) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL and MGCL.

2.03 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and EFBI shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Lebanon, Ohio time, on a date as soon as reasonably practicable to be mutually agreed upon by LCNB and EFBI, and after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing).

2.05 The Subsidiary Bank Merger.

(a) Immediately following the Parent Merger, or at such later time as LCNB may determine, Eagle Bank will merge with and into LCNB Bank (the “Subsidiary Bank Merger”). LCNB Bank shall be the surviving entity in the Subsidiary Bank Merger and, upon the consummation of the Subsidiary Bank Merger, the separate corporate existence of Eagle Bank shall cease and LCNB Bank shall survive and continue to exist as a national bank. Concurrently with or promptly after the date of this Agreement, LCNB Bank and Eagle Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Subsidiary Bank Merger Agreement”).

(b) Each of LCNB and EFBI, as the sole shareholder of LCNB Bank and Eagle Bank, respectively, shall approve the Subsidiary Bank Merger Agreement and the Subsidiary Bank Merger. Prior to the Effective Time, EFBI shall cause Eagle Bank, and LCNB shall cause LCNB Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Bank Merger (“Subsidiary Bank Merger Certificates”). The Parent Merger and the Subsidiary Bank Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III

Aggregate Consideration

3.01 Aggregate Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:

(a) Conversion of EFBI Common Stock. Subject to Sections 3.01 and 3.03, each share of EFBI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(i) a number of LCNB Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); or

(ii) cash in the amount of $19.10 (the “Per Share Cash Consideration”).

(b) Aggregate Consideration.

(i) The “Aggregate Consideration” shall mean the Aggregate Cash Consideration and the Aggregate Stock Consideration.

(ii) The “Aggregate Cash Consideration” for purposes of this Agreement shall be a dollar amount equal to the Per Share Cash Consideration multiplied by the sum of the total number of Cash Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Cash Shares, if any.

(iii) The “Aggregate Stock Consideration” for purposes of this Agreement shall be the total number of LCNB Common Shares issued equal to the Exchange Ratio multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Stock Shares, if any.

(iv) If the number of shares of EFBI Common Stock issued and outstanding immediately prior to the Effective Time exceeds the number of shares of EFBI Common Stock issued and outstanding as of the date hereof for reasons other than the exercise of EFBI Options outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

(c) Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of shares of EFBI Common Stock shall cease to be, and shall have no rights as, stockholders of EFBI, other than (a) to receive any dividend or other distribution with respect to such shares of EFBI Common Stock with a record date occurring prior to the Effective Time, or (b) to receive the Aggregate Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of EFBI or the Surviving Corporation of any shares of EFBI Common Stock.

3.03 Election, Exchange and Payment Procedures.

(a) Exchange Agent. Computershare will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b) Election Procedure. Upon written request of LCNB, which request will be made not less than two, nor more than five (5) Business Days prior to the date LCNB causes the Exchange Agent to mail the Election Forms (as hereinafter described), EFBI will provide to LCNB and the Exchange Agent an accurate and complete written list of the Record Holders of shares of EFBI Common Stock as of the date of delivery of such list (the

“Record Holder List”). No later than forty (40) days prior to the anticipated Election Deadline, LCNB shall cause the Exchange Agent to mail to each Person on the Record Holder List an election form in such form as LCNB and EFBI shall mutually agree (the “Election Form”); provided, however, that the Registration Statement shall have been declared effective by the SEC before the Exchange Agent shall mail the Election Forms to the holders of shares of EFBI Common Stock, and if such effectiveness is less than forty (40) days prior to the anticipated Election Deadline, immediately following such effectiveness. Each Election Form shall permit the holder (or in the case of nominee Record Holders of shares of EFBI Common Stock, the beneficial owner through proper instructions and documentation) of EFBI Common Stock (i) to elect to receive LCNB Common Shares with respect to all of such holder’s EFBI Common Stock or (ii) to elect to receive cash with respect to all of such holder’s EFBI Common Stock or (iii) to indicate that such holder makes no such election with respect to such holder’s EFBI Common Stock. Any EFBI Common Stock with respect to which the holder has elected to receive cash are referred to as “Cash Election Shares.” Any EFBI Common Stock with respect to which the holder has elected to receive LCNB Common Shares are referred to as “Stock Election Shares.” Any EFBI Common Stock with respect to which the holder has indicated that such holder makes no such election are referred to as “No Election Shares.” Any EFBI Common Stock with respect to which the holder thereof shall not have made, as of the Election Deadline, an effective election by submission to the Exchange Agent of a properly completed Election Form shall be deemed to be No Election Shares.

(c) Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time on the fifteenth (15th) business day prior to the Effective Date, or such other date upon which LCNB and EFBI shall mutually agree to prior to the Effective Time. Any election to receive cash or LCNB Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied with (i) the certificates representing EFBI Common Stock (the “Old Certificates”) covered by such Election Form if such shares of EFBI Common Stock are certificated, and (ii) duly executed Letter of Transmittal included with the Election Form. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d) Reallocation of LCNB Common Shares and Cash. No later than the fifth (5th) business day prior to the Effective Date, the Exchange Agent shall effect the proper allocation among holders of EFBI Common Stock of rights to receive cash or LCNB Common Shares in accordance with the Election Forms and as follows:

(i) If the number of Cash Election Shares is (a) less than 30%, or (b) greater than 40%, of the total number of shares of EFBI Common Stock outstanding, then:

(1) certain of the Stock Election Shares and No Election Shares shall have the right to receive the Per Share Stock Consideration;

(2) the Exchange Agent will designate among the Cash Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares referred to as “Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals no less than 30% of the total number of shares of EFBI Common Stock outstanding, and no more than 40% of the total number of shares of EFBI Common Stock outstanding, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3) each of the Cash Election Shares that are not Reallocated Stock Shares shall have the right to receive the Per Share Cash Consideration.

(ii) If the number of Stock Election Shares is (a) less than 60%, or (b) greater than 70%, of the total number of shares of EFBI Common Stock outstanding, then:

(1) certain of the Cash Election Shares and No Election Shares shall have the right to receive the Per Share Cash Consideration;

(2) the Exchange Agent will designate among the Stock Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares referred to as “Reallocated Cash Shares”) such that the number of remaining Stock Election Shares equals no less than 60% of the total number of shares of EFBI Common Stock outstanding, and no greater than 70% of the total number of shares of EFBI Common Stock outstanding, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3) each of the Stock Election Shares that are not Reallocated Cash Shares shall have the right to receive the Per Share Stock Consideration.

(iii) If the number of Cash Election Shares is less than 30% of the total number of shares of EFBI Common Stock outstanding and the number of Stock Election Shares is less than 60% of the total number of shares of EFBI Common Stock outstanding, then:

(1) each of the Cash Election Shares shall have the right to receive the Per Share Cash Consideration;

(2) each of the Stock Election Shares shall have the right to receive the Per Share Stock Consideration; and

(3) the Exchange Agent will designate among the No Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares as Reallocated Cash Shares such that the number of Cash Election Shares plus the number of Reallocated Cash Shares equals no less than 30% of the total number of shares of EFBI Common Stock outstanding, and no more than 40% of the total number of shares of EFBI Common Stock outstanding, with the remaining No Election Shares designated as Reallocated Stock Shares.

(e) Method of Designation.

(i) If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.

(ii) If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.

(iii) If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares.

(f) Exchange Fund. At or prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates and holders of uncertificated shares of EFBI Common Stock, for exchange in accordance with this Article III, (i) certificates representing LCNB Common Shares (subject to Section 3.03(l)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) the Per Share Cash Consideration, (B) cash in lieu of fractional shares pursuant to Section 3.03(i), (C) cash in an aggregate amount sufficient for the Option Cash-Out Amount, pursuant to Section 3.04 and (D) any dividends or distributions on account of LCNB Common Shares to be exchanged for shares of EFBI Common Stock with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding EFBI Common Stock. Promptly after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of the Exchange Fund as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.

(g) Surrender of Old Certificates Following the Election Deadline.

(i) Appropriate transmittal materials (the “Letter of Transmittal”) in a form satisfactory to LCNB and EFBI shall be mailed by the Exchange Agent as soon as practicable after the Election Deadline to each holder of record of EFBI Common Stock as of the Election Deadline who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.

(ii) The Letter of Transmittal shall (A) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent; (B) be in a form and contain any other provisions as LCNB and EFBI may reasonably determine; (C) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates; and (D) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Aggregate Consideration. Upon the effective surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional LCNB Common Shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03). Old Certificates so surrendered shall be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, but in any event not more than five (5) business days, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of EFBI Common Stock not registered in the transfer records of EFBI, the applicable portion of the Aggregate Consideration shall be issued to the transferee thereof only if the Old Certificates representing such shares of EFBI Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii) No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Shares hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03. Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Shares represented by such person’s Old Certificates.

(h) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of EFBI for six (6) months after the Effective Time shall be paid to LCNB. Any shareholders of EFBI who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Aggregate Consideration.

(i) No Fractional LCNB Common Shares.

(i) No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of EFBI Common Stock who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (A) the fractional LCNB Common Share interest to which such holder (after taking into account all EFBI Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Per Share Cash Consideration. For the avoidance of doubt, payments made pursuant to this Section 3.03(i) shall not be included in determining the Aggregate Cash Consideration or any limits on the amount thereof.

(j) No Liability. None of LCNB, EFBI, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of EFBI Common Stock for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional LCNB Common Share interest, or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(k) Withholding Rights. LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of EFBI Common Stock such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by LCNB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the EFBI Common Stock.

(l) Book Entry. All shares of LCNB Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in LCNB’s discretion.

(m) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.

(n) Stock Splits, Recapitalization, etc. If, prior to the Effective Time, the outstanding LCNB Common Shares or EFBI Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration to give holders of EFBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.04 EFBI Options/Restricted Stock Awards.

(a) Immediately prior to the Effective Time, all stock options with respect to EFBI Common Stock granted pursuant to EFBI Equity Incentive Plan (the “EFBI Options”) shall be cancelled in exchange for a cash payment equal to the Per Share Cash Consideration less the exercise price per share of such EFBI Option (the “Option Cash-Out Amount”). All unvested EFBI Options will be accelerated immediately prior to cancellation in exchange for the cash payment in accordance with this Section 3.04.

(b) The EFBI Board shall not make any grants of EFBI Options following the execution of this Agreement, except grants required to be made under the EFBI Equity Incentive Plan.

(c) The EFBI Board shall make such adjustments and amendments to or make such determinations with respect to the EFBI Options to effect the foregoing provisions of this Section 3.04.

(d) Immediately prior to the Effective Time, any vesting restrictions on each share of restricted EFBI Common Stock outstanding immediately prior thereto (“EFBI Restricted Stock”) granted pursuant to the EFBI Equity Incentive Plan shall automatically lapse, and each share of EFBI Restricted Stock shall be treated as an issued and outstanding share of EFBI Common Stock for the purposes of this Agreement.

3.05 Tax Consequences.

(a) For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

(b) Notwithstanding anything in this Agreement to the contrary, if in the reasonable opinion of LCNB the Parent Merger may potentially fail to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then LCNB shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable, in the reasonable opinion of LCNB, the Parent Merger to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of EFBI. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law or regulation or by any Governmental Authority or as required by an applicable Regulatory Order, without the prior written consent of LCNB, EFBI shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of EFBI and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon EFBI’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional EFBI Common Stock, other capital stock of EFBI, (ii) enter into any agreement, or amend or modify the EFBI Equity Incentive Plan except as otherwise set forth in this Agreement, (iii) permit any additional new grants of any restricted stock, options, other Rights or similar stock-based employee rights under the EFBI Equity Incentive Plan or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for cash dividends on EFBI Common Stock at the amount of $0.08 per quarter consistent with past practice, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of EFBI or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are required by applicable law, (ii) increases in compensation in the ordinary course of business consistent with past practice, (iii) payment of bonuses for the calendar year ending December 31, 2023 in an amount equal to the amount accrued for GAAP purposes and which are expected to be paid by December 31, 2023, and (iv) pro-rated bonuses for calendar year 2024 in an amount equal to the amount accrued for GAAP purposes, in the ordinary course of business consistent with past practice, and which will be paid before the Effective Date. For the avoidance of doubt, EFBI may in the ordinary course extend the term of the Executive Employment Agreements in effect as of the date of this Agreement.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions (except the EFBI ESOP contribution and payment otherwise due no later than each December 31 consistent with past practices and as provided in this Agreement) to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the EFBI Equity Incentive Plan or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of EFBI or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the EFBI Articles, the EFBI Bylaws or the organizational and governing documents of its Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j) Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to EFBI; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by EFBI or any EFBI Subsidiary of $10,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by EFBI or any EFBI Subsidiary from and after the date of this Agreement, would result in aggregate required payments by EFBI or any EFBI Subsidiary in excess of $50,000.

(k) Claims. Settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $10,000 or, in the aggregate, not to exceed $50,000, for all such claims, actions or proceedings.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or regulation or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail in any material respect to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail in any material respect to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).

(o) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in EFBI’s Territory which are secured by collateral located in EFBI’s Territory in the ordinary course and consistent with past practices.

(p) Capital Expenditures. Make, or commit to make, any capital expenditures in excess of $10,000 except as disclosed in Section 4.01(p) of the EFBI Disclosure Schedule.

(q) Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made, acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Eagle Bank that is, in the aggregate, in excess of $1,000,000 or any new Loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to EFBI or any of its Subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to EFBI or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $100,000 and that is classified by Eagle Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing binding commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) through (iv) above LCNB shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to LCNB.

(r) Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $200,000 or in the aggregate that would exceed $1,000,000.

(s) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(t) Offices and Facilities. (i) Open, close or relocate any branch office, ATM, loan production office or other significant office or operations facility of EFBI or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(u) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v) Foreclosures. Foreclose upon or otherwise cause EFBI or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless EFBI has reason to believe that such real property may contain any such Hazardous Material.

(w) Deposit Liabilities. Take any action to cause or permit any material change in the amount or general composition of deposit liabilities.

(x) Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(y) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of LCNB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law or required by an applicable Regulatory Order, without the prior written consent of EFBI, LCNB shall not, and shall cause its Subsidiaries not to:

(a) Capital Stock. Effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(b) Governing Documents. Amend the LCNB Articles or the LCNB Regulations in a manner that would adversely affect the holders of LCNB Common Shares.

(c) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Representations and Warranties of EFBI. Except as disclosed in the disclosure schedule delivered by EFBI to LCNB concurrently herewith (the “EFBI Disclosure Schedule”); provided that (i) the mere inclusion of an item in the EFBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by EFBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, EFBI hereby represents and warrants to LCNB as follows:

(a) Organization, Standing and Authority.

(i) EFBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered with the FRB under BHCA. EFBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. EFBI is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the EFBI Disclosure Schedule sets forth the foreign jurisdictions in which EFBI conducts business.

(ii) Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on EFBI, each Subsidiary of EFBI (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of EFBI to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Eagle Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of EFBI, threatened. Section 5.01(a)(ii) of the EFBI Disclosure Schedule sets forth a true and complete list of all Subsidiaries of EFBI as of the date hereof.

(b) Capital Structure of EFBI.

(i) As of November 27, 2023, the authorized capital stock of EFBI consists of (A) 50,000,000 shares of EFBI Common Stock, of which 1,342,275 shares are currently issued and outstanding, and (B) 5,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding (“EFBI

Preferred Stock”). The EFBI Common Stock and EFBI Preferred Stock are collectively referred to herein as “EFBI Stock.” As of November 27, 2023 , there are: (A) no shares of Treasury Shares held by EFBI or otherwise owned by EFBI or its Subsidiaries; (B) 161,280 shares of EFBI Common Stock reserved for issuance pursuant to the EFBI Equity Incentive Plan (of which, collectively, 115,807 shares are outstanding at the date hereof); and (C) 64,512 shares of EFBI Common Stock reserved for issuance for awards of EFBI Restricted Stock under the EFBI Equity Incentive Plan (of which 47,483 shares of EFBI Restricted Stock are outstanding as of the date hereof). No shares of EFBI Preferred Stock are issued and outstanding or reserved for issuance. All of the issued and outstanding EFBI Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for plans and other obligations set forth in this paragraph (i), EFBI does not have, and is not bound by, any outstanding or issued Rights with respect to any EFBI Stock.

(ii) There are no outstanding options or warrants under the EFBI Equity Incentive Plan, except as set forth in Section 5.01(b) of the EFBI Disclosure Schedule. The restricted stock awards issued pursuant to the EFBI Equity Incentive Plan have been granted in compliance in all material respects with the terms of the applicable restricted stock award agreement, the EFBI Equity Incentive Plan and all applicable laws. With respect to each restricted stock award outstanding as of the date hereof, the name of each recipient, the date of each restricted stock award granted, the number of shares subject to each such restricted stock award and the market value at the time of granting of the restricted stock award are set forth in Section 5.01(b) of the EFBI Disclosure Schedule.

(iii) Neither EFBI nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which EFBI is a party or by which it is bound with respect to any equity security of any class of EFBI or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c) Authority; No Violation.

(i) EFBI has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the EFBI Board. The EFBI Board has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of EFBI and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to EFBI’s shareholders for approval (with the EFBI Board’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of EFBI Common Stock entitled to be cast at the EFBI Meeting (the “Requisite EFBI Vote”), and the adoption and approval of the Subsidiary Bank Merger Agreements by EFBI as sole shareholder of Eagle Bank, no other corporate proceedings on the part of EFBI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EFBI and (assuming due authorization, execution and delivery by LCNB) constitutes a valid and binding obligation of EFBI, enforceable against EFBI in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii) Neither the execution and delivery of this Agreement by EFBI nor the consummation by EFBI of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Bank Merger, nor compliance by EFBI with any of the terms or provisions hereof, will (A) violate any provision of the EFBI Articles or EFBI Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EFBI or any EFBI Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of EFBI or any EFBI Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which EFBI or any EFBI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

(d) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by EFBI or any of its Subsidiaries in connection with the execution, delivery or performance by EFBI of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the meeting, including any adjournments or postponements thereof, of EFBI shareholders to be held in connection with this Agreement and the Merger (the “EFBI Meeting”), (C) Requisite EFBI Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the SDAT pursuant to the MGCL, and filing the Subsidiary Bank Merger Certificates, and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, EFBI is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii) As of the date hereof, there is no dispute or other proceeding pending between EFBI or Eagle Bank or any of their Subsidiaries and any community groups relating to EFBI or Eagle Bank, and, to EFBI’s Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by LCNB to consummate the transactions contemplated by this Agreement.

(e) Financial Statements; Material Adverse Effect; Internal Controls.

(i) EFBI has delivered or will deliver to LCNB (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2022, 2021 and 2020, respectively, consisting of consolidated balance sheets and the related consolidated statements of income, comprehensive income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by FORVIS, LLP, EFBI independent registered public accounting firm; (B) unaudited consolidated financial statements for the nine-month interim period ended September 30, 2023 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited consolidated monthly financial statements for September 30, 2023 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, the “EFBI Financial Statements”). The EFBI Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of EFBI and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. As of the date hereof, the books and records of EFBI and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, FORVIS, LLP has not resigned (or informed EFBI that it intends to resign) or been dismissed as independent public accountants of EFBI as a result of or in connection with any disagreements with EFBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither EFBI nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of EFBI included in the EFBI Financial Statements for fiscal year ended December 31, 2022 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2022 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2022, (A) EFBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to EFBI or any of its Subsidiaries.

(iv) EFBI has established and maintains a system of internal accounting controls for EFBI and its Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EFBI and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of EFBI and its Subsidiaries are being made in accordance with authorizations of management and directors of EFBI and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of EFBI or its Subsidiaries that could have a material effect on their financial statements. EFBI has no Knowledge of any deficiency in the effectiveness of EFBI’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by the EFBI Financial Statements and, to EFBI’s Knowledge, any fraud, whether or not material, that involves management or other employees of EFBI or its Subsidiaries. EFBI has provided LCNB access to all documentation related to EFBI’s internal controls over financial reporting. Since December 31, 2022, except as set forth in EFBI’s Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of EFBI or any of its Subsidiaries or their respective internal accounting controls, including without limitation any complaint, allegation, assertion or claim that EFBI or Eagle Bank has engaged in questionable accounting or auditing practices.

(f) Litigation. Except as set forth in Section 5.01(f) of EFBI Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to EFBI’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a Material Adverse Effect on EFBI, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by EFBI, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to LCNB or any of its Affiliates) that is or could reasonably be expected to have a Material Adverse Effect on EFBI.

(g) Regulatory Matters.

(i) Neither EFBI nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC, the FRB, the ODFI and the SDAT) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither EFBI nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(h) Compliance with Laws. EFBI, and each of its Subsidiaries, hold, and have held at all times, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EFBI, and, to the Knowledge of EFBI, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. EFBI and its Subsidiaries have complied in all material respects with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to EFBI or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(i) Material Contracts; Defaults.

(i) Except as set forth in the EFBI Disclosure Schedule listed under Section 5.01(i)(i), neither EFBI nor its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of EFBI or its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of EFBI or its Subsidiaries;

(D) any contract containing covenants limiting the freedom of EFBI or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of EFBI’s or its Subsidiaries’ current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) any contract with any insider of EFBI or its Subsidiaries or any arrangement under which EFBI or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of EFBI or its Subsidiaries;

(K) any contract that requires the payment of royalties;

(L) any contract pursuant to which EFBI or its Subsidiaries has any obligation to share revenues or profits derived from EFBI or its Subsidiaries with any other Person;

(M) any contract between (i) EFBI or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of EFBI or any of its Subsidiaries, on the other hand, and (ii) EFBI or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of EFBI or any of its Subsidiaries, on the other hand; and

(N) any other legally binding contract not of the type covered by any of the other items of this Section 5.01(i) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii) “Material Contracts” shall mean those contracts on the EFBI Disclosure Schedule listed under Section 5.01(i)(i). True, complete and correct copies of all of the Material Contracts have been provided to LCNB. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to EFBI or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of EFBI, as to the other parties to such Material Contracts. Except as disclosed in the EFBI Disclosure Schedule, EFBI and/or its Subsidiaries, as applicable, and to the Knowledge of EFBI, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither EFBI nor its Subsidiaries, and to the Knowledge of EFBI, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither EFBI nor its Subsidiaries, and to the Knowledge of EFBI, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither EFBI nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of EFBI, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(j) Brokerage and Finder’s Fees. Except as set forth in Section 5.01(j) of EFBI Disclosure Schedule, neither EFBI nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(k) Employee Benefit Plans; Employee Matters.

(i) Section 5.01(k)(i) of EFBI Disclosure Schedule contains a complete and accurate list of all salary, commissions, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of EFBI or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which EFBI or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Section 5.01(k)(i) of EFBI Disclosure Schedule contains a complete and accurate list of current salary, commissions paid from January 1, 2023 through the date of this Agreement and bonuses paid from January 1, 2023 through the date of this Agreement for each current Employee. Section 5.01(k)(i) of the EFBI Disclosure Schedule contains a complete and accurate list of all of EFBI’s and any of its Subsidiaries’ compensation plans including without limitation all incentive compensation and commission compensation plans. Neither EFBI nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any EFBI Common Stock, except for the EFBI ESOP and the EFBI 401(k) Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a pre-approved plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of EFBI, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither EFBI nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject EFBI or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by EFBI or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with EFBI under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of EFBI, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of EFBI, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which EFBI or any of its Subsidiaries was or is a party have been timely made or have been reflected in accordance with GAAP on the EFBI Financial Statements.

(v) Neither EFBI nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by EFBI or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Neither EFBI, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, EFBI has provided to LCNB, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) any notices to or from the IRS or Department of Labor or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii) Except as set forth in Section 5.01(k)(viii) of the EFBI Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither EFBI nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder, except as set forth in Section 5.01(k)(ix) of the EFBI Disclosure Schedule.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of LCNB, EFBI or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of EFBI on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xi) EFBI and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (A) none of

EFBI or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (B) there is no unfair labor practice or employment-related complaint against EFBI or any of its Subsidiaries pending or, to the knowledge of EFBI, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(xii) Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with an has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither EFBI nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.

(l) Labor Matters. Neither EFBI nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is EFBI or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel EFBI or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to EFBI’s Knowledge, threatened, nor is EFBI aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. EFBI and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(m) Takeover Laws. EFBI has taken all action required to be taken by EFBI in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the State of Maryland including Section 3-602 and Subtitle 7 of Title 3 of the MGCL (“Takeover Laws”), and (ii) any applicable provisions of the EFBI Articles, the EFBI Bylaws and/or the governing documents of any EFBI Subsidiary.

(n) Environmental Matters. Neither the conduct nor the operation of EFBI or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to EFBI’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. Neither EFBI nor any of its Subsidiaries has received any notice from any Person that EFBI or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(o) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to EFBI and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(o)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of EFBI or its Subsidiaries. EFBI has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by EFBI and its Subsidiaries for each of the three most recent fiscal years. Neither EFBI nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in EFBI Financial Statements or that have arisen in the ordinary and usual course of business since December 31, 2020. The accruals and reserves for Taxes reflected in the EFBI Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of EFBI or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) EFBI and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where EFBI or any of its Subsidiaries do not file Tax Returns that EFBI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v) Neither EFBI nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi) Neither EFBI nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to EFBI or any of its Subsidiaries and, to the Knowledge of EFBI, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of EFBI, is threatening to assert against EFBI or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii) Neither EFBI nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among EFBI and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which EFBI is or was the common parent corporation (the “EFBI Group”), or (C) has any liability for the Taxes of any Person (other than members of the EFBI Group) as a transferee or successor, by contract, or otherwise.

(viii) Neither EFBI nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix) Neither EFBI nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which EFBI or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xi) Except as set forth on Section 5.01(o) of the EFBI Disclosure Schedule, neither EFBI nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii) None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii) EFBI has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) Risk Management Instruments. Neither EFBI nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, except for forward loan commitments in the ordinary course of business.

(q) Books and Records. The books of account, minute books, stock record books, and other records of EFBI and its Subsidiaries, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of EFBI and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of EFBI and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the EFBI Board and the governing bodies of its Subsidiaries, and committees of the EFBI Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, EFBI Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(r) Insurance. Section 5.01(r) of the EFBI Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by EFBI or its Subsidiaries. EFBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; EFBI and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and EFBI and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.

(s) Title to Real Property and Assets.

(i) Section 5.01(s) of the EFBI Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by EFBI or its Subsidiaries. EFBI and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the EFBI Financial Statements as being owned by EFBI as of December 31, 2022, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by EFBI or its Subsidiaries is (Y) operated as a nonconforming use under applicable zoning codes, (Z) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii) Each lease agreement set forth on Section 5.01(s) of the EFBI Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by EFBI or its Subsidiaries, or to the Knowledge of EFBI, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither EFBI nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) The real property owned or leased by EFBI or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to EFBI’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by EFBI or its Subsidiaries, as used in the ordinary course, consistent with past practices of EFBI and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by EFBI or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(iv) All leases pursuant to which EFBI or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that EFBI or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.

(t) Loans.

(i) The allowance for credit losses as reflected on EFBI’s Financial Statements was, in the reasonable opinion of EFBI’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii) Each loan, loan agreement, extension of credit, credit agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of EFBI and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of EFBI and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 5.01(t) of the EFBI Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $25,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by EFBI or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii) Each outstanding Loan of EFBI and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of EFBI and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv) None of the agreements pursuant to which EFBI or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v) There are no outstanding Loans made by EFBI or any of its Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of EFBI or its

Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(t) of the EFBI Disclosure Schedule.

(vi) Neither EFBI nor any of its Subsidiaries is (A) now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(vii) Without limitation of the foregoing, EFBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(t) of the EFBI Disclosure Schedule lists (A) each Loan of EFBI or any EFBI Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of EFBI and its Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (B) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to SARS-CoV-2 or COVID-19.

(u) Repurchase Agreements. With respect to all agreements pursuant to which EFBI or its Subsidiaries has purchased securities subject to an agreement to resell, if any, EFBI or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(v) Investment Securities Portfolio. All investment securities held by EFBI or its Subsidiaries, as reflected in the EFBI Financial Statements, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. EFBI or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the EFBI Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of EFBI or its Subsidiaries.

(w) Deposit Insurance. All of the deposits held by EFBI and its Subsidiaries (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of EFBI or its Subsidiaries, as applicable and (ii) all applicable laws. The deposit accounts of EFBI and any of its Subsidiaries are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to EFBI’s Knowledge, threatened.

(x) Information Security. No third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of EFBI and its Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of EFBI and its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to EFBI. EFBI maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.

(y) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. EFBI is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause EFBI or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. EFBI is not aware of any facts or circumstances that would cause EFBI to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause EFBI or any of its Subsidiaries to undertake any material remedial action. The EFBI Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and EFBI (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(z) CRA Compliance. Neither EFBI nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Eagle Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither EFBI nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause EFBI or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Eagle Bank to fall below “satisfactory.”

(aa) Related Party Transactions. Neither EFBI nor any of its Subsidiaries has entered into any transactions with any Affiliate of EFBI or its Subsidiaries or any Affiliate of any director or officer of EFBI or its Subsidiaries (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of EFBI or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that EFBI or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, EFBI or its Subsidiaries, or (iv) on behalf of EFBI or its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of EFBI or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.01(aa) of the EFBI Disclosure Schedule contains (i) a complete list of all contracts between EFBI, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which EFBI has given its prior written consent). Eagle Bank is not party to any transaction with any Related Party on other than arm’s-length terms.

(bb) Prohibited Payments. None of EFBI, or its Subsidiaries, or to the Knowledge of EFBI, any director, officer, employee, agent or other Person acting on behalf of EFBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of EFBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of EFBI or any of the EFBI Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of EFBI or any of the EFBI Subsidiaries, (v) made any fraudulent entry on the books or records of EFBI or any of the EFBI Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for EFBI or any of the EFBI Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for EFBI or any of the EFBI Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(cc) Fairness Opinion. The EFBI Board has received the written opinion of Janney Montgomery Scott LLC, to the effect that, as of the date hereof, the Aggregate Consideration to be received by the EFBI shareholders in the Parent Merger is fair to the holders of EFBI Common Stock from a financial point of view.

(dd) Absence of Undisclosed Liabilities. Neither EFBI nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on EFBI on a consolidated basis, except as disclosed in the EFBI Financial Statements.

(ee) Material Adverse Effect. EFBI has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2022, that has had or could reasonably be expected to have a Material Adverse Effect on EFBI or any of its Subsidiaries.

(ff) Tax Treatment of Merger. As of the date of this Agreement, EFBI is not aware of any fact or state of affairs relating to EFBI that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code

(gg) EFBI Information. The information provided in writing by EFBI relating to EFBI and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by EFBI, and no statement by EFBI in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to LCNB.

(hh) Mortgage Banking Business.

(i) Section 5.01(hh) of EFBI Disclosure Schedule contains a complete list of mortgage loans serviced by EFBI and its Subsidiaries on behalf of third parties, including each loan’s origination date, maturity date, outstanding balance and escrow balance. EFBI and its Subsidiaries have complied in all respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by EFBI and its Subsidiaries has satisfied in all respects, (A) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between EFBI or its Subsidiaries and any Agency, Loan Investor or Insurer (as such terms are defined below), (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except such noncompliance that, individually or in the aggregate, has not caused, and would not reasonably be likely to cause, a Material Adverse Effect.

(ii) No Agency, Loan Investor or Insurer has (A) notified EFBI or its Subsidiaries in writing that EFBI or its Subsidiaries has violated or has not complied with the applicable underwriting or servicing standards with respect to mortgage loans sold by EFBI or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of EFBI or its Subsidiaries or (C) notified EFBI or its Subsidiaries in writing that it has terminated or intends to terminate its relationship with EFBI or its Subsidiaries for poor performance, poor loan quality or concern with respect to EFBI or its Subsidiaries’compliance with laws.

(iii) EFBI and its Subsidiaries have provided LCNB with a true and complete list of all mortgage loans that EFBI and its Subsidiaries has been required to repurchase, and all other information related to mortgage buybacks, since January 1, 2020.

(iv) As used in this Agreement:

(A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by EFBI or its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;

(B) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by EFBI or its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

(C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by EFBI or its Subsidiaries, including any Agency and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

5.02 Representations and Warranties of LCNB. Except as disclosed in the disclosure schedule delivered by LCNB to EFBI concurrently herewith to the extent applicable (the “LCNB Disclosure Schedule”); provided that (i) the mere inclusion of an item in the LCNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by LCNB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, LCNB hereby represents and warrants to EFBI as follows:

(a) Organization, Standing and Authority.

(i) LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHCA. LCNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. LCNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(ii) Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on LCNB, each Subsidiary of LCNB (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of LCNB to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of LCNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of LCNB, threatened.

(b) Capital Structure of LCNB. As of November 27, 2023, the authorized capital stock of LCNB consists of 19,000,000 LCNB Common Shares, of which 16,301,983 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the November 27, 2023, LCNB has available the following number of LCNB Common Shares for issuance 110,174 for the LCNB Equity Plan. As of November 27, 2023, 3,211,383 LCNB Common Shares were held in treasury by LCNB.

(c) Ownership of EFBI Common Stock. As of the date of this Agreement, LCNB and its Subsidiaries do not beneficially own any of the outstanding EFBI Common Stock.

(d) Authority; No Violation.

(i) LCNB has full corporate power and authority to execute and deliver this Agreement and, subject to the actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the LCNB Board. The LCNB Board has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of LCNB and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement, the transactions contemplated herein, and the adoption and approval of the Subsidiary Bank Merger Agreement by LCNB, as LCNB Bank’s sole shareholder, no other corporate proceedings on the part of LCNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LCNB and (assuming due authorization, execution and delivery by LCNB) constitutes a valid and binding obligation of LCNB, enforceable against LCNB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The LCNB Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of LCNB will have any preemptive right or similar rights in respect thereof.

(ii) Neither the execution and delivery of this Agreement by LCNB, nor the consummation by LCNB of the transactions contemplated hereby, including the Merger and the Subsidiary Bank Merger, nor compliance by LCNB with any of the terms or provisions hereof, will (A) violate any provision of the LCNB Articles or the LCNB Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LCNB, any of the LCNB Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LCNB or any of the LCNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LCNB or any of the LCNB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LCNB.

(e) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or any of its Subsidiaries in connection with the execution, delivery or performance by LCNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the Registration Statement, (C) the Requisite EFBI Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the SDAT pursuant to the MGCL, and filing the Subsidiary Bank Merger Certificates, (E) any approvals and notices required with respect to the LCNB Common Shares to be issued as part of the Aggregate Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(f) SEC Reports.

(i) LCNB has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by LCNB pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “LCNB SEC Reports”) is publicly available. No such LCNB SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any LCNB SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all LCNB SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in the LCNB SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of LCNB and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LCNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of LCNB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Plante & Moran PLLC has not resigned (or informed LCNB that it intends to resign) or been dismissed as independent public accountants of LCNB as a result of or in connection with any disagreements with LCNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither LCNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of LCNB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2022 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2022, (A) LCNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to LCNB or any of its Subsidiaries.

(iv) LCNB has established and maintains a system of internal accounting controls for LCNB and its Subsidiaries designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of LCNB and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of LCNB and its Subsidiaries are being made in accordance with authorizations of management and directors of LCNB and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LCNB or its Subsidiaries that could have a material effect on their financial statements. LCNB has no Knowledge of any deficiency in the effectiveness of LCNB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by LCNB’s financial statements included in the LCNB SEC Reports and, to LCNB’s Knowledge, any fraud, whether or not material, that involves management or other employees of LCNB or its Subsidiaries who have a significant role in LCNB’s internal controls over financial reporting. LCNB has made available to EFBI access to all documentation related to LCNB’s internal control over financial reporting. Since December 31, 2021 there has been no material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LCNB or any of its Subsidiaries or their respective internal accounting controls, including without limitation any material complaint, allegation, assertion or claim that LCNB or LCNB Bank has engaged in questionable accounting or auditing practices.

(h) Regulatory Matters.

(i) Neither LCNB nor LCNB Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii) Neither LCNB nor LCNB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB, no litigation, claim or other proceeding before any court or Governmental Authority is pending against LCNB or LCNB Bank, and, to LCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against LCNB.

(j) Compliance with Laws. LCNB and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB and, to LCNB’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that LCNB or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). LCNB and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to LCNB or any of its Subsidiaries.

(k) Fairness Opinion. The LCNB Board has received the written opinion of Hovde Group, LLC, as of the date hereof, as to the fairness from a financial point of view to LCNB of the Aggregate Consideration to be paid by LCNB in the Merger.

(l) Brokerage and Finder’s Fees. Except for Hovde Group, LLC, LCNB has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Takeover Laws. LCNB has taken all action required to be taken by LCNB in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the LCNB Articles, the LCNB Regulations and/or the governing documents of LCNB Bank.

(n) Tax Treatment of Merger. As of the date of this Agreement, LCNB is not aware of any fact or state of affairs relating to LCNB that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(o) LCNB Information. The information provided in writing by LCNB relating to LCNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by LCNB, and no statement by LCNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to EFBI.

(p) No Stockholder Approval. LCNB does not require the approval of its stockholders to consummate the Parent Merger and the other transactions contemplated by this Agreement.

(q) Financial Ability. LCNB has sufficient cash to pay the Aggregate Cash Consideration. LCNB has a sufficient number of authorized and unreserved LCNB Common Shares to pay the Aggregate Stock Consideration.

(r) Regulatory Capital. LCNB and LCNB Bank are as of the date hereof, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations of the FRB and the OCC, respectively.

ARTICLE VI

Covenants

6.01 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of EFBI and LCNB shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval.

(a) EFBI shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite EFBI Vote. EFBI shall cooperate and keep LCNB informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of EFBI. Each member of the EFBI Board shall have executed and delivered to LCNB a Support Agreement concurrently with the execution of this Agreement.

(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, EFBI shall solicit, and use its reasonable best efforts to obtain, the Requisite EFBI Vote at the EFBI Meeting. Subject to Section 6.06(d), EFBI shall (i) through the EFBI Board, recommend to its shareholders adoption of this Agreement (the “EFBI Recommendation”), and (ii) include such recommendation in the Proxy Statement/Prospectus. EFBI hereby acknowledges its obligation to submit this Agreement to its shareholders at the EFBI Meeting as provided in this Section 6.02. If requested by LCNB, EFBI will engage a proxy solicitor, reasonably acceptable to LCNB, to assist in the solicitation of proxies from shareholders relating to the Requisite EFBI Vote.

6.03 Registration Statement; Proxy Statement/Prospectus.

(a) Upon the execution and delivery of this Agreement, LCNB and EFBI shall promptly cause the Registration Statement to be prepared and LCNB shall cause the Registration Statement to be filed with the SEC. LCNB and EFBI shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to EFBI or LCNB is discovered by EFBI or LCNB, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon LCNB shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC after EFBI shall have been given reasonable time to review such amendment. Upon the effectiveness of such amendment, each of EFBI and LCNB (if prior to the meeting of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. LCNB shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and EFBI shall furnish all information concerning EFBI and the holders of EFBI Common Stock as may be reasonably requested in connection with any such action. EFBI and LCNB shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b) LCNB and EFBI each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the EFBI shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04 Public Announcements. Neither EFBI (or its Representatives) nor LCNB shall, and neither EFBI nor LCNB shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of LCNB, in the case of a proposed announcement, statement or disclosure by EFBI, or EFBI, in the case of a proposed announcement, statement or disclosure by LCNB; provided that LCNB may, without the prior consent of EFBI (but after prior consultation with EFBI to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.

6.05 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, EFBI shall, and shall cause each of its Subsidiaries to, afford Representatives of LCNB reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, EFBI shall, and shall cause its Subsidiaries to, make available to LCNB (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as LCNB may reasonably request, including periodic updates of the information provided in Section 5.01(ff). EFBI shall invite one Representative of LCNB selected by LCNB from time to time to attend, solely as an observer, all meetings of the EFBI Board (and committees thereof) and Eagle Bank board after the date of this Agreement; provided, however, that in no event shall such LCNB Representative be invited to or permitted to attend any executive session of the EFBI Board, Eagle Bank’s board or any meeting at which EFBI reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the EFBI Board or Eagle Bank board, as applicable. Upon the reasonable request of EFBI, LCNB shall furnish such reasonable information about it and its business as is relevant to EFBI and its shareholders in connection with the transactions contemplated by this Agreement. Neither EFBI nor LCNB, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Neither EFBI nor LCNB will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, EFBI will furnish to LCNB (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of EFBI or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the EFBI Board or any committee thereof relating to the financial performance and risk management of EFBI or any of its Subsidiaries.

6.06 Acquisition Proposal.

(a) From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, EFBI shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of EFBI and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, EFBI to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.06(a), if EFBI or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), EFBI and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the EFBI Board determines in good faith, after consultation with EFBI’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (ii) the failure of the EFBI Board to take such action could reasonably be expected to cause the EFBI Board to violate its fiduciary duties to the shareholders of EFBI under applicable Law; provided, that EFBI receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, EFBI shall (i) advise LCNB in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to LCNB a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep LCNB promptly apprised of any related developments, discussions and negotiations (including providing LCNB with a copy of all material documentation and correspondence relating thereto) on a current basis. EFBI agrees that it shall simultaneously provide to LCNB any information concerning EFBI that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to LCNB.

(d) Notwithstanding anything herein to the contrary, at any time prior to the EFBI Meeting, EFBI may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (i) from and after the date hereof, EFBI has complied with Sections 6.02 and 6.06, and (ii) the EFBI Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the EFBI Board may not effect a Acceptance of Superior Proposal unless:

(i) EFBI shall have received an unsolicited bona fide written Acquisition Proposal and the EFBI Board shall have concluded in good faith (after consultation with EFBI’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by LCNB;

(ii) EFBI shall have provided prior written notice to LCNB at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice shall advise LCNB that the EFBI Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii) during the Notice Period, EFBI shall, and shall cause its financial advisors and outside counsel to, negotiate with LCNB in good faith (to the extent LCNB desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the EFBI Board shall have concluded in good faith (after consultation with EFBI’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by LCNB, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, EFBI shall deliver a new written notice to LCNB giving rise to a new five (5) business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the EFBI Board determines in good faith, after consultation with EFBI’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of EFBI Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by LCNB); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to EFBI or publicly announced to EFBI’s shareholders) by any Person or Group (in each case other than LCNB or any of its Affiliates) relating to an Acquisition Transaction involving EFBI or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of EFBI as reflected on EFBI’s consolidated statement of condition prepared in accordance with GAAP.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from EFBI by any Person or Group, other than LCNB or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of EFBI or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than LCNB or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of EFBI or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving EFBI pursuant to which the shareholders of EFBI immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of EFBI, or (C) any liquidation or dissolution of EFBI or any of its Subsidiaries.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, EFBI shall, upon the request of LCNB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of LCNB, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that EFBI shall not be obligated to take any such action pursuant to this Section 6.08 unless and until LCNB acknowledges that all conditions to its obligation to consummate the Merger set forth in Sections 7.01 and 7.02 of this Agreement have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) or, if permitted, waived, and certifies to EFBI that LCNB’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that LCNB is otherwise in material compliance with this Agreement; provided further, however, that EFBI shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP or applicable law. EFBI’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) LCNB and EFBI and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow LCNB to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable and LCNB agrees that it will consult with EFBI with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep EFBI apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. EFBI shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, EFBI shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by LCNB to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) EFBI agrees, upon request, to furnish LCNB with all information concerning itself, Eagle Bank and its Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of LCNB or any of its Subsidiaries to any Regulatory Authority.

6.10 Employment Matters; Employee Benefits.

(a) It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give EFBI’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and EFBI’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of EFBI or any of its Subsidiaries who become employees of LCNB as a result of the Merger shall participate in the employee benefit plans sponsored by LCNB for LCNB’s employees immediately after the Effective Time (with credit for their years of service with EFBI or its Subsidiaries for participation and vesting purposes under LCNB’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent EFBI’s employees participate in LCNB’s group health plan, LCNB agrees to waive all restrictions and limitations for pre-existing conditions under LCNB’s group health plan and applicable insurance policy.

(b) Subject to any applicable regulatory restrictions, LCNB shall pay to each employee of EFBI or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of EFBI or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of EFBI or any of its Subsidiaries for at least six (6) months prior to the Effective Time, (iv) is not offered continued employment by LCNB or any of its Subsidiaries after the Effective Time or is terminated by LCNB without cause within six (6) months after the Effective Time, and (v) who sign and deliver LCNB’s form of termination and release agreement, which is included as an exhibit to this Agreement, a severance amount equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with EFBI or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four (4) weeks of base pay, and the maximum severance payment shall not exceed twenty six (26) weeks of base pay. Such severance pay shall be paid in a lump sum within fourteen (14) days following the employee’s termination, provided that such employee has not been terminated for cause.

(c) The EFBI Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “EFBI 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the EFBI Board shall approve the adoption of any amendments to the EFBI 401(k) Plan sufficient to terminate the EFBI 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Prior to the Effective Time, EFBI shall take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS in advance of the Effective Time. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the EFBI 401(k) Plan upon its termination, the account balances in the EFBI 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the Closing Date, EFBI shall provide LCNB with the final documentation evidencing that the actions contemplated herein have been effectuated. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits and plan loans from the EFBI 401(k) Plan to the LCNB 401(k) plan for employees of EFBI and its Subsidiaries who continue as employees of LCNB and its Subsidiaries after the Effective Time, subject to the provisions of the LCNB 401(k) Plan.

(d) As soon as practicable after the date of this Agreement, EFBI will request that the EFBI ESOP Trustee take all necessary action required by the EFBI ESOP plan documents and applicable law to conduct a pass-through vote of the EFBI ESOP participants to direct the ESOP Trustee to vote the shares of EFBI Common Stock owned by the EFBI ESOP and allocated to the plan accounts of EFBI ESOP participants either in favor of or against the Parent Merger (the “ESOP Vote”). In addition, as soon as practicable after the date of this Agreement, EFBI will request that the EFBI 401(k) Plan Trustee take all necessary action required by the EFBI 401(k) Plan documents and applicable law to conduct a pass-through vote of the EFBI 401(k) Plan participants to direct the EFBI 401(k) Plan Trustee to vote the shares of EFBI Common Stock owned by the EFBI 401(k) Plan and allocated to the plan accounts of EFBI 401(k) Plan participants either in favor of or against the Parent Merger (the “401(k) Vote”). EFBI will provide LCNB for review and comment, reasonably in advance of the ESOP Vote and 401(k) Vote, all materials proposed to be distributed to the EFBI ESOP participants and 401(k) Plan participants in connection with the ESOP Vote and 401(k) Vote. LCNB shall have five business days to review and provide comments with respect to the materials to be distributed to EFBI ESOP participants with respect to the ESOP Vote and with respect to the materials to be distributed to EFBI 401(k) Plan participants with respect to the 401(k) Plan Vote.

(e) The EFBI Board shall terminate the EFBI ESOP effective as of a date immediately preceding the Effective Date. In connection with the termination of the EFBI ESOP: (i) all shares of EFBI Common Stock held by the EFBI ESOP shall be converted into the right to receive the either the Per Share Cash Consideration or the Per Share Stock Consideration in accordance with the terms of this Agreement, (ii) all plan accounts shall be fully vested, (iii) all outstanding indebtedness of the EFBI ESOP shall be repaid by first using any cash in the EFBI ESOP unallocated suspense account to repay such indebtedness and then, if and as necessary, by delivering a sufficient number of LCNB Common Shares, which the EFBI ESOP may receive as part of the Aggregate Stock Consideration, in the EFBI ESOP unallocated suspense account to repay such indebtedness, (iv) the balance of the unallocated shares and any other unallocated assets remaining in the EFBI ESOP after repayment of the EFBI ESOP loan shall be allocated as earnings to the accounts of the EFBI ESOP participants who are employed as of the date of termination of the EFBI ESOP based on their account balances under the EFBI ESOP as of the date of termination of the EFBI ESOP, and (v) distributed to EFBI ESOP participants after the receipt of a favorable determination letter from the IRS unless otherwise required by applicable law. Prior to the Effective Time, EFBI shall take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS in advance of the Effective Time. Eagle.bank will adopt such amendments to the EFBI ESOP to effect the provisions of this Section 6.10(e). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the EFBI ESOP upon its termination, the account balances in the EFBI ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the Closing Date, EFBI shall provide LCNB with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Eagle.bank shall continue to accrue and make contributions to the EFBI ESOP trust from the date of this Agreement through the termination date of the EFBI ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the EFBI ESOP prior to the termination of the EFBI ESOP and shall make a full payment on the EFBI ESOP loan for the 2023 plan year and a pro-rated payment on the EFBI ESOP for the 2024 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the EFBI ESOP.

(f) Each employee of EFBI and its Subsidiaries that continues with LCNB, or any of its Subsidiaries, will at the Effective Time be entitled to the greater of (A) the accrued and unused paid-time-off (i.e. the amounts accumulated from vacation, occasional non-work illness, appointments, personal emergencies, etc.) such employee has as of the Effective Time, or (B) the accrued and unused paid-time-off such employee would have for the same period had such employee been under LCNB’s policies and procedures.

(g) Prior to the Effective Time, EFBI may make certain retention or stay bonus payments to certain employees of EFBI and its Affiliates pursuant to a retention or stay bonus agreement, the form of which is attached to this Agreement as Exhibit C; provided, however, that the total aggregate amount of payments made pursuant to this Section 6.10(g), applicable allocation of such amounts and list of recipients of such amounts are all set forth in Section 6.10(g) of EFBI Disclosure Schedule.

(h) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by EFBI with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of LCNB, and EFBI shall consider in good faith revising such notice or communication to reflect any comments or advice that LCNB timely provides. LCNB shall have five business days to review and provide comments with respect to such materials.

(i) As of the date of this Agreement, EFBI shall make reasonable best efforts to cause such employees subject to Executive Employment Agreements to execute a settlement agreement in the form set forth on Exhibit D attached hereto, which states that all obligations and amounts due under each Executive Employment Agreement (“Executive Employment Agreement Payment Obligations”) have been fully paid, fulfilled and/or waived. In no event shall the Executive Employment Agreement Payment Obligations exceed the amount set forth in Section 6.10(i) of EFBI Disclosure Schedule.

(j) Not later than thirty (30) days prior to the Closing Date, EFBI and EAGLE.bank shall take all actions, including through resolutions of the boards of directors of EFBI and EAGLE.bank, that may be necessary or appropriate, to cause the supplemental retirement plans set forth in Section 6.10(j) of EFBI Disclosure Schedule to terminate and to be paid out on or immediately prior to the Closing Date in accordance with Section 409A of the Code, effective immediately upon the Closing.

(k) As of the date of this Agreement, LCNB shall provide mutually agreeable employment terms to Patricia L. Walter relating to her employment with LCNB post-Closing, including without limitation title, responsibilities and compensation.

(l) Nothing in this Agreement shall confer upon any employee, director or consultant of EFBI or any of the EFBI Subsidiaries or affiliates any right to continue in the employ or service of LCNB, or any LCNB Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of EFBI, LCNB or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of EFBI or any of the EFBI Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of EFBI or any of the EFBI Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.11 Notification of Certain Matters; Disclosure Supplements.

(a) LCNB and EFBI (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b) LCNB and EFBI shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the LCNB Disclosure Schedule and the EFBI Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LCNB Disclosure Schedule or the EFBI Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LCNB or EFBI (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the LCNB Disclosure Schedule or EFBI Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12 Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of EFBI with the business of LCNB following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by LCNB. EFBI agrees to use all commercially reasonable efforts to promptly commence and aid LCNB preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about May 4, 2024. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13 Consents. EFBI shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. EFBI shall cause the policies of insurance listed in the EFBI Disclosure Schedule to remain in effect until the Effective Time.

6.15 Reserved.

6.16 Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of EFBI and LCNB pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of EFBI, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of EFBI under Section 6.03. EFBI and LCNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. EFBI and LCNB agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of EFBI or LCNB to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, EFBI and LCNB agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17 Regulatory Matters. LCNB, EFBI and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by EFBI or any Subsidiary with, or a commitment letter, board resolution or similar submission by EFBI or any Subsidiary to, or supervisory letter from any Regulatory Authority to EFBI or Subsidiary, to the satisfaction of such Regulatory Authority.

6.18 Indemnification.

(a) For a period of six (6) years after the Effective Time, LCNB shall indemnify each Person who served as a director or officer of EFBI on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the EFBI Articles and the EFBI Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of EFBI; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.

(b) Before the Effective Date, EFBI shall procure, at the expense of LCNB, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by EFBI (“Tail Policy”) to be effective for a period of six (6) years following the Effective Time, on terms no less advantageous than those contained in EFBI’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 150% of EFBI’s current premium levels.

6.19 Environmental Assessments. EFBI hereby agrees to permit LCNB to engage, at the expense of LCNB, a qualified consultant, mutually agreeable to EFBI and LCNB, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice” (“Phase I”) or such other lesser standard of review as determined by LCNB in its sole discretion, of each parcel of real estate owned by EFBI or any Subsidiary, including real estate acquired by Eagle Bank upon foreclosure.

6.20 Litigation and Claims. Each of LCNB and EFBI shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of LCNB or EFBI, as applicable, threatened against LCNB, EFBI or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against LCNB, EFBI or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. EFBI shall give LCNB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against EFBI and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without EFBI’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.21 NASDAQ Listing. LCNB shall cause the LCNB Common Shares to be issued in the Merger to be approved for listing on the NASDAQ – Capital Market® as of the Effective Time.

6.22 Absence of Control. It is the intent of the parties to this Agreement that LCNB, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, EFBI or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of EFBI or any of its Subsidiaries. Prior to the Effective Time, EFBI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.23 Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of LCNB and EFBI agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax free reorganization under Section 368(a) of the Code.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of LCNB and EFBI to consummate the Merger is subject to the fulfillment or written waiver by LCNB and EFBI, as the case may be, prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of EFBI.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines would either before or after the Effective Time be Unduly Burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to EFBI and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Listing of LCNB Common Shares. The LCNB Common Shares to be issued in the Parent Merger shall have been authorized for listing on the NASDAQ – Capital Market®.

(e) Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

7.02 Conditions to Obligation of EFBI. The obligation of EFBI to consummate the Merger is also subject to the fulfillment or written waiver by EFBI prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of LCNB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and EFBI shall have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect.

(b) Performance of Obligations of LCNB. LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and EFBI shall have received a certificate, dated the Effective Date, signed on behalf of LCNB by the Chief Executive Officer of LCNB to such effect.

(c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on LCNB.

(d) Tax Opinion. EFBI shall have received an opinion of Dinsmore & Shohl LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from EFBI and LCNB, which representations may take the form of written certifications.

7.03 Conditions to Obligation of LCNB. The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of EFBI set forth in this Agreement shall be true and correct, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of EFBI, by the Chief Executive Officer of EFBI to such effect.

(b) Performance of Obligations of EFBI. EFBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of EFBI by the Chief Executive Officer of EFBI to such effect.

(c) Consents. EFBI shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts under Section 7.03(c) of EFBI Disclosure Schedule.

(d) FIRPTA Certification. LCNB shall have received a statement executed on behalf of EFBI, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to LCNB certifying that the EFBI Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e) Reserved.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by EFBI or any of its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to LCNB, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(n) of this Agreement disclosed in a Phase I report shall have been remedied by EFBI or any of its Subsidiaries to the reasonable satisfaction of LCNB.

(g) Tail Policy. EFBI shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h) Estoppel Certificates. EFBI shall have delivered to LCNB an estoppel certificate, in such form as is acceptable to LCNB, for each lease agreement set forth in Section 5.01(s) of the EFBI Disclosure Schedule from the applicable counterparty.

(i) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on EFBI.

(j) Tax Opinion. LCNB shall have received an opinion of Dinsmore & Shohl LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from EFBI and LCNB, which representations may take the form of written certifications.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of LCNB and EFBI, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b) At any time prior to the Effective Time, by LCNB or EFBI upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) At any time prior to the Effective Time, by LCNB or EFBI upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by July 1, 2024, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) By EFBI or LCNB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised LCNB or EFBI to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Bank Merger.

(e) By either EFBI or LCNB if the Requisite EFBI Vote shall not have been obtained at the EFBI Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite EFBI Vote at the EFBI Meeting or at any adjournment or postponement thereof.

(f) By:

(i) EFBI if (A) the EFBI Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) EFBI has complied in all respects with Section

6.06; provided, that the right of EFBI to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the concurrent payment by EFBI to LCNB of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if EFBI shall not have paid and LCNB shall not have received the Termination Fee; or

(ii) LCNB prior to the time the Requisite EFBI Vote is obtained, if (A) the EFBI Board shall have (1) failed to include the EFBI Recommendation in the Proxy Statement/Prospectus, or withdrawn, modified or qualified the EFBI Recommendation in a manner adverse to LCNB, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) EFBI or the EFBI Board has breached its obligations under Section 6.02 or Section 6.06 in any material respect.

(g) By written notice of EFBI to LCNB if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the LCNB Market Value on the Determination Date is less than the LCNB Market Price multiplied by 0.80; and

(ii) the number obtained by dividing the LCNB Market Value on the Determination Date by the LCNB Market Price shall be less than the Index Ratio minus 0.20;

Subject, however, to the following three sentences: If EFBI elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to LCNB. During the five business day period commencing with LCNB’s receipt of such notice, LCNB shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the LCNB Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the LCNB Market Value on the Determination Date. If within such five business day period, LCNB delivers written notice to EFBI that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies EFBI of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $3,217.08, the closing value of the Index on November 28, 2023.

“LCNB Market Price” shall mean the volume average weighted closing sale price of a LCNB Common Share on The NASDAQ - Capital Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“LCNB Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of LCNB Common Shares as reported on The NASDAQ Capital Market® for the ten consecutive trading days immediately preceding such specified date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement.

(a) In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, neither LCNB nor EFBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b) In the event that:

(i) (A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the EFBI Board or has been made directly to the EFBI shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to EFBI, and thereafter this Agreement is terminated by LCNB pursuant to Section 8.01(b) as a result of a willful breach by EFBI; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, EFBI enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then EFBI shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay LCNB, by wire transfer of same day funds (to an account designated in writing by LCNB), a fee equal to $1,025,000 (the “Termination Fee”); and

(ii) this Agreement is terminated by EFBI or LCNB pursuant to Section 8.01(f), then EFBI shall pay LCNB, by wire transfer of same day funds (to an account designated in writing by LCNB), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c) Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if EFBI fails promptly to pay Termination Fee, and, in order to obtain the payment LCNB commences a suit which results in a judgment against EFBI for payment of any such amount, EFBI shall pay the costs and expenses of LCNB (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if EFBI fails to pay the Termination Fee, then EFBI shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 8.02(c)) the sole monetary remedy of LCNB in the event of a termination of this Agreement specified in this Section 8.02 under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

Miscellaneous

9.01 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite EFBI Vote; provided, however, that after the receipt of the Requisite EFBI Vote, there may not be, without further approval of such shareholders of EFBI, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite EFBI Vote, there may not be, without further approval of such shareholders of EFBI, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.04 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.06 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Lebanon, Warren County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.09.

9.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

9.08 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to EFBI, to:	Eagle Financial Bancorp, Inc. 6415 Bridgetown Road Cincinnati, Ohio 45248 Attention: Gary J. Koester, Chairman and CEO Email: gary.koester@eagle.bank

With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attention: Kip A. Weissman Email: kweissman@luselaw.com

If to LCNB, to:	LCNB CORP. P.O. Box 59 Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President & CEO Email: emeilstrup@lcnb.com

With a copy to:	Dinsmore & Shohl LLP 191 W. Nationwide Boulevard, Suite 200 Columbus, OH 43215 Attention: Christian Gonzalez Email: christian.gonzalez@dinsmore.com

9.10 Entire Understanding. This Agreement, the Subsidiary Bank Merger Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation between the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b)  any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EAGLE FINANCIAL BANCORP, INC.

By	/s/ Gary J. Koester
Gary J. Koester, Chairman and CEO

LCNB CORP.

By	/s/ Eric J. Meilstrup
Eric J. Meilstrup, President and CEO

EXHIBIT A

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of ________, 2023, by and among LCNB Corp., a financial holding company incorporated under Ohio law (“LCNB”), Eagle Financial Bancorp, Inc., a bank holding company incorporated under Maryland law (“EFBI”), and ___________ (“Shareholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, LCNB and EFBI are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, EFBI shall be merged with and into LCNB, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.

WHEREAS, as of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of EFBI Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of EFBI Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).

WHEREAS, as an inducement and condition to entering into the Merger Agreement, LCNB has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follow:

ARTICLE I

VOTING AGREEMENT

Section 1.1 Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the EFBI Meeting, and at any other meeting of the shareholders of EFBI, however called, or any adjournment or postponement thereof, Shareholder shall:

(a) appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Parent Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Parent Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of EFBI contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Parent Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.

Section 1.2 Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of EFBI or the EFBI Subsidiaries, and nothing in this Agreement: (a) will limit or affect

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any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of EFBI or the EFBI Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to EFBI, the EFBI Subsidiaries or their respective shareholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to LCNB as follows:

Section 2.1 Authority; Authorization.

(a) Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(c) Assuming the authorization, execution and delivery of this Agreement by LCNB, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.2 Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

Section 2.3 Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of EFBI Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the

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EFBI Meeting or any other shareholder meeting of EFBI in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 2.4 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any Governmental Authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.5 Reliance by LCNB. Shareholder understands and acknowledges that LCNB is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

COVENANTS

Section 3.1 No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a) Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 6.06 of the Merger Agreement, except as permitted by such Section 6.06 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of EFBI Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of EFBI vote in favor of the adoption and approval of the Merger Agreement and the Parent Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than LCNB with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.

(b) Shareholder hereby agrees to notify LCNB promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of EFBI Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.2 Restrictions on Transfer and Proxies; Non-Interference.

(a) Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with LCNB’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Parent Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of EFBI or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, (i) Shareholder may make gifts of Owned Shares during the term of

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this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement and (ii) Shareholder’s estate may make transfers of Owned Shares during the term of this Agreement by will or by laws of intestate succession if the transferee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.

(b) Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3 Reserved.

Section 3.4 Stop Transfer. Shareholder agrees that it shall not request that EFBI register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless the transfer is made in compliance with this Agreement.

Section 3.5 Further Assurances; Cooperation.

(a) Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with LCNB and EFBI in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by LCNB for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Authorities).

(b) Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Authority or Governmental Authority, in any other documents or communications provided by LCNB or EFBI to any Regulatory Authority or Governmental Authority or to security holders of LCNB or EFBI) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with LCNB and the LCNB Subsidiaries and/or EFBI, and the EFBI Subsidiaries.

Section 3.6 Non-Competition and Non-Solicitation.

(a) Shareholder agrees that for both (x) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors of EFBI and any EFBI Subsidiary), and (y) a period of two (2) years from and after the Effective Time, Shareholder will not:

(i) engage in a Competitive Business (as defined below) as an employee, officer or director (or any equivalent role); provided that the foregoing shall not prohibit the Shareholder from holding up to two percent (2%) of the outstanding securities of any class of any publicly held company which is a Competitive Business;

(ii) (A) solicit or otherwise attempt in any manner to cause or otherwise encourage any persons who are employees of EFBI or any EFBI Subsidiary at the Effective Time (“Employees” and each individually an

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“Employee”) to leave the employ of EFBI, any EFBI Subsidiary, LCNB, or any LCNB Subsidiary, except by means of general advertising for employees not directly targeted at the Employees, or (B) hire any Employee, or cause, induce or encourage any Competitive Business to hire any Employee, except for any hiring resulting from general advertising for employees not directly targeted at the Employees; or

(iii) on behalf of a Competitive Business, either (A) induce, persuade, encourage or influence, or attempt to induce, persuade, encourage or influence, any person having a business relationship with EFBI or any EFBI Subsidiary at the Effective Time, to discontinue, reduce or restrict such relationship, or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who were depositors, borrowers or customers of EFBI or any EFBI Subsidiary at the Effective Time. For the avoidance of doubt, the Shareholder shall not be deemed to be acting “on behalf of a Competitive Business” if the Shareholder, in his professional capacity as an attorney, accountant or real estate agent/broker, renders legal or financial advice to a client in good faith.

(iv) For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, trust company, industrial bank, or registered bank holding company located within the State of Ohio.

(b) Shareholder acknowledges and agrees that the business conducted by LCNB and the LCNB Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.6 are made as a necessary inducement for LCNB to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and LCNB each consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.6 is unenforceable against any party, the provisions of this Section 3.6 shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as the applicable court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence the applicable amendment.

(c) Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect LCNB’s legitimate business interests and to protect the value of LCNB’s acquisition of EFBI.

(d) Shareholder will not, at any time during the two-year period referred to in Section 3.6(a) of this Agreement, disparage LCNB or any of the LCNB Subsidiaries, or the business conducted by LCNB or any of the LCNB Subsidiaries.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the date that is twelve (12) months following the Effective Time.

Section 4.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement or any obligations under this Agreement.

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ARTICLE V

MISCELLANEOUS

Section 5.1 Amendment; Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.

Section 5.2 Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

If to Shareholder:	The address provided on Attachment A hereto.

If to EFBI, to:	Eagle Financial Bancorp, Inc. 6415 Bridgetown Road Cincinnati, Ohio 45248 Attention: Gary J. Koester, Chairman and CEO Email: gary.koester@eagle.bank

With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attention: Kip A. Weissman Email: kweissman@luselaw.com

If to LCNB, to:	LCNB CORP. P.O. Box 59 Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President & CEO Email: emeilstrup@lcnb.com

Section 5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of LCNB.

Section 5.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion

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of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.7 Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that LCNB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which LCNB may be entitled (including monetary damages), LCNB shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither LCNB nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Lebanon, Warren County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the action.

Section 5.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 5.11 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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SUPPORT AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER	LCNB CORP.

By:
[Name]		Eric J. Meilstrup, President and CEO

SHAREHOLDER’S SPOUSE	EAGLE FINANCIAL BANCORP, INC.

By:
Gary J. Koester, Chairman and CEO
[Name]

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ANNEX I

Shareholder	Address and Email	Owned Shares

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EXHIBIT B

FORM OF SUBSIDIARY BANK MERGER AGREEMENT

AGREEMENT TO MERGE

between

EAGLE.BANK

and

LCNB NATIONAL BANK

under the charter of

LCNB NATIONAL BANK

This AGREEMENT TO MERGE (this “Agreement”) is made as of November 28, 2023 by and between EAGLE.BANK (“Eagle Bank”), a state-chartered bank operating under a universal bank charter election in accordance with applicable Ohio law, being headquartered at 6415 Bridgetown Road, City of Cincinnati, County of Hamilton, in the State of Ohio, and LCNB NATIONAL BANK (“LCNB Bank”), a national banking association being headquartered at 2 N. Broadway, City of Lebanon, County of Warren, in the State of Ohio.

WHEREAS, LCNB Corp. the parent company of LCNB Bank (“LCNB”), and Eagle Financial Bancorp, Inc., the parent company of Eagle Bank (“EFBI”), have entered into that certain Agreement and Plan of Merger, dated as of November 28, 2023 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, EFBI shall merge with and into LCNB (the “Merger”);

WHEREAS, the Merger Agreement contemplates that immediately following the consummation of the Merger and pursuant to this Agreement, Eagle Bank will merge with and into LCNB Bank (the “Bank Merger”); and

WHEREAS, the boards of directors of each of Eagle Bank and LCNB Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.

At the Effective Time (as defined below) Eagle Bank shall be merged into LCNB Bank under the charter of LCNB Bank. LCNB Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Eagle Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).

Section 2.

The name of the Surviving Association shall be LCNB National Bank.

Section 3.

The business of the Surviving Association shall be that of a national banking association. This business shall be conducted by the Surviving Association at its main office to be located at 2 N. Broadway, Lebanon, Warren County, Ohio and at its legally established branches. The established offices of Eagle Bank immediately prior to the Effective Time shall become branch facilities of the Surviving Association.

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Section 4.

The amount of the capital stock that the Surviving Association shall be authorized to issue shall be 850 shares of common stock, no par value per share, and at the Effective Time, the Surviving Association shall have 850 shares outstanding.

Section 5.

The Bank Merger shall have the effects set forth in 12 C.F.R. §5.33(l). All assets of Eagle Bank and LCNB Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for, and shall assume, all of the liabilities of every kind and description of LCNB and Eagle Bank, including without limitation all liabilities and obligations arising from or relating to any liquidation account previously established by Eagle Bank, and all liabilities arising from the operation of any trust department of Eagle Bank or LCNB Bank, existing as of the Effective Time.

Section 6.

Each share of capital stock of LCNB Bank, no par value per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

Each share of capital stock of Eagle Bank, par value $0.01 per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.

Section 7.

Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of LCNB Bank immediately prior to the Effective Time. Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

Section 8.

From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of LCNB Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.

Section 9.

This Agreement shall terminate immediately and automatically without any further action on the part of Eagle Bank or LCNB Bank, or any other person, upon the termination of the Merger Agreement.

Section 10.

The respective obligations of Eagle Bank and LCNB Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Merger in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of LCNB as the sole shareholder of LCNB Bank and by the written consent of EFBI as the sole shareholder of Eagle Bank, in each case as required by applicable law.

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Section 11.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original. This Agreement, and any amendments hereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signatures on Following Page]

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WITNESS, the signatures of the merging banks this 28th day of November, 2023, each set by its president or chief executive officer and attested to by a duly appointed officer, pursuant to a resolution of its board of directors, acting by a majority.

LCNB NATIONAL BANK

By:
Name:	Eric J. Meilstrup
Its:	President and CEO

Attest:
Title:	Cynthia Layer, VP/Executive Assistant

EAGLE.BANK

By:
Name:	Gary J. Koester
Its:	Chairman and CEO

Attest:
Title:	Patricia L. Walter, President

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EXHIBIT C

FORM OF RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) is made this    day of       2023 by and between [  ] (“Employee”), and EAGLE.bank, a state-chartered bank (the “Bank”).

W I T N E S S E T H:

WHEREAS, Employee serves as an employee of the Bank; and

WHEREAS, the Bank and Employee have had discussions with respect to the payments the Bank will agree to make to Employee if Employee remains employed by the Bank (or its successor, if applicable) until May 6, 2024 (the “Retention Date”).

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.

Retention Payment. If Employee remains an employee of the Bank (or its successor) on the Retention Date, the Bank (or its successor) will pay Employee [ ] Dollars ($[ ]) in a lump sum, less applicable withholding (the “Retention Payment”). The Retention Payment will be made within ten business days following the Retention Date.

2.	Withholding. The Bank may make such provisions as it deems appropriate for all required tax and other withholdings in connection with the Retention Payment.

3.

Nature of Employment and Obligations. Nothing contained herein shall be deemed to create any relationship between the Bank and Employee other than a terminable at will employment relationship between the Bank and Employee, and the Bank may terminate Employee’s employment at any time. In the event the Bank (or its successor) terminates the employment of Employee for reasons other than cause prior to the Retention Date, then Employee shall nevertheless be paid the Retention Payment, in a lump sum (less applicable withholding), within ten business days following the Retention Date.

4.	Amendment. The terms of this Agreement may not be modified other than in a written document signed by the parties.

5.

Entire Agreement. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof and recites the sole consideration for the promises exchanged. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

6.

Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives, including LCNB National Bank.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

[signature page follows]

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representatives and Employee has executed this Agreement, all as of the day and year first written above.

EAGLE.BANK

By:
Duly Authorized Officer

EMPLOYEE

By:
[ ]

EXC - 2

EXHIBIT D

FORM OF SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is entered into as of November 28, 2023 by and among [name] (the “Executive”), Eagle Financial Bancorp, Inc., a Maryland corporation (“EFBI”), EAGLE.bank, a state chartered bank operating under a universal bank charter election in accordance with applicable Ohio law (“Eagle Bank”), LCNB Corp., an Ohio corporation (“LCNB”) and LCNB National Bank, a national bank (“LCNB Bank”). The Executive and the entities listed above are sometimes referred to as the “Parties” for purposes of this Settlement Agreement.

WITNESSETH:

WHEREAS, concurrently with the execution of this Settlement Agreement, LCNB and EFBI have entered into an Agreement and Plan of Merger, dated as of November 28, 2023 (the “Merger Agreement”), pursuant to which EFBI will merge with and into LCNB, with LCNB as the surviving entity, followed by the merger of Eagle Bank with and into LCNB Bank, with LCNB Bank as the surviving entity (collectively referred to as the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the Parties desire to enter into this Settlement Agreement, which shall supersede the [Amended and Restated] Employment Agreement, dated as of [    ], by and between the Eagle Bank and the Executive (the “Employment Agreement”), in its entirety, effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Cancellation of Agreement. Effective immediately prior to the Effective Time of the Merger, the Employment Agreement shall be cancelled in its entirety and the Parties thereto shall have no further rights or obligations thereunder. If the Merger Agreement is terminated or otherwise cancelled, this Settlement Agreement will be null and void ab initio, and the Employment Agreement will remain in full force and effect in accordance with its terms.

2. Agreement Amount. Subject to Sections 2.4 and 5, provided the Executive has remained employed with Eagle Bank to and including the Closing Date, the Executive will receive the following payments and benefits under Section 2.1, 2.2 and 2.3:

2.1 A lump-sum cash amount payable by LCNB Bank upon expiration of the Revocation Period (as defined in the Release (as hereinafter defined)), equal to $[*] (the “Settlement Amount”). The Parties agree that the calculation of the Settlement Amount will be updated to reflect the Executive’s 2024 base salary and other applicable compensation using the same methodology as used to calculate the Settlement Amount.

2.2 The Executive and the Executive’s dependents will be entitled to elect continuing medical and dental coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the LCNB Bank shall pay the cost of the Executive’s (and, to the extent applicable, the Executive’s dependent’s) continuing medical and dental coverage for a period of eight (8) months following the Effective Time (the “COBRA Payments”). COBRA Payments may include a lump sum cash payment equal to the cost of COBRA if the Executive and/or the Executive’s dependents (if applicable) do not elect COBRA. In the event paying the cost of the coverage on a non-taxable basis would result in penalties or excise taxes to LCNB Bank or LCNB Bank is unable to provide the coverage on a non-taxable basis, then the cost of the COBRA coverage paid by LCNB Bank shall be includable in the taxable income of the Executive.

EXD - 1

2.3 The Executive will be entitled to life insurance coverage that is substantially comparable, as reasonably available, to the coverage maintained by Eagle Bank prior to the Closing Date and the LCNB Bank shall pay the cost of the Executive’s continuing life insurance coverage a period of eight (8) months following the Effective Time (the “Life Insurance Payments”). Life Insurance Payments may include a lump sum cash payment equal to the cost of said payments if providing such coverage is not permitted under the terms of the life insurance plan and/or the Executive does not elect to continue the life insurance coverage.

2.4 In any event, the payment of the Settlement Amount, and the Executive’s right to receive the same, shall be conditioned on the Executive’s execution and delivery to Eagle Bank of a general release (in the form as attached to this Agreement as Exhibit A) (the “Release”), which shall be signed on the Closing Date. Contingent on the Executive’s timely execution and delivery of the Release, the Executive shall have a non-forfeitable right to payment of the Settlement Amount hereunder.

3. Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount, the COBRA Payments and the Life Insurance Payments under this Agreement shall not release Eagle Bank, EFBI, LCNB or LCNB Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Eagle Bank, including any benefits that become vested as a result of the Merger; (c) the payment of the Merger Consideration with respect to any unvested restricted stock held by the Executive and any EFBI stock options held by the Executive as contemplated by the Merger Agreement; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Company as contemplated by the Merger Agreement; and (e) rights to indemnification under applicable corporate law, the organizational documents of EFBI or Eagle Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement.

4. Complete Satisfaction. In consideration of the payment of the Settlement Amount, the COBRA Payments and the Life Insurance Payments, and the Executive’s execution and delivery of the Release, the Parties hereby agree that the payment of the Settlement Amount, the COBRA Payments and the Life Insurance Payments in accordance with Section 2, shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement. For purposes of clarity, the Settlement Agreement does not impact the Executive’s benefit under any supplemental executive retirement plan of Eagle Bank.

5. Section 280G Cut-Back. Notwithstanding anything in this Settlement Agreement or the Employment Agreement to the contrary, if the sum of the Settlement Amount, COBRA Payments and Life Insurance payments, together with any other payments or benefits to which the Executive has the right to receive from Eagle Bank or EFBI, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to this Settlement Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Code. Any determination required under this Section 5 shall be made by LCNB and its tax advisors using the previous methodology to calculate the Settlement Amount, whose determination shall be conclusive and binding upon the Executive.

6. Code Section 409A Compliance. The intent of the Parties is that payments under this Settlement Agreement either be exempt from or comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Settlement Agreement shall be interpreted to be in compliance therewith. The Parties anticipate that the payment under this Settlement Agreement qualifies for the short-term deferral exception under Code Section 409A.

7. 280G. The Parties agree that the Settlement Amount does not result in an “excess parachute payment” under Section 280G of the Code based on calculations as of the date of this Settlement Agreement.

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8. General.

8.1 Heirs, Successors, and Assigns. The terms of this Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, assigns and legal representatives, including, for the avoidance of doubt, EFBI, Eagle Bank and LCNB and LCNB Bank as the respective successors of EFBI and Eagle Bank following the Merger.

8.2 Final Agreement. This Settlement Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Settlement Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties.

8.3 Withholdings. Eagle Bank and LCNB Bank, if applicable, may withhold from any amounts payable under this Settlement Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

8.4 Governing Law. This Settlement Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Ohio, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

8.5 Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, he agrees to all the terms of this Settlement Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Settlement Agreement.

8.6 Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 Jurisdiction/Venue. Any action arising from this Settlement Agreement shall be brought in the state or federal courts in Hamilton County, Ohio, and the Parties hereby consent to the jurisdiction of such courts in any such action.

9. Effectiveness. Notwithstanding anything to the contrary contained herein, this Settlement Agreement shall become effective as of the Effective Time of the Merger and be subject to consummation of the Merger in accordance with the terms of the Merger Agreement. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Settlement Agreement shall be deemed null and void ab initio.

[SIGNATURE PAGE FOLLOWS]

EXD - 3

IN WITNESS WHEREOF, the Parties have each caused this Settlement Agreement to be executed by the Executive or its duly authorized officer, as applicable, effective as of the date first above written.

EXECUTIVE

[name]

EAGLE.bank

By:
Name: Gary J. Koester
Title: Chairman and CEO

EAGLE FINANCIAL BANCORP, INC.

By:
Name: Gary J. Koester
Title: Chairman and CEO

LCNB CORP.

By:
Name: Eric J. Meilstrup
Title: President and CEO

LCNB NATIONAL BANK

By:
Name: Eric J. Meilstrup
Title: President and CEO

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

EXD - 4

EXHIBIT A

GENERAL RELEASE

Pursuant to Section 2 of the Settlement Agreement by and among by and among [name] (the “Executive”), Eagle Financial Bancorp, Inc., a Maryland corporation (“EFBI”), Eagle.bank, a state chartered bank operating under a universal charter election in accordance with applicable Ohio law (“Eagle Bank”), LCNB Corp., an Ohio corporation and LCNB National Bank, a national bank (herein after, the “Settlement Agreement”), as a condition to receiving the payments and benefits referenced in Section 2 of the Settlement Agreement, the Executive has agreed to execute this General Release as of [date] (the “Release Date”) in accordance with the terms and conditions below. Capitalized terms not defined herein shall have the meaning set forth in the Settlement Agreement.

1. Release. In consideration of the receipt of the payments under Section 2 of the Settlement Agreement, the Executive, for [himself and his] heirs, personal representatives, executors, administrators, insurers, attorneys, successors and assigns, does hereby waive, release and forever discharge Eagle Bank, all present and former subsidiaries, parents, affiliates, and related entities, their successors, assigns, present and former agents, representatives, managers, employees, officers, shareholders, principals, partners, investors, insurers, attorneys, directors and trustees (hereinafter, the “Released Parties”) from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, judgments, attorney’s fees, and expenses of any nature whatsoever, in law or equity, known or unknown (“Claims”) arising at any time prior to and through the Release Date that have or might have been asserted against them by the Executive, or on [his] behalf, including without limitation Claims relating to the Executive’s employment by Eagle Bank, including without limitation all Claims for discrimination, harassment, or retaliation of any type under any federal, state or local law, ordinance or regulation, all Claims under federal, state or local whistleblower or employment laws or occupational, safety and health laws, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Americans with Disabilities Act Amendments Act, the Federal Rehabilitation Act of 1973, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information and Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, as amended, and all whistleblower statutes administered by the U.S. Occupational Safety & Health Administration, including but not limited to the Consumer Product Safety Improvement Act and the Sarbanes Oxley Act, the False Claims Act, the Employee Retirement Income Security Act of 1974, to the extent that claims under that statute may be waived, the National Labor Relations Act, the Labor Management Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform Control Act, as amended, the Fair Labor Standards Act, as amended, to the extent that such claims may be waived, KRS Chapter 337, the Worker Adjustment and Retraining Notification Act of 1988, the Consolidated Omnibus Budget Reconciliation Act, as amended, the Uniformed Services Employment and Reemployment Rights Act, as amended, the Kentucky Civil Rights Act, KRS Chapter 344, the Kentucky Equal Opportunity Act, KRS 207.130 to KRS 207.240, and any other state or local law, regulation, ordinance, or other enactment, as well as any Claims for intentional or negligent infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful discharge, constructive discharge, outrage, loss of consortium, promissory estoppel, public policy, and any contract, tort or other common law Claims for damages or equitable Claims, except for (a) any Claims for failure of payment of the Settlement Amount, (b) compensation for services as an employee of Eagle Bank that have accrued but are not yet payable as of the Release Date as reflected on the books and records of Eagle Bank, and (c) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.18 of the Merger Agreement, if applicable, it being understood and agreed that the Executive is not releasing or waiving any rights to indemnification the Executive may have under the Articles of Incorporation or Bylaws of Eagle Bank or EFBI (the matters referred to in the foregoing clauses (a) through (c) being referred to, individually and collectively, as the “Exclusions”) .

The Executive understands and agrees that certain facts in respect of which this Release is made may be hereafter known to be other than or different from the facts now known or believed to be true. The Executive

EXD - 5

acknowledges that the Executive has had the opportunity to discover and acquire any and all facts with respect to this Release, if any, and the Executive expressly accepts and assumes the risk that the facts may be different than the Executive understands or believes them to be, and the Executive hereby agrees that all terms, without limitation or exception, of this Release shall in all respects be effective, binding, and not subject to termination or rescission because of any such difference in facts, without regard to the nature of such facts or the reason or reasons why such facts were not discovered until after the execution of this Release.

The Executive retains the right to initiate or cooperate in any Equal Employment Opportunity Commission or other administrative charge or investigation which cannot be legally waived, but the Executive gives up the right to recover any monetary damages from any Released Party as a result of such a charge. Eagle Bank agrees that the Executive is neither releasing nor assigning any claim which the law does not permit the Executive to release or assign.

2. Covenant Not to Sue. The Executive agrees not to file a lawsuit asserting any Claims that are released in this Release, and the Executive waives the right to recover in any suit or other proceeding brought on the Executive’s behalf. Should the Executive breach this Release by filing a lawsuit against any of the Released Parties based on Claims the Executive has released, except for any challenge of the Executive’s release of the Executive’s Claim under the Age Discrimination in Employment Act, the Executive hereby agrees to pay for all costs incurred by the Released Parties in defending against such Claim(s), including reasonable attorney’s fees.

3. Inadequate Remedy at Law. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Paragraph 1 of this Release would be inadequate and, therefore, agrees that Eagle Bank and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Eagle Bank or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

4. Non-Admission. It is understood and agreed that this Release does not and shall not constitute an admission by the Released Parties of any violation of any law or right of the Executive.

5. Voluntariness. The Executive understands that this Release includes a complete waiver of Claims (subject only to the Exclusions) and states that the Executive has read this Release including the full release of Claims and fully understands its terms and is voluntarily entering into this Release knowingly of the Executive’s own free will.

6. Revocation Period. The Executive acknowledges that he has seven days after the Executive’s execution of this Release to revoke it (the “Revocation Period”). If the Executive desires to revoke this Release after execution, the Executive must notify the Eagle Bank in writing on or before 11:59 p.m. on the seventh day after the Executive’s execution of this Release. This Release shall not become effective or enforceable, and the consideration described above shall not be payable, until the Revocation Period described in this Paragraph has expired without a revocation.

7. ADEA Rights. The Executive understands that this Release includes a complete waiver of Claims, including but not limited to Claims under the Age Discrimination in Employment Act of 1967 as amended. The Executive specifically acknowledges the following:

(a)	The Executive has read this Release including the full release of Claims;

(b)	This Release and the full release of Claims are written in a manner the Executive can understand, and the Executive fully understands this Release and the full release of Claims;

(c)	The Executive is voluntarily entering into this Release knowingly of the Executive’s own free will;

EXD - 6

(d)	The waiver specifically refers to rights or Claims arising under the Age Discrimination in Employment Act of 1967 as amended;

(e)	The Executive has not waived any rights arising after the date that the Executive executes this Release;

(f)	The payments and other consideration provided by this Release are in addition to anything of value to which the Executive is already entitled;

(g)	The Executive has been advised in writing to consult with an attorney prior to executing this Release and has had an opportunity to review this Release with an attorney;

(h)	The Executive has been given a period of twenty-one (21) days to consider this Release;

(i)	The Release provides her with a period of seven (7) days to revoke the Release; and

(j)	The Release will not become effective until the eighth day following its execution by the Executive.

If the Executive signs the Release prior to the expiration of the twenty-one (21) days given to the Executive within which to consider this Release, the Executive does so voluntarily and of the Executive’s own free will. The Executive should not sign this Release before the Release Date.

8. Entire Agreement. This Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all other oral or written promises or representations.

9. Severability. The invalidity, illegality or unenforceability of any provision of this Release shall not affect the validity, legality or enforceability of the remaining provisions. Should this Release be held invalid or unenforceable (in whole or in part) with respect to any particular provisions, Claims or circumstances, it shall remain fully valid and enforceable as to all other provisions, Claims and circumstances. The invalid or unenforceable provisions will become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as will be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Release, as so amended, will be valid and binding as though any invalid or unenforceable provision had not been included herein.

10. Choice of Law; Jurisdiction. This Release shall be construed in accordance with the laws of the State of Ohio, without regard to its choice of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Release will be brought against either of the parties exclusively in the courts of the State of Ohio, County of Warren, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

11. Counterparts. This Release may be executed in several counterparts, each and every one of which may be treated as an original.

[SIGNATURE PAGE FOLLOWS]

EXD - 7

DO NOT SIGN THIS RELEASE BEFORE THE RELEASE DATE.

EAGLE.bank

By:

[PRINT NAME]	Its:

Date
Date

[SIGNATURE PAGE TO RELEASE]

EXD - 8

ANNEX B

November 28, 2023

PERSONAL AND CONFIDENTIAL

Board of Directors

Eagle Financial Bancorp, Inc.

6415 Bridgetown Road

Cincinnati, OH 45248

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Company’s existing common shareholders of the Merger Consideration (as defined below) to be paid by LCNB Corp. (the “Purchaser”) in connection with the proposed acquisition (the “Transaction”) of Eagle Financial Bancorp, Inc. (the “Company”) subject to the terms and conditions of the Agreement and Plan of Merger between the Purchaser and the Company (the “Agreement”).

Pursuant to the Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive either 1.1401 shares of the Purchaser’s common stock (the “Stock Consideration”) or $19.10 per share in cash (the “Cash Consideration”), subject to the limitation that no less than 60% and no greater than 70% of the Company’s shares shall be exchanged for the Stock Consideration and no less than 30% and no greater than 40% of the Company’s shares shall be exchanged for the Cash Consideration (collectively, the “Merger Consideration”). The terms of the Transaction are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time to time effect transactions in and hold securities of the Purchaser or the Company. To the extent that we have any such material position as of the date of this opinion, it has been disclosed to the Purchaser. This opinion has been reviewed and approved by Janney’s Fairness Committee in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. In addition, Janney advised and received compensation from Purchaser in 2023 relating to its acquisition of Cincinnati Bancorp, Inc. Janney has otherwise provided no investment banking services to Purchaser during the past two years in which compensation was received or was intended to be received. Janney may provide services to the Purchaser in the future (and/or to the Company if the Transaction is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

We were retained by the Company to act as financial advisor in rendering this fairness opinion. We will receive compensation from the Company in connection with our services, including a fee for rendering this opinion, as well as a completion fee. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement, dated November 28, 2023, and assumed it to be in substantially the same form as the final agreement in all material respects;

(ii)

familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of the Purchaser and the Company;

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of the Purchaser and the Company, including quarterly reports filed by the parties with the Securities and Exchange Commission and/or the Federal Deposit Insurance Corporation;

(iv)

reviewed and discussed with senior management of Purchaser and the Company as well as Purchaser’s representatives the future financial prospects of the Purchaser and the Company as related to financial projections and pro formas, including publicly available consensus analyst estimates of the Purchaser where applicable;

(v)	compared certain aspects of the financial performance of the Purchaser and the Company with similar data available for certain other institutions;

(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison of the common stock of the Purchaser and the Company;

(vii)

reviewed the pro forma financial effects of the Transaction, taking into consideration the potential amount and timing of transaction costs and cost savings expected to be achieved as a result of the Transaction, in each case prepared by or at the direction of senior management of the Company and the Purchaser and approved for our use by the Company;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Purchaser and the Company. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Purchaser or the Company or any of their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Purchaser or the Company nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.

We did not make an independent valuation of the quality of the Company’s or the Purchaser’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or the Purchaser. We did not make an independent valuation of the quality of the Company’s or the Purchaser’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment portfolio of the Company or the Purchaser. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs and expense savings) provided to or otherwise reviewed by or discussed with us, we have been advised by senior management of the Company and senior management of the Purchaser, and have assumed with your consent, that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of senior management of the Company and senior management of the Purchaser that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects, to the draft of the Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Purchaser and the Company. We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. In rendering this opinion, we have been advised by both the Purchaser and the Company that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to any matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any officer, director, or employee, or class of such persons.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. With your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

This letter is solely for the information of the Board of Directors of the Company in its evaluation of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by the Purchaser in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

Janney Montgomery Scott LLC

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)

(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Regulations of LCNB

The Code of Regulations of LCNB contain the following provisions with respect to the indemnification of directors and officers:

Article VII – Indemnification

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term “officer” as used in this Article VII shall include the Chairman of the Board, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an “officer” within the operation of this Article VII by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

(c) Insurance

LCNB maintains insurance policies under which directors and officers of LCNB are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of LCNB.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Index to Exhibits below.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number#	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of November 28, 2023, by and between LCNB Corp. and Eagle Financial Bancorp, Inc.	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4

3.1(a)	Amended and Restated Articles of Incorporation of LCNB Corp., as amended. (This document represents the Amended and Restated Articles of Incorporation of LCNB Corp. in compiled form incorporating all amendments. The compiled document has not been filed with the Ohio Secretary of State.)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, Exhibit 3.1

3.2(a)	Code of Regulations of LCNB Corp.	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, Exhibit 3(ii)

4.1	Description of LCNB’s Securities	Incorporated by reference to Registrant’s Form 10-K for the fiscal year ended December 31, 2019, Exhibit 4.1

Exhibit Number#	Description	Exhibit Location

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith

8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matters	Filed herewith

10.1	LCNB Corp. Ownership Incentive Plan	Incorporated by reference to Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 15, 2002, Exhibit A (000-26121)

10.2	LCNB Corp. 2015 Ownership Incentive Plan	Incorporated by reference to Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 13, 2015, Exhibit A (001-35292)

10.3	Form of Option Grant Agreement under the LCNB Corp. Ownership Incentive Plan	Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005, Exhibit 10.2

10.4	Nonqualified Executive Retirement Plan	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, Exhibit 10.4

10.5	Form of Restricted Share Grant Agreement under the LCNB Corp. 2015 Ownership Incentive Plan	Incorporated by reference to Registrant’s 2015 Form 10-K, Exhibit 10.7

10.6	Form of Business Loan Agreement between LCNB Corp. and Bankers’ Bank	Incorporated by reference to Registrant’s Current Report on Form 8-K filed on February 14, 2022, Exhibit 10.1

21.1	Subsidiaries of LCNB Corp.	Incorporated herein by reference to Exhibit 21 to LCNB’s 2022 Form 10-K

23.1	Consent of Independent Registered Public Accounting Firm – Plante & Moran PLLC	Filed herewith

23.2	Consent of Independent Registered Public Accounting Firm – FORVIS, LLP	Filed herewith

23.3	Consent of Independent Registered Public Accounting Firm – FORVIS, LLP	Filed herewith

23.4	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.5	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Powers of Attorney for Directors and Executive Officers of LCNB Corp.	Filed herewith

99.1	Consent of Janney Montgomery Scott LLC	Filed herewith

99.2	Form of Proxy Card for Special Meeting of Stockholders of Eagle Financial Bancorp, Inc.	To be filed by amendment

Exhibit Number#	Description	Exhibit Location

107.1	Filing Fee Table	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Ohio, on February 2, 2024.

LCNB Corp.

By:	/s/ Eric J. Meilstrup
Eric J. Meilstrup President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Eric J. Meilstrup Eric J. Meilstrup	February 2, 2024	President, Chief Executive Officer & Director

/s/ Spencer S. Cropper* Spencer S. Cropper	February 2, 2024	Chairman of the Board

/s/ Mary E. Bradford* Mary E. Bradford	February 2, 2024	Director

/s/ Steve P. Foster* Steve P. Foster	February 2, 2024	Director

/s/ William G. Huddle* William G. Huddle	February 2, 2024	Director

/s/ Craig M. Johnson* Craig M. Johnson	February 2, 2024	Director

/s/ Robert C. Haines II* Robert C. Haines II	February 2, 2024	Executive Vice President & Chief Financial Officer

/s/ Michael J. Johrendt* Michael J. Johrendt	February 2, 2024	Director

/s/ William H. Kaufman* William H. Kaufman	February 2, 2024	Director

/s/ Anne E. Krehbiel* Anne E. Krehbiel	February 2, 2024	Director

/s/ Takeitha W. Lawson* Takeitha W. Lawson	February 2, 2024	Director

/s/ Stephen P. Wilson* Stephen P. Wilson	February 2, 2024	Director

Name	Date	Capacity

/s/ Robert Bedinghaus* Robert Bedinghaus	February 2, 2024	Director

*

The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Eric J. Meilstrup, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Eric J. Meilstrup
Eric J. Meilstrup
President and Chief Executive Officer Attorney-in-Fact